As filed with the Securities and Exchange Commission on May 11, 1994

                                             Registration No. 33-53203
==============================================================================


                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                             --------------------

                                AMENDMENT NO. 1
                                       TO

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                             --------------------

                                  HUBCO, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

      NEW JERSEY                     6712                     22-2405746
   (STATE OR OTHER       (PRIMARY STANDARD INDUSTRIAL        (I.R.S.EMPLOYER
   JURISDICTION OF           CLASSIFICATION CODE            IDENTIFICATION NO.)
  INCORPORATION OR                 NUMBER)
   ORGANIZATION)

                            3100 BERGENLINE AVENUE
                         UNION CITY, NEW JERSEY 07087
                                (201) 348-2300
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                         KENNETH T. NEILSON, PRESIDENT
                            3100 BERGENLINE AVENUE
                         UNION CITY, NEW JERSEY  07087
                                (201) 348-2300
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                             --------------------

                                WITH A COPY TO:

                           MICHAEL W. ZELENTY, ESQ.
                            CLAPP & EISENBERG, P.C.
                               ONE NEWARK CENTER
                               NEWARK, NJ  07102
                                (201) 642-3900


APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

IF THE ONLY SECURITIES BEING REGISTERED ON THIS FORM ARE BEING OFFERED IN CONNECTION WITH THE FORMATION OF A HOLDING COMPANY AND THERE IS COMPLIANCE WITH GENERAL INSTRUCTION G, CHECK THE FOLLOWING BOX. / /

                             --------------------

                        CALCULATION OF REGISTRATION FEE

==========================================================================================
 Title of each class                 Proposed maximum   Proposed maximum     Amount of
 of securities to be   Amount to be   offering price   aggregate offering   registration
      registered        registered     per unit (1)         price (1)         fee (1)
- ------------------------------------------------------------------------------------------
  7.75% Exchange
   Subordinated
   Debentures,         $25,000,000         100%            $25,000,000         $8,621
    due 2004
==========================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.

                             --------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
==============================================================================

                                  HUBCO, INC.

                             CROSS REFERENCE SHEET

         Pursuant to Item 501(b) of Regulation S-K Showing Location in
                        Prospectus of Items of Form S-4

          Form S-4 Item No.                    Caption in Prospectus
          -----------------                    ---------------------
  1. Forepart of Registration
     Statement and Outside Front
     Cover Page of Prospectus  . . .  Facing Page, Outside Front Cover Page;
                                      Cross Reference Sheet
  2. Inside Front and Outside Back
     Cover Pages of Prospectus . . .  Inside Front Cover Page; Available
                                      Information; Incorporation of Certain
                                      Documents by Reference; Table of
                                      Contents

  3. Risk Factors, Ratio of Earnings
     to Fixed Charges and Other
     Information . . . . . . . . . .  Prospectus Summary; Special
                                      Considerations; The Company; Selected
                                      Consolidated Financial Data

  4. Terms of the Transaction  . . .  The Exchange Offer; Description of
                                      Debentures

  5. Pro Forma Financial Information  Not Applicable

  6. Material Contacts with the
     Company Being Acquired  . . . .  Not Applicable

  7. Additional Information Required
     for Reoffering by Persons and
     Parties Deemed to be
     Underwriters  . . . . . . . . .  Not Applicable

  8. Interests of Named Experts and
     Counsel . . . . . . . . . . . .  Not Applicable

  9. Disclosure of Commission
     Position on Indemnification for
     Securities Act Liabilities  . .  Part II-Indemnification of Directors
                                      and Officers
 10. Information with Respect to S-3
     Registrants . . . . . . . . . .  Incorporation of Certain Documents by
                                      Reference; Recent Developments

 11. Incorporation of Certain
     Information by Reference  . . .  Incorporation of Certain Documents by
                                      Reference
 12. Information with Respect to S-2
     or S-3 Registrants  . . . . . .  Not Applicable

          Form S-4 Item No.                    Caption in Prospectus
          -----------------                    ---------------------
 13. Incorporation of Certain
     Information by Reference  . . .  Not Applicable

 14. Information with Respect to
     Registrants Other than S-3 or
     S-2 Registrants . . . . . . . .  Not Applicable

 15. Information with Respect to S-3
     Companies . . . . . . . . . . .  Not Applicable

 16. Information with Respect to S-2
     or S-3 Companies  . . . . . . .  Not Applicable

 17. Information with Respect to
     Companies Other Than S-3 or S-2
     Companies . . . . . . . . . . .  Not Applicable

 18. Information if Proxies, Consent
     or Authorizations are to be
     Solicited . . . . . . . . . . .  Not Applicable

 19. Information if Proxies,
     Consents or Authorizations are
     to be Solicited . . . . . . . .  Not Applicable

                  SUBJECT TO COMPLETION - DATED May 10, 1994

     PROSPECTUS
                          TENDER FOR ALL OUTSTANDING
                    7.75% SUBORDINATED DEBENTURES DUE 2004
                                IN EXCHANGE FOR
                7.75% EXCHANGE SUBORDINATED DEBENTURES DUE 2004
                                      OF

                                  HUBCO, INC.
                             --------------------

                              THE EXCHANGE OFFER
                 WILL EXPIRE AT 5:00 p.m., NEW YORK CITY TIME,
                      ON July 13, 1994, UNLESS EXTENDED

     HUBCO, Inc. ("HUBCO" or the "Company"), a New Jersey corporation, hereby offers, upon terms and subject to the conditions set forth in this Prospectus (the "Prospectus") and the accompanying Letter of Transmittal (the "Letter of Transmittal" which, together with the Prospectus, constitutes the "Exchange Offer"), to exchange its 7.75% Exchange Subordinated Debentures due 2004 (the "New Debentures"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to the Registration Statement of which this Prospectus is a part, for a like principal amount of its issued and outstanding 7.75% Subordinated Debentures due 2004 (the "Old Debentures"), of which an aggregate of $25,000,000 in principal amount is outstanding. The Old Debentures and the New Debentures are referred to herein collectively as the "Debentures."
(Continued on Next Page)

SEE "SPECIAL CONSIDERATIONS" FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH THE EXCHANGE OFFER AND AN INVESTMENT IN THE NEW DEBENTURES.
                             --------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             --------------------

                The date of this Prospectus is May ____, 1994

          *********************************************************
          * Information contained herein is subject to completion *
          * or amendment. A registration statement relating to    *
          * these securities has been filed with the Securities   *
          * and Exchange Commission. These securities may not be  *
          * sold nor may offers to buy be accepted prior to the   *
          * time the registration statement becomes effective.    *
          * This prospectus shall not constitute an offer to sell *
          * or the solicitation of an offer to buy nor shall      *
          * there be any sale of these securities in any State in *
          * which such offer, solicitation or sale would be       *
          * unlawful prior to registration or qualification under *
          * the securities laws of any such state.                *
          *********************************************************

(Cover Page Continued)

     The form and terms of the New Debentures will be identical in all material respects to the form and terms of the Old Debentures, except that (i) the New Debentures will have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof, and (ii) holders of New Debentures will not be entitled to the prospective increase in interest rate contained in the Old Debentures. See "The Exchange Offer" and "Description of Debentures."

     The Company will accept for exchange any and all Old Debentures validly tendered and not withdrawn prior to 5:00 p.m, New York City time, on July 13, 1994, unless extended (such date, or such later date to which the Exchange Offer may be extended, the "Expiration Date"). Tenders of Old Debentures may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Old Debentures being tendered for exchange. However, the Exchange Offer is subject to certain conditions, which may be waived by the Company. See "The Exchange Offer." It is expected that the Registration Statement will be effective prior to 180 days after the original issuance of the Old Debentures and, therefore, holders of Old Debentures, whether or not tendered, will not be entitled to the contingent increase in interest rate provided for in the Old Debentures.

     Based on no-action letters issued by the staff of the Securities and Exchange Commission to third parties, the Company believes that New Debentures issued pursuant to the Exchange Offer in exchange for Old Debentures may be offered for resale, resold, and otherwise transferred by a holder thereof (other than broker-dealers and any holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holder is acquiring the New Debentures in the ordinary course of its business and has no arrangement or understanding with any person to participate in the distribution of the New Debentures. See "Morgan Stanley & Co., Inc.", SEC No-Action Letter (available June 5, 1991), and "Exxon Capital Holdings Corporation", SEC No-Action Letter (available May 13, 1988). Each Holder wishing to accept the Exchange Offer must represent to the Company in the Letter of Transmittal that such conditions have been met in connection with its proposed acquisition of New Debentures. See "The Exchange Offer-Purpose and Effect of the Exchange Offer."

     The New Debentures will mature on January 15, 2004. Interest on the New Debentures is payable semi-annually on January 15 and July 15 beginning July 15, 1994. The New Debentures are unsecured and subordinate in right of payment to all Senior Indebtedness (as defined herein) of HUBCO. See "Description of the New Debentures-Subordination".

     PAYMENT OF PRINCIPAL OF THE NEW DEBENTURES MAY BE ACCELERATED ONLY IN THE CASE OF BANKRUPTCY, INSOLVENCY, REORGANIZATION, RECEIVERSHIP OR CONSERVATORSHIP OF THE COMPANY OR A MAJOR BANK SUBSIDIARY (AS DEFINED HEREIN). THERE IS NO RIGHT OF ACCELERATION IN THE CASE OF DEFAULT IN THE PAYMENT OF PRINCIPAL OF OR INTEREST ON ANY NEW DEBENTURE OR IN THE PERFORMANCE OF ANY OTHER COVENANT
OF THE COMPANY.

     THE NEW DEBENTURES ARE NOT DEPOSITS OF HUBCO OR ANY BANKING SUBSIDIARY THEREOF AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER FEDERAL AGENCY.

     The New Debentures constitute new issues of securities with no established trading market. The Company does not intend to list the New Debentures on any securities exchange or to seek approval for quotation through any automated quotation system. Any Old Debentures not tendered and accepted in the Exchange Offer will remain outstanding and will be entitled to all the rights and preferences and will be subject to the limitations applicable thereto under the Indenture (as defined below). Following consummation of the Exchange Offer, the holders of Old Debentures will continue to be subject to the existing restriction upon transfer thereof and the Company will have no further obligation to such holders to provide for the registration under the Securities Act of the Old Debentures held by them. To the extent that Old Debentures are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered Old Debentures could be adversely affected. There can be no assurance that an active market for either the Old Debentures or the New Debentures will develop.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE DEBENTURES OFFERED HEREBY NOR AN OFFER OF SUCH DEBENTURES TO ANY PERSON IN ANY STATE OR OTHER JURISDICTION IN WHICH SUCH OFFER WOULD BE UNLAWFUL. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

     This Prospectus, together with the Letter of Transmittal, is being sent to all registered holders of Old Debentures as of May 12, 1994.

                                                      (End of Cover Page)
                                      -3-

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at 500 West Madison Street-Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, New York, New York 10048, and copies of such materials can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549, at prescribed rates.

               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission by the Company are incorporated herein by reference:

          (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1993, as amended by a Form 10-K/A filed with the Commission on April 19, 1994; and

          (b) The Company's Current Reports on Form 8-K filed with the Commission on January 20, March 3, and May 10, 1994.

     All documents filed by the Company with the Commission pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the Exchange Offer shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     This Prospectus incorporates documents by reference which are not represented herein or delivered herewith. These documents are available upon request from D. Lynn Van Borkulo-Nuzzo, Esq., Corporate Secretary, HUBCO, Inc., 3100 Bergenline Avenue, Union City, New Jersey 07087, (201) 348-2326. In order to ensure timely delivery of the documents, any request should be made by July 6, 1994.

TABLE OF CONTENTS                                            PAGE
                                                             ----

AVAILABLE INFORMATION . . . . . . . . . . . . . . . . . . .    4
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE . . . . . .    4
PROSPECTUS SUMMARY  . . . . . . . . . . . . . . . . . . . .    5
SPECIAL CONSIDERATIONS  . . . . . . . . . . . . . . . . . .    9
THE COMPANY . . . . . . . . . . . . . . . . . . . . . . . .   11
SELECTED CONSOLIDATED FINANCIAL
 STATEMENTS   . . . . . . . . . . . . . . . . . . . . . . .   14
USE OF PROCEEDS . . . . . . . . . . . . . . . . . . . . . .   18
THE EXCHANGE OFFER  . . . . . . . . . . . . . . . . . . . .   18
DESCRIPTION OF DEBENTURES . . . . . . . . . . . . . . . . .   27
VALIDITY OF NEW DEBENTURES  . . . . . . . . . . . . . . . .   34
EXPERTS     . . . . . . . . . . . . . . . . . . . . . . . .   35

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS  . . . . . . . .   F-1
APPENDIX A:  PRO FORMA COMBINED CONSOLIDATED
  UNAUDITED FINANCIAL STATEMENTS  . . . . . . . . . . . . .   A-1
APPENDIX B:  STATEWIDE INFORMATION  . . . . . . . . . . . .   B-1
APPENDIX C:  WASHINGTON INFORMATION . . . . . . . . . . . .   C-1

                              PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the detailed information and consolidated financial statements (including notes thereto) appearing elsewhere or incorporated by reference in this Prospectus.


                                  The Company


     HUBCO, Inc., a New Jersey corporation (the "Company" or "HUBCO"), is a registered bank holding company headquartered in Union City, New Jersey. The Company operates one bank subsidiary in northern New Jersey: Hudson United Bank (the "Bank"), a state chartered non-member bank with 41 branches. The deposits of the Bank are insured by the Federal Deposit Insurance Corporation (the "FDIC"). The Company, through the Bank, offers a wide range of banking, trust and related financial services to small and mid-sized businesses and consumers.


     Since 1990, the Company has grown through a series of mergers and acquisitions involving various banks, and purchases of insured deposits and loans of failed institutions. See "The Company." On March 21, 1993, the Company announced that it and the Bank had entered into an Agreement and Plan of Reorganization, as subsequently amended pursuant to an Amended and Restated Agreement and Plan of Reorganization, dated as of November 23, 1993 with Statewide Savings Bank, S.L.A. ("Statewide"), as further amended by Amendment No.1 to Amended and Restated Agreement and Plan of Reorganization, dated as of February 25, 1994, and Amendment No. 2 to Amended and Restated Agreement and Plan of Reorganization, dated as of April 14, 1994, pursuant to which the Company will acquire Statewide. On November 8, 1993, the Company announced that it and the Bank had entered into an Agreement and Plan of Merger with Washington Bancorp, Inc. ("Washington") and Washington Savings Bank, pursuant to which the Company will acquire Washington.


                              The Exchange Offer

The Exchange Offer  . .       $100,000 principal amount of New Debentures in
                              exchange for each $100,000 principal amount of Old Debentures, duly tendered and not withdrawn prior to acceptance thereof. The Company will issue the New Debentures to holders (who have properly tendered and not withdrawn their Old
                              Debentures) as promptly as practicable after the Expiration Date.

                              Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that New Debentures issued pursuant to the Exchange Offer in exchange for Old Debentures may be offered for resale, resold and otherwise transferred by any holder thereof (other than broker-dealers and any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Debentures are acquired in the ordinary course of such holder's business and that such holder has no arrangement or understanding with any person to participate in the distribution of such New Debentures. Any holder who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the New Debentures could not rely on the position of the staff of the Commission enunciated in "Exxon Capital Holdings Corporation," (available May 13, 1988) or similar no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Failure to comply with such requirements in such instance may result in such holder incurring liability under the Securities Act for which the holder is not indemnified by the Company.

                              This Exchange Offer is not being made to, nor will the Company accept surrenders for exchange from, holders of Old Debentures in any jurisdiction in which this Exchange Offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

Expiration Date . . . .       5:00 p.m., New York City time, on July 13,
                              1994 unless the Exchange Offer is extended, in which case the term "Expiration Date" means the latest date and time to which the Exchange Offer is extended.

Accrued Interest on the
New Debentures and Old
Debentures  . . . . . .       Holders of Old Debentures that are accepted for
                              exchange will not receive any accrued interest thereon. However, each New Debenture will bear interest from the most recent date to which interest has been paid on the Old Debenture for which such New Debenture was exchanged, or if no interest has been paid, from January 14, 1994.

Conditions to the
Exchange Offer  . . . .       The Exchange Offer is subject to certain
                              conditions, which may be waived by the Company.
                              See "The Exchange Offer -- Conditions to the
                              Exchange Offer." The Exchange Offer is not conditioned upon any minimum principal amount of Old Debentures being tendered.

Procedures for Tendering
Debentures  . . . . . .       Each holder of an Old Debenture wishing to
                              accept the Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with the Old Debentures and any other required documentation to the Exchange Agent at the address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date.

                              By executing a Letter of Transmittal, each holder will represent to the Company that, among other things, the New Debentures acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Debentures, whether or not such person is the holder, and that neither the holder nor any such other person has any arrangement or understanding with any person to participate in the distribution of such New Debentures, nor is engaged in or intends to participate in the distribution of such New Debentures, and that neither the holder nor any such other person is an "affiliate" of the Company, as defined under Rule 405 of the Securities Act, or a broker-dealer. See "The Exchange Offer --Purpose and Effect of the Exchange Offer."

Special Procedure for
Beneficial Owners . . .       Any beneficial owner whose Old Debentures are
                              registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing a Letter of Transmittal and delivering his Old
                              Debentures, either make appropriate arrangements to register ownership of the Old Debentures in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the Expiration Date. See
                              "The Exchange Offer -- Procedures for
                              Tendering."

Guaranteed Delivery
Procedures  . . . . . .       Holders of Old Debentures who wish to tender
                              their Old Debentures and whose Old Debentures are not immediately available or who cannot deliver their Old Debentures, a Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date, must tender their Old Debentures according to the guaranteed delivery procedures set forth in "The Exchange
                              Offer -- Guaranteed Delivery Procedures."

Withdrawal Rights . . .       Subject to the conditions set forth herein,
                              tenders of Old Debentures may be withdrawn at any time prior to 5:00 pm., New York City time, on the Expiration Date. See "The Exchange Offer
                              -- Withdrawal of Tenders."

Acceptance of Old
Debentures and Delivery
of New Debentures . . .       Subject to the terms and conditions of the
                              Exchange Offer, including the reservation of certain rights by the Company, the Company will accept for exchange any and all Old Debentures which are properly tendered in the Exchange
                              Offer, and not withdrawn, prior to 5:00 p.m., New York City time, on the Expiration Date.
                              Subject to such terms and conditions, the New
                              Debentures issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date. See "The Exchange Offer --
                              Terms of the Exchange Offer" and "-- Conditions to the Exchange Offer."

Certain Federal
Income Tax
Consequences  . . . . .       Based upon current provisions of the Internal
                              Revenue Code of 1986, as amended, applicable
                              Treasury regulations (including proposed
                              Treasury regulations), judicial authority and administrative rulings and practice the exchange of an Old Debenture for a New Debenture pursuant to the Exchange Offer will not constitute a taxable exchange for U.S. federal income tax purposes, provided that the Registration
                              Statement has become effective prior to July 13, 1994. There can be no assurance that the Internal Revenue Service will not take a contrary view, and no ruling from the Internal
                              Revenue Service has been or will be sought.
                              Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify this result. EACH HOLDER SHOULD
                              CONSULT SUCH HOLDER'S OWN TAX ADVISOR AS TO THE
                              PARTICULAR TAX CONSEQUENCES OF EXCHANGING SUCH
                              HOLDER'S OLD DEBENTURES FOR NEW DEBENTURES,
                              INCLUDING THE APPLICABILITY AND EFFECT OF ANY
                              STATE, LOCAL OR FOREIGN TAX LAWS.  See "Certain
                              Federal Income Tax Consequences of the
                              Exchange."

Exchange Agent  . . . .       Chemical Bank is acting as the Exchange Agent
                              (the "Exchange Agent") in connection with the Exchange Offer. The Exchange Agent's telephone number is 212-971-3276.


                              The New Debentures

     The terms of the New Debentures are identical in all material respects to the terms of the Old Debentures, except that (i) the New Debentures will have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof, and (ii) holders of New Debentures will not be entitled to the prospective increase in the interest rate contained in the Old Debentures.

Issuer  . . . . . . . .       The New Debentures will be issued by HUBCO, Inc.

New Debentures  . . . .       $25,000,000 aggregate principal amount of 7.75%
                              Exchange Subordinated Debentures due 2004.

Interest Payment Dates        Semiannually, on January 15 and July 15 of each
                              year (each, an "Interest Payment Date")
                              commencing July 15, 1994.

Special Considerations        For a discussion of certain factors that should
                              be considered in deciding whether or not to accept the Exchange Offer, see "Special
                              Considerations."

Maturity Dates  . . . .       The New Debentures will mature on January 15,
                              2004.

Debentures Not Redeemable
by the Company  . . . .       The New Debentures are not callable or
                              redeemable by the Company.

No Amortization . . . .       No sinking fund will be established for
                              repayment of the New Debentures.

Subordination . . . . .       The New Debentures are unsecured and subordinate
                              in right of payment to all Senior Indebtedness
                              (as defined herein) of the Company.


                            SPECIAL CONSIDERATIONS

     In addition to the other information contained in the Prospectus, the following factors should be carefully considered prior to deciding whether or not to accept the Exchange Offer.

Holding Company

     The Debentures are obligations exclusively of the Company. The Company is a non-operating holding company which conducts business through its subsidiaries. The Company anticipates relying primarily on payments from its subsidiaries to repay the Debentures.

Debentures to Qualify as Tier 2 Capital

     Under current rules and regulations of the Board of Governors of the Federal Reserve (the "Board"), in order for subordinated debt of a bank holding company to be included in its Tier 2 capital, such debt must meet certain criteria which the Board has determined are necessary for safe and sound banking practice. Through published interpretations, the Board explicitly has stated that in order for a bank holding company to include subordinated debt in capital, such debt may not contain provisions permitting debt holders to accelerate payment of principal upon the occurrence of any event other than bankruptcy, insolvency, reorganization, receivership or conservatorship, or include covenants that would adversely affect liquidity or unduly restrict management's flexibility to run the organization in times of financial difficulty, such as limitations on additional secured or senior borrowings, sales or dispositions of assets or changes in control. So that the Company can include the Debentures in its capital, the Debentures contain minimal covenants and provide for acceleration of the payment of the principal of the Debentures only upon an event of voluntary or involuntary bankruptcy or insolvency.

Source of Strength

     Federal Reserve Board policy requires bank holding companies to act as a source of financial strength to each subsidiary bank and to commit resources to support each such subsidiary. As a bank holding company, HUBCO is subject to this policy and therefore could be required to provide support to its banking subsidiaries at a time when it might not be able to both provide such support and service the Debentures.

Growth Strategy of the Company

     The Company has grown in recent years through a series of mergers, acquisitions and purchases involving various banks, insured deposits and loans of failed institutions. The Company continues actively to seek, consider and evaluate on an on-going basis further opportunities for growth consistent with its objectives and recent activities.

Consequences of the Exchange Offer to Non-Tendering Holders of the Old
Debentures

     In the event the Exchange Offer is consummated, the Company would not be required to register the Old Debentures. In such event, the New Debentures would rank pari passu with the Old Debentures and holders of Old Debentures seeking liquidity in their investment would have to rely on exemptions to registration requirements under the securities laws, including the Securities Act. A reduction in the principal amount of the Old Debentures as a result of this Exchange Offer may have an adverse effect on the ability of holders of the Old Debentures to transfer such Old Debentures.

                                  THE COMPANY
General

     HUBCO is a registered bank holding company headquartered in Union City, New Jersey. The Company operates one bank subsidiary in northern New Jersey, Hudson United Bank (the "Bank"), a state chartered non-member bank with 41 branches. The deposits of the Bank are insured by the Federal Deposit Insurance Corporation (the "FDIC"). The Company, through the Bank, offers a wide range of banking, trust and related financial services to small and mid-sized businesses and consumers.

     As of December 31, 1993, the Company had consolidated assets of $1.042 billion, consolidated deposits of $935.7 million and consolidated stockholders' equity of $79 million. Based on assets, at December 31, 1993, the Company is the 12th largest commercial bank holding company headquartered in New Jersey.

     The Bank is administratively divided into three divisions, one of which is unionized. In February 1993, a three-year collective bargaining agreement was negotiated which expires February 28, 1996.

     The Company was incorporated in New Jersey as a bank holding company in 1982. The Company's principal executive offices are located at 3100 Bergenline Avenue, Union City, New Jersey 07087 and its telephone number is
(201) 348-2300.

     Since 1990, the Company has grown through a series of mergers and acquisitions involving various banks, and purchases of insured deposits and loans of failed institutions. Appendix A to this Prospectus contains pro forma combined consolidated unaudited financial statements reflecting the proposed Statewide and Washington acquisitions discussed below.

     Although this Prospectus contains substantial financial information about Statewide and Washington, the Exchange Offer is expected to close prior to the acquisition of either Statewide or Washington and is not conditioned upon either acquisition. The acquisitions of Statewide and Washington are subject to a number of conditions, which are unrelated to the Exchange Offer.

Statewide Acquisition

     Statewide Savings Bank ("Statewide"), headquartered in Jersey City, New Jersey, was organized in 1943 as a state-chartered savings and loan association under the name First Savings and Loan Association of Jersey City. In 1973, Statewide changed its name to Statewide Savings and Loan Association, and in 1988, to Statewide Savings Bank, S.L.A. As of December 1, 1993, Statewide had total assets of $500.3 million, total deposits of $425.8 million, and total retained earnings of $32.2 million, of which $14.9 million represented goodwill. Statewide's principal business is attracting deposits and investing primarily in one to four family mortgage loans and mortgage-backed securities and, to a lesser extent, consumer loans and investment securities. Through its wholly owned subsidiary, Statewide Financial Services, Inc., Statewide also engages in the sale of annuity products. Statewide's deposits are insured by the Savings Association Insurance Fund (the "SAIF") of the FDIC. The primary market area for Statewide includes the neighborhoods surrounding its 13 branch offices in Northern New Jersey.

     HUBCO has entered into an Amended and Restated Agreement and Plan of Reorganization, as amended, with Statewide which, together with Statewide's plan of conversion (the "Conversion"), provides for (i) the conversion of Statewide from a state-chartered mutual savings and loan association to a state-chartered savings bank, (ii) the conversion of Statewide from the mutual to the stock form of organization, (iii) the conversion of Statewide to a state-chartered commercial bank, (iv) the acquisition by HUBCO of all of the outstanding shares of capital stock to be issued by Statewide in exchange for cash in an amount equal to Statewide's appraised value, (v) the offering of stock in a like amount and (vi) the merger of Statewide with and into the Bank (collectively, the "Statewide Acquisition"). For financial information regarding Statewide, see Appendix B to this Prospectus. The Statewide Acquisition is subject to various conditions. These conditions include approval of Statewide's plan of conversion by Statewide's depositors, receipt of regulatory approvals, the absence of a material adverse change in the business or financial condition of Statewide since March 31, 1993, the receipt by HUBCO and Statewide of certain legal opinions and the sale of an aggregate dollar amount of HUBCO's Common Stock equal to the appraised value of Statewide. There can be no assurance that the conditions necessary to consummate the Statewide Acquisition will be satisfied. Consummation of the Exchange Offer is not contingent on consummation of the Statewide Acquisition. Consummation of the Statewide Acquisition has been delayed as a result of increased regulatory scrutiny of mutual-to-stock conversions and certain proposed legislation. Because of such delays, HUBCO and Statewide have extended the period during which the Conversion may occur. The agreement between HUBCO and Statewide currently provides that either HUBCO or Statewide may terminate the transaction if any required application for regulatory approval is denied or is approved with certain adverse conditions or if the Conversion is not consummated by June 30, 1994.

Adverse Impact on HUBCO's Earnings if Statewide Acquisition Terminated

     The proposed acquisition of Statewide has taken HUBCO longer than HUBCO anticipated due to a variety of factors. As a consequence, HUBCO has incurred and continues to incur substantial expenses for legal, accounting and printing costs in connection with the Statewide Acquisition. If the Statewide Acquisition is not consummated, these expenses, which have been capitalized, would adversely impact the Company's earnings and there probably would be a decline in earnings for the quarter in which the Statewide Acquisition agreement was terminated. Throughout the last two years, HUBCO has reported increases in quarter-to-quarter earnings.

Washington Acquisition


     On November 8, 1993, HUBCO and the Bank entered into an Agreement and Plan of Merger (as amended from time to time, the "Washington Merger Agreement") with Washington Bancorp, Inc., a Delaware corporation and registered bank holding company ("Washington"), and Washington Savings Bank, a New Jersey chartered stock savings bank wholly owned by Washington ("Washington Savings"), pursuant to which HUBCO will acquire Washington for a combination of securities and cash. Under the terms of the Washington Merger Agreement, Washington shareholders will receive, for each common share of Washington, either $16.10 in cash or .6708 of a share of new Series A Preferred Stock of HUBCO. Each full share of Preferred Stock will have a stated value of, and be redeemable after one year in certain circumstances for, $24.00. Each full share of Preferred Stock also will be convertible into one share of HUBCO Common Stock. The Preferred Stock will have an annual dividend to be fixed at the date of closing of the Washington acquisition on the basis of the average market price of HUBCO Common Stock during a twenty consecutive business day period ending two days prior to the closing. The dividend will range from $1.32 per share of Preferred Stock if such average market price is at $21.00 or higher, up to $1.68 per share if such average market price is below $19.00. If such average market price is between $19.00 and $19.99, the dividend will be $1.56 per share and if such average market price is between $20.00 and $20.99, the dividend will be $1.44 per share. In the transaction, 51% of Washington's shares will be converted to Preferred Stock and 49% will be converted to cash, with Washington shareholders having the right to elect cash or Preferred Stock. As part of the merger, Washington Savings will be merged into the Bank and two directors of Washington Savings will join the Board of Directors of the Bank.

     In connection with the execution of the Washington Merger Agreement, Washington issued HUBCO an option exercisable in certain circumstances to acquire up to 765,000 shares of Washington common stock at a price of $11.50 per share.

     Washington had $282.6 million in assets, including $20.0 million in non-performing assets, at December 31, 1993 and eight branch offices serving Northern New Jersey markets.

     Consummation of the Washington Merger Agreement is subject to a number of conditions, including obtaining all necessary regulatory approvals and the approval of Washington's shareholders, the receipt by Washington of a fairness opinion and, to the extent necessary, the approval of HUBCO's shareholders. The Washington Merger Agreement, as recently amended, may be terminated by HUBCO unless (a) Washington's largest non-performing loan, a loan of approximately $9.0 million, representing approximately 44% of Washington's non-performing assets as of December 31, 1993, is brought to performing status as of the effective date of the Washington acquisition (the "Washington Closing"), (b) Washington has taken substantial steps to foreclose the loan as of the Washington Closing, (c) Washington has restructured the loan in accordance with certain conditions agreed to among the parties to the Washington Merger Agreement or (d) as of the Washington Closing, the Bank has entered into a contract to sell the loan after the Washington Closing in an amount in excess of a threshold agreed to among the parties. The loan currently is in foreclosure. Washington does not intend to abandon the foreclosure proceedings unless it has restructured the loan in a manner consistent with the Washington Merger Agreement as amended. The parties have agreed to cooperate in preparing this non-performing loan for sale by the Bank to a third party following the Washington Closing. No assurance can be given, however, that Washington will satisfy, or that HUBCO will waive, the foregoing conditions and that the Washington acquisition will be consummated, or that if the Washington acquisition does close, the Bank will be able to sell such loan, or what the terms of any such sale will be. See Appendix C to this Prospectus for financial information about Washington.

Recent Developments

     On November 8, 1993, HUBCO's Board of Directors authorized a stock repurchase plan and authorized management to repurchase up to 10% of its outstanding common stock per year beginning immediately. At that time, HUBCO had approximately 6.9 million shares outstanding. As of March 1, 1994, HUBCO had repurchased 455,081 shares at a cost of $10,131,898, of which 12,300 shares have been reissued by HUBCO as awards under its restricted stock plan. HUBCO's management currently does not have intentions to purchase additional shares under the stock repurchase plan but intends to re-examine the issue from time to time. HUBCO's last repurchase of shares was on January 24, 1994.

     On March 18, 1994, HUBCO entered into an interest rate exchange agreement (the "Agreement") for the purpose of hedging the interest rate related to the Debentures. The agreement is a contractual agreement between HUBCO and its counterparty to exchange fixed and floating rate interest obligations without exchange of the underlying notional amount of $25,000,000. The agreement was entered into in an effort to lower the overall cost of borrowings. Such agreement involves interest rate risk. If interest rates increase, the benefit resulting from the agreement will be diminished. The notional principal amount is used to express the volume of the transaction involved in this agreement; however, this amount does not represent exposure to credit loss. HUBCO's counterparty to the agreement is the fixed rate payor on the agreement and HUBCO is the floating rate payor on the agreement. The floating rate is reset every three months. As of the date of the agreement, the net reduction in the interest rate on the subordinated debt was 1.62%. The term of this agreement is 3 years.

     On April 13, 1994 HUBCO issued a press release announcing that its net income for the first quarter ended March 31, 1994 had increased to $3,786,000, or $.58 per share, from $3,207,000, or $.46 per share for the year ago period. HUBCO's net income for the quarter ended December 31, 1993 was $3,755,000, or $.55 per share. For the first quarter of March of 1994, net interest income increased to $12,379,000, up 12% from $11,092,000 from the year ago period. The net interest margin was 5.05%, which is lower than last year partially due to the subordinated debt which was issued in January 1994. The provision for possible loan losses decreased to $450,000 for the first quarter of 1994, compared to $750,000 in the same quarter of last year. At March 31, 1994, HUBCO reported total assets increased to $1.079 billion, total loans were $512 million and deposits were $953 million. As of March 31, 1994, HUBCO reported total non-performing assets of $8,279,000, up $285,000 from the first quarter of 1993, but down $1,743,000 from December 31, 1993. HUBCO is expected to file its quarterly report on Form 10-Q for the period ended March 31, 1994 on or before May 15, 1994 and the Form 10-Q may be requested from HUBCO. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

     HUBCO has outgrown the space at its headquarters office and commencing in the second half of 1993 HUBCO actively undertook a search for additional space to expand its headquarters operations. In April 1994, HUBCO purchased a 64,350 square foot building in Mahwah, New Jersey to house the executive offices of HUBCO and HUBCO's data processing subsidiary, which will service the Bank's data processing and check processing needs and will offer its services to smaller banks in the New York and New Jersey area. The net increase in HUBCO's total other expenses directly attributable to this purchase is anticipated to be approximately one percent.

     On May 2, 1994, Washington issued a press release announcing that its net income for the quarter ended March 31, 1994 was $392,000 or $.17 per share, compared to $1,162,000, or $.51 per share, for the first quarter of 1993. Net income for the 1993 period included an income tax refund of $747,000 and interest of $136,000 on such amount, as well as a $300,000 benefit upon the adoption of SFAS 109 -- "Accounting for Income Taxes". Excluding these amounts, net income improved $413,000 from the first quarter of 1993 to the first quarter of 1994, primarily as a result of a $286,000 improvement in net interest income, a $231,000 reduction in non-interest expense and a $125,000 decrease in the provision for losses on loans, partially offset by a $167,000 increases in the provision for income taxes. Washington's interest rate spread increased to 3.53% for the three months ended March 31, 1994, from 3.16% for the comparable period of 1993, due primarily to a reduction in real estate owned and the fact that rates paid on interest-bearing liabilities declined more rapidly than yields on interest-earning assets. The decrease in the provision for loan losses reflects an approximately 60% decrease in non-performing loans (excluding Washington's largest non-performing loan, which had a principal balance at March 31, 1994 of $9.2 million and which Washington's management believes to be adequately collateralized). At March 31, 1994 Washington had consolidated total assets, loans, deposits (including escrow) and stockholders' equity of $279.5 million, $163.0 million, $243.2 million and $33.0 million, respectively.

     On May 6, 1994, Hudson United Bank acquired certain deposits and loans of Polifly Federal Savings and Loan Association ("Polifly") from the Resolution Trust Corporation (the "RTC"). In connection with the acquisition, the Bank assumed deposits of approximately $105 million, received approximately $98 million in cash and cash equivalents, and acquired approximately $500,000 in passbook loans. Effective May 7, 1994, the Bank opened branches at four locations formerly housing Polifly branches, including two locations in Bergenfield, one in Maywood and one in Hackensack, New Jersey. The Bank also acquired an option to buy the bank premises formerly owned by Polifly at three of the four acquired branches at 93% of their fair market value. The Bank paid the RTC a premium of $6,180,000 in connection with the acquisition of the deposits. HUBCO will continue to evaluate opportunities to acquire deposits and loans in government-assisted transactions in the future. See "Growth Strategy of the Company," below.

Growth Strategy of the Company

     The Company has grown in recent years through a series of mergers, acquisitions and purchases involving various banks, insured deposits and loans of failed institutions. The Company continues actively to seek, consider and evaluate on an on-going basis further opportunities for growth consistent with its objectives and recent activities.

     In December 1993, the government appropriated money to allow the RTC to sell the remaining thrift institutions that are presently under RTC conservatorship, including a number of such institutions in New Jersey. The bidding process for such institutions has commenced and is expected to continue during the next several months. As it has in the past, HUBCO may bid on such institutions. HUBCO anticipates that if it does acquire any such institutions it will only acquire branches and deposit liabilities. Management does not believe that the acquisition of such branches and deposit liabilities would have a material impact on HUBCO's earnings or reduce its capital ratios below the well-capitalized classification, although HUBCO may experience some growth in assets and in the number of branches as a result of such acquisitions. There can be no assurance that HUBCO will be able to acquire additional financial institutions or, if additonal financial institutions are acquired, that these acquisitions can be managed successfully to enhance the profitability of HUBCO.


                     SELECTED CONSOLIDATED FINANCIAL DATA

     The following tables present selected consolidated financial and other data of HUBCO, Statewide and Washington. Results of operations for the nine months ended December 31, 1993 for Statewide are derived in part from the unaudited consolidated financial statements included elsewhere in this Prospectus. The interim data have been prepared on the same basis as the other consolidated financial statements including, in the opinion of management of Statewide, all adjustments (which consist solely of normal recurring accruals except for the effects of the adoption of Statement of Financial Accounting Standard No. 109 "Accounting for Income Taxes" for Statewide) necessary for a fair presentation of the results for the unaudited periods. The results of operations for the period ended December 31, 1993 for Statewide are not necessarily indicative of the results that may be expected for any other period. This financial data should be read in conjunction with the Consolidated Financial Statements and Notes thereto for HUBCO incorporated by reference into this Prospectus and the Consolidated Financial Statements and Notes thereto for each of Statewide and Washington beginning on Page F-1 of this Prospectus, and the other information contained in this Prospectus.

                 SELECTED CONSOLIDATED FINANCIAL DATA OF HUBCO



                                                                      Years Ended December 31,
                                                   --------------------------------------------------------------
                                                      1993         1992         1991         1990         1989
                                                   ----------   ----------   ----------   ----------   ----------
                                                                  (In thousands except per share amounts)
Earnings Summary:
Interest income ................................   $   67,759   $   67,646   $   51,759   $   49,809   $   51,113
Interest expense ...............................       20,741       26,633       25,287       26,818       27,820
                                                   ----------   ----------   ----------   ----------   ----------
Net interest income ............................       47,018       41,013       26,472       22,991       23,293
Provision for possible loan losses .............        3,600        4,116        2,312        4,150        1,860
                                                   ----------   ----------   ----------   ----------   ----------
Net interest income after provision for possible
 loan losses ...................................       43,418       36,897       24,160       18,841       21,433
Other income ...................................        8,606        7,657        5,471        4,532        4,196
Other expenses .................................       29,971       34,349       22,274       20,013       19,863
                                                   ----------   ----------   ----------   ----------   ----------
Income before income taxes .....................       22,053       10,205        7,357        3,360        5,766
Income tax provision ...........................        7,851          564        2,336        1,145        2,457
                                                   ----------   ----------   ----------   ----------   ----------
Net Income .....................................   $   14,202   $    9,641   $    5,021   $    2,215   $    3,309
                                                   ==========   ==========   ==========   ==========   ==========

Per Share Data:
Weighted average common shares
 outstanding ...................................        6,909        6,091        4,955        4,941        4,969
Net income per common share(1) .................        $2.06        $1.58        $1.01        $0.45        $0.67
Cash dividends per common share(1) .............        $0.47        $0.40        $0.33        $0.33        $0.33

Balance Sheet Summary:
Investment securities ..........................   $  426,685   $  322,522   $  138,915   $  150,536   $   89,177
Loans, net .....................................      529,390      513,448      465,883      371,700      369,232
Total assets ...................................    1,041,825      931,911      673,159      595,128      548,132
Deposits .......................................      935,688      843,226      608,857      512,823      484,192
Stockholders' equity ...........................       78,954       68,313       41,099       37,567       37,400

Performance Ratios:
Return on average assets .......................         1.44%        1.05%        0.82%        0.40%        0.62%
Return on average equity .......................        19.34        17.38        12.75         5.89         8.91
Dividend payout ................................        23.01        25.04        33.44        73.63        49.65
Average equity to average assets ...............         7.44         6.04         6.45         6.85         7.00
Net interest margin(2) .........................         5.20         4.97         4.94         4.72         4.92
Ratio of Earnings to Fixed Charges: (3)
 Excluding Interest on Deposits ................        33.91        13.37         8.31         3.85         4.68
 Including Interest on Deposits ................         2.05         1.38         1.29         1.12         1.21

Asset Quality Ratios:
Allowance for possible loan losses to total
 loans, net(4) .................................         2.04         1.48         1.44         1.41          .82
Allowance for possible loan losses to
 non-performing loans(5) .......................       118.10        96.10        75.53        52.71        58.93
Allowance for possible loan losses to non-
 performing assets (excluding loans past
 due 90 days or more and accruing) .............       107.87        98.04        50.10        39.39        90.40
Non-performing loans to total loans,
 net(4)(5) .....................................         1.73         1.54         1.90         2.67         1.38
Non-performing assets to total loans, net
 plus other real estate(4)(6) ..................         2.16         1.78         3.09         3.77         1.38
Non-performing assets (excluding loans past
 due 90 days or more and accruing) to total
 loans, net plus other real estate(4)(6) .......         1.88         1.51         2.84         3.53          .90
Net charge-offs to average loans, net ..........          .15          .91          .58          .54          .28

- ---------

(1) Income per share and dividends paid have been restated to reflect a 10% stock dividend paid June 1, 1993.
(2)  Computed on a tax equivalent basis.
(3) The ratio of earnings to fixed charges is computed by dividing the sum of income before taxes and fixed charges by the sum of fixed charges. Fixed charges represents interest expenses, including interest attributable to capital leases, the estimated interest component of operating lease rental payments and both excluding and including interest on deposits.
(4)  Total loans are net of unearned income and deferred loan fees.
(5) Non-performing loans include non-accruing loans, loans past due 90 days or more and accruing and renegotiated loans.
(6)  Non-performing assets include non-performing loans plus other real estate.




                                 SELECTED CONSOLIDATED FINANCIAL DATA OF STATEWIDE

                                                 Nine Months Ended
                                                    December 31,                        Year Ended March 31,
                                               ---------------------   ---------------------------------------------------------
                                                  1993        1992        1993        1992       1991         1990        1989
                                               ---------   ---------   ---------   ---------   ---------   ---------   ---------
                                                                                  (In thousands)


Consolidated Statement of Operations:
 Interest and dividend income ..............   $  26,120   $  30,860   $  39,822   $  44,400   $  48,150   $  52,202   $  56,452
 Interest expense ..........................      12,857      17,073      21,829      30,605      37,387      42,252      42,928
                                               ---------   ---------   ---------   ---------   ---------   ---------   ---------
 Net interest and dividend income before
  provision for loan losses ................      13,263      13,787      17,993      13,795      10,763       9,950      13,524
 Provision for loan losses .................         360         182         193       1,933         186       3,762         194
                                               ---------   ---------   ---------   ---------   ---------   ---------   ---------
 Net interest and dividend income after
  provision for loan losses ................      12,903      13,605      17,800      11,862      10,577       6,188      13,330
 Other income ..............................       1,102       1,402       2,010       3,564       1,739       4,122      (2,720)
 Operating expenses ........................       9,045       8,911      12,233      12,964      13,611      13,386      11,586
                                               ---------   ---------   ---------   ---------   ---------   ---------   ---------
 Income (loss) before income taxes
  and extraordinary credit .................       4,960       6,096       7,577       2,462      (1,295)     (3,076)       (976)
 Income taxes ..............................       1,700       2,052       2,490       1,461          35          77          64
 Income before extraordinary credit and
  change in accounting principle ...........       3,260       4,044       5,087       1,001      (1,330)     (3,153)     (1,040)
 Extraordinary credit from utilization of
  net operating loss carryforward ..........           0           0           0       1,233           0           0           0
                                               ---------   ---------   ---------   ---------   ---------   ---------   ---------
 Cumulative effect of change in
  accounting principle .....................         669           0           0           0           0           0           0
 Net income (loss) .........................   $   3,929   $   4,044   $   5,087   $   2,234   $  (1,330)  $  (3,153)  $  (1,040)
                                               =========   =========   =========   =========   =========   =========   =========



                                                  At December 31,                            At March 31,
                                               ---------------------   ---------------------------------------------------------
                                                  1993        1992        1993        1992       1991         1990        1989
                                               ---------   ---------   ---------   ---------   ---------   ---------   ---------
                                                                                  (In thousands)
Consolidated Statement of
 Financial Condition:
 Total assets ..............................   $ 500,275   $ 525,596   $ 517,885   $ 531,785   $ 529,225   $ 564,786   $ 599,125
 Deposits ..................................     425,802     443,210     440,034     460,926     454,783     484,939     488,317
 Investment securities .....................      46,176      24,954      18,224      23,945      23,580      38,694      37,764
 Mortgage-backed securities available
  for sale .................................       4,789           0       7,517           0           0           0           0
 Mortgage-backed securities ................     201,397     205,644     208,248     180,304     142,693     133,331     141,526
 Loans receivable, net .....................     186,453     240,012     230,929     264,914     308,905     343,320     373,547
 Federal Home Loan Bank advances ...........      39,367      51,667      45,092      43,392      49,192      46,492      52,792
 Retained earnings, substantially restricted      32,240      27,268      28,312      23,225      20,991      22,321      25,474

Selected Financial Ratios:
 Return on average total assets ............        1.03%       1.01%       0.96%       0.42%      (0.24)%     (0.54)%     (0.16)%
 Return on average retained earnings .......       17.16       21.20       19.43       10.16       (6.14)     (12.19)      (3.90)
 Average retained earnings to average
  total assets .............................        6.02        4.78        4.95        4.15        3.98        4.42        4.21
 Allowance for loan losses to total loans
  at end of period .........................        0.58        0.16        0.59        0.69        0.54        0.57        0.02
 Nonperforming loans to total loans at
  end of period ............................        1.44        1.79        1.23        1.22        4.17        2.24        0.71
 Allowance for loan losses to
  nonperforming loans ......................       40.22       40.35       47.23       56.42       13.00       25.49        2.85
 Nonperforming assets to total loans and
  real estate owned ........................        6.28        5.86        5.77        6.51        7.10        4.58        0.82
Other Data:
 Number of:
  Outstanding real estate loans originated .       1,966       2,357       2,280       2,578       2,851       3,058       3,199
  Deposit accounts .........................      49,215      54,580      50,807       6,671      56,531      60,996      64,560
  Full service offices open ................          13          13          13          13          13          13          15


               SELECTED CONSOLIDATED FINANCIAL DATA OF WASHINGTON


                                                                            Year Ended December 31,
                                                          ---------------------------------------------------------
                                                             1993        1992        1991        1990        1989
                                                          ---------   ---------   ---------   ---------   ---------
                                                                 (dollars in thousands, except per share data)


Operating Data:
Interest income .......................................   $  18,557   $  21,879   $  27,594   $  31,301   $  33,142
Interest expense ......................................       8,812      12,190      19,119      22,543      23,730
                                                          ---------   ---------   ---------   ---------   ---------
Net interest income ...................................       9,745       9,689       8,475       8,758       9,412
Provision for losses on loans .........................         420       1,100       1,500       2,350       6,927
                                                          ---------   ---------   ---------   ---------   ---------
Net interest income after provision for losses on loans       9,325       8,589       6,975       6,408       2,485
Other income ..........................................         949       2,290       2,569         859         585
Other expenses ........................................       8,768       8,694       9,306      10,674       7,959
                                                          ---------   ---------   ---------   ---------   ---------
Income/(loss) before income taxes, extraordinary items
 and change in accounting principle ...................       1,506       2,185         238      (3,407)     (4,889)
Income tax expense/(benefit) ..........................      (1,018)        628         552      (1,538)       (989)
                                                          ---------   ---------   ---------   ---------   ---------
Income/(loss) before extraordinary items and change
 in accounting principle ..............................       2,524       1,557        (314)     (1,869)     (3,900)
Extraordinary items ...................................        --           539      (1,034)       --          --
Change in accounting principle ........................         300        --          --          --          --
                                                          ---------   ---------   ---------   ---------   ---------
Net income/(loss) .....................................   $   2,824   $   2,096   $  (1,348)  $  (1,869)  $  (3,900)
                                                          =========   =========   =========   =========   =========

Per Share Data:
Weighted average number of common shares
 outstanding (in thousands) ...........................       2,297       2,276       2,264       2,264       2,262
Dividends per share ...................................   $    --     $    --     $    --     $    0.07   $    0.28
Income/(loss) per share:
 Income/(loss) before extraordinary item and cumulative
  effect of change in accounting principle ............   $    1.10   $    0.68   $   (0.14)  $   (0.83)  $   (1.72)
 Extraordinary items ..................................        --          0.24        (.46)       --          --
 Cumulative effect of change in accounting principle ..         .13        --          --          --          --
                                                          ---------   ---------   ---------   ---------   ---------
 Net income/(loss) per share ..........................   $    1.23   $    0.92   $   (0.60)  $   (0.83)  $   (1.72)
                                                          =========   =========   =========   =========   =========

Balance Sheet Summary:
Investment and mortgage-backed securities .............   $  92,264   $  67,576   $  56,455   $  79,904   $  57,677
Loans, net ............................................     170,185     191,501     195,508     230,557     244,714
Total assets ..........................................     282,635     285,771     293,727     337,626     351,281
Deposits ..............................................     246,043     252,623     259,021     275,327     273,383
Advances from FHLB ....................................         400        --          --        28,500      40,500
Stockholders' equity ..................................      33,541      30,469      28,216      29,215      30,830

Performance Ratios:
Return on average assets ..............................        0.99%       0.72%     (0.42%)     (0.54%)     (1.08%)
Return on average equity ..............................        8.98        7.21       (4.72)      (6.16)     (11.16)
Dividend payout .......................................        --          --          --         (8.43)     (16.54)
Average equity to average assets ......................       11.04       10.03        8.91        8.78        9.70
Net interest margin ...................................        3.58        3.55        2.80        2.65        2.69

Asset Quality Ratios:
Allowance for losses on loans to total loans, net .....        1.66%       1.45%       1.53%       1.12%       1.93%
Allowance for losses on loans to non-performing loans .       21.84       31.52       17.97       14.86       27.01
Allowance for losses on loans and REO to non-
 performing  assets ...................................       21.49       19.39       14.14       12.00       18.77
Non-performing loans to total loans, net ..............        7.61        4.60        8.51        7.52        7.14
Non-performing assets to total loans, net plus other
 real estate, net .....................................       11.30       10.66       14.03       11.83        9.96
Net charge-offs to average loans, net .................        0.19        0.66        0.47        1.89        2.07

                                USE OF PROCEEDS

     There will be no cash proceeds to the Company from the Exchange Offer. HUBCO intends to use the net proceeds from the sale of the Old Debentures (approximately $24.7 million) for general corporate purposes, including investments in and advances to HUBCO's subsidiaries, and for financing possible or future acquisitions of deposits and banking assets. Pending such use, HUBCO or its subsidiaries may temporarily invest the net proceeds in investment grade securities.

                              THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

     The Old Debentures were sold by the Company on January 14, 1994 to certain institutional investors (the "Initial Purchasers"). In connection therewith, the Company entered into a Registration Rights Agreement, which provides that, within 180 days after the original issuance of the Old Debentures (by July 13, 1994), the Company will use its best efforts to cause a registration statement under the Securities Act with respect to an issue of New Debentures of the Company identical in all materials respects to the Old Debentures to become effective under the Securities Act and, upon the effectiveness of that registration statement, will offer to the Holders of the Old Debentures the opportunity to exchange their Old Debentures for a like principal amount of New Debentures which will be issued without restrictive legends. Unless the context otherwise requires, the term "Holder" with respect to the Exchange Offer means any person in whose name Old Debentures are registered on the books of the Company or any person whose Old Debentures are held of record by the Depository Trust Company who desires to deliver such Old Debentures by book-entry transfer at the Depository Trust Company.

     The Company has not requested, and does not intend to request, an interpretation by the staff of the Commission with respect to whether the New Debentures issued pursuant to the Exchange Offer in exchange for the Old Debentures may be offered for sale, resold or otherwise transferred by any holder without compliance with the registration and prospectus delivery provisions of the Securities Act. Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that New Debentures issued pursuant to the Exchange Offer in exchange for Old Debentures may be offered for resale, resold and otherwise transferred by any Holder of such New Debentures (other than any such Holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act or any broker-dealers) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Debentures are acquired in the ordinary course of such Holder's business and such Holder has no arrangement or understanding with any person to participate in the distribution of such New Debentures. See "Morgan Stanley & Co., Inc.", SEC No-Action Letter (available June 5, 1991), and "Exxon Capital Holdings Corporation", SEC No-Action Letter (available May 13, 1988). Any Holder who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Debentures could not rely on such interpretation by the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

     By tendering in the Exchange Offer, each Holder of Old Debentures will represent to the Company that, among other things, (i) the New Debentures acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Debentures, whether or not such person is such Holder, (ii) neither the Holder of Old Debentures nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Debentures, (iii) neither the Holder nor any such other person is engaged in or intends to participate in the distribution of such New Debentures and (iv) neither the Holder nor any such other person is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act or a broker-dealer.

     Following the consummation of the Exchange Offer, Holders of Old Debentures not tendered will not have further registration rights and the Old Debentures will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for the Old Debentures could be adversely affected.

Terms of the Exchange Offer

     Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Old Debentures validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. Subject to the minimum denomination requirements of the New Debentures, the Company will issue $100,000 principal amount of New Debentures in exchange for each $100,000 principal amount of outstanding Old Debentures accepted in the Exchange Offer. Holders may tender some or all of their Old Debentures pursuant to the Exchange Offer. However, Old Debentures may be tendered only in integral multiples of $100,000.

     The form and terms of the New Debentures will be identical in all material respects to the form and terms of the Old Debentures, except that (i) the New Debentures will have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof and (ii) Holders of New Debentures will not be entitled to the prospective increase in interest rate contained in the Old Debentures. The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Old Debentures being tendered for exchange.

     As of May 10, 1994, $25,000,000 of the Old Debentures were outstanding and there was one registered Holder of the Old Debentures. This Prospectus, together with the Letter of Transmittal, is being sent to such registered Holder as of May 12, 1994.

     Holders of Old Debentures do not have any appraisal or dissenters' rights under the Business Corporation Law of the State of New Jersey or the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission thereunder.

     The Company shall be deemed to have accepted validly tendered Old Debentures when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering Holders for the purpose of receiving the New Debentures from the Company.

     If any tendered Old Debentures are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Old Debentures will be returned, without expense, to the tendering Holder thereof as promptly as practicable after the Expiration Date.

     Holders who tender Old Debentures in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the Instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Debentures pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See "- - Fees and Expenses."

Expiration Date; Extensions

     The term "Expiration Date" shall mean 5:00 p.m., New York City time, on
             , 1994, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

     The Company reserves the right to extend the Exchange Offer at any time and from time to time by giving oral or written notice to the Exchange Agent and by timely public announcement communicated, unless otherwise required by applicable law or regulation, by making a release to the Dow Jones News Service. During any extension of the Exchange Offer, all Old Debentures previously tendered pursuant to the Exchange Offer and not withdrawn will remain subject to the Exchange Offer. The date of the exchange of the New Debentures for Old Debentures will be the first business day following the Expiration Date.

     The Company expressly reserves the right to (i) terminate the Exchange Offer and not accept for exchange any Old Debentures if any of the events set forth below under "Conditions to the Exchange Offer" shall have occurred and shall not have been waived by the Company and (ii) amend the terms of the Exchange Offer in any manner which, in its good faith judgment, is advantageous to the Holders of the Old Debentures, whether before or after any tender of the Old Debentures.

Interest on the New Debentures

     Holders of Old Debentures that are accepted for exchange will not receive accrued interest thereon. However, each New Debenture will bear interest from the most recent date to which interest has been paid on the Old Debenture for which such New Debenture was exchanged, or if no interest has been paid, from January 14, 1994.

Procedures for Tendering

     The tender to the Company of Old Debentures by a Holder thereof pursuant to one of the procedures set forth below will constitute an agreement between such Holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     A Holder of the Old Debentures may tender the same by (i) properly completing and signing the Letter of Transmittal or a facsimile thereof (all references in this Prospectus to the Letter of Transmittal shall be deemed to include a facsimile thereof) and delivering the same, together with the certificate or certificates representing the Old Debentures being tendered (if in certificated form) and any required signature guarantees, to the Exchange Agent at its address set forth in the Letter of Transmittal on or prior to the Expiration Date (or complying with the procedure for book-entry transfer described below) or (ii) complying with the guaranteed delivery procedures described below.

     If tendered Old Debentures are registered in the name of the signer of the Letter of Transmittal and the New Debentures to be issued in exchange therefor are to be issued (and any untendered Old Debentures are to be reissued) in the name of the registered Holder (which term, for the purposes described herein, shall include any participant in The Depository Trust Company (also referred to as the "Book-Entry Transfer Facility") whose name appears on a security listing as the owner of Old Debentures), no separate written instruments of transfer or exchange are required and the signature of such signer need not be guaranteed. In any other case, the tendered Old Debentures must be endorsed or accompanied by written instruments of transfer in form satisfactory to the Company and duly executed by the registered Holder and the signature on the endorsement or instrument of transfer must be guaranteed by a commercial bank or trust company located or having an office or correspondent in the United States, or by a member firm of a national securities exchange or of the National Association of Securities Dealers, Inc. (any of the foregoing hereinafter referred to as an "Eligible Institution"). If the New Debentures and/or Old Debentures not exchanged are to be delivered to an address other than that of the registered Holder appearing on the register for the Old Debentures, the signature in the Letter of Transmittal must be guaranteed by an Eligible Institution.

     The method of delivery of Old Debentures and all other documents is at the election and risk of the Holder. If sent by mail, it is recommended that registered mail, return receipt requested, be used, prior insurance obtained, and the mailing be made sufficiently in advance of the Expiration Date to permit delivery to the Exchange Agent on or before the Expiration Date.

     The Company understands that the Exchange Agent will make a request promptly after the date of this Prospectus to establish accounts with respect to the Old Debentures at the Book-Entry Transfer Facility for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Old Debentures by causing the Book-Entry Transfer Facility to transfer such Old Debentures into the Exchange Agent's account with respect to the Old Debentures in accordance with the Book-Entry Transfer Facility's procedure for such transfer. Although delivery of the Old Debentures may be effected through book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility, an appropriate Letter of Transmittal with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the Exchange Agent at the address set forth in the Letter of Transmittal on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures.

     If the Holder desires to accept the Exchange Offer and time will not permit a Letter of Transmittal or Old Debentures to reach the Exchange Agent before the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if the Exchange Agent has received at its office on or prior the Expiration Date, a letter, telegram or facsimile transmission from an Eligible Institution setting forth the name and address of the tendering Holder, the name(s) in which the Old Debentures are registered and, if possible, the certificate number(s) of the Old Debentures to be tendered, and stating that the tender is being made thereby and guaranteeing that within five New York Stock Exchange trading days after the date of execution of such letter, telegram or facsimile transmission by the Eligible Institution, the Old Debentures, in proper form for transfer (or a confirmation of book-entry transfer of such Old Debentures into the Exchange Agent's account at the Book-Entry Transfer Facility), will be delivered by such Eligible Institution together with a properly completed and duly executed Letter of Transmittal (and any other required documents). Unless Old Debentures being tendered by the above-described method are deposited with the Exchange Agent within the time period set forth above (accompanied or preceded by a properly completed Letter of Transmittal and any other required documents), the Company may, at its option, reject the tender. Copies of a Notice of Guaranteed Delivery which may be used by Eligible Institutions for the purposes described in this paragraph are available from the Exchange Agent.

     A tender will be deemed to have been received as of the date when (i) the tendering Holder's properly completed and duly signed Letter of Transmittal accompanied by the Old Debentures (or a confirmation of book-entry transfer of such Old Debentures into the Exchange Agent's account at the Book-Entry Transfer Facility) is received by the Exchange Agent, or (ii) a Notice of Guaranteed Delivery or letter, telegram or facsimile transmission to similar effect (as provided above) from an Eligible Institution is received by the Exchange Agent. Issuances of New Debentures in exchange for Old Debentures tendered pursuant to a Notice of Guaranteed Delivery or letter, telegram or facsimile transmission to similar effect (as provided above) by an Eligible Institution will be made only against deposit of the Letter of Transmittal (and any other required documents) and the tendered Old Debentures.

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Old Debentures will be determined by the Company, whose determination will be final and binding. The Company reserves the absolute right to reject any or all tenders not in proper form or the acceptance for exchange of which may, in the option of the Company's counsel, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Exchange Offer or any defect or irregularity in the tender of any Old Debentures. None of the Company, the Exchange Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

Terms and Conditions of the Letter of Transmittal

     The Letter of Transmittal contains, among other things, the following terms and conditions, which are part of the Exchange Offer.

     The party tendering Old Debentures for exchange (the "Transferor") exchanges, assigns and transfers the Old Debentures to the Company and irrevocably constitutes and appoints the Exchange Agent as the Transferor's agent and attorney-in-fact to cause the Old Debentures to be assigned, transferred and exchanged. The Transferor represents and warrants that it has full power and authority to tender, exchange, assign and transfer the Old Debentures and to acquire New Debentures issuable upon the exchange of such tendered Old Debentures, and that, when the same are accepted for exchange, the Company will acquire good and unencumbered title to the tendered Old Debentures, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim. The Transferor also warrants that it will, upon request, execute and deliver any additional documents deemed by the Company to be necessary or desirable to complete the exchange, assignment and transfer of tendered Old Debentures or transfer ownership of such Old Debentures on the account books maintained by the Book-Entry Transfer Facility. All authority conferred by the Transferor will survive the death, bankruptcy or incapacity of the Transferor and every obligation of the Transferor shall be binding upon the heirs, legal representatives, successors, assigns, executors and administrators of such Transferor.

     By executing the Letter of Transmittal, each Holder will make to the Company the representations set forth under the heading "-- Purpose and Effect of the Exchange Offer."

Withdrawal of Tenders

     Tenders of Old Debentures pursuant to the Exchange Offer are irrevocable, except that Old Debentures tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date.

     To be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Exchange Agent at the address set forth in the Letter of Transmittal. Any such notice of withdrawal must specify the Holder named in the Letter of Transmittal as having tendered Old Debentures to be withdrawn, the certificate numbers of Old Debentures to be withdrawn, a statement that such Holder is withdrawing his election to have such Old Debentures exchanged, and the name of the registered Holder of such Old Debentures, and must be signed by the Holder in the same manner as the original signature on the Letter of Transmittal (including any required signature guarantees) or be accompanied by evidence satisfactory to the Company that the person withdrawing the tender has succeeded to the beneficial ownership of the Old Debentures being withdrawn. The Exchange Agent will return the properly withdrawn Old Debentures promptly following receipt of notice of withdrawal. If Old Debentures have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Old Debentures or otherwise comply with the Book-Entry Transfer Facility procedure. All questions as to the validity of notices of withdrawal, including time of receipt, will be determined by the Company, and such determination will be final and binding on all parties.

Conditions to the Exchange Offer

     Notwithstanding any other provision of the Exchange Offer, or any extension of the Exchange Offer, the Company will not be required to issue New Debentures in exchange for any properly tendered Old Debentures not previously accepted and may terminate the Exchange Offer (by oral or written notice to the Exchange Agent and by timely public announcement communicated, unless otherwise required by applicable law or regulation, by making a release to the Dow Jones News Service), or, at its option, modify or otherwise amend the Exchange Offer, if either of the following events occur:

          (a) any statute, rule or regulation shall have been enacted, or any action shall have been taken by any court or governmental authority which, in the sole judgment of the Company, would prohibit, restrict or otherwise render illegal consummation of the Exchange Offer, or

          (b) there shall occur a change in the current interpretation by the staff of the Commission which permits the New Debentures issued pursuant to the Exchange Offer in exchange for Old Debentures to be offered for resale, resold and otherwise transferred by Holders thereof (other than broker-dealers and any such Holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such New Debentures are acquired in the ordinary course of such Holders' business and such Holders have no arrangement or understanding with any person to participate in the distribution of such New Debentures.

     The Company expressly reserves the right to terminate the Exchange Offer and not accept for exchange any Old Debentures upon the occurrence of either of the foregoing conditions (which represent all of the material conditions to the acceptance by the Company of properly tendered Old Debentures). In addition, the Company may amend the Exchange Offer at any time prior to the Expiration Date if either of the conditions set forth above occur. Moreover, regardless of whether either of such conditions has occurred, the Company may amend the Exchange Offer in any manner which, in its good faith judgment, is advantageous to Holders of the Old Debentures.

     The foregoing conditions are for the sole benefit of the Company and may be waived by the Company, in whole or in part, in its sole discretion. Any determination made by the Company concerning an event, development or circumstance described or referred to above will be final and binding on all parties.

Exchange Agent

     Chemical Bank is acting as the Exchange Agent for the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

                  By Mail (registered or certified mail recommended):

                                 Chemical Bank/Geoserve
                                Corporate Trust/IDS Mail
                                     P.O. Box 2862
                                  New York, NY  10116

                                 By Overnight Courier:

                                 Chemical Bank/Geoserve
                                Corporate Trust/IDS Mail
                              450 West 33rd Street, Bay 13
                                  New York, NY  10001

                                        By Hand:

                                 Chemical Bank/Geoserve
                           Corporate Trust Securities Window
                       55 Water Street, Room 234, North Building
                                  New York, NY  10041

                                     By Facsimile:

                                 (212) 971-3498 or 3499

                                 Confirm by Telephone:

                                  Michael J. McCarthy
                                     (212) 971-3276

Fees and Expenses

     The expense of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by officers and regular employees of the Company and its affiliates. No additional compensation will be paid to any such officers and employees who engage in soliciting tenders.

     The Company has not retained any dealer-manager or other soliciting agent in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

     The Company will pay all transfer taxes, if any, applicable to the exchange of Old Debentures pursuant to the Exchange Offer. If, however, certificates representing New Debentures, or Old Debentures for principal amounts not tendered or accepted for exchange, are to be delivered to, or are to be issued in the name of, any person other than the registered Holder of the Old Debentures tendered or if a transfer tax is imposed for any reason other than the exchange of Old Debentures pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered Holder or any other persons) will be payable by the tendering Holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering Holder.

Certain Federal Income Tax Consequences of the Exchange

     Based upon current provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury regulations (including proposed Treasury regulations), judicial authority and administrative rulings and practice the exchange of an Old Debenture for a New Debenture pursuant to the Exchange Offer will not constitute a taxable exchange for U.S. federal income tax purposes, provided that the Registration Statement has become effective prior to July 13, 1994. There can be no assurance that the Internal Revenue Service will not take a contrary view, and no ruling from the Internal Revenue Service has been or will be sought. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify this result. EACH HOLDER SHOULD CONSULT SUCH HOLDER'S OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF EXCHANGING SUCH HOLDER'S OLD DEBENTURES FOR NEW DEBENTURES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

Other

     Participation in the Exchange Offer is voluntary and Holders should carefully consider whether to accept. Holders of the Old Debentures are urged to consult their financial and tax advisors in making their own decisions.

     No person has been authorized to give any information or to make any representations in connection with the Exchange Offer other than those contained in this Prospectus. If given or made, such information or representations should not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the respective dates as of which information is given herein. The Exchange Offer is not being made to (nor will tenders be accepted from or on behalf of) Holders of Old Debentures in any jurisdiction in which the making of the Exchange Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Company may, at its discretion, take such action as it may deem necessary to make the Exchange Offer in any such jurisdiction and extend the Exchange Offer to Holders of Old Debentures in such jurisdiction. In any such jurisdiction the securities laws or blue sky laws of which require the Exchange Offer to be made by a licensed broker or dealer, the Exchange Offer is being made on behalf of the Company by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

     As a result of the making of the Exchange Offer, the Company will have fulfilled a covenant contained in the terms of the Old Debentures and the Registration Rights Agreement. Holders of the Old Debentures who do not tender their certificates in the Exchange Offer will continue to hold such certificates and will be entitled to all the rights, and limitations applicable thereto under the Indenture except for any such rights under the Registration Rights Agreement and except that the Old Debentures will not be entitled to the contingent increase in the interest rate provided for in the Indenture and the Registration Rights Agreement. All untendered Old Debentures will continue to be subject to the restrictions on transfer set forth in the Indenture and the Old Debentures. To the extent that Old Debentures are tendered and accepted in the Exchange Offer, the trading market, if any, for untendered Old Debentures could be adversely affected.

                               DESCRIPTION OF DEBENTURES

     The Old Debentures were issued under, and the New Debentures will be issuable under, an Indenture, dated as of January 14, 1994 (the "Indenture"), between the Company and Summit Bank, as Trustee (the "Trustee"). The following statements are subject to the detailed provisions of the Trust Indenture Act of 1939, as amended ("TIA"), and the Indenture, which has been incorporated by reference as an exhibit to the Registration Statement.
The description of the Debentures contained herein is a summary only and is qualified in its entirety by the terms and provisions of the Indenture, which are incorporated by reference as part of the statements made herein.

General

     The Debentures are general unsecured obligations of the Company limited to an aggregate principal amount of $25,000,000. The Debentures bear interest at the rate of 7.75% per annum from the date of original issuance (January 14, 1994) payable semiannually on each January 15 and July 15, beginning July 15, 1994, to Holders of record at the close of business on the Record Date immediately preceding the relevant Interest Payment Date. Interest will be computed on the basis of a 360-day year of twelve 30-day months. The Debentures mature on January 15, 2004 and initially have been issued in global form, without coupons. As indicated under "Subordination," payment of the Debentures is subordinated to the prior payment in full of all Senior Indebtedness.

     The Debentures are not deposits of the Company or any banking subsidiary of the Company and are not insured by the FDIC or any other federal agency.

     The Indenture does not contain any provisions which would protect Holders of the Debentures against a decline in credit quality resulting from takeovers, recapitalizations or similar restructurings.

     The Indenture does not permit acceleration of payment of principal of the Debentures upon an Event of Default (other than upon an Event of Default resulting from certain events of bankruptcy, insolvency, reorganization receivership or conservatorship of the Company or a Major Bank Subsidiary).

     The transfer and exchange of Old Debentures may be effected in global form only if such Debentures are being transferred to a qualified institutional buyer (as defined in Rule 144A under the Securities Act) in accordance with Rule 144A under the Securities Act.

No Redemption or Amortization

     The Debentures may not be called or redeemed by the Company. No sinking fund will be established for repayment of the New Debentures.

Form of New Debentures

     The New Debentures will be issued in fully registered form, without coupons. Investors may elect to hold their New Debentures directly or, subject to the rules and procedures of The Depository Trust Company, New York, New York ("DTC") described below, hold interests in a global debenture (the "Global Debenture") registered in the name of DTC or its nominee. The Old Debentures are currently held in global form. The form in which a Holder tenders its Old Debentures is the form in which the New Debentures will be issued to such Holder.

     DTC has advised the Company as follows: DTC is a limited-purpose trust company organized under the Banking Law of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of section 17A of the Exchange Act. DTC was created to hold securities of its participants (the "Participants") and to facilitate the clearance and settlement of securities transactions among its Participants in such securities through electronic book-entry changes in accounts of the Participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations, some of whom (and/or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly.

     Upon the issuance of the Global Debenture, DTC will credit on its book-entry registration and transfer system, the respective principal amounts of the New Debentures represented by such Global Debenture to the accounts of institutions that have accounts with DTC. The accounts to be credited shall be designated by the Holders that acquired such New Debentures. Ownership of beneficial interests in the Global Debenture will be limited to Participants or persons that may hold interests through Participants. Ownership of beneficial interests in the Global Debenture will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC for such Global Debenture and on the records of Participants (with respect to the interests of persons holding through Participants). So long as DTC, or its nominee, is the owner of the Global Debenture, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Debentures represented by such Global Debenture for all purposes under the Indenture.

     Each person owning a beneficial interest in the Global Debenture must rely on the procedures of DTC and, if such person is not a Participant, on the procedures of the Participant through which such person owns its interest, to exercise any rights of a holder under the Indenture. The Company understands that under existing industry practices, if it requests any action of holders or if an owner of a beneficial interest in the Global Debenture desires to give or take any action which a holder is entitled to give or take under the Indenture, DTC would authorize the Participants holding the relevant beneficial interests to give or take such action, and such Participants would authorize beneficial owners owning through such Participants to give or take such action or would otherwise act upon the instructions of beneficial owners holding through them.

     The Company expects that DTC, upon receipt of any payment of principal or interest in respect of the Global Debenture, will credit immediately Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the Debenture represented by the Global Debenture as shown on the records of DTC. The Company also expects that payment by Participants to owners of beneficial interests in such Global Debenture held through such Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participants. Accordingly, although owners who hold New Debentures through Participants will not possess New Debentures in definitive form, the Participants will provide a mechanism by which holders of New Debentures will receive payments and will be able to transfer their interests.

     Principal and interest payments on New Debentures represented by the Global Debenture registered in the name of DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner of such Global Debenture. None of the Company, the Trustee or any other agent of the Company will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such Global Debenture or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     If DTC or a successor depository is at any time unwilling or unable to continue as depository of the Global Debenture and a successor depository is not appointed by the Company within ninety days, the Company will issue Debentures in certificated form ("Certificated Debentures") in exchange for beneficial interests in the Global Debenture. In addition, the Company may at any time determine not to have New Debentures represented by a Global Debenture and, in such event, will issue Certificated Debentures in exchange for beneficial interests in the Global Debenture. In either case, an owner of a beneficial interest in the Global Debenture will be entitled to have Certificated Debentures equal in principal amount to such beneficial interest registered in its name and will be entitled to physical delivery of such Certificated Debentures.

Same-Day Settlement In Respect of Global Debentures

     So long as any New Debentures are represented by the Global Debenture registered in the name of DTC or its nominee, such New Debentures will trade in DTC's Same-Day Funds Settlement System, and secondary market trading activity in such Debentures will therefore be required by DTC to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the New Debentures.

Subordination

     The payment of the principal of, premium, if any, and interest on the Debentures will be subordinated to the prior payment in full of all Senior Indebtedness. The Indenture does not limit the amount of Senior Indebtedness or other indebtedness, secured or unsecured, that the Company or any Subsidiary may incur. The Company (excluding its subsidiaries) currently has no other indebtedness either senior or subordinate to the Debentures.

     Upon any payment or distribution of assets or securities of the Company upon a dissolution, winding up, liquidation or reorganization of the Company, payment of the principal of, premium, if any, and interest on the Debentures will be subordinated, to the extent and in the manner set forth in the Indenture, to the prior payment in full of all Senior Indebtedness. Upon any default by the Company in the payment of all or any portion of principal of, premium, if any, or interest on any Senior Indebtedness when due and payable, no payment may be made on or in respect of the Debentures unless or until such default has been cured or waived.

     Except as described above, the obligation of the Company to make payment of the principal of, premium, if any, or interest on the Debentures will not be affected. The rights of the holders of the Debentures shall be subrogated equally and ratably to the rights of the holders of Senior Indebtedness to the extent of payments or distributions of assets of the Company made on such Senior Indebtedness. By reason of such subordination, in the event of a distribution of assets in any such proceeding, certain general creditors of the Company may recover more, ratably, than holders of the Debentures.

     The Debentures are obligations of the Company only, are not obligations of or deposits in a bank and are not insured by any government agency. Because the Company is a holding company, its rights and the rights of its creditors, including the Holders, to participate in any distribution of the assets of the Bank or any of the Company's other subsidiaries upon a liquidation, reorganization or insolvency of such Subsidiary (and the consequent right of the Holders of the Debentures to participate in those assets) will be subject to the claims of the creditors of the Subsidiaries (including depositors in the Bank or other bank or thrift Subsidiary).

     The Company's sole source of funds for the payment of principal and interest on the Debentures is dividends from its Bank Subsidiary. From time to time while the Debentures are outstanding, the Company's Bank Subsidiary may be subject to regulatory or contractual constraints that restrict its ability to pay dividends to the Company.

Certain Covenants

     The Indenture contains, among others, the covenant described below.

     Mergers and Consolidations. The Indenture provides that the Company will not consolidate or merge with or into, or sell, assign, transfer, lease or otherwise dispose of all or substantially all of its assets to, any Person unless: (1) the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease or other disposition shall have been made, is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia; (2) the corporation formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease or other disposition shall have been made, expressly assumes by supplemental indenture all the obligations of the Company under the Debentures and the Indenture; and (3)immediately before and immediately after such transaction, and giving effect thereto, no Default shall have occurred and be continuing.

Defaults and Remedies

     An "Event of Default," as defined in the Indenture, is (i) the failure of the Company to pay (x) interest for a period of 20 consecutive days after the same becomes due or (y) principal (including premium, if any) when due on any of the Debentures (in each case, whether or not such payment is prohibited by the subordination provisions), (ii) the failure of the Company to perform any other covenant or breach of any warranty continuing for 30 days after the Company receives written notice of such failure or breach, (iii) the existence of certain undischarged and unbonded final judgments against the Company or any Subsidiary of the Company in the aggregate amount exceeding $5,000,000 which remain unsatisfied for a period of 60 days after the Company receives notice of such judgments and (iv) certain events of bankruptcy, insolvency, reorganization, receivership or conservatorship involving the Company or certain of its Subsidiaries.

     The Indenture provides that the Trustee will, within 90 days after the occurrence of any default known to it, mail to the Holders notice of such default, provided that, except in the case of default in the payment of principal of or interest on any of the Debentures, the Trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the Holders.

     The Indenture does not permit acceleration of payment of principal of the Debentures upon an Event of Default (other than an Event of Default resulting from certain events of bankruptcy, insolvency, reorganization, receivership or conservatorship of the Company or a Major Bank Subsidiary). If an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization shall have occurred and be continuing, the principal of and accrued interest on the Debentures shall become and be immediately due and payable without any action on the part of any Holder of the Debentures. An acceleration and its consequences may be rescinded and past defaults waived by Holders of a majority in principal amount of the Debentures then outstanding upon conditions provided in the Indenture. Except to enforce the right to receive payment of principal of, premium, if any, or interest on the Debentures after such payment becomes due, no Holder may pursue any remedy under the Indenture unless such Holder has previously given to the Trustee written notice of a continuing Event of Default and unless the Holders of at least 25% in aggregate principal amount of the Debentures then outstanding have requested the Trustee in writing to pursue the remedy and offered the Trustee indemnity satisfactory to the Trustee against loss, liability and expense to be thereby incurred and the Trustee has failed so to act within 60 days after receipt of the same.

     The Indenture requires the Company to file periodic reports with the Trustee and any Qualified Holder as to the absence of defaults.

No Personal Liability

     No director, officer, employee or shareholder, as such, of the Company shall have any liability for any obligations of the Company under the Debentures or the Indenture. Each Holder by accepting a Debenture waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Debentures.

Modification of the Indenture

     The Indenture contains provisions permitting the Company and the Trustee, without the consent of any Holder, to supplement or amend the Indenture under certain specified circumstances, including to cure any ambiguity, defect or inconsistency, to comply with the TIA, to evidence the succession of a successor to the Company or the Trustee, or to add any other provisions with respect to matters or questions arising thereunder that the Company and the Trustee deem necessary or desirable and which do not adversely affect the interests of the Holders, except changes that adversely affect the rights of any holders of Senior Indebtedness. Otherwise, the rights and obligations of the Company and the rights of the Holders may be modified by the Company and the Trustee only with the consent of the Holders of a majority in principal amount of the Debentures then outstanding. No reduction in the principal of or the interest rate on the Debentures or change in the percentage of Holders required for modification of the Indenture and no change in the maturity of any Debenture or in the time of payment of interest will be effective against any Holder without his consent. The Indenture also requires the consent of each Holder affected by certain other specified amendments or waivers under the Indenture.

Satisfaction and Discharge of Indenture

     The Indenture will be discharged and canceled upon payment of all the Debentures or upon the deposit with the Trustee, within not more than one year prior to the maturity of all the Debentures, of funds sufficient for such payment or redemption.

The Trustee

     The Holders of a majority in aggregate principal amount of all outstanding Debentures have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, provided that such direction would not conflict with any rule of law or with the Indenture, would not be unduly prejudicial to the rights of another Holder and would not subject the Trustee to personal liability. The Indenture provides that in case an Event of Default should occur and be known to the Trustee and not be cured, the Trustee will be required to use the degree of care of a prudent person in the conduct of his own affairs in the exercise of its power. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the Holders unless they shall have offered to the Trustee security and indemnity satisfactory to it.

Paying Agents and Registrars

     The Old Debentures are currently evidenced by a Debenture in global form. It is currently anticipated that the New Debentures will initially be evidenced by a Global Debenture registered in the name of Cede & Co., a nominee of DTC as holder of record of the Global Debenture. Principal, premium, if any, and interest on the Debentures will be payable (i) with respect to Debentures represented by the Global Debenture, by wire transfer of immediately available funds to Cede & Co., a nominee of DTC as holder of record of the Global Debenture, for credit to the account of each holder of a beneficial interest in such Global Debenture and (ii) with respect to Debentures represented by definitive Securities, by wire transfer of immediately available funds to the account designated on a timely basis in writing by each holder of any such definitive Security to the Trustee and the Registrar. The Debentures may be presented for registration of transfer or exchange, at the offices or agencies of the Trustee or Registrar. Under certain circumstances, interest on the Debentures may be paid by check mailed to the Holders of definitive Securities. The Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with certain transfers or exchanges. Initially, the Trustee will act as paying agent and registrar under the Indenture. The Company may act as agent and registrar under the Indenture and may change any paying agent and registrar.

Certain Definitions used in the Indenture

     "Bank" means Hudson United Bank, a New Jersey state-chartered commercial bank, and a wholly-owned Subsidiary of the Company.

     "Capitalized Lease Obligation" means any lease obligation of a Person incurred with respect to any property (whether real, personal or mixed) acquired or leased by such Person and used in its business that is required to be recorded as a capitalized lease in accordance with generally accepted accounting principles.

     "Capital Stock" means any and all shares, interests, participation rights or other equivalents (however designated) of corporate stock.

     "Holder" means the Person in whose name a Security is registered on the Registrar's books.

     "Indebtedness" means (a) all Obligations of the Company for borrowed money (whether or not the recourse of the lender is to the whole of the assets of the Company or only to a portion thereof), (b) all indebtedness of the Company which is evidenced by a note, debenture, bond or other similar instrument, including Capitalized Lease Obligations, or representing the balance deferred and unpaid of the purchase price of any property or services,
(c) all indebtedness of the Company, including Capitalized Lease Obligations, incurred, assumed or given in an acquisition (whether by way of purchase, merger or otherwise) of any business, real property or other assets, (d) all obligations of the Company to purchase securities or other property which arise out of or in connection with the sale of the same or substantially similar securities or property ("Repurchase Agreements,") (e) any indebtedness of others described in the preceding clauses (a), (b), (c) and (d) that the Company has guaranteed or for which it is otherwise liable and (e) any amendment, renewal, extension, deferral, modification, restructuring or refunding of any such indebtedness, obligation or guarantee.

     "Major Bank Subsidiary" means a Subsidiary of the Company that is a bank, as defined in 12 U.S.C. 1813 or any successor law, the assets of which as reported on Schedule RC of its most recent Consolidated Report of Condition and Income that had been filed prior to the date of the Indenture equal or exceed 80% of the assets reported on the most recent Quarterly Report on Form 10-Q that had been filed prior to the date of the Indenture for the Consolidated Company.

     "Obligations" means, with respect to any Indebtedness, any principal, premium, interest, penalties, fees and other liabilities payable from time to time and any convenants or conditions to be performed or observed under the documentation governing such Indebtedness.

     "Person" means any individual, corporation, partnership, association, joint venture, trust, entity, unincorporated organization or government or any agency or political subdivision thereof.

     "Registrar" means the office or agency in the State of New Jersey or the City of New York, New York where the Debentures may be presented for registration of transfer or for exchange. The term "Registrar" includes any co-registrars appointed by the Company.

     "Securities" means the 7.75% Subordinated Debentures due in 2004 of the Company issued pursuant to the Indenture and, from and after the consummation of the Exchange Offer, any New Debentures issued in exchange therefor.

     "Senior Indebtedness" means any and all Indebtedness of the Company except any particular Indebtedness, for which the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall be subordinate or shall rank pari passu in right of payment to the Debentures.

     "Subsidiary" means, with respect to the Company, any corporation, bank, association, partnership or other business entity of which more than 50% of the Voting Stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, officers or trustees thereof or other persons performing similar functions is at the time owned in the aggregate, directly or indirectly, by the Company and its Subsidiaries.

     "Voting Stock" means Capital Stock which ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of Capital Stock has such voting power by reason of any contingency.


                               VALIDITY OF NEW DEBENTURES

     The validity of the New Debentures will be passed upon for the Company by Clapp & Eisenberg, P.C., Newark, New Jersey.

                                        EXPERTS

     The audited consolidated financial statements of HUBCO and subsidiaries for the three years ended December 31, 1993, 1992 and 1991 incorporated herein by reference, have been audited by Arthur Andersen & Co., independent public accountants, as indicated in their reports with respect thereto.

     The consolidated financial statements of Statewide as of March 31, 1993 and 1992 and for each of the three years in the period ended March 31, 1993, included in this Prospectus have been audited by Deloitte & Touche, independent auditors, as stated in their report appearing herein (which report expresses an unqualified opinion and includes explanatory paragraphs regarding restatement of 1993 and 1992 financial statements and matters regarding regulatory capital compliance), and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of Washington as of and for the years ended December 31, 1993, 1992 and 1991 included in this Prospectus have been audited by Coopers & Lybrand, independent public accountants, as indicated in their report with respect thereto appearing elsewhere herein and upon the authority of said firm as experts in giving said report.

                       INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

ITEM                                                                   PAGE
- ----                                                                   ----

STATEWIDE SAVINGS BANK, S.L.A.:

Report of Independent Public Accountants . . . . . . . . . . .           F-2

Consolidated Statements of Financial Condition at December 31,
 1993 (Unaudited) and at March 31, 1993 and 1992 (Audited) . .           F-3

Consolidated Statements of Operations and Retained Earnings
 for the Nine Months Ended December 31, 1993 and 1992
 (Unaudited) and for the Three Years Ended March 31, 1993,
 1992 and 1991 (Audited) . . . . . . . . . . . . . . . . . . .           F-4

Consolidated Statements of Cash Flows for the Nine Months Ended
 December 31, 1993 and 1992 (Unaudited) and for the Three
 Years Ended March 31, 1993, 1992 and 1991 (Audited) . . . . .   F-6 and F-7

Notes to Consolidated Financial Statements . . . . . . . . . .   F-8 to F-25


WASHINGTON BANCORP. INC.:

Report of Independent Public Accountants . . . . . . . . . . .          F-26

Consolidated Balance Sheets at December 31, 1993 and 1992. . .          F-27

Consolidated Statements of Operations for the Years Ended
 December 31, 1993, 1992 and 1991. . . . . . . . . . . . . . .          F-28

Consolidated Statements of Changes in Stockholders' Equity for
 the Years Ended December 31, 1993, 1992 and 1991 . . .  . . .          F-29

Consolidated Statements of Cash Flows for the Years Ended
 December 31, 1993, 1992 and 1991. . . . . . . . . . . . . . . F-30 and F-31

Notes to Consolidated Financial Statements . . . . . . . . . .  F-32 to F-48

                              INDEPENDENT AUDITOR'S REPORT


To the Board of Directors of
   Statewide Savings Bank, S.L.A.
Jersey City, New Jersey

     We have audited the accompanying consolidated statements of financial condition of Statewide Savings Bank, S.L.A. and subsidiaries (the "Bank") as of March 31, 1993 and 1992 and the related consolidated statements of operations and retained earnings and of cash flows for each of the three years in the period ended March 31, 1993. These consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our report.


     In our opinion, the accompanying consolidated financial statements referred to above present fairly, in all material respects, the financial position of Statewide Savings Bank, S.L.A. and subsidiaries as of March 31, 1993 and 1992, and the results of operations and their cash flows for each of the three years in the period ended March 31, 1993 in conformity with generally accepted accounting principles.

     As discussed in Note 22, the accompanying 1993 and 1992 financial statements have been restated.

     As discussed in Note 17, although the Bank was in compliance with minimum regulatory capital requirements of the OTS as of March 31, 1993, the Bank's leverage ratio at the date resulted in the Bank falling within the "undercapitalized" category for purposes of determining the scope and severity of corrective actions that regulators must take. As a result, the Bank may be subject to regulatory sanctions. The financial statement impact, if any, that might result from the failure of the Bank to maintain capital levels at least equal to the "adequately capitalized" category cannot presently be determined. Accordingly, no adjustments that may result from the ultimate resolution of this uncertainty have been made in the accompanying consolidated financial statements.


                                                  DELOITTE & TOUCHE


                                                  Parsippany, New Jersey



June 11, 1993
February 15, 1994 as to Note 22

                     STATEWIDE SAVINGS BANK, S.L.A. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

               MARCH 31, 1993 AND 1992 AND (UNAUDITED) DECEMBER 31, 1993

                                                             MARCH 31,
           ASSETS                     DECEMBER 31,  ------------------------
                                          1993          1993          1992
                                      ------------   -----------   -----------
                                       (UNAUDITED)    (RESTATED)    (RESTATED)
Cash and amounts due from
 depository institutions . . . . . .  $ 7,477,870   $ 5,211,833   $ 6,393,445
Federal funds sold . . . . . . . . .   16,075,000     6,100,000     6,000,000
                                      -----------   -----------   -----------
  Total cash and cash
   equivalents . . . . . . . . . . .   23,552,870    11,311,833    12,393,445

Investment securities (estimated
 market value of $46,767,000,
 $19,169,750 and $24,384,344
 at December 31, 1993 and
 March 31, 1993 and 1992,
 respectively) . . . . . . . . . . .   46,176,486    18,224,440    23,945,102
Mortgage-backed securities,
 net of amortization
 (estimated market value of
 $205,879,291, $215,480,381
 and $181,784,075 at
 December 31, 1993 and
 March 31, 1993 and 1992,
 respectively) . . . . . . . . . . .  201,396,736   208,248,187   180,303,895
Mortgage-backed securities
 available for sale
 (estimated market value of
 $5,003,884 and $7,870,900
 at December 31 and March
 31, 1993, respectively) . . . . . .    4,788,557     7,516,517            --
Loans receivable, less allowance
 for loan losses of $1,094,460,
 $1,366,001 and $1,841,404 at
 December 31, 1993 and
 March 31, 1993 and 1992,
 respectively. . . . . . . . . . . .  186,453,460   230,928,846   264,914,246
Accrued interest receivable,
 net . . . . . . . . . . . . . . . .    3,161,230     4,557,502     6,175,588
Real estate owned, net . . . . . . .    9,740,953    11,538,974    15,204,455
Federal Home Loan Bank of
 New York stock, at cost . . . . . .    4,170,200     4,492,600     4,492,600
Premises and equipment,
 net . . . . . . . . . . . . . . . .    3,941,840     3,940,211     4,287,925
Excess of cost over fair
 value of assets acquired. . . . . .   14,929,779    15,636,517    16,578,835
Other assets . . . . . . . . . . . .    1,962,691     1,465,067     3,264,876
Investment in real estate
 venture, net. . . . . . . . . . . .           --        23,806       224,144
                                     ------------   -----------   -----------
                                     $500,274,803  $517,884,500  $531,785,111
                                     ============   ===========   ===========

LIABILITIES AND RETAINED EARNINGS

LIABILITIES:
  Deposits . . . . . . . . . . . . . $425,802,115  $440,033,959  $460,925,889
  Borrowed funds . . . . . . . . . .   39,366,666    45,091,666    43,391,666
  Advance payments by borrowers
   for taxes and insurance . . . . .    1,200,689     1,844,246     2,546,772
  Accounts payable and other
   liabilities . . . . . . . . . . .    1,665,054     2,603,039     1,695,980
                                     ------------   -----------   -----------
    Total liabilities. . . . . . . .  468,034,524   489,572,910   508,560,307

COMMITMENTS AND CONTINGENCIES

RETAINED EARNINGS -- Substantially
  restricted   . . . . . . . . . . .   32,240,279    28,311,590    23,224,804
                                     ------------   -----------   -----------
                                     $500,274,803  $517,884,500  $531,785,111
                                     ============   ===========   ===========


                     See notes to consolidated financial statements.

                                     STATEWIDE SAVINGS BANK, S.L.A. AND SUBSIDIARIES

                               CONSOLIDATED STATEMENTS OF OPERATIONS AND RETAINED EARNINGS

                     YEARS ENDED MARCH 31, 1993, 1992 AND 1991 AND THE (UNAUDITED) NINE MONTHS ENDED
                                               DECEMBER 31, 1993 AND 1992

                                                     FOR THE NINE MONTHS
                                                     ENDED DECEMBER 31,             FOR THE YEARS ENDED MARCH 31,
                                                 --------------------------   ------------------------------------------
                                                     1993           1992           1993           1992           1991
                                                  ----------     -----------    -----------    -----------    -----------
                                                  (UNAUDITED)    (UNAUDITED)     (RESTATED)     (RESTATED

INTEREST AND DIVIDEND INCOME:
 Interest and fees on loans . . . . . . .. . .   $13,988,010    $17,769,489    $22,435,670    $28,389,922    $33,076,126
 Interest on mortgage-backed
  securities. . . . . . . . . . . . . .. . . .    10,609,758     11,175,779     14,961,347     13,393,415     12,011,959
 Interest and dividends on
  investment securities . . . . . . . .  . . .     1,226,495      1,569,908      1,981,349      2,239,760      2,623,014
 Dividends on Federal Home
  Loan Bank Stock . . . . . . . . . . .. . . .       295,877        344,420        444,118        376,255        438,478
                                                 -----------    -----------    -----------    -----------    -----------
                                                  26,120,140     30,859,596     39,822,484     44,399,352     48,149,577
                                                 -----------    -----------    -----------    -----------    -----------
INTEREST EXPENSE:
 Deposits . . . . . . . . . . . . . . .. . . .    10,559,943     14,417,409     18,299,668     26,742,663     32,885,843
 Borrowed funds . . . . . . . . . . . .. . . .     2,297,026      2,655,958      3,529,200      3,862,905      4,501,451
                                                 -----------    -----------    -----------    -----------    -----------
                                                  12,856,969     17,073,367     21,828,868     30,605,568     37,387,294
                                                 -----------    -----------    -----------    -----------    -----------

NET INTEREST AND DIVIDEND
 INCOME BEFORE PROVISION
 FOR LOAN LOSSES . . . . . . . . . . . . . . .    13,263,171     13,786,229     17,993,616     13,793,784     10,762,283
PROVISION FOR LOAN LOSSES. . . . . . . . . . .       359,841        181,818        193,654      1,932,503        185,800
                                                 -----------    -----------    -----------    -----------    -----------
NET INTEREST AND DIVIDEND
 INCOME AFTER PROVISION
 FOR LOAN LOSSES . . . . . . . . . . . . . . .    12,903,330     13,604,411     17,799,962     11,861,281     10,576,483
                                                 -----------    -----------    -----------    -----------    -----------
OTHER INCOME:
 Service charges . . . . . . . . . . . . . . .       771,101        537,639        814,096        737,477        715,388
 Net gain on sales of mortgage-
  backed and investment securities . . . . . .            --        529,775        529,775      1,763,509         20,090
 Gain on pension plan termination. . . . . . .            --             --             --        867,000             --
 Other income. . . . . . . . . . . . . . . . .       331,196        335,212        666,119        196,420      1,003,947
                                                 -----------    -----------    -----------    -----------    -----------
                                                   1,102,297      1,402,626      2,009,990      3,564,406      1,739,425
                                                 -----------    -----------    -----------    -----------    -----------
OPERATING EXPENSES:
 Salaries and employee benefits. . . . . . . .     4,473,976      4,024,610      5,460,939      5,097,646      4,972,769
 Net occupancy expense of premises . . . . . .     1,361,800      1,300,874      1,767,632      1,977,097      2,054,684
 Advertising and promotion . . . . . . . . . .       120,000        195,000        262,279        252,500        180,218
 Federal insurance premiums. . . . . . . . . .       887,387        739,688        954,084        969,497        916,141
 Amortization of intangibles . . . . . . . . .       706,737        706,737        942,318        942,318        942,318
 Foreclosed real estate expense, net . . . . .       (36,742)       489,664        886,160      1,345,872      1,747,266
 Loss on investment in real estate
  venture. . . . . . . . . . . . . . . . . . .            --        140,000        140,000        334,575        960,000
 Other . . . . . . . . . . . . . . . . . . . .     1,531,905      1,314,766      1,819,326      2,044,135      1,837,567
                                                 -----------    -----------    -----------    -----------    -----------
                                                   9,045,063      8,911,339     12,232,738     12,963,640     13,610,963
                                                 -----------    -----------    -----------    -----------    -----------
                                                                                                              (Continued)

                                                           F-4


                                     STATEWIDE SAVINGS BANK, S.L.A. AND SUBSIDIARIES

                                          CONSOLIDATED STATEMENTS OF CASH FLOWS

                     YEARS ENDED MARCH 31, 1993, 1992 AND 1991 AND (UNAUDITED) THE NINE MONTHS ENDED
                                               DECEMBER 31, 1993 AND 1992

                                                     FOR THE NINE MONTHS                   FOR THE YEARS ENDED
                                                     ENDED DECEMBER 31,                         MARCH 31,
                                                 --------------------------   ------------------------------------------
                                                     1993           1992           1993           1992           1991
                                                  (UNAUDITED)    (UNAUDITED)    (RESTATED)     (RESTATED)

CASH FLOWS FROM OPERATING
 ACTIVITIES:
 Net income (loss). . . . . . . . . . . . . . .   $ 3,928,689    $ 4,043,797    $ 5,086,786    $ 2,233,944   $ (1,329,909)
 Adjustments to reconcile net income
  to net cash provided by operating
  activities:
  Provision for loan losses . . . . . . . . . .       359,841        181,818        193,654      1,932,503        185,800
  Provision for losses on foreclosed
   real estate. . . . . . . . . . . . . . . . .       179,978        297,931        465,790        601,509      1,588,754
  Provision for losses on real estate
   ventures . . . . . . . . . . . . . . . . . .          --          140,000        140,000        334,575        960,000
  Amortization of deferred premiums
   and unearned discounts--net. . . . . . . . .       442,941       (840,312)    (1,362,249)      (371,484)      (993,467)
  Depreciation and amortization . . . . . . . .     1,063,626      1,081,775      1,438,143      1,619,257      1,724,528
  Net gain on sales of mortgage-backed
   and investment securities. . . . . . . . . .          --         (529,775)      (529,775)    (1,763,509)       (20,090)
  Loss (gain) on sale of premises and
   equipment. . . . . . . . . . . . . . . . . .          --             --             --            1,218        (28,690)
  (Gain) loss on sale of real estate
   owned. . . . . . . . . . . . . . . . . . . .      (290,220)       (84,399)       (80,016)        11,398        (21,589)
  Equity in loss of joint venture . . . . . . .        23,806         60,338         60,337        125,444         80,410
 Changes in assets and liabilities:
  Decrease in accrued interest
   receivable . . . . . . . . . . . . . . . . .     1,396,272        519,310      1,618,086        323,896        (18,731)
  Increase (decrease) in accrued
   interest payable . . . . . . . . . . . . . .       (65,285)       (44,571)       (29,750)      (109,388)       (48,460)
  Decrease (increase) in other assets . . . . .      (497,624)     2,249,470      1,799,809     (1,649,008)      (953,896)
  (Decrease) increase in accounts
   payable and other liabilities. . . . . . . .      (894,303)       487,466        921,910        626,115        (79,527)
                                                   ----------     ----------     ----------     ----------      ---------
  Net cash provided by operating
   activities . . . . . . . . . . . . . . . . .     5,647,721      7,562,848      9,722,725      3,916,470      1,045,133
                                                   ----------     ----------     ----------     ----------      ---------
CASH FLOWS FROM INVESTING
 ACTIVITIES:
 Proceeds from principal collections
  and repayments of loans net of
  originations . . . . . . . . . . . . . . . .    43,596,796     24,804,661     34,063,625     33,827,049     31,841,285
 Proceeds from mortgage-backed
  securities principal repayments. . . . . . .    66,311,254     30,320,295     44,105,654     15,101,748     10,508,814
 Proceeds from sale of mortgage-
  backed securities. . . . . . . . . . . . . .          --       10,697,723     11,232,594     39,626,639      3,043,125
 Purchase of mortgage-backed
  securities . . . . . . . . . . . . . . . . .   (57,377,096)   (65,346,983)   (89,186,951)   (90,684,869)   (22,844,896)
 Purchase of investment securities . . . . . .   (31,019,758)    (8,098,750)    (8,098,750)   (24,298,090)    (5,989,028)
 Proceeds from sale of investment
  securities . . . . . . . . . . . . . . . . .          --             --        1,000,000      2,697,047           --
 Proceeds from maturities of
  investment securities. . . . . . . . . . . .     3,000,000      7,000,000     12,700,000     21,190,000     13,650,000
 Proceeds from redemption of Federal Home
  Loan Bank stock. . . . . . . . . . . . . . .       322,400           --             --             --             --
 Proceeds from sale of and payments on
  real estate owned. . . . . . . . . . . . . .     2,728,518      5,107,929      3,648,558      2,561,321        191,857


                                                           F-5


                                     STATEWIDE SAVINGS BANK, S.L.A. AND SUBSIDIARIES

                                    CONSOLIDATED STATEMENTS OF CASH FLOWS--(CONTINUED)

                     YEARS ENDED MARCH 31, 1993, 1992 AND 1991 AND (UNAUDITED) THE NINE MONTHS ENDED
                                               DECEMBER 31, 1993 AND 1992

                                                     FOR THE NINE MONTHS                   FOR THE YEARS ENDED
                                                     ENDED DECEMBER 31,                         MARCH 31,
                                                 --------------------------   ------------------------------------------
                                                     1993           1992           1993           1992           1991
                                                  (UNAUDITED)    (UNAUDITED)

Improvements to real estate owned. . . . . . .       (31,482)      (215,154)      (241,400)      (381,559)      (730,420)
Purchases of premises and equipment. . . . . .      (358,517)      (134,733)      (148,110)      (123,764)      (134,191)
Proceeds from repayment of advances
 to real estate ventures . . . . . . . . . . .          --             --             --             --           33,000
Proceeds from sale of premises and
 equipment . . . . . . . . . . . . . . . . . .          --             --             --             --           28,690
                                                 -----------    -----------    -----------     ----------     ----------
  Net cash provided by (used in)
   investing activities. . . . . . . . . . . .    27,172,115      4,134,988     9,075,220       (484,478)    29,598,236
                                                 -----------    -----------    -----------     ----------     ----------
CASH FLOWS FROM FINANCING
 ACTIVITIES:
 Net (decrease) increase in deposit
  accounts . . . . . . . . . . . . . . . . . .  $(14,210,242)  $(17,684,462)  $(20,877,031)   $ 6,208,853   $(30,153,198)
 Repayment of Federal Home Loan
  Bank advances. . . . . . . . . . . . . . . .    (6,775,000)   (31,725,000)    (7,800,000)   (20,800,000)    (6,300,000)
 Advances from the Federal Home
  Loan Bank. . . . . . . . . . . . . . . . . .     1,050,000     40,000,000      9,500,000     15,000,000      9,000,000
 Net decrease in securities sold under
  agreements to repurchase . . . . . . . . . .          --             --             --             --       (6,043,000)
 (Decrease) increase in advance
  payments by borrowers for taxes
  and insurance. . . . . . . . . . . . . . . .      (643,557)    (1,265,846)      (702,526)       988,004       (107,703)
                                                 -----------    -----------    -----------     ----------     ----------
  Net cash (used in) provided by
   financing activities. . . . . . . . . . . .   (20,578,799)    (10,675,308)   (19,879,557)     1,396,857    (33,603,901)
                                                 -----------    -----------    -----------     ----------     ----------
NET (DECREASE) INCREASE IN CASH
 AND CASH EQUIVALENTS. . . . . . . . . . . . .    12,241,037      1,022,528    (1,081,612)     4,828,849     (2,960,532)
CASH AND CASH EQUIVALENTS,
 BEGINNING OF PERIOD . . . . . . . . . . . . .    11,311,833     12,393,445     12,393,445      7,564,596     10,525,128
                                                 -----------    -----------    -----------     ----------     ----------
CASH AND CASH EQUIVALENTS,
 END OF PERIOD . . . . . . . . . . . . . . . .   $23,552,870    $13,415,973    $11,311,833    $12,393,445    $ 7,564,596
                                                 ===========    ===========    ===========    ===========     ==========
SUPPLEMENTAL DISCLOSURES OF
 CASH FLOW INFORMATION:
  Cash paid during the year for:
   Interest. . . . . . . . . . . . . . . . . .   $12,922,254    $17,117,940    $21,858,618    $30,714,956    $37,387,294
                                                 ===========    ===========    ===========    ===========     ==========
 Income taxes. . . . . . . . . . . . . . . . .   $ 2,200,183    $ 1,044,772    $ 1,626,162    $    91,500    $   191,879
                                                 ===========    ===========    ===========    ===========     ==========
SUPPLEMENTAL NON-CASH
 INVESTING ACTIVITIES:
 Transfer from loans receivable to
  real estate owned, net . . . . . . . . . . .   $   788,773    $   363,334    $ 1,286,971   $ 12,119,925    $ 3,328,840
                                                 ===========    ===========    ===========    ===========    ===========
 Loans to facilitate the sale of
  property . . . . . . . . . . . . . . . . . .   $   105,000    $   812,820    $ 1,159,520    $ 3,362,985    $      --
                                                 ===========    ===========    ===========    ===========    ===========
 Transfer of mortgage-backed
  securities to mortgage-backed
  securities available for sale. . . . . . . .   $     --        $    --       $ 7,516,517    $      --      $      --
                                                 ===========    ===========    ===========    ===========    ===========

                                     See notes to consolidated financial statements.

                                                           F-6


                    STATEWIDE SAVINGS BANK, S.L.A. AND SUBSIDIARIES

                       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       YEARS ENDED MARCH 31, 1993, 1992 AND 1991 AND (UNAUDITED) THE NINE MONTHS
                           ENDED DECEMBER 31, 1993 AND 1992

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Principles of Consolidation--The consolidated financial statements include the accounts of Statewide Savings Bank, S.L.A. (the "Bank") and its wholly-owned subsidiaries, Seventy Sip Corporation, Statewide Atlantic Corporation and Statewide Financial Services Inc. All significant intercompany balances and transactions have been eliminated. Certain reclassifications have been made to the prior year's financial statements to conform to the current year's presentation.

     Investment Securities and Mortgage-Backed Securities--Investment and mortgage-backed securities held for investment are stated at cost, adjusted for amortization of premiums and accretion of discounts. Investment securities gains and losses are determined on a specific identification basis. Investment and mortgage-backed securities are stated at amortized cost because the Bank has both the ability to hold the securities to maturity and the intent of management is to hold such securities to maturity. In the event that management determines to hold securities for an indefinite period of time, including securities that management intends to use as part of its asset/liability strategy, or securities that may be sold in response to changes in interest rates, changes in prepayment risks, the need to increase capital or similar factors, such securities are classified as available for sale. Securities available for sale are carried at the lower of amortized cost or market value.

     Marketable equity securities are carried at the lower of cost or market with any market adjustments recorded to equity.

     Loan Fees and Discounts--Nonrefundable loan origination fees net of certain direct loan origination costs are deferred. Net deferred fees are amortized as an adjustment of the yield over the life of the loan by use of the effective interest method. Fees and costs associated with lending transactions prior to April 1, 1988 are amortized on a straight-line basis. Discounts on loans purchased which are probable of collection are recognized as an adjustment to the yield over the life of the loans by use of the effective interest method.

     Non-performing loans are defined as loans where management has determined that the borrowers may be unable to meet contractual principal or interest obligations or where interest or principal is 90 days or more past due, unless the loans are well secured and in the process of collection. The Bank's policy with regard to non-performing loans is to continue to accrue interest but to provide a full reserve against the amount accrued including interest previously accrued. Therefore, interest income is not recognized unless the financial condition and payment record of the borrower warrant the recognition of interest income. Interest on loans that have been restructured is accrued according to the renegotiated terms.


     Provision for Loan Losses--Provision for loan losses is established through charges to earnings. Loan losses (loans charged off net of recoveries) are charged against the allowance for loan losses when management believes that the recovery of principal is unlikely. If, as a result of loans charged off or increases in the size or risk characteristics of the loan portfolio, the allowance is below the level considered by management to be adequate to absorb future loan losses on existing loans, the provision for loan losses is increased to the level considered necessary to provide an adequate allowance. The allowance is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based on evaluations of the collectibility of the loans. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans and economic conditions that may affect the borrowers' ability to pay. Economic conditions may result in the necessity to change the allowance quickly in order to react to deteriorating financial conditions of the Bank's borrowers. As a result, additional provisions on existing loans may be required in the future if borrowers' financial conditions deteriorate or if real estate values decline.

     Real Estate Owned--Real estate properties acquired through loan foreclosure or that are in-substance foreclosures are recorded at the lower of cost or estimated fair value at time of foreclosure with any write-down charged against the allowance for loan losses. Subsequent valuations are periodically performed by management and the carrying value is adjusted by a charge to expense to reflect any subsequent declines in the estimated fair value. Further declines in real estate values may result in increased foreclosed real estate expense in the future. Routine

                    STATEWIDE SAVINGS BANK, S.L.A. AND SUBSIDIARIES

       YEARS ENDED MARCH 31, 1993, 1992 AND 1991 AND (UNAUDITED) THE NINE MONTHS
                           ENDED DECEMBER 31, 1993 AND 1992

holding costs are charged to expense as incurred and improvements to real estate owned that enhance the value of real estate owned are capitalized.

     Gains on the sale of real estate are recognized upon disposition of the property to the extent allowable based upon certain down payment and other requirements. Losses are charged to operations as incurred.

     Premises and Equipment--Premises and equipment are stated at cost, less accumulated depreciation and amortization. Provisions for depreciation of premises and equipment are computed using the straight-line method over three to ten years for furniture, fixtures and equipment and forty years for buildings. Amortization of leasehold improvements is provided using the straight-line method over the terms of the respective lease or the estimated useful life of the improvement, whichever is shorter.

     Excess of Cost Over Assets Acquired, Net of Amortization--The cost in excess of fair value of net assets acquired in business combinations ("goodwill") is amortized to expense over a period of twenty years using the straight-line method.

     Under the capital standards contained in the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (FIRREA), goodwill is a reduction from retained income in calculating tangible capital. The Bank must maintain tangible capital of not less than l.5% of total adjusted assets and must have core capital equal to 3% of total adjusted assets, of which qualifying supervisory goodwill may be included in core capital not to exceed 1% of total adjusted assets through December 31, 1992 and declining annually thereafter until it is completely phased out on January 1, 1995. Additionally, for capital purposes, qualifying supervisory goodwill is amortized over a twenty-year period. At March 31, 1993, all of the Bank's goodwill qualified as supervisory goodwill. This supervisory goodwill represents approximately 3.0% of total assets.

     Investment in Real Estate Venture--One of the Bank's subsidiaries is a participant in a joint venture engaged in the development and sale of residential land and homes. The Bank's investment in such venture is accounted for by the equity method. The joint venture follows the policy of capitalizing interest and real estate taxes incurred as a cost of the property under development.

     Income Taxes--The Bank and its subsidiaries file a consolidated Federal income tax return on a calendar year basis. Income taxes are allocated to the Bank and its subsidiaries based on the use of their income or loss in the consolidated return. Separate state income tax returns are filed by the Bank and its subsidiaries.

     The provision for income taxes is based upon earnings reported, after permanent differences. Deferred income taxes are provided for timing differences in the reporting of income and expenses for financial statement and income tax purposes.

     Effective April 1, 1993, the Bank was required to change its method of accounting for income taxes to comply with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). This Statement will require the Bank to use an asset and liability method for financial accounting and reporting for income taxes. Bank management has determined the effect on the Bank from adoption of this new standard will not be material to the financial statements.

     Cash and Cash Equivalents--For purposes of reporting cash flows, the Bank considers cash and amounts due from depository institutions and Federal funds sold as cash and cash equivalents.


2. FEDERAL FUNDS SOLD

     Federal funds sold consist of the following:

                                                       MARCH 31,
                                                   -----------------
                                                   1993       1992
                                                   ----       -----
   Federal funds sold:
    Due within one day with an interest rate of
    3.25% and 3.875% at March 31, 1993
    and 1992, respectively. . . . . . . . . .   $6,100,000 $6,000,000
                                                ========== ==========
                                          F-8

                    STATEWIDE SAVINGS BANK, S.L.A. AND SUBSIDIARIES

       YEARS ENDED MARCH 31, 1993, 1992 AND 1991 AND (UNAUDITED) THE NINE MONTHS
                           ENDED DECEMBER 31, 1993 AND 1992

3. INVESTMENT SECURITIES

     The amortized cost and estimated market values of investments in debt securities are as follows:

                                              MARCH 31, 1993
                                ---------------------------------------------
                                             GROSS      GROSS      ESTIMATED
                                AMORTIZED UNREALIZED UNREALIZED     MARKET
                                  COST       GAINS     LOSSES        VALUE
                                  ----       -----     ------        -----
U.S. Treasury securities
 and obligations of U.S.
 government corporations and
 agencies maturing:
  Within one year. . . . . . $ 4,027,939   $ 22,061     $ --    $ 4,050,000
  After one year but within
   five years. . . . . . . .  11,151,816    597,247       --     11,749,062
  More than five years . . .   3,013,085    266,602       --      3,279,688
Other. . . . . . . . . . . .      31,600     59,400       --         91,000
                              ----------   --------     ----    -----------
                             $18,224,440   $945,310     $ --    $19,169,750
                             ===========   ========     ====    ===========

                                              MARCH 31, 1992
                                ---------------------------------------------
                                             GROSS      GROSS      ESTIMATED
                                AMORTIZED UNREALIZED UNREALIZED     MARKET
                                  COST       GAINS     LOSSES        VALUE
                                  ----       -----     ------        -----

U.S. Treasury securities
 and obligations of U.S.
 government corporations and
 agencies maturing:
  Within one year. . . . . . $12,717,849   $262,370  $  --      $12,980,219
  After one year but within
   five years. . . . . . . .   6,052,605    107,808   17,913      6,142,500
  More than five years . . .   5,143,048      4,144    4,692      5,142,500
Other. . . . . . . . . . . .      31,600     87,525      --         119,125
                              ----------   --------     ----    -----------
                             $23,945,102   $461,847  $22,605    $24,384,344
                             ===========   ========  =======    ===========

     Investment securities, with an amortized cost totalling $3,865,413 and $5,163,225 were pledged at March 31, 1993 and 1992, respectively, to secure public deposits.

     Proceeds from the sale of investment securities were $1,000,000, $2,697,047 and $-0- in 1993, 1992 and 1991, respectively. The 1993 sales resulted in no gross realized gains or losses. The 1992 sales resulted in gross realized gains of $1,896 and no gross realized losses.


4. MORTGAGE-BACKED SECURITIES

     The amortized cost and estimated market values of mortgage-backed securities are as follows:

                                              MARCH 31, 1993
                                ---------------------------------------------
                                             GROSS      GROSS      ESTIMATED
                                AMORTIZED UNREALIZED UNREALIZED     MARKET
                                  COST       GAINS     LOSSES        VALUE
                                  ----       -----     ------        -----

GNMA guaranteed pass-through
 certificates (net of
 deferred premiums of
 $75,038). . . . . . . . . .$ 56,531,911 $3,187,578   $16,078  $ 59,703,411

FHLMC pass-through
 certificates (net of
 deferred premiums of
 $1,031,143) . . . . . . . .  72,923,047  2,383,193    25,603    75,280,637

FNMA pass-through
 certificates (net of
 deferred premiums of
 $1,578,577) . . . . . . . .  78,793,229  1,720,494    17,390    80,496,333
                            ------------ ----------   -------   -----------
                            $208,248,187 $7,291,265   $59,071  $215,480,381
                            ============ ==========   =======  ============

                    STATEWIDE SAVINGS BANK, S.L.A. AND SUBSIDIARIES

       YEARS ENDED MARCH 31, 1993, 1992 AND 1991 AND (UNAUDITED) THE NINE MONTHS
                           ENDED DECEMBER 31, 1993 AND 1992

                                              MARCH 31, 1992
                               ----------------------------------------------
                                             GROSS      GROSS      ESTIMATED
                                AMORTIZED UNREALIZED UNREALIZED     MARKET
                                  COST       GAINS     LOSSES        VALUE
                                  ----       -----     ------        -----

GNMA guaranteed pass-through
 certificates (net of
 deferred premiums of
 $104,356) . . . . . . . . .$ 57,453,437 $1,179,192  $ 535,821  $ 58,096,808

FHLMC pass-through
 certificates (net of
 deferred premiums of
 $1,157,198) . . . . . . . .  99,215,197  1,340,922    451,129   100,104,990

FNMA pass-through
 certificates (net of
 deferred premiums of
 $549,869) . . . . . . . . .  23,635,261    216,913    269,897    23,582,277
                             ----------- ---------- ----------  ------------
                            $180,303,895 $2,737,027 $1,256,847  $181,784,075
                            ============ ========== ==========  ============

     Issuers of these securities have the ability to prepay them.
Mortgage-backed securities with an amortized cost totalling $60,571,375 and $55,702,919 were pledged at March 31, 1993 and 1992 to secure Federal Home Loan Bank of New York advances.

     Proceeds from the sales of mortgage-backed securities were $11,232,594, $39,626,639 and $3,043,125 in 1993, 1992 and 1991, respectively. The 1993,
1992 and 1991 sales resulted in gross realized gains of $529,775, $1,761,613 and $20,090, respectively, and no gross realized losses.


5. LOANS RECEIVABLE, NET

     Loans consist of the following:

                                               MARCH 31,
                                      ---------------------------
                                         1993             1992
                                         ----             ----
First mortgage loans:
 Conventional. . . . . . . . . . .    $183,534,608   $213,242,034
 FHA insured and VA guaranteed . .      28,854,964     33,864,490
 Construction. . . . . . . . . . .         248,853        248,853
                                      ------------   ------------
                                       212,638,425    247,355,377
                                      ------------   ------------
Consumer loans:
 Home improvement. . . . . . . . .      10,054,618     11,359,827
 Second mortgage . . . . . . . . .       8,394,583      6,966,409
 Student . . . . . . . . . . . . .         146,080        229,382
 Passbook. . . . . . . . . . . . .         450,555        567,071
 Automobile. . . . . . . . . . . .           2,820         10,636
 Home equity line of credit. . . .       1,790,718      1,876,246
 Personal line of credit . . . . .         219,110         21,411
                                      ------------   ------------
                                        21,058,484     21,030,982
                                      ------------   ------------
Total loans. . . . . . . . . . . .     233,696,909    268,386,359
                                      ------------   ------------
Less:
 Deferred loan fees. . . . . . . .        (654,773)      (663,105)
 Unearned discounts  . . . . . . .        (747,289)      (967,604)
 Allowance for losses. . . . . . .      (1,366,001)    (1,841,404)
                                      ------------   ------------
                                        (2,768,063)    (3,472,113)
                                      ------------   ------------
                                      $230,928,846   $264,914,246
                                      ============   ============

                    STATEWIDE SAVINGS BANK, S.L.A. AND SUBSIDIARIES

       YEARS ENDED MARCH 31, 1993, 1992 AND 1991 AND (UNAUDITED) THE NINE MONTHS
                           ENDED DECEMBER 31, 1993 AND 1992

     At March 31, 1993 and 1992, the Bank serviced loans for others amounting to $15,875,647 and $23,235,536, respectively. Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow accounts, disbursing payments to investors and foreclosure processing. Loan servicing income is recorded on the accrual basis and includes servicing fees from investors and certain charges collected from borrowers, such as late payment fees. In connection with these loans serviced for others, the Bank held borrowers' escrow balances of $219,338 and $370,546 at March 31, 1993 and 1992, respectively.

     Loans three or more months in arrears or in the process of foreclosure were: Conventional first mortgage loans -- $1,449,559 and $1,908,726; FHA insured and VA guaranteed -- $666,584 and $670,622; consumer loans -- $509,097 and $603,110; and construction loans $248,853 and $-0- at March 31, 1993 and 1992, respectively.

     The amount of non-accruing loans at March 31, 1993 and 1992 was $2,133,466 and $2,511,835, respectively, which represents .91% and .94%, respectively, of total loans outstanding. The total interest income that would have been recorded for the years ended March 31, 1993 and 1992, had these loans been current in accordance with their original terms, or since the date of origination if outstanding for only part of the year, was approximately $188,822 and $94,560, respectively.

     Activity in the allowance for loan losses was as follows:

                                           YEAR ENDED MARCH 31,
                                   ------------------------------------
                                      1993         1992         1991
                                      ----         ----         ----
Balance, beginning of year . .     $1,841,404   $1,697,711   $2,048,391
Provision for loan losses. . .        193,654    1,932,503      185,800
Charge-offs. . . . . . . . . .       (688,332)  (1,788,810)    (537,480)
Recoveries . . . . . . . . . .         19,275         --             --
                                   ----------   ----------   ----------
Balance, end of year . . . . .     $1,366,001   $1,841,404   $1,697,711
                                   ==========   ==========   ==========

     Residential mortgage loans totalled approximately $189 million and $225 million at March 31, 1993 and 1992, respectively. These loans are primarily secured by real estate in New Jersey.

     The Bank holds in their portfolio commercial real estate loans, multi-family residential loans, construction loans and land loans which totalled approximately $23.6 million and $22.5 million, net of loans in process and allowance for losses, at March 31, 1993 and 1992, respectively. These loans are considered by management to be of somewhat greater risk of uncollectibility due to the dependency on income production or future development of the real estate.

     Of these commercial real estate loans at March 31, 1993, $4.8 million are collateralized by multi-family residential properties, $249,000 by construction properties, $2.2 million by land properties and $16.3 million by commercial properties. Additionally, the majority of these loans are collateralized by real estate in New Jersey, which, in general, is experiencing a weak real estate market.

     The Office of Thrift Supervision (OTS) regulatory capital regulations, issued November 6, 1989, require that the portion of nonresidential construction and land loans in excess of 80% loan-to-value ratio be deducted from total capital for purposes of the risk-based capital standard over a 5-year-phase-in period commencing July 1, 1990. At March 31, 1993, the Bank had no investment in loans subject to this deduction.

                    STATEWIDE SAVINGS BANK, S.L.A. AND SUBSIDIARIES

       YEARS ENDED MARCH 31, 1993, 1992 AND 1991 AND (UNAUDITED) THE NINE MONTHS
                           ENDED DECEMBER 31, 1993 AND 1992

     The Bank's loan portfolio includes both adjustable and fixed interest rate loans. At March 31, 1993, the approximate composition of these loans was as follows:

          FIXED RATE                           ADJUSTABLE RATE
- ----------------------------------   ------------------------------------
  TERM TO                  BOOK      TERM TO RATE                   BOOK
 MATURITY                  VALUE      ADJUSTMENT                    VALUE
 --------                  -----     ------------                   -----
Within 1 year . . . .  $ 15,659,000  Within 1 year . . . . . .  $ 81,947,000
1 to 3 years. . . . .     3,461,000  1 to 3 years. . . . . . .    11,269,000
3 to 5 years. . . . .     9,071,000  3 to 5 years. . . . . . .     7,559,000
5 to 10 years . . . .    28,686,000  5 to 10 years . . . . . .     1,977,000
10 to 20 years. . . .    41,981,000
Over 20 years . . . .    32,087,000
                        -----------                             ------------
                       $130,945,000                             $102,752,000
                       ============                             ============

     The adjustable rate loans have interest rate adjustment limitations and are generally indexed to the prime rate, the appropriate treasury constant maturity rate, or the Federal Home Loan Bank advance rate. Future market factors may affect the correlation of the interest rate adjustments with the rates the Bank pays on short-term deposits and borrowings that have been primarily utilized to fund these loans.

     Under FIRREA, the Bank may not originate real estate loans to one borrower in excess of 15% of its unimpaired capital except for loans that do not exceed $500,000. This results in a dollar limitation of approximately $2,000,000 at March 31, 1993.


6. PREMISES AND EQUIPMENT, NET

     Premises and equipment consists of the following:

                                                   MARCH 31,
                                          ---------------------------
                                             1993          1992
                                             ----          ----
Land . . . . . . . . . . . . . . . . . . $ 1,056,425     $ 1,056,425
Buildings. . . . . . . . . . . . . . . .   4,157,035       4,139,744
Leasehold improvements . . . . . . . . .     444,677         444,677
Furniture, fixtures and equipment. . . .   4,809,687       4,773,456
                                         -----------     -----------
                                          10,467,824      10,414,302
Less accumulated depreciation and
 amortization. . . . . . . . . . . . . .  (6,527,613)     (6,126,377
                                         -----------     -----------
                                         $ 3,940,211     $ 4,287,925
                                         ===========     ===========

     Depreciation expense included in occupancy and office operations in the consolidated statements of operations and retained earnings amounted to $495,825, $676,939 and $782,209 for the years ended March 31, 1993, 1992 and
1991, respectively.


7. INVESTMENT IN REAL ESTATE VENTURE, NET

     The Bank, through its subsidiary, has an investment in a real estate venture engaged in the acquisition and development of real estate at March 31, 1993. The Bank's investment in such venture is as follows:

                                                  MARCH 31,
                                           --------------------------
                                             1993            1992
                                             ----            -----
Capital contributions to real estate
 venture . . . . . . . . . . . . . . . .  $1,443,500       $1,443,500
Equity in retained earnings (accumulated
 deficit) of real estate venture . . . .    (945,119)        (884,781)
Allowance for losses . . . . . . . . . .    (474,575)        (334,575)
                                          ----------       ----------
                                          $   23,806       $  224,144
                                          ==========       ==========

                    STATEWIDE SAVINGS BANK, S.L.A. AND SUBSIDIARIES

       YEARS ENDED MARCH 31, 1993, 1992 AND 1991 AND (UNAUDITED) THE NINE MONTHS
                           ENDED DECEMBER 31, 1993 AND 1992

     The Bank's equity in the income (loss) of the real estate venture, which is included in other operating expenses in the consolidated statements of income and retained earnings amounted to $(60,337) and $(125,444) and $(67,286) for the years ended March 31, 1993, 1992 and 1991, respectively. Included in loss on investment in real estate venture in the consolidated statements of income and retained earnings for the years ended March 31, 1993, 1992 and 1991 are provisions for losses of $140,000, $334,575 and $96,000, respectively.

     The ability of the Bank (and its service corporation) to recover the carrying value of its investment in the real estate venture is based upon future sales of the single family residences the joint venture is developing. The ability to affect such sales is subject to market conditions and other factors, all of which are beyond the Bank's control.


 8. REAL ESTATE OWNED, NET

                                                 MARCH 31,
                                         -------------------------
                                           1993           1992
                                           ----           ----
Acquired by foreclosure or deed in
 lieu of foreclosure . . . . . . . .    $ 1,833,120    $ 2,039,016
Loans foreclosed in-substance. . . .     11,532,333     15,092,519
                                         13,365,453     17,131,535
Less allowance for losses. . . . . .     (1,826,479)    (1,927,080)
                                        -----------    -----------
                                        $11,538,974    $15,204,455
                                        ===========    ===========

     Activity in the allowance for losses for real estate owned was as follows:

                                               MARCH 31,
                                ------------------------------------
                                   1993         1992         1991
                                   ----         ----         ----
Balance, beginning of year . .  $1,927,080    $1,588,754  $   24,121
Provision for losses . . . . .     465,790       601,509   1,588,754
Charge-offs. . . . . . . . . .    (566,391)     (263,183)    (24,121)
                                ----------    ----------  ----------
Balance, end of year . . . . .  $1,826,479    $1,927,080  $1,588,754
                                ==========    ==========  ==========

     Results of real estate operations were as follows:

                                            March 31,
                                 -----------------------------------
                                  1993          1992         1991
                                  ----          ----         ----
Acquired by foreclosure or deed
 in lieu of foreclosure:
 Net loss on sales of real
  estate . . . . . . . . . . .   $ 55,334      $ 39,263   $       --
 Holding costs . . . . . . . .    365,036       705,100      158,512
 Provision charged to
  operations . . . . . . . . .    465,790       601,509    1,588,754
                                 --------    ----------   ----------
Foreclosed real estate expense,
 net . . . . . . . . . . . . .   $886,160    $1,345,872   $1,747,266
                                 ========    ==========   ==========


9. ACCRUED INTEREST RECEIVABLE, NET

     Accrued interest receivable consists of the following:

                                                   MARCH 31,
                                         -------------------------
                                            1993            1992
                                            ----            ----
Loans. . . . . . . . . . . . . . . .     $2,720,095     $4,241,640
Investment securities. . . . . . . .        305,876        395,293
Mortgage-backed securities . . . . .      1,531,531      1,538,655
                                         ----------     ----------
                                         $4,557,502     $6,175,588
                                         ==========     ==========

                    STATEWIDE SAVINGS BANK, S.L.A. AND SUBSIDIARIES

       YEARS ENDED MARCH 31, 1993, 1992 AND 1991 AND (UNAUDITED) THE NINE MONTHS
                           ENDED DECEMBER 31, 1993 AND 1992


10. DEPOSITS

     The weighted average cost of funds on deposit at March 31, 1993 and 1992 was 3.55% and 4.92%, respectively. A summary of deposits by type of account is as follows:

                            MARCH 31, 1993                    MARCH 31, 1992
                       -------------------------- --------------------------
                                    WEIGHTED AVG.              WEIGHTED AVG.
                           AMOUNT   INTEREST RATE    AMOUNT    INTEREST RATE
                           -------  -------------    ------    -------------
Passbook Savings . .   $106,078,461    3.05%      $ 98,353,635       4.15%
Money Market
 Passbook. . . . . .     54,555,647    3.05%        55,565,699       4.15%
Club Accounts. . . .      1,790,112    4.00%         2,028,446       4.00%
Non-Interest Bearing
 Demand Accounts . .      7,796,933                  7,113,614
Super NOW Accounts .     70,889,233    3.40%        67,359,727       4.77%
Money Market NOW
 Accounts. . . . . .        529,897    3.05%           499,426       4.15%

Certificates of deposit
 maturing:
  One year or less .    165,509,381    3.67%       174,286,970       5.34%
  One to three years     27,489,871    5.60%        46,418,709       7.19%
  Three to five
   years . . . . . .      4,761,078    7.78%         8,651,172       8.15%
  Thereafter . . . .        592,325    8.30%           592,571       7.69%
                       ------------               ------------
Total certificates .    198,352,655    3.99%       229,949,422       5.57%

Accrued interest
 payable on savings
 deposits. . . . . .         41,021                     55,920
                       ------------               ------------
                       $440,033,959               $460,925,889
                       ============               ============

     At March 31, 1993, the Bank had approximately $26,410,000 of certificates of deposit and other deposits of $100,000 or more.


11. BORROWED FUNDS

     Borrowed funds at March 31, 1993 and 1992 which consist of advances from the Federal Home Loan Bank of New York ("FHLBNY") are collateralized by $60,571,375 and $55,702,900, respectively, of pledged mortgage-backed securities, as well as stock in the Federal Home Loan Bank of New York. These advances had interest rates payable ranging from 3.63% to 9.30% and 4.18% to 9.26%, at March 31, 1993 and 1992, respectively. The weighted average rate payable at such dates was 7.64% and 8.23%, respectively. Such advances mature as follows:

                                              MARCH 31,
                                      -------------------------
                                         1993           1992
MATURITY                                AMOUNT         AMOUNT
- --------                                ------         ------
One year or less . . . . . . . . . .  $15,800,000   $15,800,000
One to two years . . . . . . . . . .    6,300,000     6,300,000
Two to three years . . . . . . . . .    6,300,000     6,300,000
Three to four years. . . . . . . . .    6,300,000     6,300,000
Four to five years . . . . . . . . .    2,391,666     6,300,000
Thereafter . . . . . . . . . . . . .    8,000,000     2,391,666
                                      -----------   -----------
                                      $45,091,666   $43,391,666
                                      ===========   ===========

     At March 31, 1993, the Bank had available from the FHLBNY a line of credit for $26,723,650 at an interest rate of 3.63% which expires October 30, 1993. At March 31, 1993, the Bank borrowed $9,500,000 from this credit line which is included in the borrowed funds above.

                    STATEWIDE SAVINGS BANK, S.L.A. AND SUBSIDIARIES

       YEARS ENDED MARCH 31, 1993, 1992 AND 1991 AND (UNAUDITED) THE NINE MONTHS
                           ENDED DECEMBER 31, 1993 AND 1992

     The following table sets forth the maximum month-end balance and average balance of FHLBNY advances for the periods indicated:

                                            MARCH 31,
                                  -----------------------------
                                      1993           1992
                                     AMOUNT         AMOUNT
                                     ------         ------
Maximum balance:
 FHLBNY advances . . . . . . .    $55,216,666    $52,149,999
Average balance:
 FHLBNY advances . . . . . . .     48,729,166     45,154,166
 Weighted average interest
  rate of FHLBNY advances. . .          6.16%          7.50%


12. INCOME TAXES

     The Bank qualifies as a thrift institution under the provisions of the Internal Revenue Code and is therefore permitted to deduct from taxable income an allowance for bad debts based on a percentage of taxable income before such deduction less certain adjustments or actual loan loss write-offs. For tax years beginning after December 31, 1986, the percentage is 8%. In the future, if the Bank fails to meet the federal income tax requirements necessary to permit it to deduct an allowance for bad debts, the Bank's effective federal income rate could increase to the maximum rate prevailing under the law at that time.

     Retained earnings at March 31, 1993 and 1992, includes approximately $5,903,000 of such bad debt, for which federal income taxes have not been provided. If such amount is used for purposes other than for bad debt losses, including distributions in liquidation, it will be subject to federal income tax at the then current rate.

                                         YEAR ENDED MARCH 31,
                                   -------------------------------
                                       1993       1992       1991
                                       ----       ----       ----
Current provision:
 Federal . . . . . . . . . . . .   $1,416,117 $  140,616   $    --
 State . . . . . . . . . . . . .      223,384     87,487    34,854
 Tax equivalent of the operating
  loss utilized. . . . . . . . .          --   1,233,283        --
                                   ---------- ----------   -------
                                    1,639,501  1,461,386    34,854
                                   ---------- ----------   -------
Deferred income tax:
 Federal . . . . . . . . . . . .      849,594       --          --
 State . . . . . . . . . . . . .        1,333       --          --
                                   ---------- ----------   -------
                                      850,927       --          --
                                   ---------- ----------   -------
                                   $2,490,428 $1,461,386   $34,854
                                   ========== ==========   =======

     Deferred taxes arise from the recognition of certain items of revenue and expense for tax purposes in years different from those in which they are recognized in the financial statements. Deferred income taxes result from timing differences primarily related to accelerated tax depreciation and the recognition of loan fees and discounts on securities.

     During 1992, the Bank utilized the remaining amount of its book and tax net operating loss carryforward.

                    STATEWIDE SAVINGS BANK, S.L.A. AND SUBSIDIARIES

       YEARS ENDED MARCH 31, 1993, 1992 AND 1991 AND (UNAUDITED) THE NINE MONTHS
                           ENDED DECEMBER 31, 1993 AND 1992

     A reconciliation of the statutory Federal income tax rate to the effective income tax rate follows:

                                         YEAR ENDED MARCH 31,
                                       -----------------------
                                       1993      1992     1991
                                       ----      ----     ----
Statutory Federal income
 tax rate. . . . . . . . . . . . .     34.0%     34.0%   (34.0)%
Statutory Federal bad debt
 deduction . . . . . . . . . . . .      1.8       7.8      4.1
Amortization of goodwill . . . . .      3.9      13.1     24.7
Excise tax . . . . . . . . . . . .      --        5.5      --
Net amortization of discounts and
 premiums of acquired association.      (.6)     (2.6)    (7.8)
State income tax . . . . . . . . .      (.1)     (1.2)     1.8
Unrecognized benefit of net
 operating loss carryforward to
 future years. . . . . . . . . . .      --        --      13.9
Other. . . . . . . . . . . . . . .      --        (.8)    13.9
                                       ----      ----    -----
Effective income tax rate. . . . .     39.0%     55.8%     2.7%
                                       ====      ====    =====

     Savings and loan associations that meet certain definitional tests and other conditions prescribed by the Internal Revenue Code are allowed to deduct, within limitations, a bad debt deduction. This deduction can be computed as a percentage of taxable income before such deduction or based upon actual loss experience. For the years ended March 31, 1993, 1992 and 1991, the Bank employed the actual loss experience method.


     Prepaid income taxes, amounting to approximately $212,883 and $88,000 at March 31, 1993 and 1992, respectively, are included in other assets in the statements of consolidated financial condition.


13. EMPLOYEE BENEFIT PLAN

     On August 19, 1991, the Board of Directors authorized the termination of the Bank's non-contributory defined benefit plan which covered substantially all full-time employees. The termination was effective December 31, 1991 and participants in the plan became fully vested on that date. The Bank recorded a pretax curtailment gain of $867,000 (net of $400,000 excise tax) which is included in the statement of consolidated income and retained earnings, for the year ended March 31, 1992.

     In conjunction with the Bank's termination of the non-contributory defined benefit plan, the Bank established a 401(k) Profit Sharing Plan (the "Plan") covering all employees; whereby employees can invest up to 18% of their earnings. The Bank will contribute 50% of each employee's contribution, not to exceed 6% of their annual earnings. The Bank made matching contributions of $40,148 and $18,676 in 1993 and 1992, respectively.

     Additionally, the Bank, at the Board of Directors' discretion, will make annual profit-sharing contributions to the Plan. Over the next six years, the Bank intends to contribute $407,470 to the Plan. This amount represents 25% of the defined benefit plan employer reversion amount to the 401(k) Profit Sharing Plan. During 1993, the Bank contributed $109,844 to the Plan.

                    STATEWIDE SAVINGS BANK, S.L.A. AND SUBSIDIARIES

       YEARS ENDED MARCH 31, 1993, 1992 AND 1991 AND (UNAUDITED) THE NINE MONTHS
                           ENDED DECEMBER 31, 1993 AND 1992

     The funded status of the pension plan and the amounts recognized in the Bank's financial statements as of March 31, 1991 is as follows:

Actuarial present value of benefit obligations:
 Accumulated benefit obligation, including vested benefits
  of $4,478,000. . . . . . . . . . . . . . . . . . . . . .    $ 4,604,000
                                                              -----------
 Projected benefit obligation for service rendered to date    $ 5,634,000
 Plan assets at fair value, primarily a U.S. Treasury
  obligations Money-Market Fund. . . . . . . . . . . . . .      6,615,000
                                                              -----------
Plan assets in excess of projected benefit obligation. . .       (981,000)
Unrecognized gain (loss) from past experience different
 from that assumed . . . . . . . . . . . . . . . . . . . .         (1,000)
Unrecognized net asset at January 1, 1987 being recognized
 over 17 years . . . . . . . . . . . . . . . . . . . . . .        249,000
                                                              -----------
(Prepaid) accrued pension cost . . . . . . . . . . . . . .    $  (733,000)
                                                              ===========

     Net periodic pension cost (benefit) recognized by the Bank for the year ended March 31, 1991 is as follows:

Amortization of gain . . . . . . . . . . . . . . . . . . .    $(1,055,000)
Service cost on benefits earned during the year. . . . . .        263,000
Interest cost on projected benefit obligation. . . . . . .        437,000
Actual return on plan assets . . . . . . . . . . . . . . .       (529,000)
Net amortization and deferral. . . . . . . . . . . . . . .        (19,000)
                                                              -----------
Net periodic pension cost (benefit). . . . . . . . . . . .    $  (903,000)
                                                              ===========

     The weighted average discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation was 8% at 1991. The expected long-term rate of return on assets was 8%.

     During 1992 and 1991, the Bank made contributions to the pension plan of $17,783 and $213,400, respectively.


14. COMMITMENTS AND CONTINGENCIES

     Leases--Certain premises are leased under operating leases with terms expiring through the year 2000, exclusive of renewal options. The Bank has the option to renew or extend certain of the leases from two years to twenty-five years beyond the original term. Some leases require the Bank to pay for insurance, increases in property taxes and other incidental costs. Future minimum rental payments due under noncancellable operating leases for years ending March 31 are as follows:

                    1994 . . . . . . . . . . . . . $ 157,667
                    1995 . . . . . . . . . . . . .   158,929
                    1996 . . . . . . . . . . . . .   156,437
                    1997 . . . . . . . . . . . . .    40,800
                    1998 . . . . . . . . . . . . .    10,800
                    Thereafter . . . . . . . . . .     7,350
                                                    --------
                    Total. . . . . . . . . . . . .  $531,983
                                                    ========

     Net rental expense included in occupancy and office operations in the statements of consolidated income and retained earnings amounted to $176,000, $172,000 and $171,000 for the years ended March 31, 1993, 1992 and 1991, respectively.

     Financial Instruments With Off-Balance-Sheet Risk--The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated statement of financial condition.

                    STATEWIDE SAVINGS BANK, S.L.A. AND SUBSIDIARIES

       YEARS ENDED MARCH 31, 1993, 1992 AND 1991 AND (UNAUDITED) THE NINE MONTHS
                           ENDED DECEMBER 31, 1993 AND 1992

     The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of these instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

                                              1993           1992
                                              ----           ----
Financial instruments whose contract
 amounts  represent credit risk
 (contract or notional amount):
  Commitments to extend credit . . . . .   $1,756,000     $3,962,000
  Standby letters of credit. . . . . . .      779,000      2,455,000
  Unused lines of credit . . . . . . . .    1,404,000      1,234,000

     Commitments to extend credit are legally binding agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained by the Bank upon extension of credit is based on management's credit evaluation of the borrower. Collateral held varies but may include mortgages on commercial and residential real estate, deposit accounts with the Bank, and automobiles.

     Standby letters of credit are conditional commitments issued by the Bank to assure the performance of financial obligations of a customer to a third party. These commitments are primarily issued to support performance bonds in favor of local municipalities and private obligations of customers for work performed by third parties. Most of the Bank's standby letters of credit extend for less than one year. The credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank obtains personal guarantees supporting these commitments.

     Unused lines of credit are legally binding agreements to lend to a customer as long as there is no violation of any condition established in the contract. Lines of credit generally have fixed expiration dates or other termination clauses. The amount of collateral obtained, if deemed necessary by the Bank, is based on management's credit evaluation of the borrower.

15. BUSINESS COMBINATION

     Goodwill resulting from the use of the purchase method of accounting from acquisitions made prior to 1983, is being amortized to expense over a period of twenty years using the straight-line method. The net discount arising from the valuation of various mortgage assets is being accreted into income over the estimated remaining life of the assets acquired, adjusted for prepayments and subsequent mortgage asset sales, using the level yield method.


     For the years ended March 31, 1993, 1992 and 1991, the effect of amortization of goodwill was to reduce net income by approximately $942,000 each of the years, and the effect of the accretion of the purchase accounting discounts was to increase net income by approximately $148,000, $188,000, and $188,000, respectively.

                    STATEWIDE SAVINGS BANK, S.L.A. AND SUBSIDIARIES

       YEARS ENDED MARCH 31, 1993, 1992 AND 1991 AND (UNAUDITED) THE NINE MONTHS
                           ENDED DECEMBER 31, 1993 AND 1992


16. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts and estimated fair values of the Bank's financial instruments at March 31, 1993 are as follows:

                                                 CARRYING       ESTIMATED
                                                  AMOUNT       FAIR VALUE
                                                 --------      ----------
Financial assets:
 Cash and amounts due from depository
  institutions . . . . . . . . . . . . . . .  $  5,212,000   $  5,212,000
 Federal funds sold. . . . . . . . . . . . .     6,100,000      6,100,000
 Investment securities . . . . . . . . . . .    18,225,000     19,170,000
 Mortgage-backed securities. . . . . . . . .   208,248,000    215,480,000
 Mortgage-backed securities available
  for sale . . . . . . . . . . . . . . . . .     7,517,000      7,871,000
                                              ------------   ------------
                                               245,302,000    253,833,000
                                              ------------   ------------
 Performing loans, less allowance for loan
  losses . . . . . . . . . . . . . . . . . .   226,999,000    231,654,000
 Nonperforming loans, less allowance for loan
  losses . . . . . . . . . . . . . . . . . .     3,930,000      4,118,000
                                              ------------   ------------
    Total loans. . . . . . . . . . . . . . .   230,929,000    235,772,000
                                              ------------   ------------
 Federal Home Loan Bank of New York stock        4,493,000      4,493,000
 Accrued interest receivable . . . . . . . .     4,558,000      4,558,000
                                              ------------   ------------
Total financial assets . . . . . . . . . . .  $485,282,000   $498,656,000
                                              ============   ============
Financial liabilities:
 Deposits. . . . . . . . . . . . . . . . . .  $440,034,000   $442,751,000
 Advance payments by borrowers for taxes and
  insurance. . . . . . . . . . . . . . . . .     1,844,000      1,844,000
 Accounts payable and other liabilities. . .     1,946,000      1,946,000
 Borrowed funds. . . . . . . . . . . . . . .    45,092,000     49,032,000
                                              ------------   ------------
Total financial liabilities. . . . . . . . .  $488,916,000   $495,573,000
                                              ============   ============
Off-balance-sheet financial instruments:
 Commitments to extend credit. . . . . . . .  $  1,756,000   $  1,756,000
 Standby letters of credit . . . . . . . . .       779,000        779,000
 Unused lines of credit. . . . . . . . . . .     1,404,000      1,404,000

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate fair value:

     Cash and Amounts Due from Depository Institutions and Federal Funds Sold--For these short-term instruments, the carrying amount is a reasonable estimate of fair value.

     Investment, Mortgage-Backed Securities and Mortgage-Backed Securities Available for Sale--For investment, mortgage-backed securities and mortgage-backed securities available for sale, fair values are based on quoted market prices.

     Loans--Fair values are estimated for portfolios of loans with similar financial characteristics. The total loan portfolio is first divided into performing and nonperforming categories. Performing loans are then segregated into adjustable and fixed rate interest terms. Fixed rate loans are segmented by type, such as construction and land development, other loans secured by real estate, commercial and industrial loans, and loans to individuals. Certain types, such as commercial loans and loans to individuals, are further segmented by maturity and type of collateral.

     For adjustable rate performing loans, the carrying amount less a credit risk adjustment based on internal loan classifications is a reasonable estimate of fair value. For fixed rate performing loans, fair value is calculated by discounting scheduled future cash flows through estimated maturity using a discount rate equivalent to the rate at which the Bank would currently make loans which are similar with regard to collateral, maturity, and the type of

                    STATEWIDE SAVINGS BANK, S.L.A. AND SUBSIDIARIES

       YEARS ENDED MARCH 31, 1993, 1992 AND 1991 AND (UNAUDITED) THE NINE MONTHS
                           ENDED DECEMBER 31, 1993 AND 1992

borrower. The discounted value of the cash flows is reduced by a credit risk adjustment based on internal loan classifications. Based on the current composition of the Bank's loan portfolio, as well as both past experience and current economic conditions and trends, future prepayments are not expected to materially impact scheduled future maturities and accordingly have not been considered in calculating fair value.

     For nonperforming loans, fair value is calculated by first reducing the carrying value by a credit risk adjustment based on internal loan classifications, and then discounting the estimated future cash flows from the remaining carrying value at the rate at which the Bank would currently make similar loans to credit worthy borrowers.

     Federal Home Loan Bank of New York Stock--The carrying amount of the Federal Home Loan Bank of New York Stock is equal to its fair value.

     Deposit Liabilities--The fair value of deposits with no stated maturity, such as noninterest-bearing demand deposits, money market accounts, interest checking accounts, and savings accounts is equal to the amount payable on demand as of March 31, 1993. Time deposits are segregated by type, size, and remaining maturity. The fair value of time deposits is based on the discounted value of contractual cash flows. The discount rate is equivalent to the rate currently offered by the Bank for deposits of similar size, type, and maturity.

     Borrowed Funds--The fair value of the Bank's borrowed funds is estimated based on the discounted value of future contractual payments. The discount rate is equivalent to the estimated rate at which the Bank could currently obtain similar financing.

     Accrued Interest Receivable, Advance Payments by Borrowers for Taxes and Insurance, and Accounts Payable and Other Liabilities--For these short-term instruments, the carrying amount is a reasonable estimate of fair value.

     Commitments to Extend Credit, Standby Letters of Credit, and Unused Lines of Credit--The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present credit worthiness of the counterparties. For fixed-rate rate loan commitments, fair value also considers the difference between current levels of interest rates of the committed rates. The fair value of letters of credit and lines of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date.


17. REGULATORY CAPITAL REQUIREMENTS

     The Bank is required to maintain certain levels of capital in accordance with the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (FIRREA) and Office of Thrift Supervision (OTS) regulations. Savings associations must maintain tangible capital of 1.5% of tangible assets. Tangible capital, as defined by FIRREA and the OTS regulations, consists generally of retained income less most intangible assets including supervisory goodwill. The OTS requires that savings associations maintain core capital of 3% of adjusted tangible assets. Core capital consists of tangible capital plus certain intangible assets such as certain qualifying supervisory goodwill which meets the requirements of FIRREA. The amount of such qualifying supervisory goodwill includable in core capital is limited to one-half of core capital and declines each year through December 31, 1994, when supervisory goodwill may no longer be included in core capital.

     On April 22, 1991, the OTS issued a notice of proposed rulemaking establishing a new minimum leverage ratio of 3% for savings associations without any supervisory, financial, or operational deficiencies, that is, associations receiving a composite rating of one on their regulatory examinations under the OTS MACRO system. Leverage ratio is defined as the ratio of core capital to adjusted total assets. Higher leverage ratios, generally 100 to 200 basis points higher, will be required for all other associations, as warranted by particular circumstances or risk profiles. Thus, for all but the most highly rated institutions meeting the conditions set forth in the notice, the minimum leverage ratio is 3% plus an additional amount of core capital, determined on a case-by-case basis. In all cases, savings institutions will be required to hold capital commensurate with the quality of risk management systems and the level of overall risk in

                    STATEWIDE SAVINGS BANK, S.L.A. AND SUBSIDIARIES

       YEARS ENDED MARCH 31, 1993, 1992 AND 1991 AND (UNAUDITED) THE NINE MONTHS
                           ENDED DECEMBER 31, 1993 AND 1992

each individual savings association through the supervisory process on a case-by-case basis. Savings associations that no longer pass the minimum capital standards because of the new core capital leverage ratio requirement will be required to submit capital plans that detail the steps they will take to reach compliance. These capital plans will be due within 60 days of the effective date of the rule. Had these regulations been adopted at March 31, 1993, the Bank would not have met the minimum leverage ratio. Additionally, under the prompt corrective action rule which was issued by the federal banking agencies on September 29, 1992 and which became final on December 19, 1992, an institution must have a leverage ratio of 4% or greater in order to be considered adequately capitalized. The Bank did not meet the 4% leverage ratio and therefore fell within the undercapitalized category for purposes of determining the scope and severity of corrective actions that regulators must take. Management is currently operating under a capital plan which provides for achieving the 4% leverage ratio through earnings.

     There is also a risk-based capital requirement of 8% of risk-weighted assets for savings associations which is to be phased in over three years according to a schedule that follows the Office of Comptroller of the Currency's schedule. Such thrifts were required to meet 80% of the requirement, or 6.4% on December 31, 1989, 90% on December 31, 1990, and 100% on January 1, 1993. The OTS risk-based capital component does not include an interest rate risk component which, under previously proposed FHLBB regulations, would have been approximately 20% of risk-weighted assets. Therefore, the risk-based capital component has been increased from 6% to 8% until the OTS finalizes the interest rate risk portion of the regulations. In December 1990, the OTS proposed its interest rate risk component. This proposal would require savings associations to hold capital as a safeguard against interest rate exposure in an amount equal to 50% of the decline in the market value of portfolio equity that would result from an immediate parallel shift in the term structure of interest rates of plus or minus 200 basis points. Management believes that the Bank will meet the requirements concerning the interest rate risk component, if adopted as proposed.

     Associations which failed to meet any of the three capital standards on December 7, 1989, are subject to certain restrictions which include growth restrictions and a limitation on capital distributions. These thrifts were also required to develop and submit to the OTS by January 8, 1990, acceptable capital restoration plans which demonstrate the strategies to be utilized to meet the capital standards. At December 7, 1989, the Bank did not meet the capital standards set for in FIRREA and the OTS regulations implementing the FIRREA capital standards. As a result, the Bank was required to submit a capital plan to the OTS which included provisions requiring the Bank to meet the minimum capital requirements prescribed by the OTS. Currently, the Bank is in compliance with these requirements.

     At periodic intervals, the OTS routinely examines the Bank's financial statements as part of their legally prescribed oversight of the thrift industry. Based upon these examinations, the regulators can direct that the Bank's financial statements be adjusted in accordance with their findings.

     At March 31, 1993, the Bank had the following capital ratios:

        Tangible capital to adjusted total assets . . . .  2.5%
        Core capital to adjusted total assets . . . . . .  3.3%
        Total capital to risk-weighted assets . . . . . .  9.4%


18. INTEREST RATE RISK

     At March 31, 1993, the Bank had average interest earning assets of approximately $475 million having a weighted average effective yield of 8.43% and a duration of 2.38 years and average interest bearing liabilities of approximately $487 million having a weighted average effective interest rate of 4.49% and a duration of 1.79 years. Because the interest-sensitive liabilities reprice sooner on average than do the Bank's interest earning assets, the Bank is exposed to interest rate risk in a rising rate environment. Such risk occurs in a rising rate environment because liabilities will be repricing faster at higher interest rates, thereby reducing the market value of long-term assets and net interest income. Net interest income will fluctuate based on changes in interest rates and changes in the levels of interest sensitive assets and liabilities.

                    STATEWIDE SAVINGS BANK, S.L.A. AND SUBSIDIARIES

       YEARS ENDED MARCH 31, 1993, 1992 AND 1991 AND (UNAUDITED) THE NINE MONTHS
                           ENDED DECEMBER 31, 1993 AND 1992

19. LOANS TO RELATED PARTIES

     The Bank has had, and expects to have in the future, banking transactions in the ordinary course of business with directors, executive officers and their affiliates on the same terms as those prevailing for comparable transactions with other borrowers. These loans amounted to $230,103 and $235,182 at March 31, 1993 and 1992, respectively, and do not involve more than normal risks of repayment. At March 31, 1993 and 1992 these loans represent 1% of retained earnings. During 1993, no new loans were made to related parties and repayments were $5,079.


20. RECENTLY ISSUED ACCOUNTING STANDARDS

     In May 1993, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standard No. 114 "Accounting by Creditors for Impairment of a Loan" ("SFAS 114"). SFAS 114 establishes criteria for accounting for loans that have been impaired. It requires that impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. The Bank has not fully evaluated the effect of SFAS 114 on its financial statements. SFAS 114 is effective for fiscal years beginning after December 15, 1994.

     In May 1993, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standard No. 115 "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"). SFAS 115 establishes accounting and reporting for investments in equity securities that have readily determinable fair values and for all investments in debt securities. The impact on the Bank of implementing SFAS 115 will not be material to the financial statements. SFAS 115 is effective for fiscal years beginning after December 15, 1993.


21. SUBSEQUENT EVENT

     Effective May 21, 1993, the Bank entered into an Agreement and Plan of Reorganization with HUBCO Inc. Under this plan, the Bank will convert from a State Mutual Savings and Loan Association to a State Chartered Stock Savings Association, and then convert into a State Chartered Commercial Bank. At such time the Bank will be merged into HUBCO through an offering to qualified bank depositors. This plan is subject to the approval of the OTS and the State of New Jersey Banking Commissioner.

22. RESTATEMENT

    In its previously issued financial statements as of and for the years ended, March 31, 1993 and 1992 the Bank erroneously recognized certain extraordinary credits related to the utilization of net operating loss carryforwards whose realization was uncertain. The accompanying 1993 and 1992 financial statements have been restated to reflect the reduction of these extraordinary credits.
The principal effects of this restatement are as follows:

                                1993                        1992
                     --------------------------   --------------------------
                     As previously                As previously
                         stated     As restated      stated      As restated
                     -------------  -----------   -------------  -----------

Accounts Payable
 and Other
 Liabilities. . . .  $ 1,946,039    $ 2,603,039    $ 1,562,263   $ 1,695,980
Retained Earnings-
 substantially
 restated . . . . .   28,968,590     28,311,590     23,358,521    23,224,804
Income (loss) before
 extraordinary
 credit . . . . . .    7,637,214      7,577,214
Extraordinary Credit     463,283            --       1,367,000     1,233,283
Net Income. . . . .    5,610,069      5,086,786      2,367,661     2,233,944

                    STATEWIDE SAVINGS BANK, S.L.A. AND SUBSIDIARIES

       YEARS ENDED MARCH 31, 1993, 1992 AND 1991 AND (UNAUDITED) THE NINE MONTHS
                           ENDED DECEMBER 31, 1993 AND 1992


23. NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

     A. General--The accompanying interim consolidated statement of financial condition and the comparative interim consolidated statements of operations and retained earnings and statements of cash flows are condensed. The statements do not contain all of the information and footnotes required by generally accepted accounting principles to be included in a full set of financial statements, and have not been independently audited.

     Such interim consolidated financial statements are unaudited but include all adjustments which consist solely of normal recurring accruals and the effect of the adoption of Statement of Financial Accounting Standard No.
109 "Accounting for Income Taxes" discussed in note D below, which are, in the opinion of management, considered necessary for a fair presentation of the financial condition and results of operations for the interim periods. The interim results of operations presented in this report may not necessarily be indicative of the consolidated results for the full year. The accompanying financial statements should be read in conjunction with the Bank's annual financial statements included elsewhere herein.

     B. Allowance for Loan Losses--An analysis of the allowance for loan losses follows:

                                        FOR THE NINE MONTHS
                                         ENDED DECEMBER 31,
                                       -----------------------
                                         1993         1992
                                         ----         ----
  Balance, beginning of period . . .  $1,366,001    $1,841,404
  Provision for loan losses              359,841       181,818
  Charge-offs. . . . . . . . . . . .    (686,011)     (497,490)
  Recoveries . . . . . . . . . . . .      54,629        45,580
                                      ----------    ----------
  Balance, end of period . . . . . .  $1,094,460    $1,571,312
                                      ==========    ==========

     C. Nonperforming Loans--Loans three or more months in arrears or in the process of foreclosure were: Conventional first mortgage loans--$1,605,374 and $2,938,401; FHA insured and VA guaranteed--$755,942 and $607,005;
consumer loans--$359,473 and $549,090; and construction loans $0 and $248,253 at December 31, 1993 and 1992, respectively.

     The amount of non-accruing loans at December 31, 1993 and 1992 was $1,759,811 and $3,318,846, respectively, which represents .93% and 1.37%, respectively, of total loans outstanding. The total interest income that would have been recorded for the nine months ended December 31, 1993 and 1992, had these loans been current in accordance with their original terms, or since the date of origination if outstanding for only part of the year, was approximately $100,893 and $216,007, respectively.

     D. Income Taxes--Effective April 1, 1993, the Bank adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"), which requires a change from the "deferred method" to the "liability method" of accounting for income taxes. The cumulative effect of adopting SFAS 109 on years prior to 1993 aggregated to an increase in net income of $668,841 due to the accelerated recognition of the deferred tax assets, net of a valuation allowance. Financial statements for periods prior to April 1, 1993 have not been restated.

     The provision for income taxes is based on pre-tax income which differs in some respects from taxable income. In years prior to 1993, when income and expenses were recognized in different periods for financial reporting purposes than for income tax reporting purposes, deferred taxes were provided on timing differences at the effective tax rate and the resulting deferred tax asset or liability was not adjusted for subsequent changes in the tax rate. Beginning April 1, 1993, all cumulative temporary differences, as defined by SFAS 109, are tax effected using the current tax rate.

                    STATEWIDE SAVINGS BANK, S.L.A. AND SUBSIDIARIES

       YEARS ENDED MARCH 31, 1993, 1992 AND 1991 AND (UNAUDITED) THE NINE MONTHS
                           ENDED DECEMBER 31, 1993 AND 1992


     The tax effects of significant items comprising the net deferred tax asset as of April 1, 1993 were as follows:

  Temporary differences
   Allowance for loan losses. . . . . . . . . . . .   $539,700
   Allowance for losses on Joint Venture. . . . . .    332,084
   Purchase accounting discount on mortgage loans .    220,708
   Deferred loan fees . . . . . . . . . . . . . . .    224,314
   Accelerated depreciation . . . . . . . . . . . .   (148,861)
   Discount on dollar rolls . . . . . . . . . . . .   (224,834)
   Other. . . . . . . . . . . . . . . . . . . . . .    (11,379)
                                                      --------
                                                       931,732
   Valuation allowance. . . . . . . . . . . . . . .    381,732
                                                      --------
   Net deferred tax asset . . . . . . . . . . . . .   $550,000
                                                      ========

    The net deferred tax asset is included in other assets on the consolidated balance sheet. The Bank expects that it will generate future taxable income sufficient to enable the bank to realize these tax benefits; however, there can be no assurance that the Bank will generate any earnings or any specific level of continuing earnings. The valuation allowance relating to the net deferred tax asset primarily relates to a capital loss incurred by the Bank. Since capital losses are only deductible from capital gains and since it was very unlikely that the Bank would generate sufficient capital gains to provide for the use of the tax benefit related to the capital loss, the Bank concluded that it was more likely than not that the related tax asset would not be recognized and established a valuation allowance in accordance with SFAS 109. The Bank in determining the adequacy of the valuation allowance took into consideration the current results of operations, adequacy of the loan loss less allowance and capital.


     E. Subsequent Event--Statewide had a participation interest in a $159 million acquisition, development and construction loan. The property securing the loan, located in Jersey City, New Jersey, is being managed and marketed for sale by the R.T.C. The sale of the property was approved by the former participants in January 1994. No contract has been executed at this time, but the letter of intent provides for payments to be made to former participants over a protracted build-out period estimated to be five to eight years. Due to the uncertainty of receiving any proceeds, in March 1994 Statewide decided to charge off its insubstance foreclosure balance relating to this former participation. The March 1994 charge off, net of taxes, amounted to $365,000.

                           REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors and
Stockholders of Washington Bancorp, Inc.
Hoboken, New Jersey

     We have audited the accompanying consolidated balance sheets of Washington Bancorp, Inc. and Subsidiary as of December 31, 1993 and 1992, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Washington Bancorp, Inc. and Subsidiary as of December 31, 1993 and 1992, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1993 in conformity with generally accepted accounting principles.

     As discussed in Note 1 to the consolidated financial statements, in 1993 the Company changed its method of accounting for income taxes and its method of accounting for investments in debt and equity securities.

     As discussed in Note 11 to the consolidated financial statements, the Company is presently a defendant in two lawsuits. One lawsuit seeks unspecified damages and alleges violations of state securities laws, certain banking laws and state common law. The other was filed by a former Bank officer and alleges wrongful termination and seeks unspecified damages. Legal counsel has advised the Company that the effect, if any, of the ultimate outcome of these actions cannot presently be determined, and accordingly, no provision for loss, if any, that may result upon resolution of these matters has been made in the accompanying consolidated financial statements.

                                        /s/ Coopers & Lybrand
                                        COOPERS & LYBRAND

Parsippany, New Jersey
January 28, 1994

                        WASHINGTON BANCORP, INC. AND SUBSIDIARY

                              CONSOLIDATED BALANCE SHEETS

                                                          December 31,
                                                  --------------------------
                                                       1993          1992
                                                  ------------  ------------
                               ASSETS
Cash and due from banks. . . . . . . . . . . .   $  4,283,032  $  4,336,433
Federal funds sold . . . . . . . . . . . . . .      1,900,000     3,000,000
                                                 ------------  ------------
Cash and cash equivalents. . . . . . . . . . .      6,183,032     7,336,433
Investment securities:
 Available-for-sale. . . . . . . . . . . . . .     57,740,195     1,936,700
 Held-to-maturity (market value $14,128,000
  and $57,430,000) . . . . . . . . . . . . . .     13,848,830    56,793,662
Mortgage-backed securities:
 Available-for-sale. . . . . . . . . . . . . .      9,516,832           --
 Held-to-maturity (market value $9,365,000
  and $7,197,000). . . . . . . . . . . . . . .      9,447,366     7,213,343
Loans:
 Held-for-sale (market value $4,909,000 and
  $9,032,000). . . . . . . . . . . . . . . . .      4,852,000     9,000,000
 In portfolio (net of allowance for losses of
  $2,828,000 and $2,776,000) . . . . . . . . .    165,332,900   182,500,728
Other real estate owned ("REO") (net of
 allowance for losses of $1,880,000
 and $1,802,000) . . . . . . . . . . . . . . .      7,078,038    12,998,022
Accrued interest receivable. . . . . . . . . .      2,563,176     2,606,893
Premises and equipment, net. . . . . . . . . .      2,614,031     2,840,090
Federal Home Loan Bank stock, at cost. . . . .      1,711,300     1,632,000
Income tax refund. . . . . . . . . . . . . . .            --        320,000
Deferred income tax asset. . . . . . . . . . .      1,369,000       250,000
Other assets . . . . . . . . . . . . . . . . .        378,636       342,758
                                                 ------------  ------------
   TOTAL ASSETS. . . . . . . . . . . . . . . .   $282,635,336  $285,770,629
                                                 ============  ============
                LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
 Interest-bearing deposits . . . . . . . . . .   $237,026,264  $244,249,625
 Noninterest-bearing deposits. . . . . . . . .      9,016,464     8,373,055
                                                 ------------  ------------
  Total deposits . . . . . . . . . . . . . . .    246,042,728   252,622,680
 Advances from Federal Home Loan Bank
  ("FHLB") . . . . . . . . . . . . . . . . . .        400,000           --
 Mortgage escrow deposits. . . . . . . . . . .      1,276,819     1,393,709
 Accrued interest payable. . . . . . . . . . .        189,154       336,657
 Other liabilities . . . . . . . . . . . . . .      1,185,136       948,538
                                                 ------------  ------------
   TOTAL LIABILITIES . . . . . . . . . . . . .    249,093,837   255,301,584
                                                 ------------  ------------
Commitments and Contingencies
Stockholders' Equity:
 Preferred stock, par value $.10 per share,
  3,000,000 shares authorized, no shares issued
  and outstanding. . . . . . . . . . . . . . .            --            --
 Common stock, par value $.10 per share,
  6,000,000 shares authorized, shares issued and
  outstanding--2,307,687 in 1993 and 2,307,187
  in 1992. . . . . . . . . . . . . . . . . . .        230,768       230,718
Paid-in capital. . . . . . . . . . . . . . . .     22,500,728    22,498,778
Retained earnings. . . . . . . . . . . . . . .     10,744,003     7,919,549
Unrealized gain on available-for-sale
 securities, net of tax. . . . . . . . . . . .        186,000           --
                                                 ------------  ------------
                                                   33,661,499    30,649,045
Deferred compensation-Management Recognition
 and Retention Plan ("MRP"). . . . . . . . . .       (120,000)     (180,000)
                                                 ------------  ------------
   TOTAL STOCKHOLDERS' EQUITY. . . . . . . . .     33,541,499    30,469,045
                                                 ------------  ------------
   TOTAL LIABILITIES AND STOCKHOLDERS'
    EQUITY . . . . . . . . . . . . . . . . . .   $282,635,336  $285,770,629
                                                 ============  ============

                     See notes to consolidated financial statements

                        WASHINGTON BANCORP, INC. AND SUBSIDIARY

                         CONSOLIDATED STATEMENTS OF OPERATIONS

                                                 Year ended December 31,
                                       -------------------------------------
                                           1993        1992          1991
                                       -----------  ----------   -----------
Interest income:
 Loans, including fees . . . . . . . . $14,781,686  $18,041,437  $22,616,388
 U.S. Treasury obligations . . . . . .   1,766,978    2,833,951    1,995,094
 Mortgage-backed securities. . . . . .     915,652      193,365      849,600
 Federal funds sold. . . . . . . . . .     171,990      380,910      372,369
 Dividends . . . . . . . . . . . . . .     150,639      155,715      199,088
 Due from banks. . . . . . . . . . . .      48,311       50,378       22,719
 Other investment securities . . . . .     722,669      223,335    1,538,383
                                       -----------  -----------  -----------
 Total interest income . . . . . . . .  18,557,925   21,879,091   27,593,641
                                       -----------  -----------  -----------
Interest expense:
 Deposits. . . . . . . . . . . . . . .   8,794,623   12,189,233   17,148,425
 Borrowed funds. . . . . . . . . . . .      17,809        1,350    1,970,423
                                       -----------  -----------  -----------
 Total interest expense. . . . . . . .   8,812,432   12,190,583   19,118,848
                                       -----------  -----------  -----------
  Net interest income. . . . . . . . .   9,745,493    9,688,508    8,474,793
                                       -----------  -----------  -----------
 Provision for losses on loans . . . .     420,000    1,100,000    1,500,000
                                       -----------  -----------  -----------
  Net interest income after provision
   for losses on loans . . . . . . . .   9,325,493    8,588,508    6,974,793
                                       -----------  -----------  -----------
Other income:
 Service charges on deposit accounts .     186,459      181,743      149,163
 Gain on sale of loans, net. . . . . .     157,030      196,845    1,275,976
 Security gains, net . . . . . . . . .      22,450    1,638,132      856,843
 Gain on sale of bank building . . . .     186,519          --           --
 Other . . . . . . . . . . . . . . . .     396,675      273,536      287,286
                                       -----------  -----------  -----------
 Total other income. . . . . . . . . .     949,133    2,290,256    2,569,268
                                       -----------  -----------  -----------
Other expenses:
 Salaries and employee benefits. . . .   3,468,089    3,519,704    3,924,724
 REO expense, net. . . . . . . . . . .   1,457,341    1,171,544    1,935,927
 Occupancy and equipment expenses,
  net. . . . . . . . . . . . . . . . .     797,303    1,010,739      869,705
 Federal Deposit Insurance Corporation
  ("FDIC") assessment. . . . . . . . .     690,516      597,054      577,945
 Other . . . . . . . . . . . . . . . .   2,354,923    2,394,742    1,997,571
                                       -----------  -----------  -----------
 Total other expenses. . . . . . . . .   8,768,172    8,693,783    9,305,872
                                       -----------  -----------  -----------
  Income before income taxes,
   extraordinary items and cumulative
   effect of change in accounting
   principle . . . . . . . . . . . . .   1,506,454    2,184,981      238,189
  Income tax benefit/(expense) . . . .   1,018,000     (628,000)    (552,000)
                                       -----------  -----------  -----------
  Income/(loss) before extraordinary
   items and cumulative effect of
   change in accounting principle. . .   2,524,454    1,556,981     (313,811)
  Extraordinary items:
   Utilization of net operating loss
   ("NOL") carryforward. . . . . . . .         --       539,000          --
   Loss on early extinguishment of FHLB
    advances (net of applicable
    income tax effect of $-0-) . . . .         --           --    (1,034,319)
  Cumulative effect of change in
   accounting principle. . . . . . . .     300,000          --           --
                                       -----------  -----------  -----------
  NET INCOME/(LOSS). . . . . . . . . . $ 2,824,454  $ 2,095,981  $(1,348,130)
                                       ===========  ===========  ===========
 Income/(loss) per share:
  Income/(loss) before extraordinary
   items and cumulative effect of
   change in accounting principle. . .       $1.10        $0.68       $(0.14)
  Extraordinary items. . . . . . . . .         --          0.24        (0.46)
  Cumulative effect of change in
   accounting principle. . . . . . . .         .13          --           --
                                             -----        -----       ------
  NET INCOME/(LOSS). . . . . . . . . .       $1.23        $0.92       $(0.60)
                                             =====        =====       ======
Weighted average number of shares
 outstanding . . . . . . . . . . . . .   2,296,876    2,276,035    2,263,547
                                         =========    =========    =========

                     See notes to consolidated financial statements


                                                 WASHINGTON BANCORP, INC. AND SUBSIDIARY

                                        CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                 Unrealized
                                                                  gain on
                                                                 available-                Deferred compensation
                               Preferred   Common      Paid-in    for-sale    Retained     ---------------------
                                 stock      stock      capital   securities   earnings      ESOP          MRP         Total
                               --------    ------     ---------  ----------- ----------  ----------    ---------   ----------
BALANCE, January 1, 1991. .    $  --     $230,718   $22,498,778  $    --   $ 7,171,698   $(386,400)   $(300,000) $29,214,794
Recognition of deferred
 compensation expense . . .       --          --            --        --           --      289,800       60,000      349,800
Net loss. . . . . . . . . .       --          --            --        --    (1,348,130)        --           --    (1,348,130)
                               ------    --------   -----------  --------  -----------   ---------    ---------  -----------
BALANCE, December 31, 1991.       --      230,718    22,498,778       --     5,823,568     (96,600)    (240,000)  28,216,464
Recognition of deferred
 compensation expense . . .       --          --                      --           --       96,600       60,000      156,600
Net income. . . . . . . . .       --          --            --        --     2,095,981         --           --     2,095,981
                               ------    --------   -----------  --------  -----------   ---------   ----------  -----------
BALANCE, December 31, 1992.       --      230,718    22,498,778       --     7,919,549         --      (180,000)  30,469,045
Recognition of deferred
 compensation expense . . .       --          --            --        --           --          --        60,000       60,000
Excercise of stock options.       --           50         1,950       --           --          --           --         2,000
Adoption of SFAS 115. . . .       --          --            --    186,000          --          --           --       186,000
Net income. . . . . . . . .       --          --            --        --     2,824,454         --           --     2,824,454
                               ------    --------   -----------  --------  -----------   ---------   ----------  -----------
BALANCE, December 31, 1993.    $  --     $230,768   $22,500,728  $186,000  $10,744,003   $     --     $(120,000) $33,541,499
                               ======    ========   ===========  ========  ===========   =========   ==========  ===========





                                              See notes to consolidated financial statements

                                                                   F-28


                        WASHINGTON BANCORP, INC. AND SUBSIDIARY

                         CONSOLIDATED STATEMENTS OF CASH FLOWS

                                               Year ended December 31,
                                        --------------------------------------
                                            1993         1992          1991
                                        ----------    ----------   -----------
Cash Flows from Operating Activities:
 Interest received. . . . . . . . . .  $20,368,341   $22,383,276  $ 27,978,824
 Loan fees received . . . . . . . . .      288,037       449,833       406,092
 Service charges on deposits received      186,459       181,743       149,163
 Miscellaneous other income received.      260,392       273,536       287,286
 Income tax refund received . . . . .    1,196,969           --      1,105,511
 Income taxes paid. . . . . . . . . .     (545,107)     (609,000)          --
 Loans originated for resale. . . . .     (852,000)          --            --
 Interest paid. . . . . . . . . . . .   (8,959,935)  (12,520,427)  (19,699,816)
 Cash paid to employees and for other
  expenses. . . . . . . . . . . . . .   (7,630,874)   (7,863,590)   (5,278,204)
                                        ----------    ----------    ----------
  Net cash provided by operating
    activities. . . . . . . . . . . .    4,312,282     2,295,371     4,948,856
                                        ----------    ----------    ----------
Cash Flows from Investing Activities:
 Proceeds from maturity of term federal
  funds sold. . . . . . . . . . . . .          --      9,000,000           --
 Purchase of term federal funds sold.          --            --     (9,000,000)
 Proceeds from sales of securities
  available-for-sale. . . . . . . . .    3,375,706    19,834,531           --
 Proceeds from maturities of securities
  available-for-sale. . . . . . . . .      500,000           --            --
 Purchase of securities available-for-
  sale. . . . . . . . . . . . . . . .  (60,197,058)  (21,353,814)          --
 Principal collected on mortgage-backed
  securities available-for-sale . . .    2,967,578           --            --
 Purchase of mortgage-backed securities
  available-for-sale. . . . . . . . .  (10,847,957)          --            --
 Proceeds from sales of loans held for
  sale. . . . . . . . . . . . . . . .    7,021,863    15,717,358    34,600,519
 Proceeds from sales of investment
  securities. . . . . . . . . . . . .    9,248,633    54,466,694    68,049,943
 Proceeds from maturities of investment
  securities. . . . . . . . . . . . .   35,371,615    10,445,843    52,378,000
 Purchase of investment securities. .   (2,452,068)  (68,592,457) (117,910,408)
 Principal collected on mortgage-backed
  securities. . . . . . . . . . . . .    5,769,780       532,190     1,042,580
 Proceeds from sales of mortgage-backed
  securities. . . . . . . . . . . . .    2,028,385     1,533,314    27,191,360
 Purchase of mortgage-backed
  securities. . . . . . . . . . . . .  (10,534,937)   (7,785,292)          --
 Purchase of loans. . . . . . . . . .          --    (10,086,000)          --
 Net decrease/(increase) in loans and
  loans held for sale . . . . . . . .   14,240,619    (7,095,165)  (11,481,243)
 Recoveries on loans charged-off. . .      261,348       257,045       240,898
 Proceeds from sale of bank building.      224,100           --            --
 Capital expenditures . . . . . . . .      (64,614)     (312,723)     (261,474)
 Proceeds from sales of REO, net of
  financed sales and closing costs. .    3,995,466     1,126,761     2,658,486
 Proceeds from redemption of FHLB
  stock . . . . . . . . . . . . . . .          --        520,300       104,600
 Purchase of FHLB stock . . . . . . .      (79,300)          --            --
                                        ----------    ----------    ----------
  Net cash (used in)/provided by
    investing activities. . . . . . .      829,159    (1,791,415)   47,613,261
                                        ----------    ----------    ----------
Cash Flows from Financing Activities:
 Net increase in savings and
  transaction accounts. . . . . . . .    4,164,930    14,330,173     5,693,096
 Net decrease in certificates of
  deposit . . . . . . . . . . . . . .  (10,744,882)  (20,728,505)  (21,998,795)
 Net increase/(decrease) in mortgage
  escrow deposits . . . . . . . . . .     (116,890)     (739,381)      149,309
 Repayment of advances from FHLB. . .          --            --    (45,134,319)
 Advances from FHLB . . . . . . . . .      400,000           --     15,600,000
 Exercise of stock options. . . . . .        2,000           --            --
                                        ----------    ----------    ----------
  Net cash used in financing
    activities. . . . . . . . . . . .   (6,294,842)   (7,137,713)  (45,690,709)
                                        ----------    ----------    ----------
Net Increase/(Decrease) in Cash and
 Cash Equivalents . . . . . . . . . .   (1,153,401)   (6,633,757)    6,871,408
Cash and Cash Equivalents, beginning
 of year. . . . . . . . . . . . . . .    7,336,433    13,970,190     7,098,782
                                        ----------    ----------    ----------
Cash and Cash Equivalents, end of
 year . . . . . . . . . . . . . . . .  $ 6,183,032   $ 7,336,433  $ 13,970,190
                                       ===========   ===========  ============

                     See notes to consolidated financial statements


                              WASHINGTON BANCORP, INC. AND SUBSIDIARY

                         CONSOLIDATED STATEMENTS OF CASH FLOWS--(continued)

                                                           Year ended December 31,
                                                   -------------------------------------
                                                      1993        1992           1991
                                                   ----------  ----------    ------------
Reconciliation of Net Income/(Loss) to
 Net Cash Provided by
 Operating Activities:
Net income/(loss). . . . . . . . . . . . . . .    $2,824,454  $ 2,095,981   $(1,348,130)
Adjustments to reconcile net income/(loss) to
 net cash provided by operating activities:
  Depreciation . . . . . . . . . . . . . . . .       253,092      372,186       319,678
  Provision for losses on loans and REO. . . .     1,443,965    1,951,900     2,670,206
  Recognition of deferred compensation
   expense . . . . . . . . . . . . . . . . . .        60,000      156,600       349,800
  Deferred loan fees . . . . . . . . . . . . .      (194,779)    (163,765)     (248,842)
  Deferred taxes . . . . . . . . . . . . . . .      (699,000)    (250,000)      552,000
  Gain on sales of investment and mortgage-
    backed securities. . . . . . . . . . . . .       (67,623)  (1,671,946)   (1,078,931)
  Loss on sales of investment and mortgage-
    backed securities. . . . . . . . . . . . .        45,173       33,814       222,088
  Gain on sale of bank building. . . . . . . .      (186,519)         --            --
  Gain on sales of REO . . . . . . . . . . . .      (429,255)    (454,734)     (329,927)
  Loss on sales of REO . . . . . . . . . . . .       125,355       53,887       153,157
  Gain on sale of loans. . . . . . . . . . . .      (157,030)    (206,314)   (1,275,976)
  Loss on sale of loans. . . . . . . . . . . .           --         9,469           --
  Premium amortization, net of discount
   earned. . . . . . . . . . . . . . . . . . .     2,249,515      817,490       243,249
  Extraordinary loss on early extinguishment
   of FHLB advances. . . . . . . . . . . . . .           --           --      1,034,319
  Changes in operating assets and liabilities:
    (Increase) in loans originated for resale.      (852,000)         --            --
    (Increase)/decrease in income tax refund
      receivable . . . . . . . . . . . . . . .       320,000     (320,000)      243,000
    (Increase)/decrease in accrued interest
     receivable. . . . . . . . . . . . . . . .        43,717      300,293       796,868
    (Increase)/decrease in other assets. . . .       (35,878)      83,567       890,585
    Increase/(decrease) in accrued interest
     payable . . . . . . . . . . . . . . . . .      (147,503)    (329,844)     (580,968)
    Increase/(decrease) in other liabilities .      (283,402)    (183,213)    2,336,680
                                                  ----------  -----------    ----------
Net cash provided by operating activities. . .    $4,312,282  $ 2,295,371    $4,948,856
                                                  ==========  ===========    ==========
Supplemental Schedule of Noncash Investing and
 Financing Activities:
 Transfer of loans to REO. . . . . . . . . . .    $3,705,035  $ 5,330,339    $9,571,387
                                                  ==========  ===========    ==========
 Portion of REO sales financed by Washington .    $5,427,475  $ 3,486,900    $4,700,200
                                                  ==========  ===========    ==========
 Transfer of loans to loans held for sale,
  net. . . . . . . . . . . . . . . . . . . . .    $      --   $24,520,513    $      --
                                                  ==========  ===========    ==========
 Exchange of loans for mortgage-backed
  securities . . . . . . . . . . . . . . . . .    $1,788,408  $       --     $6,732,250
                                                  ==========  ===========    ==========
 Available-for-sale securities market value
  change . . . . . . . . . . . . . . . . . . .    $  186,000  $       --     $      --
                                                  ==========  ===========    ==========





                           See notes to consolidated financial statements
                                                F-30


                        WASHINGTON BANCORP, INC. AND SUBSIDIARY

                       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The accounting and reporting policies of Washington and Washington Savings follow generally accepted accounting principles and general practices applicable to the banking industry. The policies which materially affect the determination of financial position, results of operations and cash flows are summarized below.

Basis of presentation

     The consolidated financial statements include the accounts of Washington and its wholly-owned subsidiary, Washington Savings. All significant intercompany balances and transactions have been eliminated.

Statements of cash flows

     The statements of cash flows are presented using the direct method. For purposes of reporting cash flows, cash and cash equivalents are cash on hand, amounts due from banks and Federal funds sold (generally due within a one-week period).

Securities

     During 1993, the Financial Accounting Standards Board (the "FASB") issued and Washington adopted Statement of Financial Accounting Standards No. 115:
"Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"). SFAS 115 requires entities to classify their securities into either a held-to-maturity, available-for-sale or trading category. Each of these classifications require a different basis of accounting.

     Securities in which there is both the positive intent and ability to hold until call date, if any, or maturity are classified as held-to-maturity and carried at cost, adjusted for amortization of premiums and accretion of discounts. Premiums are amortized and discounts are accreted using the level yield method over the period to call, if any, or maturity for investments, and over the estimated remaining lives based on anticipated prepayments for mortgage-backed securities. Gains and losses, if any, are recognized when securities are sold by the specific identification method.

     Securities which may be sold prior to maturity for either asset/liability purposes or for other reasons are classified as available-for-sale and are accounted for at fair value with fair value changes, net of tax, reported as a net amount in a separate component of stockholders' equity.

     Washington does not engage in trading securities; however, such securities would be accounted for at fair value with fair value changes reported in the income statement.

     The effect of adopting SFAS 115 as of December 31, 1993 was to increase securities by $286,000, reduce the net deferred tax asset by $100,000 and increase stockholders' equity by $186,000. There was no effect on the results of operations.

     Washington Savings, as a member of the Federal Home Loan Bank of New York("FHLB"), is required to hold shares of capital stock in the FHLB in an amount equal to one percent of the outstanding balance of mortgage loans or five percent of its outstanding advances from the FHLB, whichever is greater.

Loans

     Loans in which there is both the intent and ability to hold until maturity are carried at their principal amounts outstanding. Generally, when a loan is past due as to payment of principal or interest for ninety days or when, in the opinion of management, the accrual of interest should be ceased before ninety days, it is Washington's policy to cease accruing interest and to place such a loan on a "nonaccrual status". Any accrued but unpaid interest previously recorded, if not adequately collateralized, is charged against current period interest income. Cash receipts on nonaccrual loans are recorded as either income or as a reduction of principal, according to management's judgement as to the collectibility of principal.

     Loan origination fees and certain direct loan origination costs are offset, and the resulting net amount is deferred and amortized as an adjustment of the loans' yields. Net loan fees are generally amortized over the contractual lives of the related loans.

     Loans held for sale are carried at the lower of aggregate cost or market. No valuation allowance was required at December 31, 1993 or 1992. Gains and losses, including deferred loan origination fees, are recognized when loans are sold by the specific identification method.

     In May 1993, the FASB issued Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" ("SFAS 114"). SFAS 114 establishes criteria for accounting for loans that have been impaired. It requires that impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. Washington has not fully evaluated the effect of SFAS 114 on its financial statements. SFAS 114 is effective for fiscal years beginning after December 15, 1994. Washington plans to adopt SFAS 114 in 1995 with no prior period restatement.

Allowance for losses on loans

     The allowance for losses on loans is established through charges to operations in the form of a provision for losses on loans. Loans which are determined to be uncollectible are charged against the allowance account and subsequent recoveries, if any, are credited to the account. The provision for losses on loans is based upon percentage allocations with regard to the performing loan portfolio, as well as specific allocations for classified loans. Loans are classified in accordance with their estimated risk based on various factors, including: (a) the financial status and credit history of the borrower; (b) collateral value; (c) loan documentation; (d) prevailing and anticipated economic conditions; and (e) such other factors that, in management's judgement, warrant current recognition in providing an adequate allowance.

Other Real Estate Owned ("REO"), net

     REO consists of real estate properties acquired through foreclosure or deed in lieu of foreclosure and "in-substance" foreclosures("ISF"). A loan is classified as an in-substance foreclosure even though actual foreclosure has not occurred based upon the following criteria: the borrower has little or no equity in the collateral based upon its current estimated fair value; proceeds for repayment are expected to come only from the operations or sale of the collateral; and either the borrower has abandoned control of the collateral or it is doubtful that the borrower will rebuild equity in the collateral or repay the loan by other means in the foreseeable future.

     REO is carried at the lower of cost (principal balance of the former loan plus cost of obtaining title and possession) or fair value less estimated cost to sell. When a property is transferred to ISF, the excess of the loan balance over market or the fair market less estimated cost to sell is charged to the allowance for losses on loans.

     The allowance for losses on REO is established through charges to operations in the form of a provision for losses on REO that is reflected in the expense caption--"REO expense, net." Factors considered in establishing the allowance for losses on REO include appraisals of the fair market value of a property and management's assessment of the overall real estate market for that type of property and its location. In addition, carrying costs (e.g. real estate taxes, repairs and maintenance, and insurance), net of rental income, are charged to operations in the current period and are reflected in the expense caption--"REO expense, net".

Premises and equipment, net

     Land is carried at cost. Buildings, building improvements, and furniture and equipment are stated at cost less accumulated depreciation computed on the straight-line basis over the estimated useful lives of each type of asset. Leasehold improvements are stated at cost less accumulated amortization computed on a straight-line basis over the term of the lease or useful life, whichever is less. Expenditures for maintenance and repairs are charged to expense; major replacements and betterments are capitalized. Gains and losses on dispositions are reflected in current operations.

Income taxes

     Washington and Washington Savings file a consolidated federal income tax return. State income tax returns are filed on a separate basis.

     Prior to 1993, Washington recorded income tax provisions in accordance with Accounting Principles Board Opinion No.11: "Income Taxes" ("APB 11"), which recorded deferred income taxes on transactions which are reported for financial statement purposes in different years than for income tax purposes--principally loan fees, interest on nonaccrual loans and carrying costs of REO.

     On January 1, 1993, Washington adopted Statement of Financial Accounting Standards No. 109: "Accounting for Income Taxes" ("SFAS 109") with no prior period adjustment. SFAS 109 requires an asset and liability approach, the objective of which is to establish deferred tax assets and liabilities for temporary differences between the financial reporting basis and the tax basis of assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled. The effect of adopting SFAS 109, as of January 1, 1993, was to increase assets and net earnings by $300,000, or $.13 per share.

Pension plan and postretirement benefits

     A noncontributory defined benefit pension plan is provided through Retirement System Group Inc. that covers substantially all employees. Benefits are based upon years of service and generally upon the employee's average compensation during the three consecutive years prior to normal retirement. The funding policy is generally to make the minimum annual contributions required by applicable regulations. Pension cost is determined by Statement of Financial Accounting Standards No. 87: "Employers' Accounting for Pensions." The Entry Age Normal Cost Method was used to determine the actuarial present value of accumulated and projected benefit obligations.

     During 1992, Washington undertook a policy to eliminate its balance sheet liability under the new Statement of Financial Accounting Standards No. 106:
"Accounting for Postretirement Benefits Other Than Pensions" ("SFAS 106"). This goal was achieved in a two step process. First, current retirees were offered, and accepted, a lump sum payment equal to a percentage of the estimated cost to Washington of each retiree's future health insurance premiums in exchange for Washington's liability for future coverage. The aggregate lump sum amount for all such retirees approximated $77,000 and was paid in two equal installments in January 1992 and 1993. Second, the obligation for future retirees was moved to the tax-qualified pension plan. Future retirees who meet certain age and service requirements will be awarded a supplemental pension benefit equal to a percentage of estimated future health insurance premiums.

     During 1992 and prior periods, postretirement health care benefits were recognized in the year that the benefits were paid to certain retired employees-the "pay-as-you-go" or cash basis. The costs of providing postretirement health care benefits approximated $42,000 and $38,000 for the years ended December 31, 1992 and 1991, respectively.

Postemployment benefits


     In December 1992, the FASB issued Statement of Financial Accounting Standards No. 112: "Employers' Accounting for Postemployment Benefits" ("SFAS 112"). SFAS 112 requires accrual accounting for benefits provided to former or inactive employees after employment but before retirement-including salary continuation, disability benefits, severance pay and continuation of health care benefits. Under SFAS 112, each benefit will be accrued either over the employee's working career for benefits that vest or vary based on an employee's years of service, or as an expense at the date of the event giving rise to the benefits (e.g., at the date of disability). SFAS 112 is effective for fiscal years beginning after December 15, 1993. Earlier application is not required by the FASB. Washington plans to adopt SFAS 112 in 1994 with no prior period restatement. Management believes that the effect of adopting SFAS 112 will not be significant on the financial position or results of operations of Washington.


Financial instruments

     Disclosures are made of the fair value of financial instruments, both assets and liabilities recognized and not recognized in the consolidated balance sheet, for which it is practicable to estimate fair value as of the balance sheet date. Changes in market conditions subsequent to that date are not reflected and the fair value of financial instruments are not representative of Washington's total value. For example, when quoted market prices are not available, Washington calculates the present value of anticipated future cash flows. In that regard, the estimated fair value will be affected by prepayment and discount rate assumptions. Such method may not provide the actual amount which would be realized in the ultimate sale of the financial instrument.

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practical to estimate that value:

  Cash and short-term investments

     The carrying amount is a reasonable estimate of fair value.

  Securities

     Fair values are based on quoted market prices as published by various quotation services or, if quoted market prices are not available, on dealer quotes. Fair value of the investment in FHLB is its carrying amount.

  Loan receivables and commitments to extend credit

     Loans are grouped into homogeneous categories, such as one-to-four family mortgages, consumer loans, and loans held for sale. Fair value is based on either a quoted market price from a dealer for similar maturities, interest rate and type of collateral or the present value of anticipated future cash flows using the current rates at which similar loans would be made to borrowers with similar credit risks and for the same remaining maturities.

  Deposit liabilities

     Carrying amount is a reasonable estimate of fair value for savings, demand deposit, and money market accounts. Fair value of certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities.

PER SHARE DATA

     Income/(loss) per share was computed by dividing net income/(loss) for each year by the weighted average number of shares outstanding (which excludes unvested shares of the MRP).

RECLASSIFICATIONS

     Certain reclassifications have been made to the 1992 and 1991 financial statements to conform to the 1993 presentation.

2. CASH AND DUE FROM BANKS

     Reserves maintained to meet Federal Reserve Board regulations amounted to $331,000 and $280,000 during the bi-weekly maintenance periods that included December 31, 1993 and 1992, respectively.


                                                 WASHINGTON BANCORP, INC. AND SUBSIDIARY
                                         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

3. SECURITIES
                                                December 31, 1993                            December 31, 1992
                                                -----------------                            -----------------
                                    Weighted           Gross Unrealized          Weighted            Gross Unrealized
                                     Average  Carrying  ---------------- Market   Average  Carrying  -----------------   Market
                                      Yield     Value    Gains  Losses   Value     Yield     Value      Gains  Losses     Value
                                     ------   --------   -----  ------   ------- --------  --------     -----  ------    -------
                                              (Dollars in thousands)                       (Dollars in thousands)
Investment securities held to
 maturity
U.S. Treasury:
 Maturing between 1-5 years. . . .     5.45%  $13,546    $275  $  (1)   $13,820    5.95%    $19,090     $453    $ --   $19,543
                                      -----   -------    ----  ------   -------    ----     -------     ----    ----   -------
U.S. Government agencies:
 Maturing within 1 year. . . . . .       --        --      --      --        --    3.74       5,611        2     (7)     5,606
                                      -----   -------    ----  ------   -------    ----     -------     ----    ----   -------
Corporate Bonds and Notes:
 Maturing within 1 year. . . . . .       --        --      --      --        --    4.00      19,754      187    (37)    19,904
 Maturing between 1-5 years. . . .     4.28       303       5      --       308    4.53       3,151       46     (2)     3,195
                                      -----   -------    ----  ------   -------    ----     -------     ----    ----   -------
                                       4.28       303       5      --       308    4.07      22,905      233    (39)    23,099
                                      -----   -------    ----  ------   -------    ----     -------     ----    ----   -------
Other Securities:
 Maturing within 1 year. . . . . .       --        --      --      --        --    3.65       9,188        2     (8)     9,182
                                      -----   -------    ----  ------   -------    ----     -------     ----    ----   -------
                                       5.43%  $13,849    $280  $  (1)   $14,128    4.58%    $56,794     $690   $(54)   $57,430
                                      =====   =======    ====  ======   =======    ====     =======     ====   =====   =======
Mortgaged-backed securities held
 to maturity
Government National Mortgage
 Association ("GNMA") pass-
 through certificates . . . . . . .    6.24%  $ 7,155    $ 14  $ (75)   $ 7,094    7.12%    $ 7,213     $ 16   $(32)   $ 7,197
Federal National Mortgage
 Association ("FNMA") pass-through
 certificates. . . . . . . . . . .     5.85     1,582       5    (21)     1,566      --          --       --      --        --
Federal Home Loan Mortgage
 Association (FHLMC") pass-
 through certificates. . . . . . .     5.67       710      --     (5)       705      --          --       --      --        --
                                      -----   -------    ----  ------   -------    ----     -------     ----    ----   -------
                                       6.13%  $ 9,447    $ 19  $(101)   $ 9,365    7.12%    $ 7,213     $ 16   $(32)   $ 7,197
                                      =====   =======    ====  ======   =======    ====     =======     ====   =====   =======

                                     December 31, 1993                                       December 31, 1992
                                     -----------------                                       -----------------
                                    Weighted  Carrying                           Weighted            Gross Unrealized
                                     Average   Market                             Average  Carrying  -----------------   Market
                                      Yield     Value                              Yield     Value      Gains  Losses     Value
                                     ------   --------                           --------  --------     -----  ------    -------
                                  (Dollars in thousands)                                   (Dollars in thousands)
Investment securities available
 for sale
U.S. Treasury:
 Maturing between 1-5 years. . . .     4.69%  $51,822                                --%     $   --     $ --    $ --    $   --
 U.S. Government agencies:
 Maturing within 1 year. . . . . .     3.59       505                                --          --       --      --        --
 Corporate Bonds and Notes:
 Maturing within 1 year. . . . . .     4.12     3,836                              4.64       1,937       17      --   $ 1,954
 Other Securities:
 Maturing within 1 year. . . . . .     4.50     1,577                                --          --       --      --        --
                                      -----   -------                              ----     -------     ----    ----   -------

                                       4.64%  $57,740                              4.64%    $ 1,937     $ 17    $ --   $ 1,954
                                       ====   =======                              ====     =======     ====    ====   =======
Mortgaged-backed securities
 available for sale
GNMA pass-through certificates . .     6.82%  $ 5,986                                --%     $   --     $ --    $ --    $   --
FHLMC pass-through certificates. .     7.82     2,558                                --          --       --      --        --
FNMA pass-through certificates . .     5.53       973                                --          --       --      --        --
                                      -----   -------                              ----     -------     ----    ----   -------
                                       6.95%  $ 9,517                                --%     $   --     $ --    $ --    $   --
                                      =====   =======                              ====     =======     ====    ====   =======


     During 1993, Washington adopted SFAS 115 which increased the carrying value of the available-for-sale securities by $286,000 for unrealized gains. The carrying value of securities pledged to collateralize public deposits approximated $828,000 and $1,454,000 at December 31, 1993 and 1992,
respectively.

                        WASHINGTON BANCORP, INC. AND SUBSIDIARY

4. LOANS AND REO

Loans

     The primary market area for lending encompasses Hudson and Bergen Counties, New Jersey. The following table sets forth the composition of the loan portfolio:

                                                       December 31,
                                                --------------------------
                                                   1993           1992
                                               -------------  -------------
Real estate:
 1-4 family . . . . . . . . . . . . . . .     $109,211,067   $125,858,058
 Multi-family/commercial. . . . . . . . .       53,860,461     52,742,859
 Construction . . . . . . . . . . . . . .        3,282,555      2,533,164
                                              ------------   ------------
   Total real estate loans. . . . . . . .      166,354,083    181,134,081
Commercial/financial. . . . . . . . . . .        1,421,985      3,551,679
Consumer and other loans. . . . . . . . .        1,322,178      1,731,241
                                              ------------   ------------
   Total loans. . . . . . . . . . . . . .      169,098,246    186,417,001
Less: Unearned interest . . . . . . . . .           79,393         87,541
 Deferred loan fees . . . . . . . . . . .          857,953      1,052,732
Allowance for losses. . . . . . . . . . .        2,828,000      2,776,000
                                              ------------   ------------
Loans, net. . . . . . . . . . . . . . . .     $165,332,900   $182,500,728
                                              ============   ============
Nonperforming loans

     Nonperforming loans, which are a component of loans, include loans which are accounted for on a nonaccrual basis and troubled debt restructurings.

                                                        December 31,
                                                --------------------------
                                                   1993            1992
                                                ----------      -----------
Nonaccrual loans:
 Real estate loans:
  1-4 family. . . . . . . . . . . . . .        $ 2,783,813     $5,527,941
  Multi-family/commercial . . . . . . .          9,981,691      1,648,146
  Construction. . . . . . . . . . . . .                --         944,000
                                               -----------     ----------
   Total real estate loans. . . . . . .         12,765,504      8,120,087
  Commercial/financial. . . . . . . . .                --         224,591
  Consumer and other loans. . . . . . .             32,647        254,571
                                               -----------     ----------
   Total nonaccrual loans . . . . . . .         12,798,151      8,599,249
Troubled debt restructurings:
 Commercial/financial . . . . . . . . .            151,788        207,088
                                               -----------     ----------
   Total nonperforming loans. . . . . .        $12,949,939     $8,806,337
                                               ===========     ==========

     Interest on nonperforming loans which would have been recorded had such loans been performing (based upon original contract terms) throughout the period approximated $826,000, $609,000 and $975,000 for the years ended December 31, 1993, 1992 and 1991, respectively. Interest income on those loans, which is recorded only when received, amounted to $223,000, $416,000 and $548,000 for the years ended December 31, 1993, 1992 and 1991, respectively.

                        WASHINGTON BANCORP, INC. AND SUBSIDIARY

     During the first quarter of 1993, a Chapter 11 bankruptcy petition was filed by the obligor of an approximately $9.0 million loan, a loan on which Washington Savings currently has a first mortgage and an assignment-of-rents (the "Bankruptcy Loan"). On November 10, 1993, the Court dismissed the bankruptcy petition. Nevertheless, Washington Savings did not receive any of the rental payments from April 1993 through November 1993, as the payments were made to a debtor-in-possession account and pursuant to a Court Order were released to the City of Philadelphia (and not to Washington Savings) to pay a substantial portion of property tax arrearages. Rental payments were resumed to Washington Savings in December 1993. On January 29, 1994, the Bank paid approximately $450,000 to the City of Philadelphia to resolve all remaining property tax arrearages and to pay 1994 property taxes. The amount of such payment was capitalized into the Bankruptcy Loan balance. Washington Savings anticipates that the Bankruptcy Loan will be renegotiated during 1994. Washington Savings has classified the Bankruptcy Loan as a nonaccrual loan included in the multi-family/commercial category. Management believes that Washington Savings has adequate collateral with respect to the Bankruptcy Loan and anticipates collection of the outstanding principal balance.


REO

                                                         December 31,
                                                  --------------------------
                                                     1993            1992
                                                   ---------      -----------
Acquired by foreclosure or deed in lieu
 of foreclosure . . . . . . . . . . . . . .       $3,920,667     $ 7,460,541
 Loans foreclosed in-substance. . . . . . .        5,037,371       7,339,481
 Less:
 Allowance for losses on REO. . . . . . . .        1,880,000       1,802,000
                                                  ----------     -----------
  REO, net .. . . . . . . . . . . . . . . .       $7,078,038     $12,998,022
                                                  ==========     ===========

Allowance for losses on loans and REO

                                           Loans         REO          Total
                                        ----------   ----------   ----------
Balance, December 31, 1990. . . . . .   $2,579,000  $  976,000    $3,555,000
Provision for losses. . . . . . . . .    1,500,000   1,170,206     2,670,206
Recoveries. . . . . . . . . . . . . .      240,898         --        240,898
Losses charged off. . . . . . . . . .   (1,330,898)   (818,206)   (2,149,104)
                                        ----------  ----------    ----------
Balance, December 31, 1991. . . . . .    2,989,000   1,328,000     4,317,000

Provision for losses. . . . . . . . .    1,100,000     851,900     1,951,900
Recoveries. . . . . . . . . . . . . .      257,045         --        257,045
Losses charged off. . . . . . . . . .   (1,570,045)   (377,900)   (1,947,945)
                                        ----------  ----------    ----------
Balance, December 31, 1992. . . . . .    2,776,000   1,802,000     4,578,000

Provision for losses. . . . . . . . .      420,000   1,023,965     1,443,965
Recoveries. . . . . . . . . . . . . .      261,319         --        261,319
Losses charged off. . . . . . . . . .     (629,319)   (945,965)   (1,575,284)
                                        ----------  ----------    ----------
Balance, December 31, 1993. . . . . .   $2,828,000  $1,880,000    $4,708,000
                                        ==========  ==========    ==========

Related-Party Loans

     An analysis of activity with respect to loans outstanding to directors, officers, their entities and immediate family is as follows:

                                                Year ended December 31,
                                                -----------------------
                                                  1993          1992
                                                ---------     ---------
Balance, beginning of year . . . . . . . .     $866,000      $1,007,000
New loans. . . . . . . . . . . . . . . . .          --          356,000
Repayments/reductions. . . . . . . . . . .     (320,000)       (497,000)
Balance, end of year . . . . . . . . . . .     $546,000      $  866,000
                                               ========      ==========

                        WASHINGTON BANCORP, INC. AND SUBSIDIARY

     As of December 31, 1993 and 1992, $543,000 and $842,000, respectively, of such loans represented collateralized real estate loans and $3,000 and $24,000, respectively, represented uncollateralized loans. All such loans were, in the opinion of management, made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with outside third parties.

5. PREMISES AND EQUIPMENT

                                                    December 31,
                                             ------------------------
                                                1993           1992
                                             ----------     ---------
Land . . . . . . . . . . . . . . . . . .     $  513,570    $  532,496
Buildings. . . . . . . . . . . . . . . .      3,185,933     3,211,426
Leasehold improvements . . . . . . . . .        145,123       356,462
Equipment. . . . . . . . . . . . . . . .      2,483,214     2,423,942
                                             ----------    ----------
                                              6,327,840     6,524,326
Less: Accumulated depreciation and
 amortization. . . . . . . . . . . . . .      3,713,809     3,684,236
                                             ----------    ----------
                                             $2,614,031    $2,840,090
                                             ==========    ==========

     During 1993, a building used to store bank-owned vehicles (i.e., a garage) with a net book value of $37,000 was sold for $224,000.

                                 WASHINGTON BANCORP, INC. AND SUBSIDIARY

6. INTEREST-BEARING DEPOSITS

                                                                     December 31,
                                                  --------------------------------------------------------
                                                          1993                          1992
                                                  -------------------------  ----------------------------
                                                    Average                     Average
                                                   effective                   effective
                                                 interest rate   Amount      interest rate     Amount
                                                 ------------- -----------   ------------- ------------
Regular savings accounts. . . . . . . . . . .       2.50%     $103,033,812      3.25%      $ 99,347,342
Money market accounts . . . . . . . . . . . .       2.25         6,700,155      3.15          7,369,440
Checking accounts . . . . . . . . . . . . . .       2.00         4,690,136      2.90          4,185,800
                                                    ----      ------------      ----       ------------
 Total savings and transaction deposits . . .       2.47       114,424,103      3.23        110,902,582
                                                    ----      ------------      ----       ------------
Market-rate certificates under $100,000 maturing:
 Three months or less . . . . . . . . . . . .       3.84        37,909,328      4.86         45,781,741
 Three months to six months . . . . . . . . .       3.69        22,848,926      4.97         29,851,480
 Six months to one year . . . . . . . . . . .       3.65        26,694,662      4.79         33,046,983
 One to two years . . . . . . . . . . . . . .       4.36        10,430,845      6.22         11,860,462
 Two to three years . . . . . . . . . . . . .       4.91        10,514,059      4.91          3,212,207
 Three to five years. . . . . . . . . . . . .       5.07         5,576,637      6.11          1,225,039
Market-rate certificates $100,000 and over maturing:
 Three months or less . . . . . . . . . . . .       4.02         2,754,760      4.90          3,294,615
 Three months to six months . . . . . . . . .       3.32         1,710,739      4.68          2,014,480
 Six months to one year . . . . . . . . . . .       4.12         1,819,949      5.16          2,417,186
 One to two years . . . . . . . . . . . . . .       4.51           527,622      6.89            428,375
 Two to three years . . . . . . . . . . . . .       4.99           701,366      5.30            214,475
 Three to five year . . . . . . . . . . . . .       5.05         1,113,268        --                --
                                                    ----      ------------      ----       ------------
 Total certificates of deposit. . . . . . . .       3.98       122,602,161      5.01        133,347,043
                                                    ----      ------------      ----       ------------
 Total interest-bearing deposits. . . . . . .       3.25%     $237,026,264      4.20%      $244,249,625
                                                    ====      ============      ====       ============
  Average effective interest rate on all
   deposits . . . . . . . . . . . . . . . . .       3.13%                       4.04%
                                                    ====                        ====

7. BORROWINGS

    On February 1, 1993, the FHLB advanced Washington Savings $400,000, maturing on February 1, 1996. There were no advances during 1992. The average amount outstanding during 1993 and 1991 was $367,000 and $23,308,000, respectively, with a weighted average rate of 4.9% and 8.4%, respectively. The FHLB advance is collateralized by mortgage-backed securities and the mortgage loan portfolio. During the fourth quarter of 1991, the proceeds primarily from the sale of one-to-four family performing mortgage loans and investment securities were used to prepay $15,900,000 of FHLB advances, incurring approximately $1,034,000 of early extinguishment costs. The costs have been included in the consolidated statements of operations as an extraordinary item. Due to the net operating loss carryforward position, there was no income tax effect for these transactions.

     In 1987, Washington Savings established an Employee Stock Ownership Plan ("ESOP"), which borrowed $l,449,000 from an unrelated third party lender to acquire 138,000 shares of Washington's Common Stock at $10.50 per share (secured by the shares purchased). The loan was scheduled to mature in 1997; however, the ESOP, at its option, repaid the remaining balance of the loan during 1992 with no penalty. The ESOP repaid the loan as contributions were received from Washington Savings. Interest was paid and accrued monthly at a variable rate which approximated the prime rate. The related interest expense incurred for the years ended December 31, 1992 and 1991 approximated $1,000 and $23,000, at an effective rate of 3.9% and 9.3%, respectively.

    Washington Savings also has a line of credit, which expires on September 1, 1994, of approximately $14.3 million with the FHLB, none of which was in use at December 31, 1993.

                        WASHINGTON BANCORP, INC. AND SUBSIDIARY

8. PENSION PLAN

    The components of net periodic pension cost include the following:

                                                  Year ended December 31,
                                               ----------------------------
                                                 1993     1992     1991
                                               --------  -------- ---------
Service cost of benefits earned . . . . . . . $131,925 $122,405  $102,672
Interest cost on projected benefit
 obligation . . . . . . . . . . . . . . . . .  220,512  209,194   205,182
Actual return on plan assets. . . . . . . . . (408,089)(279,886) (210,743)
Net amortization:
 Deferred investment liability. . . . . . . .  147,402   33,433       --
 Unrecognized net transition asset. . . . . .  (58,356) (58,356)  (58,356)
 Unrecognized prior service liability . . . .     (254)   1,456     1,456
                                              -------- --------  --------
Net periodic pension cost . . . . . . . . . . $ 33,140 $ 28,246  $ 40,211
                                              ======== ========  ========

    The funded status of the plan, which invests primarily in marketable equity and debt securities, and the amounts recognized in the consolidated balance sheets are as follows:

                                                           December 31,
                                                      -----------------------
                                                       1993        1992
                                                    ---------- ------------
Actuarial present value of accumulated benefit
 obligation:
 Vested benefits. . . . . . . . . . . . . . . .   $(2,838,600) $(2,338,576)
 Nonvested benefits . . . . . . . . . . . . . .      (182,800)    (150,610)
                                                  -----------  -----------
 Accumulated benefit obligation . . . . . . . .    (3,021,400)  (2,489,186)
Effect of assumed increase in future compensation
 levels . . . . . . . . . . . . . . . . . . . .      (415,000)    (341,898)
                                                  -----------  -----------
Projected benefit obligation. . . . . . . . . .    (3,436,400)  (2,831,084)
Plan assets at fair value . . . . . . . . . . .     3,617,300    3,333,266
Plan assets in excess of projected benefit
 obligation . . . . . . . . . . . . . . . . . .       180,900      502,182
Unrecognized net transition asset . . . . . . .      (242,200)    (300,524)
Unrecognized net (gain)/loss. . . . . . . . . .        87,200     (142,334)
Unrecognized prior service liability. . . . . .        (7,500)      (7,784)
                                                  -----------  -----------
Net pension asset . . . . . . . . . . . . . . .   $    18,400  $    51,540
                                                  ===========  ===========

    The expected long-term rate of return on plan assets used in determining the net periodic pension cost was 8.00% in 1993, 1992 and 1991. The projected benefit obligation is based on an assumed discount rate of 7.00% in 1993 and 8.00% in 1992, and an assumed rate of compensation increase of 5.50 and 6.00% in 1993 and 1992, respectively. The original net transition asset of $650,660 is being amortized over approximately eleven years and is due to expire in 1998.

9. BENEFIT PLANS

    The expense charged to operations for the following benefit plans during the years ended December 31, 1993, 1992 and 1991 approximated $151,000, $193,000 and $376,000, respectively.

Incentive Stock Option Plan ("Option Plan")

    The Option Plan authorizes the granting of 172,500 nonqualified and incentive stock options through 1997 to certain officers and other key employees. Each option entitles the holder to purchase one share of Common Stock at an exercise price equal to the fair market value as of the date of grant. Options may be exercisable at such times (not after ten years from grant) as the Stock Option Plan Committee determines. The exercise price may be paid in cash or

                        WASHINGTON BANCORP, INC. AND SUBSIDIARY

Common Stock. The following table summarizes stock option transactions during the three years ended December 31, 1993:


  Balance at January 1, 1991, exercisable between $5.25
   and $18.75 . . . . . . . . . . . . . . . . . . . . . . . . .   58,000
  Granted in 1992 at $4.00. . . . . . . . . . . . . . . . . . .   26,500
  Granted in 1993 at $7.25. . . . . . . . . . . . . . . . . . .   88,000
  Exercised in 1993 at $4.00. . . . . . . . . . . . . . . . . .     (500)
                                                                 -------
  Balance at December 31, 1993, exercisable between $4.00 and
   $18.75 . . . . . . . . . . . . . . . . . . . . . . . . . . .  172,000
                                                                 =======
  Exercisable at December 31, 1993. . . . . . . . . . . . . . .   74,700
                                                                 =======
  Available for future grant of stock options . . . . . . . . .      --
                                                                 =======

Employee Stock Ownership Plan ("ESOP")

    The ESOP, established for employees age 21 or older who have at least one year of credited service, was funded by discretionary cash contributions that are invested in the Common Stock. Benefits may be paid either in shares of Common Stock or in cash. Shares purchased with such proceeds are held in a suspense account by the ESOP Trustee for allocation among members. Benefits become 20% vested each year of credited service, with 100% vesting after 5 years of credited service. Forfeitures will be reallocated among remaining participating employees. Benefits may be payable upon retirement, early retirement, disability or separation from service.

    The ESOP Trustee must vote all allocated shares held in the ESOP in accordance with the instructions of the participating employees. Shares for which employees do not give instructions, shares held by the ESOP trustee and unallocated shares will be voted in the same proportion as the shares with respect to which instructions have been given.

    The ESOP is subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended (which applies to all employee stock ownership plans), and the regulations of the Internal Revenue Service and the Department of Labor thereunder. Washington has begun to terminate the ESOP. The effect of terminating the ESOP will not be significant to the financial position or results of operations of Washington.

Management Recognition Plan ("MRP")

    The MRP was established as a method of providing employees in key positions with a proprietary interest in a manner designed to encourage such key employees to remain with Washington. Washington contributed $630,000 to the MRP to enable it to acquire 60,000 shares of Common Stock. Such amount represents deferred compensation and has been accounted for as a reduction of stockholders' equity. Awards generally vest over either a three or five year period and will be 100% vested upon termination of employment by death, disability, retirement, or following a change in control of Washington.

Option Plan for Outside Directors ("Directors' Option Plan")

    Each member of the Board of Directors who is not an officer or employee of Washington was granted a single non-qualified option to purchase 7,187.5 shares (aggregate 57,500 shares) of the Common Stock at an exercise price equal to the fair market value as of the date of grant. Each option granted under the Directors' Option Plan expires upon the earlier of ten years following the date of the option or thirty days following the date the optionee ceases to be a director. The following table summarizes the Directors' Option Plan transactions during the three years ended December 31, 1993:

Balance at January 1, 1991, exercisable between $10.50 and
 $13.00 . . . . . . . . . . . . . . . . . . . . . . . . . . .   50,312.50
 Granted in 1993 at $7.25 . . . . . . . . . . . . . . . . . .   10,782.00
 Options returned for granting in 1993. . . . . . . . . . . .  (10,782.00)
                                                               ----------
Balance at December 31, 1993, excersisable between $7.25 and
 $13.00 . . . . . . . . . . . . . . . . . . . . . . . . . . .   50,312.50
                                                               ==========
Exercisable at December 31, 1993. . . . . . . . . . . . . . .   50,312.50
                                                               ==========
Available for future grant of stock options . . . . . . . . .         --
                                                               ==========

                        WASHINGTON BANCORP, INC. AND SUBSIDIARY

Deferred Compensation Plan for Outside Directors ("DCP")

    During 1993, the DCP, a plan which covers any outside director who has served in that capacity for at least five consecutive calendar years, was approved in principle subject to certain conditions. Eligibility, benefits and vesting will continue should an outside director subsequently become an officer or employee. An outside director becomes fully vested upon either fifteen years of service as director, sixty-five years of age, death, or change in control of Washington, as described below. Subsequent to retirement, the DCP provides an annual benefit equal to (a) 50% of the outside director's annual retainer in effect at the time of retirement (the "then current retainer"), plus (b) 5% of the then current retainer for each additional year of service in excess of 5 years (up to a maximum of 10 additional years). Benefits are based on actuarial assumptions then in effect under the Retirement Plan of Washington Savings. Benefits payable under the DCP shall be paid directly from the general assets of Washington. Washington is not obligated to set aside, earmark or escrow funds or other assets to satisfy its obligations under the DCP. At December 31, 1993, the accumulated postretirement benefit obligation reflected on the consolidated balance sheet in other liabilities was $25,000.

    In the event of a change in control of Washington, each outside director (regardless of whether he has served as a director for five years) who is neither an officer nor an employee shall receive a single cash payment equal to four times the then current retainer. The cumulative liability under a change in control of Washington is approximately $252,000. Such cumulative liability in excess of the aforementioned $25,000 was not reflected in the consolidated financial statements as of December 31, 1993.

Bonus programs

    Employees of Washington Savings are awarded cash bonuses based upon length of service, responsibility level and performance.

10. INCOME TAX EXPENSE/(BENEFIT)

                                                  Year ended December 31,
                                                --------------------------
                                                     1993    1992    1991
                                                     ----    ----    ----
                                                   (Dollars in thousands)
Current:
 Federal. . . . . . . . . . . . . . . . . . .     $   396   $288    $ --
 State. . . . . . . . . . . . . . . . . . . .          32     51      --
                                                  -------   ----    ----
                                                      428    339      --
Deferred. . . . . . . . . . . . . . . . . . .         110   (250)     --
Elimination of valuation allowance. . . . . .        (809)    --      --
Income tax refund . . . . . . . . . . . . . .        (747)    --      --
Charge in lieu of income taxes. . . . . . . .          --    539      --
Write-off of net deferred tax asset . . . . .          --            552
                                                  -------   ----    ----
                                                  $(1,018)  $628    $552
                                                  =======   ====    ====

    Upon adoption of SFAS 109, deferred tax assets of $2.4 million, deferred tax liabilities of $1.0 million and a valuation allowance of $809,000 were established, resulting in a net deferred tax asset of $550,000 as of January 1, 1993. As of December 31, 1993, the $809,000 valuation allowance was reduced to zero as a result of taxes paid in prior and current years and anticipated future taxable income sufficient to realize these tax benefits. Based upon Washington's historical and current pretax earnings, management believes it is more likely than not that the Company will generate future net taxable income in sufficient amounts to realize its net deferred tax asset at December 31, 1993, however, there can be no assurance that Washington will generate any earnings or any specific level of continuing earnings. In addition during 1993, an income tax refund of $747,000 was received as a result of an overassessment of previously paid federal income taxes.

    During 1992, Washington utilized its remaining net operating loss carryforwards of approximately $754,000 for federal income tax purposes and approximately $1,700,000 for financial reporting purposes to record an extraordinary credit in the amount of $539,000, which partially offset income tax expense of $628,000. During 1991, the $552,000 of expense was primarily a result of the write-off of the net deferred tax asset as a result of Washington's tax loss carryforward position.

                        WASHINGTON BANCORP, INC. AND SUBSIDIARY

     A reconciliation between the reported income tax expense/(benefit) and the amount computed by multiplying income before income taxes, extraordinary items and cumulative effect of change in accounting principle by the statutory Federal income tax rate is as follows:

                                                        Year ended December 31,
                                         ----------------------------------------------------
                                                1993              1992             1991
                                         ------------------  --------------   ---------------
                                                        (Dollars in thousands)
Statutory expense . . . . . . . . . .       $512     34.0%   $743      34.0%    $ 81     34.0%
(Deductible)/ nondeductible provision
 for losses on loans. . . . . . . . .        --      --      (151)     (6.9)     160     67.3
State income tax, net of federal
 benefit. . . . . . . . . . . . . . .         30      2.0      35       1.6      --     --
Reduction in valuation allowance. . .      (809)    (53.7)    --       --        --     --
Income tax refunds. . . . . . . . . .      (747)    (49.6)    --       --        --     --
Write-off of deferred tax asset, net
 of benefit . . . . . . . . . . . . .        --      --       --       --        310    130.2
Other . . . . . . . . . . . . . . . .        (4)      (.3)      1      --          1      (.2)
                                         -------     ----    ----      ----     ----    -----
                                        $(1,018)    (67.6)%  $628      28.7%    $552    231.7%
                                         ======      ====    ====      ====     ====    =====

    Temporary differences, which give rise to deferred tax assets and liabilities under SFAS 109, as of December 31, 1993, are as follows:

                                                    Deferred Tax
                                                --------------------
                                                Assets    Liabilities
                                               ---------  ----------
                                               (Dollars in thousands)

Financial basis reserve for losses on loans
 and REO. . . . . . . . . . . . . . . . . . .  $1,710      $  --
Tax basis reserve for losses on loans and REO
 in excess of base year tax reserve . . . . .     --        1,088
Deferred loan origination fees. . . . . . . .     309         --
Interest on nonaccrual loans. . . . . . . . .     262         --
Premises and equipment. . . . . . . . . . . .     146         --
Deferred compensation . . . . . . . . . . . .      83         --
Unrealized gain on available for sale
 securities . . . . . . . . . . . . . . . . .     --          100
Other . . . . . . . . . . . . . . . . . . . .      54           7
                                               ------      ------
Deferred taxes/liabilities. . . . . . . . . .  $2,564      $1,195
                                               ======      ======
Net deferred tax asset. . . . . . . . . . . .  $1,369
                                               ======

    Under APB 11, the provision for losses on loans and REO was treated as a permanent difference which did not require deferred taxes. Under SFAS 109, differences between the book and tax basis reserve for losses on loans and REO are treated as temporary differences requiring deferred taxes, except that no deferred tax liability is required for the base year tax reserve of approximately $270,000 as of December 31, 1993.

    The deferred income tax provision/(benefit) on income from operations is due to the following items:

                                                  Year ended December 31,
                                                 -------------------------
                                                  1993      1992     1991
                                                  -----     -----    -----
                                                   (Dollars in thousands)
Financial basis reserve for losses on loans
 and REO. . . . . . . . . . . . . . . . . . .    $ 63    $  --      $ --
Tax basis reserve for losses on loans and REO
 in excess of base year tax reserve . . . . .     (87)      --        --
Deferred loan origination fees. . . . . . . .     (70)     (248)      --
Interest on nonaccrual loans. . . . . . . . .     186        23       --
Deferred compensation . . . . . . . . . . . .     (26)      (28)      --
Other . . . . . . . . . . . . . . . . . . . .      44         3       --
                                                -----     -----     ----
                                                 $110     $(250)    $ --
                                                =====     =====     ====

                        WASHINGTON BANCORP, INC. AND SUBSIDIARY

11. COMMITMENTS AND CONTINGENCIES

    Total rent expense for all bank branches under operating leases was approximately $73,000, $130,000 and $105,000 for the years ended December 31, 1993, 1992 and 1991, respectively. Future minimum lease payments required under noncancellable operating leases for bank branches as of December 31, 1993 are as follows:

                      1994 . . . . . . . . . .    $ 71,000
                      1995 . . . . . . . . . .      71,000
                      1996 . . . . . . . . . .      71,000
                      1997 . . . . . . . . . .      50,000
                      1998 . . . . . . . . . .       7,000
                      Thereafter . . . . . . .         --
                                                  --------
                                                  $270,000
                                                  ========

    Certain of the above leases contain renewal options which provide for increased rental payments as a result of increases in real estate taxes. It is generally expected that in the normal course of business, leases that expire will be renewed or replaced by other leases with similar terms.


    Washington has entered into a severance agreement with a certain key executive. In the event of a change in control of Washington (such as the Merger referred to in Note 15), this executive will receive a payment equal to three times his average annual compensation over the five previous years of his employment with Washington Savings, if terminated for other than cause or upon certain other events of termination of employment. In the event that severance payments combined with other payments to be made to this executive by Washington in connection with the Merger would constitute an excess parachute payment under Section 280 G of the Internal Revenue Code of 1986, as amended, then the executive will receive a combination of benefits and payments which will equal the maximum aggregate amount which can be paid to the executive without constituting such an excess parachute payment.

    In October 1991, a complaint was filed by a former officer in New Jersey Superior Court against Washington, Washington Savings and certain directors and officers seeking unspecified damages relating to the termination of such officer's employment. Washington and individual defendants have filed an answer and have asserted certain counterclaims. Although this complaint was recently dismissed, it was dismissed without prejudice to the plaintiff's right, which was exercised, to refile the complaint by March 31, 1994. In
April 1992, a complaint was filed in the New Jersey Superior Court against Washington and Washington Savings seeking unspecified damages and alleging violations of state securities laws, certain banking laws and state common law. This lawsuit is in the discovery stage. The plaintiffs recently amended their complaint to add claims against nine individual defendants, including current and former officers and directors of Washington and Washington Savings. Management believes that the defendants have meritorious defenses in both of these matters and intends to vigorously defend these matters. Given the uncertainties involved in judicial proceedings and the preliminary stage of discovery in these matters, management cannot determine the precise amount of any potential loss that may arise in these matters. Accordingly, no provision for loss, if any, that may result upon resolution of these matters has been recorded in Washington's financial statements.


    Washington Savings is also subject to other legal proceedings involving collection matters, contract claims and miscellaneous items arising in the normal course of business. It is the opinion of management that the resolution of such legal proceedings will not have a material impact on the financial statements of Washington or Washington Savings.

12. FINANCIAL INSTRUMENTS

  Off-Balance-Sheet Risk

    In the normal course of business, Washington Savings is a party to financial instruments with off-balance-sheet risk which are properly not recorded in the consolidated financial statements. These financial instruments principally represent commitments to extend credit to potential borrowers and involve, to varying degrees, elements of credit and interest-rate risk. At December 31, 1993 and 1992, the exposure to credit loss in the event of nonperformance by potential customers was represented by the contractual amount of the financial instruments as follows:

                        WASHINGTON BANCORP, INC. AND SUBSIDIARY

                                                                          Expiration
                                      Contractual      Interest              Dates
                                        Amount           Rates              Through
                                      ----------       --------           ----------
At December 31, 1993:
 Loan commitments-variable. . . .     $1,575,000    6.3% --   9.5%        March 1994
 Loan commitments-fixed . . . . .      4,939,000    6.3  --  10.5        March 1994
 Lines of credit-variable . . . .      1,081,000    7.5  --  11.0    September 1994
 Undisbursed construction
  loans-fixed . . . . . . . . . .        853,000    8.0  --  10.0       August 1995

At December 31, 1992:
 Loan commitments-variable. . . .     $2,628,000    5.8% --   8.0%        March 1993
 Loan commitments-fixed . . . . .      2,519,000    7.8  --  10.5        March 1993
 Lines of credit-variable . . . .        808,000    8.0  --  11.0     November 1993
 Undisbursed construction
  loans-fixed . . . . . . . . . .        197,000    7.0  --  10.0      October 1993

    Since loan commitments and lines of credit may expire without being exercised, the total commitment amount does not necessarily represent future cash requirements. In addition, expiration dates may be extended. The amount of collateral obtained upon originating the loan is based upon management's credit evaluation of the potential borrower and the real estate financed.

  Concentrations of Credit Risk

    Washington's exposure to credit risk is dependent upon the economic condition of its primary market areas for lending--Bergen and Hudson counties, New Jersey. In addition, as of December 31, 1993, the Bankruptcy Loan is the only loan to any one borrower whose aggregate loan concentration was greater than 10% of stockholders' equity. Refer to Note 4 for a discussion of the Bankruptcy Loan. Furthermore, another borrower whose aggregate loan balance was greater than 10% of stockholders' equity as of December 31, 1992, prepaid such loan during 1993.


    Washington Savings originates adjustable-rate loans to manage its interest exposure on its deposits. The adjustable-rate loans have interest rate adjustment limitations with annual and lifetime caps and are generally indexed to the 1 and 3 year Treasury indices. Future market factors may affect the correlation of the interest rate adjustment with the rates paid on deposits that have been primarily utilized to fund such loans. No loans had reached their interest rate adjustment limitation ceiling as of December 31, 1993.

  Fair Value of Financial Instruments

    The estimated fair values of financial instruments, for which it is practicable to estimate fair values, as of December 31, 1993 and 1992 are as follows:

                                                                   December 31,
                                          --------------------------------------------------------------
                                                      1993                          1992
                                          -----------------------------  -------------------------------
                                           Carrying Amount  Fair Value   Carrying Amount    Fair Value
                                           ---------------  ----------   ---------------    -----------
                                                                  (in thousands)
Financial assets:
 Cash and Federal funds sold . . . . . .     $6,183            $6,183        $7,336          $7,336
 Investments available for sale. . . . .     57,740            57,740         1,936           1,954
 Mortgage-backed securities
  available for sale. . . . . . . . . .       9,517             9,517           --              --
 Loans held for sale. . . . . . . . . .       4,852             4,909         9,000           9,032
 Investment securities. . . . . . . . .      13,849            14,128        56,794          57,430
 Mortgage-backed securities . . . . . .       9,447             9,365         7,213           7,197
 Loans. . . . . . . . . . . . . . . . .     169,098                         186,417
 Less: allowance for losses . . . . . .      (2,828)                         (2,776)
     unearned income. . . . . . . . . .        (937)                         (1,140)
                                            -------                         -------
                                            165,333           169,292       182,501         182,283
 Investment in FHLB . . . . . . . . . .       1,711             1,711         1,632           1,632
Financial liabilities:
 Deposits . . . . . . . . . . . . . . .     246,043           246,305       252,623         253,287
 Advances . . . . . . . . . . . . . . .         400               401           --              --

                        WASHINGTON BANCORP, INC. AND SUBSIDIARY

13. STOCKHOLDERS' EQUITY AND DIVIDEND RESTRICTIONS

     In 1987, when Washington Savings converted from a savings bank in mutual form to a savings bank in stock form, Washington established a liquidation account in an amount equal to Washington Savings's surplus and reserves at December 31, 1986 ($14,351,000). The liquidation account will be maintained for the benefit of eligible depositors who held deposit accounts of $50 or more in Washington Savings as of December 31, 1985 and who continue to maintain their accounts in Washington Savings. The liquidation account is reduced annually to the extent that eligible depositors have reduced their eligible deposits (subsequent increases will not restore an interest in the liquidation account). In the unlikely event of a complete liquidation, each eligible depositor will be entitled to receive a distribution from the liquidation account in a proportionate amount to the then current adjusted eligible balances for accounts then held. No dividends may be paid to stockholders if such dividends reduce stockholders' equity below the liquidation account, which was approximately $1.4 million at December 31, 1993.

     Certain restrictions exist regarding the ability of Washington Savings to transfer funds to Washington in the form of cash dividends, loans or advances. FDIC regulations limit the amount of dividends that may be paid by Washington Savings to Washington without prior approval of the FDIC to net profits (as defined) for the current year and the retained net profits (as defined) for the preceding two years. In addition, State banking regulations allow for the payment of dividends in any amount provided that capital stock will be unimpaired and there remains an additional amount of paid-in capital of not less than 50% of the capital stock amount. As of December 31, 1993, the undistributed earnings of Washington Savings approximated $11.6 million, of which $3.6 million was available for the payment of dividends to Washington.

14. REGULATORY MATTERS


     During the third quarter, the Federal Deposit Insurance Corporation (the "FDIC") completed its examination of Washington Savings as of August 2, 1993. As a result of that examination, the FDIC rescinded its Memorandum of Understanding which Washington Savings had signed on December 22, 1992 with the FDIC and the State of New Jersey Department of Banking in connection with their examination as of July 13, 1992.

     Subsequently, the Federal Reserve Bank of New York (the "FRB") completed an off-site analysis of Washington. As a result of that analysis, the FRB rescinded its Memorandum of Understanding, which Washington had originally signed on August 13, 1991 in connection with the FRB's examination as of December 31, 1990.


     Under banking policies issued by the FDIC and the FRB, Washington and Washington Savings must maintain an adequate level of capital sufficient to meet a leverage capital ratio, a core risk-based capital ratio and a total risk-based capital ratio. The leverage capital ratio is calculated by dividing core capital by average total assets of the most recent quarter-end. The risk-based capital ratios require Washington and Washington Savings to classify their assets and certain off-balance-sheet activities into categories, and maintain specified levels of capital for each category. The least capital is required for the category deemed to have the least risk, and the most capital is required for the category deemed to have the greatest risk. For purposes of leverage and risk-based capital guidelines, core capital (also known as Tier 1 capital) consists of common equity in accordance with generally accepted accounting principles ("GAAP") excluding net unrealized gains or losses on available-for-sale securities and deferred tax assets that are dependent on the future taxable income greater than one year, and total capital consists of core capital plus a portion of the allowance for losses on loans. The qualifying portion of the allowance for losses on loans for Washington and Washington Savings was approximately $1.8 million and $2.3 million as of December 31, 1993 and 1992, respectively. As of December 31, 1993 and 1992, capital ratios were as follows:

                                                        December 31,
                                      --------------------------------------------------
                                               1993                       1992
                                      ------------------------   -----------------------
                                                   Washington                 Washington
Capital ratios:            Required*  Washington     Savings     Washington     Savings
- ---------------            ---------  ----------   ----------    ----------   -----------
Leverage. . . . . . . .      5.00%       11.70%      11.38%       10.62%         10.33%
Core risk-based . . . .      6.00%       23.55       22.90        16.32          15.87
Total risk-based. . . .     10.00%       24.81       24.16        17.58          17.12

- ------------
* For qualification as a well-capitalized institution.

                        WASHINGTON BANCORP, INC. AND SUBSIDIARY

15. MERGER AGREEMENT

     On November 8, 1993, Washington signed a definitive agreement (the "Agreement") providing for the merger of Washington with and into Hubco, Inc. of Union City, New Jersey. Under the terms of the Agreement, shareholders of Washington will receive either $16.10 in cash or .6708 of a share of new Series A Convertible Preferred Stock of Hubco, Inc. for each share of Washington's common stock. In addition, Washington issued an option to Hubco, Inc., exercisable in certain circumstances, to acquire 765,000 shares of its authorized but unissued stock at a price of $11.50 per share. The Agreement is subject to several conditions, including regulatory and shareholder approvals. Since significant conditions to effect the merger have not occurred, most merger costs are not included in the 1993 results of operations in the accompanying financial statements.

16. PARENT ONLY FINANCIAL INFORMATION

     The following are the balance sheets as of December 31, 1993 and 1992, and the statements of operations and retained earnings and the statements of cash flows for the years ended December 31, 1993, 1992 and 1991 for Washington (parent company only).

BALANCE SHEETS

                                                         December 31,
                                                 ----------------------------
                                                     1993           1992
                                                   ---------      ---------
Assets:
  Due from banks. . . . . . . . . . . . . . .    $ 1,002,000    $ 1,000,000
  Investment in wholly-owned
    subsidiary, equity basis. . . . . . . . .     32,539,499     29,469,045
                                                 -----------    -----------
                                                 $33,541,499    $30,469,045
                                                 ===========    ===========

Stockholders' Equity:

 Preferred stock, par value $.10 per
  share, 3,000,000 shares authorized,
  no shares issued and outstanding. . . . . .        $  --          $  --
 Common stock, par value $.10 per share, 6,000,000
  shares authorized, shares issued and outstanding
  2,307,687 in 1993 and 2,307,187 in 1992 . .        230,768        230,718
 Paid-in capital. . . . . . . . . . . . . . .     22,500,728     22,498,778
 Retained earnings. . . . . . . . . . . . . .     10,744,003      7,919,549
 Unrealized gain on available-for-sale
  securities, net of tax. . . . . . . . . . .        186,000            --
                                                 -----------    -----------
                                                  33,661,499     30,649,045
Deferred compensation-MRP . . . . . . . . . .       (120,000)      (180,000)
                                                 -----------    -----------
                                                 $33,541,499    $30,469,045
                                                 ===========    ===========

STATEMENTS OF OPERATIONS AND RETAINED EARNINGS

                                               Year ended December 31,
                                        -------------------------------------
                                         1993        1992         1991
                                        ------       -----       ------
Equity in undistributed earnings/(loss)
 of subsidiary. . . . . . . . . .     $2,824,454  $2,095,981  $(1,348,130)
Retained earnings, beginning of
 year . . . . . . . . . . . . . .      7,919,549   5,823,568    7,171,698
                                     -----------  ----------   ----------
Retained earnings, end of year. .    $10,744,003  $7,919,549   $5,823,568
                                     ===========  ==========   ==========

STATEMENTS OF CASH FLOWS
                                                Year ended December 31,
                                     ---------------------------------------
                                         1993        1992         1991
                                        -------     ------       -------
Cash Flows from Financing Activities:
Exercise of stock options . . . .     $    2,000  $     --     $     --
Cash, at beginning of year. . . .      1,000,000   1,000,000    1,000,000
                                      ----------  ----------   ----------
Cash, at end of year. . . . . . .     $1,002,000  $1,000,000   $1,000,000
                                      ==========  ==========   ==========

                                                                 APPENDIX A

          PRO FORMA COMBINED CONDENSED UNAUDITED FINANCIAL STATEMENTS


     The following unaudited pro forma combined financial information presents the Pro Forma Combined Condensed Statement of Condition of HUBCO Inc. ("HUBCO"), Statewide Savings Bank, S.L.A. ("Statewide") and Washington Bancorp, Inc. ("Washington") at December 31, 1993, after giving effect to the Statewide acquisition (sometimes referred to as the "Merger Conversion"), the acquisition of Washington, the issuance of $25,000,000 of 7.75% subordinated debentures due 2004 (completed in January 1994) and the purchase by HUBCO of 442,781 shares of Common Stock at a cost of $9,869,000 under its stock repurchase plan, which shares are available for reissuance in the Merger Conversion, as if such transactions were consummated on December 31, 1993. See "THE COMPANY--Recent Developments." Also presented is the Pro Forma Combined Condensed Statement of Income for the year ended December 31, 1993 after giving effect to the Merger Conversion, the acquisition of Washington, the subordinated debt issuance and HUBCO's repurchase of shares of Common Stock as if such transactions had been consummated on January 1, 1993. The unaudited pro forma information is based on the historical financial statements of HUBCO, Statewide and Washington after giving effect to the contemplated transactions using the purchase method of accounting with respect to the Merger Conversion and the acquisition of Washington and based upon the assumptions and adjustments contained in the accompanying "Notes to the Pro Forma Combined Condensed Unaudited Financial Statements." The pro forma statements assume a Subscription Purchase Price (as defined below) of $18.00 per share for the Merger Conversion and the issuance of 1,944,444 shares of Common Stock. The Subscription Purchase Price is the price at which shares of HUBCO Common Stock are offered in connection with the Merger Conversion to certain depositors of Statewide and others eligible to purchase Common Stock in a subscription offering and to HUBCO stockholders eligible to purchase Common Stock in a stockholder offering. The pro forma statements assume a purchase price of $16.10 in cash or 0.6708 of a share of Series A Preferred Stock of HUBCO for the Washington merger and, in accordance with the allocation required under the Washington Merger Agreement, the conversion of 51% of Washington shares into HUBCO Series A Preferred Stock and the conversion of 49% of Washington shares to cash.

     The unaudited pro forma information presented herein does not give effect to the operating results of HUBCO, Statewide or Washington subsequent to December 31, 1993. Purchase accounting adjustments to estimated fair values have been made with respect to the assets and liabilities of Statewide and Washington and related income and expense accounts based upon preliminary estimates and evaluations as of December 31, 1993. Such preliminary estimates and assumptions are subject to change as additional information is obtained. The allocations of purchase cost are subject to final determination, based upon estimates and other evaluations of fair value, as of the close of the respective transactions. Therefore, the allocations reflected in the Pro Forma Combined Condensed Unaudited Financial Statements may differ from the amounts ultimately determined.


     The unaudited pro forma information has been prepared by Hubco management based upon the Consolidated Financial Statements and related notes thereto of HUBCO incorporated by reference into this Prospectus and the Consolidated Financial Statements and related notes thereto of each of Statewide and Washington beginning on page F-1 of this Prospectus. The unaudited pro forma information should be read in conjunction with such historical statements and notes. The Pro Forma Combined Condensed Statement of Income is not necessarily indicative of operating results which would have been achieved had the above mentioned transactions been consummated as of the above mentioned dates and should not be construed as being representative of future periods.


              PRO FORMA COMBINED CONDENSED STATEMENT OF CONDITION

                                  (Unaudited)

                              Dollars in Thousands


                            As of December 31, 1993


                                                 Pro Forma
                                   Historical   Adjustments   Pro Forma
                                      Hubco       Hubco         Hubco
                                   ----------   -----------   ----------


ASSETS
- ------
Cash and Due
  From Banks ..................... $   49,542   $ (5,298)(1)(8) $   44,244
Investment
  Securities .....................    296,130     24,671(2)        320,801
Investments
  Available
  for Sale .......................    130,555          0           130,555
Federal Funds
  Sold ...........................      9,800          0             9,800
Loans ............................    529,390          0           529,390
Allowance for
  Possible
  Loan Losses ....................    (10,811)         0           (10,811)
Premises and
  Equipment ......................     18,001          0            18,001
Other Real Estate ................      2,311          0             2,311
Excess of Cost over Fair Value
  of Assets Acquired, Net ........          0          0                 0
Other Assets .....................     16,907        329(1)         17,236
                                   ----------   --------        ----------
  Total Assets ................... $1,041,825   $ 19,702        $1,061,527
                                   ==========   ========        ==========
LIABILITIES
- -----------
Deposits ......................... $  935,688   $      0        $  935,688
Borrowed Money ...................     19,629          0            19,629
Other Liabilities ................      7,554          0             7,554
                                   ----------   --------        ----------
  Total Liabilities ..............    962,871          0           962,871
                                   ----------   --------        ----------
Subordinated Debentures ..........          0     25,000(3)         25,000
                                   ----------   --------        ----------

STOCKHOLDERS' EQUITY
- --------------------
Preferred Stock ..................          0          0                 0

Common Stock .....................     18,492          0            18,492

Capital in Excess of
 Par Value .......................     49,048          0            49,048
Retained Earnings ................     12,669          0            12,669
Unrealized Gain on Investment
 Securities available for sale,
 net of Taxes ....................      4,262          0             4,262

Treasury Stock ...................     (4,571)    (5,298)(8)        (9,869)
Restricted Stock Award ...........       (946)         0              (946)
                                   ----------   --------        ----------
  Total Stockholders'
   Equity ........................     78,954     (5,298)           73,656
                                   ----------   --------        ----------
  Total Liabilities and
  Stockholders' Equity ........... $1,041,825   $ 19,702        $1,061,527
                                   ==========   ========        ==========


  See accompanying notes to pro forma combined condensed financial statements.


                             PRO FORMA COMBINED CONDENSED STATEMENT OF CONDITION

                                                 (Unaudited)

                                             Dollars in Thousands


                                           As of December 31, 1993

                                                           Pro Forma                            Pro Forma
                                              Pro Forma     Combined             Pro Forma      Combined
                                   Historical Adjustments  Hubco and Historical  Adjustments    Hubco and      Pro Forma
                                   Statewide  Statewide    Statewide Washington  Washington    Washington       Combined
                                   ---------  ----------   --------- ----------  -----------   ----------     -----------


ASSETS
- ------
Cash and Due
  From Banks .....................  $  7,478  $      0(a) $   51,722  $  4,283  $     0        $   48,527     $   56,005
Investment
  Securities .....................   251,743     5,652(b)    578,196    25,007  (18,960)(aa)      326,848        584,243
Investments
  Available
  for Sale .......................     4,789         0       135,344    67,257        0           197,812        202,601
Federal Funds
  Sold ...........................    16,075         0        25,875     1,900        0            11,700         27,775
Loans ............................   187,547     5,730(c)    722,667   173,013    1,016(bb)       703,419        896,696
Allowance for
  Possible
  Loan Losses ....................    (1,094)        0       (11,905)   (2,828)       0           (13,639)       (14,733)
Premises and
  Equipment ......................     3,942    (3,942)(d)    18,001     2,614    2,953(cc)        23,568         23,568
Other Real Estate ................     9,741    (4,393)(e)     7,659     7,078        0             9,389         14,737
Excess of Cost over Fair Value of
  Assets Acquired, Net ...........    14,930   (14,930)(f)         0         0    5,049(dd)         5,049          5,049
Other Assets .....................     5,124      (796)(g)    21,564     4,311      (92)(ee)       21,455         25,783
                                    --------  --------    ----------  --------  -------        ----------     ----------
  Total Assets ...................  $500,275  ($12,679)   $1,549,123  $282,635 ($10,034)       $1,334,128     $1,821,724
                                    ========  ========    ==========  ========  =======        ==========     ==========
LIABILITIES
- -----------
Deposits .........................  $427,003  $  1,300(h) $1,363,991  $247,320  $   712(ff)    $1,183,720     $1,612,023
Borrowed Money ...................    39,367   (30,867)(i)    28,129       400        0            20,029         28,529
Other Liabilities ................     1,665    16,501(j)     25,720     1,374    2,875(gg)        11,803         29,969
                                    --------  --------    ----------  --------  -------        ----------     ----------
  Total Liabilities ..............   468,035   (13,066)    1,417,840   249,094    3,587         1,215,552      1,670,521
                                    --------  --------    ----------  --------  -------        ----------     ----------
Subordinated Debentures ..........         0         0        25,000         0        0            25,000         25,000
                                    --------  --------    ----------  --------  -------        ----------     ----------

STOCKHOLDERS' EQUITY
- --------------------
Preferred Stock ..................         0         0             0         0   19,920(hh)        19,920         19,920

Common Stock .....................         0     4,005(k)     22,497       231     (231)(ii)       18,492         22,497

Capital in Excess of
 Par Value .......................         0    18,753(k)     67,801    22,500  (22,500)(ii)       49,048         67,801
Retained Earnings ................    32,240   (32,240)(l)    12,669    10,744  (10,744)(ii)       12,669         12,669
Unrealized Gain on Investment
 Securities available for sale,
 net of Taxes ....................         0         0         4,262       186     (186)(ii)        4,262          4,262

Treasury Stock ...................         0     9,869(k)          0         0        0            (9,869)             0
Restricted Stock Award                     0         0          (946)     (120)     120(ii)          (946)          (946)
                                    --------  --------    ----------  --------  -------        ----------     ----------
  Total Stockholders'
   Equity ........................    32,240       387       106,283    33,541  (13,621)           93,576        126,203
                                    --------  --------    ----------  --------  -------        ----------     ----------
  Total Liabilities and
  Stockholders' Equity ...........  $500,275  ($12,679)   $1,549,123  $282,635 ($10,034)       $1,334,128     $1,821,724
                                    ========  ========    ==========  ========  =======        ==========     ==========


  See accompanying notes to pro forma combined condensed financial statements.


               PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME

                                  (Unaudited)

              Dollars in Thousands, Except for Per Share Amounts

                     For the Year Ended December 31, 1993



                                                 Pro Forma
                                   Historical   Adjustments  Pro Forma
                                      Hubco        Hubco       Hubco
                                   ----------   -----------  ----------
Interest Income:
 Interest and
   Fees on Loans ................. $   43,546  $     0       $   43,546
 Interest and
  Dividends on
  Investments ....................     23,442    1,419(4)        24,623
                                                  (238)(9)

 Interest on Federal
  Funds Sold .....................        771        0              771
                                   ----------  -------       ----------
  Total Interest
    Income .......................     67,759    1,181           68,940
                                   ----------  -------       ----------

Interest Expense:
 Interest on
   Deposits ......................     20,379        0           20,379
 Interest on
   Borrowings ....................        362        0              362
 Interest on
   Subordinated Debt .............          0    1,938(5)         1,971
                                                    33(6)
                                   ----------  -------       ----------
 Total Interest
   Expense .......................     20,741    1,971           22,712
                                   ----------  -------       ----------
 Net Interest Income
  Before Provision for
  Possible Loan Losses ...........     47,018     (790)          46,228
 Provision for Possible
  Loan Losses ....................      3,600        0            3,600
                                   ----------  -------       ----------
 Net Interest Income
  After Provision for
  Possible Loan Losses ...........     43,418     (790)          42,628
                                   ----------  -------       ----------
Other Income .....................      8,606        0            8,606
                                   ----------  -------       ----------

Other Expenses:
 Salaries and Other
  Employee Benefits ..............     16,501        0           16,501
 Occupancy and
  Equipment Expense ..............      5,016        0            5,016
 Other Expenses ..................      8,454        0            8,454

                                   ----------  -------       ----------
 Total Other Expenses.............     29,971        0           29,971
                                   ----------  -------       ----------
 Income Before Taxes .............     22,053     (790)          21,263
                                   ----------  -------       ----------
 Income Taxes ....................      7,851     (300)(7)        7,551
                                   ----------  -------       ----------

Net Income before
 Cumulative effect of
 Change in Accounting
 Principle ....................... $   14,202  ($  490)      $   13,712
                                   ==========  =======       ==========

Earnings per
 Share--Primary** ................ $    2.06                 $    2.05

Earnings per
 Share--Fully
 Diluted** ....................... $    2.06                 $    2.05

Book Value per
 Common Share** .................. $   11.74                 $   11.35
Dividends per Share--
 Common .......................... $    0.47                 $    0.47
Weighted Average Number
 of Common Shares
 Outstanding** ...................     6,909                     6,675

- -------------
* After payment of Series A preferred dividends of $1,394 (representing an annual dividend of $1.68 per share), the maximum dividend payable under the proposed Washington Merger Agreement.

** See Note 15 in accompanying notes to proforma combined condensed financial statements.


  See accompanying notes to pro forma combined condensed financial statements.


                                 PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME

                                                    (Unaudited)

                                Dollars in Thousands, Except for Per Share Amounts

                                       For the Year Ended December 31, 1993


                                                           Pro Forma                            Pro Forma
                                               Pro Forma    Combined               Pro Forma    Combined
                                   Historical Adjustments  Hubco and  Historical  Adjustments   Hubco and   Pro Forma
                                    Statewide  Statewide   Statewide  Washington  Washington   Washington   Combined
                                   ----------  ----------   --------- ----------  ----------- -----------   ----------
Interest Income:
 Interest and
   Fees on Loans ................. $ 18,654  ($   955)(m)  $ 61,245    $ 14,782  ($  669)(jj)  $ 57,659    $ 75,358
 Interest and
  Dividends on
  Investments ....................    16,207     1,504(n)     39,226      3,604       (79)(kk)   28,125      42,728
                                                (2,050)(o)                            (23)(ll)
                                                (1,058)(p)
 Interest on Federal
  Funds Sold .....................       222         0           993        172         0           943       1,165
                                    --------  --------      --------   --------   -------      --------    --------
  Total Interest
    Income .......................    35,083    (2,559)      101,464     18,558      (771)       86,727     119,251
                                    --------  --------      --------   --------   -------      --------    --------

Interest Expense:
 Interest on
   Deposits ......................    14,442    (1,300)(q)    33,521      8,795      (712)(mm)   28,462      41,604
 Interest on
   Borrowings ....................     3,170    (2,916)(r)       616         18         0           380         634
 Interest on
   Subordinated Debt .............         0         0         1,971          0         0         1,971       1,971
                                    --------  --------    ----------   --------   -------      --------    --------
 Total Interest
   Expense .......................    17,612    (4,216)       36,108      8,813      (712)       30,813      44,209
                                    --------  --------    ----------   --------   -------      --------    --------
 Net Interest Income
  Before Provision for
  Possible Loan Losses ............   17,471     1,657        65,356      9,745       (59)       55,914      75,042
 Provision for Possible
  Loan Losses ....................       720         0         4,320        420         0         4,020       4,740
                                    --------  --------    ----------   --------   -------      --------    --------
 Net Interest Income
  After Provision for
  Possible Loan Losses ............   16,751     1,657        61,036      9,325       (59)       51,894      70,302
                                    --------  --------    ----------   --------   -------      --------    --------
Other Income .....................     1,785         0        10,391        949         0         9,555      11,340
                                    --------  --------      --------   --------   -------      --------    --------

Other Expenses:
 Salaries and Other
  Employee Benefits ..............     5,910         0        22,411      3,468         0        19,969      25,879
 Occupancy and
  Equipment Expense ..............     1,829      (478)(s)     6,367        797        34(nn)     5,847       7,198
 Other Expenses ..................     4,195      (942)(t)     9,874      4,503       505(oo)    13,462      14,882
                                                (1,833)(u)
                                    --------  --------      --------   --------   -------      --------    --------
 Total Other Expenses.............    11,934    (3,253)       38,652      8,768       539        39,278      47,959
                                    --------  --------      --------   --------   -------      --------    --------
 Income Before Taxes .............     6,602     4,910        32,775      1,506      (598)       22,171      33,683
                                    --------  --------      --------   --------   -------      --------    --------
 Income Taxes ....................     2,299     1,866(v)     11,716     (1,018)     (227)(pp)    6,306      10,471
                                    --------  --------      --------   --------   -------      --------    --------

Net Income before
 Cumulative effect of
 Change in Accounting
 Principle .......................  $  4,303  $  3,044      $ 21,059   $  2,524   ($  371)     $ 15,865    $ 23,212
                                    ========  ========      ========   ========   =======      ========    ========

Earnings per
 Share--Primary** ................                           $  2.44                           $   2.17*   $   2.53*

Earnings per
 Share--Fully
 Diluted** .......................                           $  2.44                           $   2.11    $   2.46

Book Value per
 Common Share** ..................                           $ 12.60                           $  11.35    $  12.60
Dividends per Share--
 Common ..........................                           $  0.47                           $   0.47    $   0.47
Weighted Average Number
 of Common Shares
 Outstanding** ...................                             8,619                              6,675       8,619

- -------------
* After payment of Series A preferred dividends of $1,394 (representing an annual dividend of $1.68 per share), the maximum dividend payable under the proposed Washington Merger Agreement.

** See Note 15 in accompanying notes to proforma combined condensed financial statements.


  See accompanying notes to pro forma combined condensed financial statements.


                            NOTES TO PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

                                     (Dollars in Thousands, Except Share Data)





 1) The following summarizes the transaction related to the issuance of $25,000,000 of 7.75% subordinated debentures due 2004 which was completed on January 14, 1994.

    1) Proceeds from the sale of 7.75% subordinated debentures ....................................  $25,000
       Less: Applicable financing costs ...........................................................    ($329)
                                                                                                     -------
       Net proceeds--recorded as an increase to cash and then transferred to the investment portfolio ................................................................  $24,671
                                                                                                     =======
    2) Investment of proceeds from sale of subordinated debentures ................................  $24,671
                                                                                                     =======
    3) Issuance of subordinated debentures ........................................................  $25,000
                                                                                                     =======
    4) To reflect interest income as a result of the investment of the proceeds of the subordinated debt at 5.75%.
    5) To reflect interest expense on the subordinated debentures at 7.75%.
    6) To reflect as interest expense the amortization of deferred financing costs on the subordinated debt.
    7) To reflect the anticipated taxes on the pro forma adjustments.

 2) On November 8, 1993, HUBCO's board of directors authorized management to repurchase up to 10 percent of its outstanding Common Stock. The following summarizes the repurchase of shares as reflected in the accompanying pro forma combined condensed financial statements:

    8) To reflect the repurchase of 234,081 shares of treasury stock from January 1, 1994 through March 1, 1994 ......................................................................  ($5,298)
                                                                                                     =======

    9) To reflect a loss of interest income for the use of funds to purchase treasury shares at 4.50%

 3) The following summarizes the Statewide purchase transaction as reflected in the accompanying proforma combined condensed financial statements:

    Reissuance of 442,781 shares of HUBCO Common Stock from treasury shares .......................  $ 7,970

    Issuance of 1,501,663  shares of Hubco Common stock at $18 per share,  net of estimated issuance expenses of $2,373 ($796(g) has been
      paid as of December, 1993) ..................................................................  $25,453
                                                                                                     =======
                                                                                                     $33,423(k)
                                                                                                     =======
    Estimate of Fair Value of Statewide
    Retained earnings at December 31, 1993 as reported ............................................  $32,240(l)
    Excess of fair value over book value of:
    Mortgage-backed and other investment securities ................................  $5,290
    Loans receivable ...............................................................   5,730(c)
    Land and buildings .............................................................   2,535
                                                                                      ------          13,555
    Fair value in excess of book value of time deposits ............................ ($1,300)(h)
    Prepayment penalty on advances from Federal Home Loan Bank .....................  (2,194)
                                                                                      ------          (3,494)
        Other adjustments:
    Elimination of historical Statewide excess of cost over fair value of assets previously acquired by Statewide.............................................. (14,930)(f)
    Reduction in value of other real estate intended to
      be liquidated by HUBCO shortly after acquisition ............................................  *(4,393)(e)
    Reserve for payment of deferred income taxes on recapture
      of allowance for possible loan losses .......................................................   (2,250)
    Recognition of certain other liabilities related to the acquisition ...........................   (1,775)
    Tax effect where appropriate, of purchase accounting adjustments ..............................   (1,479)
                                                                                                     =======
    Excess of fair value over cost (negative goodwill) ............................................  $17,474
                                                                                                     =======
    Applied to reduction in value of premises and equipment .......................................  $ 6,477
    Recorded as a liability in the pro-forma financial statements .................................   10,997
                                                                                                     =======
                                                                                                     $17,474
                                                                                                     =======

- ------------
* Statewide's current intent is to hold its other real estate properties until such properties have their improvements completed. HUBCO's intent is to liquidate such properties shortly after its acquisition of Statewide. This adjustment is an estimate reflecting the demonstrably different recovery plans of the two entities that will be reflected as part of the ultimate purchase accounting adjustments.

                      NOTES TO PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS-(Continued)

                                     (Dollars in Thousands, Except Share Data)

 4) Cash and Due from Banks Pro-Forma Adjustments

    Record the receipt of the net proceeds from the sale of Hubco common stock ....................  $33,423
    Transfer proceeds to investment portfolio .....................................................  (33,423)
    Transfer proceeds from investment portfolio ...................................................   33,061
    Repayment of advances to the Federal Home Loan Bank of New York ...............................  (33,061)
                                                                                                     =======
                                                                                                     $     0(a)
                                                                                                     =======

 5) Investment Securities Pro-Forma Adjustments

    Record the excess of the fair market value over the
      book value of the investment securities .....................................................  $ 5,290
    Record the receipt of the net proceeds from the sale of HUBCO common stock ....................   33,423
    Repayment of advances to the Federal Home Loan Bank
      of New York .................................................................................  (33,061)
                                                                                                     =======
                                                                                                     $ 5,652(b)
                                                                                                     =======
 6) Premises and Equipment Pro-Forma Adjustments

    Record the excess of the fair market value over the book value for land and buildings .........   $2,535
    Allocation of negative goodwill applied to premises and equipment .............................   (6,477)
                                                                                                     =======
                                                                                                     ($3,942)(d)
                                                                                                     =======
 7) Borrowed Money Pro-Forma Adjustments

    Record book value in excess of market value of Federal Home Loan Bank advances ................  $ 2,194
    Repayment of advances to the Federal Home Loan Bank of New York ...............................  (33,061)
                                                                                                     =======
                                                                                                    ($30,867)(i)
                                                                                                     =======
 8) Other Liabilities Pro-Forma Adjustments

    Record liability for deferred income taxes on recapture of allowance for possible loan losses of Statewide .............................................  $ 2,250
    Recognition of certain other liabilities related to the acquisition of Statewide ..............    1,775
    Tax effect of purchase accounting adjustments .................................................    1,479
    Record remaining excess of fair value over cost (negative goodwill) ...........................   10,997
                                                                                                     =======
                                                                                                     $16,501(j)
                                                                                                     =======

 9) The following is a summary of the adjustments required to the combined statements of income assuming the adjustments above were made as of the beginning of the periods presented:

    (m) To record the amortization on a straight line basis (which is not materially different than the level yield basis) of the premium on the loan portfolio over 6 years, the estimated average life of the loans acquired.

    (n) To reflect interest income as a result of the investment of the proceeds of issuance of Common Stock at 4.50%.

    (o) To reflect a loss of interest income due to use of funds to repay outstanding FHLB advances at 6.20%.

    (p) To record the amortization on a straight line basis (which is not materially different than the level yield basis) of the premium on the investment portfolio over its 5 year estimated life.

    (q) To record the amortization of the premium on deposits.

    (r) To reflect a reduction in interest expense from the repayment of FHLB advances.

    (s) To reflect a reduction in depreciation expense reflecting the net decreased carrying value of premises and equipment after reflecting the premium and allocating negative goodwill.

    (t) To reflect the reduction in expense from the write off of the historical excess of cost over fair value of Statewide.

    (u) To reflect the reduction in expense from the amortization of negative goodwill resulting from the Merger Conversion based on a 6 year life of the interest earning assets.

                      NOTES TO PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS-(Continued)

                                     (Dollars in Thousands, Except Share Data)

    (v) To reflect the anticipated taxes on proforma adjustments.

10) The following summarizes the purchase transaction of Washington as reflected in the accompanying proforma combined condensed financial statements:

    Issuance of 829,995 shares of Hubco preferred stock at $24 per share ..........................  $19,920(hh)
    Cash payment to shareholders ..................................................................   19,139
    Washington shares currently held by HUBCO .....................................................    1,338
                                                                                                     -------
    Aggregate Cost ................................................................................   40,397
    Add: Acquisition Costs of $610 of which $92 has been paid as of December, 1993(ee) ............      610
                                                                                                     -------
                                                                                                     $41,007

    Estimate of Fair Value of Washington

    Stockholders' equity at December 31, 1993, as reported ............................ $33,541(ii)
    Additional capital from exercising stock options prior to acquisition .............   1,838
                                                                                         ------
    Adjusted stockholders' equity .....................................................  35,379
    Fair value adjustments:
    Excess of fair value over book value of:
    Mortgage-backed and other Investments securities ....................  $    197
    Loans receivable ....................................................     4,016
    Land and buildings ..................................................     2,953(cc)
                                                                           --------       7,166

    Fair value in excess of book value of time deposits ...............................    (712)(ff)

    Other adjustments:
    Reduction in value of a real estate loan intended to be liquidated by
      HUBCO shortly after acquisition .................................................  (3,000)*
    Recognition of liability for payment of income taxes on recapture of allowance for possible loan losses ...........................................  (1,252)
    Recognition of certain other liabilities related to the
      acquisition, primarily severance and estimated liabilities for existing contingencies ..........................................................  (1,186)
    Tax effect where appropriate, of purchase accounting adjustments ..................    (437)
                                                                                        -------
    Estimated fair value, as adjusted .............................................................   35,958
                                                                                                     -------
    Excess of cost over fair value ................................................................  $ 5,049(dd)
                                                                                                     =======
11) Investment Securities Pro-forma Adjustment
    Record the excess of the fair market value
      over the book value of the investment portfolio .............................................  $   197

    Record the receipt of the proceeds from the exercising
      of Washington stock options prior to acquistion .............................................    1,838

    Eliminate HUBCO's existing investment in Washington ...........................................   (1,338)

    Cash payment of acquisition costs .............................................................     (518)

    Cash payment to shareholders' of Washington of 49% of the purchase price ......................  (19,139)
                                                                                                     =======
                                                                                                    ($18,960)(aa)
- -----------------------                                                                              =======
*  Washington's current intent is to hold a commercial real estate loan in its portfolio and to restructure the loan. HUBCO's intent is to liquidate the loan shortly after its acquisition of Washington. This adjustment is an estimate reflecting the demonstrably different plans of the two entities that will be reflected as part of the ultimate purchase accounting adjustments.

                      NOTES TO PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS-(Continued)

                                     (Dollars in Thousands, Except Share Data)
12)  Loans Pro-Forma Adjustments

     Record the excess of the fair market value over the book value of the loan portfolio .........  $4,016
     Establish reserve for liquidation of a commercial real estate loan subsequent to acquisition .................................................................................  (3,000)
                                                                                                     ------
                                                                                                     $1,016 (bb)
                                                                                                     ======
13)  Other Liabilities Pro-forma Adjustments

     Record liability for income taxes on recapture of allowance for possible loan losses of Washington ........................................................................  $1,252
     Recognition of certain other liabilities related to the acquisition of Washington Bancorp ....   1,186
     Tax effect where appropriate, of purchase accounting adjustments .............................     437
                                                                                                     ------
                                                                                                     $2,875 (gg)
                                                                                                     ======

14) The following is a summary of the adjustments required to the combined statements of income and Combined Pro Forma Hubco and Statewide and Historical Washington Bancorp assuming the adjustments above were made as of the beginning of the periods presented:

    (jj) To record the amortization on a straight line basis (which is not materially different than the level yield basis) of the premium on the loan portfolio over 6 years.

    (kk) To record the amortization on a straight line basis (which is not materially different than the level yield basis) of the premium on the investment portfolio over its estimated life of 2.5 years.

    (ll) To reflect a loss of interest income for the use of funds for acquisition expenses at 4.50%.

    (mm)   To record the amortization of the premium on deposits.

    (nn) To reflect an increase in depreciation expense reflecting the net increased carrying value of premises and equipment.

    (oo) To reflect the increase in expense from the amortization of cost over fair value of the Washington acquisition based on a 10 year life.

    (pp)   To reflect the anticipated tax benefit on the proforma adjustments.


15) The pro forma financial information assumes the issuance of common stock based on a preliminary appraised value of $35,000,000, which represents the midpoint of the appraisal range. The following represents the pro forma combined per share data for the twelve months ended December 31, 1993, based upon the estimated minimum and maximum appraised values of $29,750,000 and $40,250,000, respectively:

                                                  Minimum    Maximum
                                                  -------    -------
      Earnings per share--Primary .............   $ 2.60*    $ 2.46*
      Earnings per share--Fully Diluted .......     2.52       2.40
      Book value per Common share ............     12.42      12.77
      Weighted average number of Common
        shares outstanding ...................     8,328      8,911

- -------------
* After payment of Series A preferred dividends of $1,394 (representing an annual dividend of $1.68 per share), the maximum dividend payable under the proposed Washington Merger Agreement.

                                                                   APPENDIX B

                  SELECTED FINANCIAL INFORMATION OF STATEWIDE


     Set forth below are selected consolidated financial and other data of Statewide Savings Bank, S.L.A. ("Statewide"). This financial data (other than ratios) for the five years ended March 31, 1993 are derived from the Consolidated Financial Statements of Statewide. The financial data for the nine month periods ended December 31, 1993 and 1992 are derived from unaudited financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which the management of Statewide considers necessary for a fair representation of the financial position and the results of operations for these periods. Operating results for the nine months ended December 31, 1993 are not necessarily indicative of the results that may be expected for the entire year ending March 31, 1994. The data should be read in conjunction with the consolidated financial statements, related notes, and other financial information included in this Prospectus.

                                              Nine Months Ended
                                                December 31,                           Years Ended March 31,
                                            ---------------------   ---------------------------------------------------------
                                               1993       1992         1993       1992         1991       1990         1989
                                            ---------   ---------   ---------   ---------   ---------   ---------   ---------
                                                                                (In thousands)
Consolidated Statement of Operations:
Interest and dividend income ............   $  26,120   $  30,860   $  39,822   $  44,400   $  48,150   $  52,202   $  56,452
Interest expense ........................      12,857      17,073      21,829      30,605      37,387      42,252      42,928
                                            ---------   ---------   ---------   ---------   ---------   ---------   ---------
Net interest and dividend income before
 provision for loan losses ..............      13,263      13,787      17,993      13,795      10,763       9,950      13,524
Provision for loan losses ...............         360         182         193       1,933         186       3,762         194
                                            ---------   ---------   ---------   ---------   ---------   ---------   ---------
Net interest and dividend income after
 provision for loan losses ..............      12,903      13,605      17,800      11,862      10,577       6,188      13,330
Other income ............................       1,102       1,402       2,010       3,564       1,739       4,122      (2,720)
Operating expenses ......................       9,045       8,911      12,233      12,964      13,611      13,386      11,586
                                            ---------   ---------   ---------   ---------   ---------   ---------   ---------
Income before income taxes, extraordi-
 nary credit and change in accounting
 principle ..............................       4,960       6,096       7,577       2,462      (1,295)     (3,076)       (976)
Income taxes ............................       1,700       2,052       2,490       1,461          35          77          64
                                            ---------   ---------   ---------   ---------   ---------   ---------   ---------
Income before extraordinary credit and
 change in accounting principle .........       3,260       4,044       5,087       1,001      (1,330)     (3,153)     (1,040)
Extraordinary credit from utilization of
 net operating loss carryforward ........           0           0           0       1,233           0           0           0
Cumulative effect of change in account-
 ing principle ..........................         669           0           0           0           0           0           0
                                            ---------   ---------   ---------   ---------   ---------   ---------   ---------
Net income ..............................   $   3,929   $   4,044   $   5,087   $   2,234   $  (1,330)  $  (3,153)  $  (1,040)
                                            =========   =========   =========   =========   =========   =========   =========

Consolidated Statement of
 Financial Condition:
Total assets ............................   $ 500,275   $ 525,596   $ 517,885   $ 531,785   $ 529,225   $ 564,786   $ 599,125
Deposits ................................     425,802     443,210     440,034     460,926     454,783     484,939     488,317
Investment securities ...................      46,176      24,954      18,224      23,945      23,580      38,694      37,764
Mortgage-backed securities available
 for sale ...............................       4,789           0       7,517           0           0           0           0
Mortgage-backed securities ..............     201,397     205,644     208,248     180,304     142,693     133,331     141,526
Loans receivable, net ...................     186,453     240,012     230,929     264,914     308,905     343,320     373,547
Federal Home Loan Bank advances .........      39,367      51,667      45,092      43,392      49,192      46,492      52,792
Retained earnings, substantially
 restricted .............................      32,240      27,268      28,312      23,225      20,991      22,321      25,474

Selected Financial Ratios:
Return on average total assets ..........        1.03%       1.01%       0.96%       0.42%      (0.24)%     (0.54)%     (0.16)%
Return on average retained earnings .....       17.16       21.20       19.43       10.16       (6.14)     (12.19)      (3.90)
Average retained earnings to average
 total assets ...........................        6.02        4.78        4.95        4.15        3.98        4.42        4.21
Allowance for loan losses to total loans
 at end of period .......................         .58        0.16        0.59        0.69        0.54        0.57        0.02
Nonperforming loans to total loans at
 end of period ..........................        1.44        1.79        1.23        1.22        4.17        2.24        0.71
Allowance for loan losses to nonper-
 forming loans ..........................       40.22       40.35       47.23       56.42       13.00       25.49        2.85
Nonperforming assets to total loans
 and real estate owned ..................        6.28        5.86        5.77        6.51        7.10        4.58        0.82

Other Data:
Number of:
 Outstanding real estate loans originated       1,966       2,357       2,280       2,578       2,851       3,058       3,199
 Deposit accounts .......................      49,215      54,580      50,807      56,671      56,531      60,996      64,560
 Full service offices open ..............          13          13          13          13          13          13          15


           MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                     AND RESULTS OF OPERATIONS OF STATEWIDE

     The following discussion and analysis is intended to assist readers in understanding Statewide's results of operations and changes in financial position for the nine months ended December 31, 1993 and 1992 and for the fiscal years ended March 31, 1993, 1992 and 1991, which should be read in conjunction with the Consolidated Financial Statements of Statewide and Notes thereto beginning on Page F-3 of this Prospectus and the other information about Statewide contained in this Appendix B.


Financial Condition

     At March 31, 1993, Statewide had total assets of $517.9 million, a decrease of $13.9 million, or 2.6%, from March 31, 1992. The reduction in Statewide's assets over the past fiscal year resulted from the funding of a $20.9 million, or 4.5%, net decrease in deposits over the fiscal year, which was partially funded through a $1.7 million increase in borrowings and a $5.1 million increase in retained earnings. Total assets continued to decrease during the period March 31, 1993 to December 31, 1993. At December 31, 1993, Statewide had total assets of $500.3 million, a decrease of $17.6 million, or 3.4%, from March 31, 1993. Deposits decreased by $14.2 million, or 3.2%, over the nine months ended December 31, 1993.


     Loans receivable decreased from March 31, 1993 to December 31, 1993 by $44 million, or 19.3%, to $186.5 million at December 31, 1993. This decrease was primarily the result of increased prepayments and lower loan demand.

     Mortgage-backed securities, including mortgage-backed securities available for sale, totalled $206.2 million at December 31, 1993, a decrease of $9.6 million or 4.4% from March 31, 1993. This decrease was primarily the result of increased prepayments and lower loan demand.

     Investment securities totalled $46.2 million at December 31, 1993, an increase of $28 million, or 153.4%, from March 31, 1993. This increase represents management's decision to purchase additional shorter term securities in anticipation of an upward movement in interest rates.


Comparison of Operating Results for the Nine Months Ended December 31, 1993 and December 31, 1992.

     General. Net income for the nine months ended December 31, 1993 decreased by $0.1 million, or 2.5%, to $3.9 million from $4.0 million for the nine months ended December 31, 1992.

     Interest and Dividend Income. Interest and dividend income decreased by $4.8 million, or 15.5%, to $26.1 million for the nine months ended December 31, 1993 from $30.9 million for the nine months ended December 31, 1992. The decrease was due to the average yield on interest-earning assets decreasing from 8.50% for the nine months ended December 31, 1992 to 7.51% for the nine months ended December 31, 1993. This decrease of 99 basis points, or 11.6%, is primarily due to the significant loan and mortgage-backed securities prepayments being invested at lower interest rates.

     Interest Expense. Interest expense decreased by $4.2 million, or 24.6%, from $17.1 million for the nine months ended December 31, 1992 to $12.9 million for the nine months ended December 31, 1993. Weighted average deposit rates decreased 100 basis points, or 23.4% to 3.28% for the nine months ended December 31, 1993 from 4.28% for the nine months ended December 31, 1992.

     Net Interest and Dividend Income Before Provision for Loan Losses. Net interest and dividend income before provision for loan losses decreased $0.5 million, or 3.6%, to $13.3 million for the nine months ended December 31, 1993 from $13.8 million for the nine months ended December 31, 1992. This relative stability is due to the fact that decreases in interest and dividend income which were substantially offset by decreases in interest expense.

     Provision for Loan Losses. Provision for loan losses increased by $178,000 to $360,000 for the nine months ended December 31, 1993 from $182,000 for the nine months ended December 31, 1992. The allowance for loan losses to total loans at December 31, 1993 was .6% compared with .7% at December 31, 1992. The allowance for loan losses to nonperforming loans at December 31, 1993 was 40.2% compared to 36.2% at December 31, 1992. Management of Statewide believes that the allowance for loan losses is adequate based upon Statewide management's ongoing review of Statewide's loan portfolio, general economic conditions and the financial condition of particular borrowers.

     Other Income. Other income decreased $300,000, or 21.4%, to $1.1 million for the nine months ended December 31, 1993. The decrease is due primarily to a decrease in net gains on sale of mortgage-backed securities from $530,000 for the nine months ended December 31, 1992 to none for the nine months ended December 31, 1993. This decrease was partially offset by an increase in service charge income of $233,000.

     Operating Expenses. Operating expenses increased by $134,000 or 1.5%, to $9.0 million for the nine months ended December 31, 1993.

     Income Taxes. Federal and state income taxes decreased by $0.4 million, or 19.1%, to $1.7 million for the nine months ended December 31, 1993 compared with $2.1 million for the nine months ended December 31, 1992. The decrease is due primarily to a decrease in net income before income taxes.



Comparison of Operating Results for the Years Ended March 31, 1993 and 1992

     General. Net income for the fiscal year ended March 31, 1993 increased by $2.9 million, or 131.8%, to $5.1 million from $2.2 million for the fiscal year ended March 31, 1992. The primary reason for the increase was an increase in net interest and dividend income before provision for loan losses of $4.2 million. The increase in net interest and dividend income before provision for loan losses was primarily due to a net interest margin of 3.40% for fiscal year 1993, compared with a net interest margin of 2.60% for fiscal year 1992, as the rates Statewide paid on deposits declined faster than the return Statewide earned on its loans and mortgage-backed securities.

     Interest and Dividend Income. Interest and dividend income decreased by $4.6 million, or 10.4%, to $39.8 million in fiscal year 1993 from $44.4 million
in fiscal  year  1992.   The decrease   was due  to the  average   yield on
interest-earning assets decreasing from 9.23% in fiscal year 1992 to 8.25% in fiscal year 1993. This 98 basis point decrease represents a decline of 10.6% and is primarily due to lower interest income on mortgage loans due to significant loan prepayments being reinvested in shorter term mortgage-backed securities with lower interest rates.

     Interest Expense. Interest expense decreased $8.8 million, or 28.7%, from $30.6 million in fiscal year 1992 to $21.8 million in fiscal year 1993. Weighted average deposit rates decreased 183 basis points, or 31.1%, to 4.12% for fiscal year 1993 from 5.95% for fiscal year 1992. In addition, there was a shift from higher rate interest-bearing certificates of deposit to lower rate passbook and other demand type deposit accounts. Total average certificates of deposit, as a percentage of total average deposits, decreased from 53.4% to 47.2%.

     Net Interest and Dividend Income Before Provision for Loan Losses. Net interest and dividend income before provision for loan losses increased $4.2 million, or 30.4%, to $18.0 million for fiscal year 1993 from $13.8 million for fiscal year 1992. The increase resulted from a period of declining interest rates in which interest expense decreased more rapidly than interest income.

     Provision for Loan Losses. Statewide's provision for loan losses decreased by $1.7 million, to $0.2 million for fiscal year 1993 compared to a provision of $1.9 million for fiscal year 1992. The decrease was the result of Statewide's recording a $1.5 million provision for loan losses related to a single loan in 1992. The allowance for loan losses to total loans at March 31, 1993 was .6% compared with .7% at March 31, 1992. The allowance for loan losses to nonperforming loans at March 31, 1993 was 47.2% compared to 56.4% at March 31, 1992. Management of Statewide believes that the allowance for loan losses is adequate based upon Statewide management's ongoing review of Statewide's loan portfolio, general economic conditions and the financial condition of particular borrowers.

     Other Income. Other income decreased by $1.6 million, or 43.6%, from $3.6 million in fiscal year 1992 to $2.0 million in fiscal year 1993. The decrease was primarily due to a decrease in net gains on sales of investment and mortgage-backed securities from $1.8 million in fiscal year 1992 to $530,000 in
fiscal year  1993.   The high  level of  gains in  1992  resulted from  the
restructuring of Statewide's mortgage-backed securities portfolio in order to decrease Statewide's vulnerability to interest rate risk. In addition, a gain of $867,000 upon the termination of Statewide's defined benefit pension plan took place during fiscal year 1992. The decrease in other income from the prior year was partially offset by increases in income from service charges of $76,000 and other income of $470,000, which was primarily due to an increase in net commissions on the sale of annuities of $263,000.

     Operating Expenses. Operating expenses decreased by $731,000, or 5.6%, in fiscal year 1993 compared to fiscal year 1992. The decrease was primarily due to a $460,000 reduction in net foreclosed real estate expense, a decrease of $209,000 in net occupancy expenses and a decrease of $485,000 in other expenses. These decreases were partially offset by increases in salaries and employee benefits of $363,000.

     Income Taxes. Federal and state income taxes increased $1.0 million, or 70.4%, during fiscal year 1993 compared to fiscal year 1992. The increase in income tax was due to the increase in pre-tax income for fiscal year

1993. The effective income tax rate was 39.0% for fiscal year 1993 and 55.8% for fiscal year 1992. The level of the effective income tax rate in 1992 was increased due to the application of a federal excise tax related to the termination of Statewide's defined benefit pension plan. The income tax provision for fiscal year 1992 was substantially offset by the application of income tax benefits of $1.2 million from the utilization of a net operating loss carryforward.


Comparison of Operating Results for the Years Ended March 31, 1992 and 1991

     General. Net income for the fiscal year ended March 31, 1992 increased by $3.7 million, to $2.4 million, from a net loss of $1.3 million for the fiscal year ended March 31, 1991. The primary reason for the increase was an increase in net interest and dividend income before provision for loan losses of $3.0 million, which was primarily due to a net interest margin of 2.60% for fiscal year 1992 compared with 1.98% for fiscal year 1991, an increase in total other income of $1.8 million and a decrease in other expenses of $647,000. This was partially offset by an increase in the provision for loan losses of $1.7 million.

     Interest and Dividend Income. Interest and dividend income decreased by $3.7 million, or 7.8%, to $44.4 million in fiscal year 1992 from $48.1 million
in fiscal  year  1991.   The decrease   was due  to the  average   yield on
interest-earning assets dropping from 9.65% in fiscal year 1991 to 9.23% in fiscal year 1992. This 42 basis point decrease represents a decline of 4.4% and is primarily due to lower interest income on mortgage loans due to significant loan repayments being reinvested in shorter term mortgage-backed securities with lower interest rates.

     Interest Expense. Interest expense decreased $6.8 million, or 18.1%, from $37.4 million in fiscal year 1991 to $30.6 million in fiscal year 1992. Weighted average deposit rates decreased 132 basis points, or 18.2%, to 5.95% for fiscal year 1992, from 7.27% for fiscal year 1991. In addition, a shift from higher rate interest-bearing certificates of deposit to lower rate passbook and other demand type deposit accounts also contributed to the decrease. Total average certificates of deposit as a percentage of total average deposits decreased from 59.3% to 53.4%.

     Net Interest and Dividend Income Before Provision for Loan Losses. Net interest and dividend income before provision for loan losses increased $3.0 million, or 28.2% to $13.8 million for fiscal year 1992 from $10.8 million for fiscal year 1991. The increase resulted from a falling interest rate environment which caused interest expense to decrease more rapidly than interest income.

     Provision for Loan Losses. Statewide's provision for loan losses increased by $1.7 million to $1.9 million for fiscal year 1992 compared to a provision of $0.2 million for fiscal year 1991. The majority of the increase was the result of a $1.5 million increase in the allowance for loan losses related to a single
$5.5  million loan  to a  developer for  the acquisition,   development and
construction of single family residential homes in Hunterdon County, New Jersey. The allowance for loan losses to total loans at March 31, 1992 was .7% compared with .5% at March 31, 1991. The allowance for loan losses to nonperforming loans at March 31, 1992 was 56.4% compared to 13.0% at March 31, 1991.

     Other Income. Other income increased by $1.8 million, or 104.9%, to $3.5 million in fiscal year 1992 from $1.7 million in fiscal year 1991. The increase was primarily due to an increase in net gains on the sale of investment and mortgage-backed securities of $1.7 million and a gain of $867,000 as a result of the termination of Statewide's defined benefit pension plan, which was partially offset by a gain of $903,000 in fiscal year 1991 resulting from previously unrecognized past experience gains related to Statewide's defined benefit pension plan.

     Operating Expenses. Operating expenses decreased by $647,000, or 4.8%, in fiscal year 1992 compared with fiscal year 1991. The decrease was primarily due to decreases in net foreclosed real estate expense, which decreased by $401,000, and a reduction in the loss realized on the investment in real estate ventures, which decreased by $625,000. These decreases were partially offset by increases in salaries and employee benefits of $125,000 and other operating expense of $254,000.

     Income Taxes. Federal and state income taxes increased by $1.4 million in fiscal year 1992 from $35,000 in fiscal year 1991. The increase in income tax was due to the increase in pre-tax income during fiscal year 1992, compared to a net loss for fiscal year 1991. The effective income tax rate was 55.8% for fiscal year 1992 and 2.7% for fiscal year 1991. The income tax provision for fiscal year 1992 was substantially offset by the application of an income tax
benefit of  $1.2  million from  the   utilization of  a net  operating loss
carryforward.


Interest Rate Sensitivity

     Since the mid-1980's, Statewide has made asset/liability management a primary focus in strategic planning. The asset/liability policy is developed and carried out by the Asset/Liability Committee ("ALCO") with oversight provided by the Board of Directors. The ALCO has taken a number of steps to reduce Statewide's susceptibility to damaging interest rate risk.

     Throughout the 1980's, Statewide focused on the origination of adjustable rate mortgage products as an integral part of its asset/liability management policy. However, due to various market conditions, the recent originations of adjustable rate products has declined. Since the beginning of 1991, the ALCO asset/liability policy has been one of selectively restructuring the balance sheet in the following ways: sales of small amounts of the mortgage-backed securities with longer maturities, purchase or origination of assets with a final maturity of seven years or less, purchase of adjustable rate securities,
and lengthening  of liabilities   through advances  from the  FHLBNY.   This
combination of shortening the maturity of assets, through replacing longer term assets lost through sales or prepayment run-off with shorter term assets, and the lengthening of liabilities through FHLBNY borrowings and increases in stable core deposits has led to an improvement of Statewide's asset/liability risk profile.

     Management   of interest  rate risk  is a  major   determinant   of the
profitability of Statewide's operations. Interest rate risk arises when an asset matures or when the instrument's rate of interest changes in a time frame that is different from that of the underlying liability. The difference between interest-earning assets subject to rate change over a specific period and interest-bearing liabilities subject to rate change over the same period is called the interest rate sensitivity gap or "gap position." The gap position is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. The gap position is considered negative when the amount of interest rate sensitive liabilities is greater than the amount of interest rate sensitive assets. During a period of rising rates, a negative gap position tends to adversely affect earnings, while a positive gap position tends to result in an increase in earnings. During a period of falling interest rates, a negative gap position would result in an increase in earnings, while a positive gap position would adversely affect earnings.


     The table set forth below presents the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 1993 which are anticipated by Statewide, based upon certain assumptions, to reprice or mature in each of the future time periods illustrated. The amount of assets and liabilities shown, except as noted, which reprice or mature during a particular period were determined in accordance with the earlier of term to repricing or the contractual terms of the asset or liability. Statewide's loan prepayment assumptions are based upon the OTS's latest available figures which are 15% for ARM loans, 18% for consumer loans, and a range of 13% to 37% (based upon interest rate) for fixed rate loans.

     With respect to liabilities, Statewide, based on historical data, used a decay rate of 17% for all age groups of money market deposit accounts, passbook accounts and N.O.W. accounts.

     The table set forth below represents Statewide's interest rate sensitivity gap at December 31, 1993:



                                                                 At December 31, 1993
                                              ---------------------------------------------------------
                                                Three                 More than
                                                Months     Four to   One Year to  More than
                                               or Less    12 Months   Five Years  Five Years    Total
                                              ---------   ---------   ----------  ----------  ---------
                                                                 (Dollars in thousands)
Interest-earning assets
   Mortgage loans .........................   $  10,239   $  84,243   $  50,116   $  18,112   $ 162,710
   Other loans ............................       1,068       3,072      16,682       2,922      23,744
   Money market investments ...............      16,075           0           0           0      16,075
   Mortgage-backed securities (1) .........      13,947      31,628     115,251      43,370     204,196
   FHLBNY stock ...........................       4,170           0           0           0       4,170
   Investment securities ..................       1,011       2,001      43,164           0      46,176
                                              ---------   ---------   ---------   ---------   ---------
      Total interest-earning assets........      46,510     120,944     225,213      64,404     457,071
                                              ---------   ---------   ---------   ---------   ---------

Less:
   Net unamortized premiums and
     deferred fees ........................          29          86         406         271         792
                                              ---------   ---------   ---------   ---------   ---------
     Net interest-earning assets ..........   $  46,539   $ 121,030   $ 225,619   $  64,675   $ 457,863
                                              ---------   ---------   ---------   ---------   ---------
Interest-bearing liabilities
   Passbook accounts ......................       4,683      13,453      62,600      29,459     110,195
   N.O.W. accounts ........................       3,090       8,875      41,298      19,434      72,697
   Money market accounts ..................       2,206       6,335      29,481      13,873      51,895
   Certificate accounts ...................      68,343      79,208      35,849           0     183,400
   Borrowed funds .........................      10,075       4,725      21,292       3,275      39,367
                                              ---------   ---------   ---------   ---------   ---------
      Total interest-bearing liabilities...   $  88,397   $ 112,596   $ 190,520   $  66,041   $ 457,554
                                              ---------   ---------   ---------   ---------   ---------
Interest sensitivity gap ..................   $ (41,858)  $   8,434   $  35,099   $  (1,366)  $     309
                                              =========   =========   =========   =========   =========
Cumulative interest sensitivity gap .......     (41,858)    (33,424)      1,675         309         309
                                              =========   =========   =========   =========   =========
Cumulative interest sensitivity gap as a
   percentage of total assets .............      (8.37%)     (6.68%)       .33%        .06%        .06%
Cumulative net interest-earning assets as a
   percentage of cumulative total interest-
   bearing liabilities ....................      52.65%      83.37%     112.45%     100.07%     100.07%

- --------------
(1) Includes $4.8 million of mortgage-backed securities available for sale.

Market Value of Portfolio Equity

     In addition to the use of interest rate "gap" as a measure of interest rate risk, the concept of the change in the market value of portfolio equity has been utilized by the OTS.

     The change in market value of portfolio equity measures an institution's vulnerability to changes in interest rates. The interest rate risk is measured by estimating the change in the market value of an institution's assets, liabilities, and off-balance sheet contracts in response to an instantaneous change in the general level of interest rates. The market value of portfolio equity is defined as the current market value of assets, minus the current market value of liabilities, plus or minus the current market value of off-balance sheet items. The market values are estimated by discounting the estimated cash flow of each instrument by appropriate discount rates.


     The OTS uses as a critical point a change of plus or minus 200 basis points
in interest  rates to  set its  "normal"   institutional   results and  peer
comparisons. The greater the change, positive or negative, in market value of portfolio equity, the more interest rate risk within the institution. The following table lists Statewide's percentage change in the market value of portfolio equity at plus and minus 200 basis points ("bps") from the level of interest rates at December 31, 1993 and March 31, 1993:


                               December 31,            March 31,
                              -------------     -----------------------
                              1993     1992     1993     1992      1991
                              ----     ----     ----     ----      ----

     +200bps ...........      -26%     -32%     -34%     -64%     -137%
     -200 bps ..........       17%      13%      22%      26%       70%



Average Balance, Interest Rates and Yields

     The tables on the following two pages represent for the periods indicated the total dollar amount of interest income from average interest-earning assets
and the  resulting   yields,  as well  as the  interest expense  on average
interest-bearing liabilities, expressed both in dollars and in rates. All average balances are based on month end balances, which do not differ materially from average daily balances:

                                                             (In Thousands)
                                            Nine Months Ended               Nine Months Ended
                                            December 31, 1993               December 31, 1992
                                      -----------------------------  -------------------------------
                                                            Average
                                       Average               Yield/   Average                 Average
                                       Balance    Interest    Cost    Balance    Interest   Yield/Cost
                                      ---------   --------  -------  ---------   --------- ----------
Assets:
   Interest-earning assets:
    Mortgage loans ................   $ 187,706   $  12,849   9.13%  $ 230,621   $  16,576    9.58%
    Other loans ...................      22,960       1,138   6.61      20,618       1,194    7.72
    Mortgage-backed
      securities(1) ...............     215,845      10,610   6.55     196,971      11,176    7.57
    Money market investments ......       8,571         231   3.59       4,689         168    4.78
    Investment securities .........      24,367         996   5.45      26,971       1,402    6.93
    FHLB stock ....................       4,457         296   8.85       4,493         344   10.21
                                      ---------   ---------   ----   ---------   ---------   -----
    Total interest-earning assets .     463,906      26,120   7.51%    484,363      30,860    8.50%
Noninterest-earning assets ........      42,807                         47,501
                                      ---------                      ---------
Total assets ......................   $ 506,713                      $ 531,864
                                      =========                      =========

Liabilities and retained earnings:

   Interest-bearing liabilities:
    Passbook accounts .............   $ 109,898   $   2,258   2.74%  $ 104,177   $   2,749    3.52%
    Certificate accounts ..........     190,343       5,526   3.87     221,265       8,068    4.86
    N.O.W. accounts ...............      71,808       1,694   3.15      69,681       2,121    4.06
    Money market accounts .........      53,130       1,082   2.72      55,714       1,479    3.54
    Borrowed funds ................      39,148       2,297   7.82      47,677       2,656    7.43
                                      ---------   ---------   ----   ---------   ---------   -----
    Total interest-bearing
     liabilities ..................     464,327      12,857   3.69%    498,514      17,073    4.57%
    Noninterest bearing liabilities      11,858                          8,049
                                      ---------                      ---------
    Total Liabilities .............     476,185                        506,563
     Retained earnings ............      30,528                         25,301
                                      ---------                      ---------
    Total liabilities and retained
     earnings .....................   $ 506,713                      $ 531,864
                                      =========                      =========

Net interest income/net interest
   rate spread ....................               $  13,263   3.82%              $  13,787    3.93%
                                                  =========   ====               =========    ====
Net interest earning assets/net
   interest margin ................       $(421)       3.49%          $(14,151)       3.46%
                                          =====                       ========
Ratio of average interest-earning
   assets to average interest-
   bearing liabilities ............        1.00x                           .97x
                                           ====                        =======

- --------------

(1)  Includes $4.8 million of mortgage-backed securities available for sale in 1993.



                                                                            (In Thousands)
                                                                         Years Ended March 31,

                                      ---------------------------------------------------------------------------------------------
                                                  1993                           1992                          1991
                                      ---------------------------   -----------------------------  -------------------------------
                                                          Average                         Average
Average
                                       Average             Yield/    Average               Yield/    Average
Yield/
                                       Balance   Interest   Cost     Balance    Interest    Cost     Balance     Interest     Cost
                                      ---------  ---------  -----   ---------  ---------   ------   ---------   ---------   ------

Assets:
 Interest-earning assets:
  Mortgage loans ...................  $ 226,378  $  20,100   8.88%  $ 262,903  $  25,649     9.76%  $ 297,575   $  29,694    9.98%
  Other loans ......................     20,680      2,335  11.29      22,469      2,741    12.20      26,600       3,382    12.71
  Mortgage-backed securities(1) ....    200,849     14,961   7.45     160,567     13,393     8.34     138,765      12,012     8.66
  Money market investments .........      4,707        211   4.48       6,313        365     5.78       3,784         381    10.07
  Investment securities ............     25,512      1,771   6.94      24,084      1,875     7.79      27,990       2,242     8.01
  FHLB stock .......................      4,493        444   9.88       4,493        376     8.37       4,493         438     9.75
                                      ---------  ---------  -----   ---------  ---------   ------   ---------   ---------   ------
  Total interest-earning assets ....    482,619     39,822   8.25     480,829     44,399     9.23     499,207      48,149     9.65
 Noninterest-earning assets ........     46,310                        48,732                          44,496
                                      ---------                     ---------                       ---------
   Total assets ....................  $ 528,929                     $ 529,561                       $ 543,703
                                      =========                     =========                       =========

Liabilities and retained earnings:
 Interest-bearing liabilities:
  Passbook accounts ................  $ 104,767  $   3,544   3.38%  $  95,522  $   4,720     4.94%  $  92,336   $   5,107
5.53%
  Certificate accounts .............    212,235     10,139   4.78%    244,647     15,970     6.53%    276,726      22,053    7.97%
  N.O.W. accounts ..................     69,840      2,712   3.88%     56,332      3,215     5.71%     34,866       2,391    6.86%
  Money market accounts ............     55,532      1,905   3.43%     55,549      2,838     5.11%     56,990       3,335    5.85%
  Borrowed funds ...................     49,552      3,529   7.12%     46,623      3,863     8.29%     53,700       4,501    8.38%
                                      ---------  ---------  -----   ---------  ---------   ------   ---------   ---------   ------
  Total interest-bearing liabilities    491,926     21,829   4.44%    498,673     30,606     6.14%    514,618      37,387    7.27%
 Noninterest bearing liabilities ...     11,027                         8,938                           7,421
                                      ---------                     ---------                       ---------
Total Liabilities ..................    502,953                       507,611                         522,039
 Retained earnings .................     25,976                        21,950                          21,664
                                      ---------                     ---------                       ---------
  Total liabilities and retained
   earnings ........................  $ 528,929                     $ 529,561                       $ 543,703
                                      =========                     =========                       =========
Net interest income/net interest
 rate spread .......................             $  17,993   3.81%             $  13,793     3.09%              $  10,762    2.38%
                                                 =========  =====              =========    =====               =========    =====

Net interest earning assets/net
 interest margin ...................  $  (9,307)      3.40%         $ (17,844)      2.60%           $ (15,411)       1.98%
                                      =========  =========          =========  =========            =========   =========
Ratio of average interest-earning
 assets to average interest-bearing
 liabilities .......................        .98x                          .96x                            .97x
                                      =========                     =========                       =========
- --------------

(1) Includes $7.5 million of mortgage-backed securities available for sale in 1993.


Rate/Volume Analysis

     The following schedule presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. The table distinguishes between increases related to higher outstanding balances and those due to the volatility of interest rates. For each category of interest earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in rate (i.e., changes in rate multiplied by prior volume) and (ii) changes in volume (i.e., changes in volume multiplied by the prior rate).


                                                         Year Ended                         Year Ended
                                                       March 31, 1993                     March 31, 1992
                                                         Compared to                        Compared to
                                                         Year Ended                         Year Ended
                                                       March 31, 1992                     March 31, 1991

                                                     Increase (Decrease)                Increase (Decrease)
                                              ------------------------------     ------------------------------
                                                     Due to                             Due to
                                              -------------------                -------------------
                                               Volume       Rate       Net        Volume       Rate       Net
                                              -------     -------    -------     -------     -------    -------
                                                       (in thousands)                     (in thousands)
Interest-earning assets:
 Mortgage loans ............................  $(3,364)    $(2,185)   $(5,549)    $(3,387)    $  (658)   $(4,045)
 Other loans ...............................     (202)       (204)     ( 406)       (505)       (136)      (641)
 Mortgage-backed securities(1) .............    2,993      (1,425)     1,568       1,839        (458)     1,381
 Money market investments ..................      (72)        (82)      (154)        146        (162)       (16)
 Investment securities .....................       83        (187)      (104)       (305)        (62)      (367)
 FHLB stock ................................        0          68         68           0         (62)       (62)
                                              -------     -------    -------     -------     -------    -------
  Total ....................................     (562)     (4,015)    (4,577)     (2,212)     (1,538)    (3,750)
Interest-bearing liabilities:
 Deposits ..................................     (402)     (8,041)    (8,443)       (523)     (5,620)    (6,143)
 Borrowed funds ............................      208        (542)      (334)       (585)        (53)      (638)
                                              -------     -------    -------     -------     -------    -------
  Total ....................................     (194)     (8,583)    (8,777)     (1,108)     (5,673)    (6,781)
                                              -------     -------    -------     -------     -------    -------
Net change in net interest income ..........     (368)      4,568      4,200      (1,104)      4,135      3,031
                                              =======     =======    =======     =======     =======    =======

- -------------
(1)  Includes the increase or decrease in net interest  income  attributable  to mortgage-backed securities available for sale.




                                                   Nine Months Ended
                                                   December 31, 1993
                                                      Compared to
                                                   Nine Months Ended
                                                   December 31, 1992

                                                  Increase (Decrease)
                                            ---------------------------------
                                                   Due to
                                            --------------------
                                            Volume        Rate          Net
                                            -------      -------      -------
                                                      (in thousands)

Interest-earning assets:
 Mortgage loans ......................      $(3,085)     $  (642)     $(3,727)
 Other loans .........................          136         (192)         (56)
 Mortgage-backed securities(1) .......        1,071       (1,637)        (566)
 Money market investments ............          139          (76)          63
 Investment securities ...............         (135)        (271)        (406)
 FHLB stock ..........................           (3)         (45)         (48)
                                            -------      -------      -------
  Total ..............................       (1,877)      (2,863)      (4,740)
                                            -------      -------      -------
Interest-bearing liabilities:
 Deposits ............................         (820)      (3,037)      (3,857)
 Borrowed funds ......................         (475)         116         (359)
                                            -------      -------      -------
  Total ..............................       (1,295)      (2,921)      (4,216)
                                            -------      -------      -------
Net change in net interest income ....      $  (582)     $    58      $  (524)
                                            =======      =======      =======

- --------------
(1) Includes the increase or decrease in net interest income attributable to mortgage-backed securities available for sale in 1993.

Liquidity and Capital Resources

     Statewide's primary sources of funds are deposits, principal and interest payments on loans and mortgage-backed securities, advances from the Federal Home Loan Bank of New York (the "FHLBNY") and retained earnings.

     Statewide is required to maintain minimum levels of liquid assets as defined by Office of Thrift Supervision ("OTS") regulations. This requirement, which may be varied at the direction of OTS, depending upon economic conditions and deposit flows, is based upon a percentage of deposits and short-term borrowings. The required ratio is currently 5%. Statewide's liquidity ratios were 21.02% and 10.85% at December 31, 1993 and 1992 and 10.45%, 10.68% and
8.26% at March 31, 1993, 1992 and 1991, respectively. Management currently attempts to keep Statewide's liquidity ratio at least twice the regulatory minimum. This reflects Statewide's strategy to reduce the risk from changes in interest rates by having assets available to reinvest at higher rates in the event the general level of interest rates greatly increase in the future.

     Statewide utilizes the FHLBNY as an additional source of liquidity. As of December 31, 1993, total advances outstanding amounted to $39.4 million. Short term advances due within one year amounted to $14.8 million and long term advances due after one year amounted to $24.6 million.

     Statewide has a pre-approved overnight line of credit at the FHLBNY which amounted to $26.7 million at December 31, 1993. At December 31, 1993, $8.5 million was outstanding under this line.

     Additionally,   Statewide   can   pledge   certain   mortgage   loans   and
mortgage-backed securities as collateral to secure additional advances from the FHLBNY. As of March 31, 1993, mortgage loans and mortgage-backed securities available for pledging purposes amounted to $366.8 million and as of December 31, 1993, the amount of such loans and securities available for pledging purposes was $367.4 million.

     Impact of Inflation and Changing Prices. The financial statements of Statewide and the notes thereto, presented elsewhere herein, have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time and due to inflation. The impact of inflation is reflected in the increased cost of Statewide's operation. Unlike most industrial companies, nearly all the assets and liabilities of Statewide are monetary. As a result, interest rates have a greater impact on Statewide's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

     Recently Issued Accounting Standards. In May 1993, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standard No. 114, "Accounting for Creditors for Impairment of a Loan" ("SFAS 114"). SFAS 114 establishes criteria for accounting for loans that have been impaired. It requires that impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. Statewide has not fully evaluated the effect of SFAS 114 on its financial statements. SFAS 114 is effective for fiscal years beginning after December 15, 1994.

     In May 1993, the FASB also issued Statement of Financial Accounting Standard No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"). SFAS 115 establishes accounting and reporting for investments in equity securities that have readily determinable fair values and for all investments in debt securities. Management of Statewide does not expect that the impact on Statewide of implementing SFAS 115 will be material to Statewide's financial statements. SFAS 115 is effective for fiscal years beginning after December 15, 1993.


                             BUSINESS OF STATEWIDE

General

     Statewide was organized in 1943 as a New Jersey chartered savings and loan association under the name First Savings and Loan Association of Jersey City. In 1973 Statewide changed its name to Statewide Savings and Loan Association, and in 1988, to Statewide Savings Bank, S.L.A. Statewide will be the successor to
Statewide   Savings Bank,   S.L.A upon  its conversion   from a  New Jersey
state-chartered mutual savings and loan association to a state-chartered mutual savings bank. The eligible voting members of Statewide Savings Bank, S.L.A. have approved this charter conversion at a special meeting of members held October 5, 1993 and the OTS and the Commission approved applications for the charter conversion on December 23 and December 29, 1993, respectively.

     Statewide's principal business is attracting deposits from the general public and investing those deposits primarily in one to four-family mortgage loans and mortgage-backed securities and, to a lesser extent, consumer loans and investment securities. Statewide's revenues are derived principally from interest on its mortgage loan and mortgage-backed securities portfolio and interest and dividends on its investment securities. Statewide's primary sources of funds are deposits, principal and interest payments on loans and mortgage-backed securities and advances from the FHLBNY. Through its wholly owned subsidiary, Statewide Financial Services, Inc., Statewide also engages in the sale of annuity products.

     Statewide's primary market area includes the neighborhoods surrounding its thirteen branch offices. Six branches are located in Hudson County, two in Bergen County and five branches are located in Union County, New Jersey.


     Statewide has been adversely affected by banking legislation since 1989, primarily the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA"). In 1982, Statewide acquired a federally chartered savings and loan association headquartered in Elizabeth, New Jersey. In connection with that acquisition, Statewide recorded $27.6 million in goodwill to its statement of financial condition, which was the excess of the fair market value of the acquired association's liabilities over the fair market value of its assets. Under the regulations applicable at the time of the acquisition, this goodwill was counted as an asset of Statewide in calculating regulatory capital. Pursuant to FIRREA, Statewide's ability to count goodwill towards regulatory capital was substantially reduced, and is to be progressively phased out until January 1, 1995, when no goodwill may be included in calculating capital. Because of the restrictions on goodwill imposed by FIRREA, and because of losses incurred in Statewide's real estate loan portfolio, Statewide did not meet the minimum capital requirements applicable to it under FIRREA and the regulations of the OTS implementing the terms of FIRREA at their effective dates. While Statewide met the minimum capital requirements applicable to it under FIRREA as of December 31, 1993, its capital continues to include a portion of its goodwill. Without this goodwill it would not meet such minimums. The amount of this goodwill which may be counted toward capital is to be phased out over time.


     As of March 31, 1993, the significance of goodwill on Statewide's Capital Ratios is as follows:

     (i) Tangible Capital Ratio of 2.5% does not include any goodwill and is unaffected.

    (ii) Core Capital  Ratio of  3.3%   includes   $3,767,000  of qualifying
         supervisory goodwill which, if eliminated, would result in a Ratio of 2.5%.

   (iii) Risk based Capital Ratio of 9.4% includes $3,767,000 of qualifying supervisory goodwill which, if eliminated, would result in a Ratio of 7.3%.


     As of December 31, 1993, the significance of goodwill on Statewide's Capital Ratios is as follows:

     (i) Tangible Capital Ratio of 3.6% does not include any goodwill and is unaffected.

    (ii) Core Capital Ratio of 4.4% includes $3,654,000 of qualifying supervisory goodwill, which, if eliminated, would result in a Ratio of 3.6%.

   (iii) Risk based Capital Ratio of 14.4% includes $3,654,000 of qualifying supervisory goodwill, which, if eliminated, would result in a Ratio of 12.0%.

     Because Statewide was undercapitalized, it was required to file a capital plan with the OTS. The capital plan provides for Statewide to increase its capital levels through retained earnings and to thereby meet all minimum regulatory requirements by the end of 1994. The OTS accepted Statewide's capital plan, and issued a Capital Directive dated June 13, 1991 (the "Directive"), which embodies the terms of the capital plan. As of December 31, 1993, Statewide meets the capital targets required by the Directive and exceeds the minimum OTS regulatory capital requirements.


Lending Activities

     General. The primary source of income to Statewide is interest from lending activities. The principal lending activity of Statewide is originating first mortgage real estate loans to enable borrowers to purchase or refinance one to four family residential real properties.

     Loan Portfolio Composition. The table on the following page sets forth information concerning the composition of Statewide's loan and mortgage-backed securities portfolio, by type of security, in dollar amounts and in percentages as of the dates indicated:


                                                                                 At December 31,
                                                              -------------------------------------------------
                                                                        1993                      1992
                                                              ------------------------   ----------------------
                                                               Amount          Percent    Amount        Percent
                                                              --------         -------   --------       -------
                                                                  (In Thousands)             (In Thousands)

Mortgage loans:
One to four family residential ..........................     $157,678          83.51%   $198,627         81.82%
Multi family residential ................................        4,660           2.47       4,852          2.00
Non residential .........................................        2,169           1.15      16,675          6.87
Acquisition, development and construction ...............            0            .00         249          0.10
Land ....................................................          455           0.24       1,100          0.45
                                                              --------         ------    --------        ------
  Total mortgage loans ..................................      164,962          87.37     221,503         91.25

Other loans:
Second mortgage loans ...................................       11,209           5.94       8,281          3.41
Home equity lines of credit .............................        1,736           0.92       1,900          0.78
FHA insured improvement loans ...........................        9,972           5.28      10,148          4.18
Unsecured consumer loans ................................          357           0.19         153          0.06
Guaranteed student loans ................................           90           0.05         166          0.07
Loans on deposit accounts ...............................          407           0.22         474          0.20
Automobile loans ........................................           80           0.04         122          0.05
                                                              --------         ------    --------        ------
  Total other loans .....................................       23,851          12.63      21,244          8.75
                                                              --------         ------    --------        ------
   Total loans ..........................................      188,813         100.00     242,747        100.00
                                                                               ======                    ======

Less:
Unearned discounts and deferred loan fees, net ..........       (1,266)                    (1,412)
Allowance for loan losses ...............................       (1,094)                    (1,571)
                                                              --------                   --------
Loans, net ..............................................     $186,453                   $239,764
                                                              ========                   ========
Mortgage-backed securities
 GNMA ...................................................     $ 52,108          25.53%    $51,168         25.20%
 FHLMC ..................................................       74,162          36.33      81,443         40.11
 FNMA ...................................................       73,085          35.80      70,418         34.68
                                                              --------         ------    --------        ------
Total mortgage-backed securities ........................      199,355          97.65     203,029        100.00
Mortgage-backed securities available for sale ...........        4,789           2.35           0           .00
                                                              --------         ------    --------        ------
Total mortgage-backed securities and mortgage-
 backed securities available for sale ...................      204,144         100.00     203,029        100.00
Unamortized premiums, net ...............................        2,041         ======       2,615        ======
                                                              --------                   --------
Net mortgage-backed securities ..........................     $206,185                   $205,644
                                                              ========                   ========




                                                                 At March 31,
                                          ----------------------------------------------------------
                                                1993                1992                 1991
                                          ----------------  ------------------  --------------------
                                          Amount   Percent    Amount   Percent   Amount      Percent
                                          ------   -------  ---------  -------  --------     -------
                                          (In Thousands)      (In Thousands)       (In Thousands)
Mortgage Loans:
One to four family residential ......   $190,212    81.39%  $224,802    83.76%  $254,409      81.30%
Multi family residential ............      4,805     2.06      4,988     1.86      6,780       2.17
Non residential .....................     16,324     6.99     17,316     6.45     16,153       5.16
Acquisition, development and
 construction .......................        249     0.11        249     0.09      7,590       2.43
Land ................................      1,048     0.45          0      .00      3,846       1.23
                                         -------   ------    -------   ------    -------     ------
  Total mortgage loans ..............    212,638    90.99    247,355    92.16    288,778      92.29
Other loans:
Second mortgage loans ...............      8,394     3.59      6,966     2.60      5,812       1.86
Home equity lines of credit .........      1,569     0.67      1,855     0.69      1,648       0.53
FHA insured improvement loans .......     10,055     4.30     11,361     4.23     15,521       4.96
Unsecured consumer loans ............        223     0.10         21     0.01          0       0.00
Guaranteed student loans ............        146     0.06        229     0.09        355       0.11
Loans on deposit accounts ...........        450     0.19        567     0.21        755       0.24
Automobile loans ....................        222     0.10         32     0.01         43       0.01
                                         -------   ------    -------   ------    -------     ------
  Total other loans .................     21,059     9.01     21,031     7.84     24,134       7.71
                                         -------   ------    -------   ------    -------     ------
  Total loans .......................    233,697   100.00    268,386   100.00    312,912     100.00
                                                   ======              ======                ======

Less:
Loans in process ....................          0                   0                (241)
Unearned discounts and deferred loan
 fees, net ..........................     (1,402)             (1,631)             (2,069)
Allowance for loan losses ...........     (1,366)             (1,841)             (1,697)
                                        --------            --------            --------
Loans, net ..........................   $230,929            $264,914            $308,905
                                        ========            ========            ========

Mortgage-backed securities
 GNMA ...............................   $ 56,457    26.50%  $ 57,558    32.21%  $ 70,368      49.32%
 FHLMC ..............................     71,890    33.74     98,058    54.87     72,294      50.68
 FNMA ...............................     77,215    36.24     23,085    12.92          0       0.00
                                         -------   ------    -------   ------    -------     ------
  Total mortgage-backed securities ..    205,562    96.48    178,701   100.00    142,662     100.00

Mortgage-backed securities available
 for sale ...........................      7,517     3.52          0     0.00          0       0.00
                                         -------   ------    -------   ------    -------     ------
Total mortgage-backed securities and
 mortgage-backed securities available
 for sale ...........................    213,079   100.00    178,701   100.00    142,692     100.00
Unamortized premiums, net ...........      2,686   ======      1,603   ======         31     ======
                                        --------            --------            --------
Net mortgage-backed securities ......   $215,765            $180,304            $142,693
                                        ========            ========            ========


     Loan and Mortgage-Backed Securities Maturity Schedule. The following table sets forth certain information at December 31, 1993 regarding the dollar amount of loans and mortgage-backed securities in Statewide's portfolio maturing at various periods, based upon the contractual terms to maturity or period to repricing, after giving effect to net items:


                                   One to
                                    Four         Multi                                                     Mortgage-
                                   Family       Family       Non       Construc-            Total Loans     Backed
                                 Residential Residential Residential     tion(1)   Consumer  Receivable  Securities(2)   Total
                                 ----------- ----------- -----------  ----------- ---------  ----------  -------------   -----
                                                                     (In thousands)
Amounts Due:
 Within one year ..............   $  58,593   $     368   $     526   $     455   $     549   $  60,491   $       0   $  60,491
 After one year:
  One to three years ..........      11,574           0         210           0       1,239      13,023       8,115      21,138
  Three to five years .........      10,537         222       1,276           0       5,366      17,401      29,245      46,646
  Five to 10 years ............      22,629         217          72           0       8,501      31,419     104,006     135,425
  10 to 20 years ..............      34,383       1,860          85           0       8,196      44,524      14,623      59,147
  Over 20 years ...............      19,962       1,993           0           0           0      21,955      48,155      70,110
                                  ---------   ---------   ---------   ---------   ---------   ---------   ---------   ---------
  Total due after one year ....      99,085       4,292       1,643           0      23,302     128,322     204,144     332,466
                                  ---------   ---------   ---------   ---------   ---------   ---------   ---------   ---------
  Total amounts due ...........     157,678       4,660       2,169         455      23,851     188,813     204,144     392,957
Less (Plus):
 Unearned discounts, (premiums)
  and deferred loan fees, net .       1,278           0           0           0         (13)      1,265      (2,041)       (776)
 Allowance for loan losses ....         932           5          11           5         141       1,094           0       1,094
                                  ---------   ---------   ---------   ---------   ---------   ---------   ---------   ---------
Loans, net ....................   $ 155,468   $   4,655   $   2,158   $     450   $  23,723   $ 186,454   $ 206,185   $ 392,639
                                  =========   =========   =========   =========   =========   =========   =========   =========


- -----------------
(1)  As of December 31, 1993, Statewide had no acquisition and development loans in its portfolio.

(2)  Includes $4.8 million of mortgage-backed securities available for sale.

     The following  table sets forth certain  information at March 31,  1993
regarding the  dollar amount  of loans  and mortgage-backed   securities in
Statewide's portfolio maturing at various periods, based upon the contractual terms to maturity or period to repricing, after giving effect to net items:

                                   One to
                                    Four         Multi                                                     Mortgage-
                                   Family       Family       Non       Construc-            Total Loans     Backed
                                 Residential Residential Residential     tion(1)   Consumer  Receivable  Securities(2)   Total
                                 ----------- ----------- -----------  ----------- ---------  ----------  -------------   -----
                                                                     (In thousands)
Amounts Due:
 Within one year ..............   $  74,572   $     385   $  14,000   $     249   $   2,451   $  91,657   $   7,543   $  99,200
 After one year:
  One to three years ..........      13,001          17          93       1,048       1,183      15,342       3,395      18,737
  Three to five years .........      10,488         154       1,388           0       4,747      16,777      13,919      30,696
  Five to 10 years ............      23,312         450         485           0       7,623      31,870     122,164     154,034
  10 to 20 years ..............      36,654           0           0           0       5,030      41,684      20,646      62,330
  Over 20 years ...............      32,185       3,799         358           0          25      36,367      45,412      81,779
                                  ---------   ---------   ---------   ---------   ---------   ---------   ---------   ---------
  Total due after one year ....     115,640       4,420       2,324       1,048      18,608     142,040     205,536     347,576
                                  ---------   ---------   ---------   ---------   ---------   ---------   ---------   ---------
  Total amounts due ...........     190,212       4,805      16,324       1,297      21,059     233,697     213,079     446,776
Less (Plus):
 Unearned discounts, (premiums)
  and deferred loan fees, net .       1,402           0           0           0           0       1,402      (2,686)     (1,284)
 Allowance for possible loan
  losses ......................       1,194           5          82          13          72       1,366           0       1,366
                                  ---------   ---------   ---------   ---------   ---------   ---------   ---------   ---------
Loans, net ....................   $ 187,616   $   4,800   $  16,242   $   1,284   $  20,987   $ 230,929   $ 215,765   $ 446,694
                                  =========   =========   =========   =========   =========   =========   =========   =========

- -----------------
(1)  As of March 31, 1993, Statewide had no acquisition and development loans in its portfolio.

(2)  Includes $7.5 million of mortgage-backed securities available for sale.


     The following table sets forth the dollar amount of all loans and mortgage-backed securities at December 31, 1993, and due one year after December 31, 1993, which have predetermined interest rates and floating or adjustable interest rates:

                                          Predetermined     Floating or
                                              Rates       Adjustable Rates
                                          -------------   ----------------
                                                   (In Thousands)

         Real Estate Mortgage .....          $ 81,432          $ 23,588
         Mortgage-backed Securities           189,599            14,545
         Other Loans ..............            21,566             1,736
                                             --------          --------
          Total ...................          $292,597          $ 39,869
                                             ========          ========



     Residential Mortgage Lending. Statewide offers first mortgage loans secured by one to four family residences, including townhouse and condominium units. Typically, such residences are single family homes that serve as the primary residence of the owner. Loan originations are generally obtained from existing or past customers and referrals from local real estate agents, builders and members of the local communities in which Statewide has offices. All residential mortgage loans made by Statewide are for properties located in New Jersey.


     At December 31, 1993, 83.5% of Statewide's total loans consisted of one to four family residential loans, of which 51.3% were loans with adjustable rates. Statewide currently offers adjustable rate mortgage ("ARM") loans on which the interest rate adjusts annually. Statewide also periodically offers ARM loans on which the interest rate for an initial period may be less than the fully indexed rate, although to be eligible, Statewide requires that the borrower qualify for the maximum payment possible after the initial interest rate adjustment. ARM and fixed-rate loans are originated for a term of up to 30 years. Statewide currently charges origination fees of up to 2.5% on one to four family residential mortgage loans.


     Generally, ARM loans pose credit risks different from the risks inherent in fixed-rate loans, primarily because as interest rates rise, the underlying payments of the borrower rise, thereby increasing the potential for default. At the same time, the marketability of the underlying property may be adversely affected by higher interest rates.

     Statewide's policy is to lend up to 80% of the appraised value of property securing a single family residential loan, and up to 90% of the appraised value if private mortgage insurance is obtained on the amount of the loan which exceeds 80% of the appraised value.


     One to four family residential mortgage loans are generally underwritten according to FNMA or the Federal Home Loan Mortgage Corporation ("FHLMC") guidelines, except that loans may exceed the maximum loan limits for the FNMA or FHLMC. Statewide has, in the past, sold mortgage loans to FHLMC and other investors. Statewide has the intent and ability to hold the loans in its portfolio as of December 31, 1993 until maturity.

     Statewide has originated, or purchased participating interests in, a limited number of multi-family mortgage loans. As of December 31, 1993 $4.7 million, or 2.5% of Statewide's total loan portfolio, consisted of multi-family
residential mortgage  loans.   Currently,   Statewide is  not originating  or
purchasing participating interests in multi-family mortgage loans.

     Nonresidential Real Estate Lending. At December 31, 1993 Statewide's nonresidential real estate loan portfolio totalled $2.2 million or 1.2% of Statewide's total loan portfolio. At December 31, 1993, Statewide's nonresidential real estate loan portfolio consisted of loans secured by properties approximately as follows: $1.2 million on a medium size office building and $1.0 million on several small office buildings.

     The largest nonresidential real estate loan had an outstanding balance of $1.2 million. The loan is secured by a 23,000 sq. ft. office building located in North Bergen, New Jersey. It is a loan to facilitate the sale of the building, which was acquired by Statewide in a foreclosure action due to the default of the previous borrower. Scheduled payments on the loan are current.


     Statewide does not currently intend to increase its nonresidential real estate loan portfolio.


     Other Loans. As of December 31, 1993, other loans totalled $23.9 million or 12.6% of Statewide's total loan portfolio. Statewide offers other loans in the form of insured and uninsured home equity lines of credit, home improvement loans, secured equity loans and secured and unsecured personal loans. Statewide also originates other loans secured by second mortgages on one to four family residences. These second mortgage loans are secured by owner-occupied residences and the property may not be encumbered by other than a first mortgage loan. These loans are generally subject to a 75% combined loan-to-value limitation, including any other outstanding mortgage or lien on the property. As of December 31, 1993, second mortgage loans amounted to $11.2 million, or 5.9% of total loans.


     Statewide also originates Federal Housing Administration ("FHA") Title I improvement loans. Statewide originates FHA Title I Improvement Loans both on a direct basis and through a network of improvement contractor/dealers who are approved by Statewide in accordance with FHA guidelines. The loans are underwritten in accordance with FHA guidelines which provide for more liberal equity and debt to income ratio requirements than for non-insured improvement loans. In the event of default, the FHA insures 90% of the principal balance plus accrued interest. The interest rates are normally higher than the interest rates for one to four family mortgage loans due to the more liberal underwriting standards.

     For all loans originated by Statewide, upon receipt of a completed loan application from a prospective borrower, a credit report is ordered and certain other information is verified by an independent credit agency and, if necessary, additional financial information is required. An appraisal of the real estate intended to secure the proposed loan is required. Such appraisal is performed by an independent appraiser designated and approved by Statewide. The Board of Directors annually approves the independent appraisers used by Statewide and approves Statewide's appraisal policy. It is Statewide's policy to obtain title insurance on all first mortgage loans. Borrowers must also obtain hazard insurance prior to closing. Borrowers generally are required to advance funds on a monthly basis together with each payment of principal and interest to a mortgage escrow account from which Statewide makes disbursements for items such as real estate taxes and, in some cases, hazard insurance premiums.


     Mortgage-Backed Securities. Statewide invests in mortgage-backed securities and utilizes such investments to complement its mortgage lending activities. At
December  31,  1993,  mortgage-backed   securities,   including mortgage-backed
securities available for sale, totalled $206.2 million or 41.2% of total assets.

     At March 31, 1993, all of Statewide's mortgage-backed securities portfolio
was directly  insured or  guaranteed by  the Government   National Mortgage
Association ("GNMA"), the FNMA or the FHLMC. Statewide's current policy is to purchase mortgage-backed securities that are backed by ARM loans or have final balloon maturities of seven years or less. As of December 31, 1993, such mortgage-backed securities totalled $151.1 million or 73.3% of the total mortgage-backed securities portfolio.

     Statewide generally purchases mortgage-backed securities with the express intent of holding the securities until maturity. Management has, in the past, sold mortgage-backed securities with longer terms to maturity in order to reduce Statewide's exposure to interest rate risk. As of December 31, 1993, Statewide had $4.8 million in mortgage-backed securities available for sale which are accounted for at the lower of cost or market value. At December 31, 1993, the market value of these securities was $5.0 million.


     Nonperforming Assets, Classified Assets, Loan Delinquencies and Defaults. Maintenance of asset quality is one of management's most important tasks. Management reviews delinquent loans on a continuous basis and the Board of Directors reviews delinquent loans monthly. Statewide also established an Asset Classification Committee in 1989, which meets quarterly to review Statewide's loan portfolio, makes changes in the classification of assets which the committee deems necessary and reports its findings to the Board of Directors. Statewide hires outside counsel experienced in collections and foreclosure to pursue collections and to institute foreclosure and other procedures on Statewide's delinquent loans.

     Federal regulations provide for the classification of loans and other assets such as debt and equity securities considered by the OTS to be of lesser quality as "substandard," "doubtful," or "loss" assets. An asset is considered "substandard" if it is inadequately protected by the current net worth and
paying capacity  of the  obligor or  of the  collateral   pledged,  if any.
"Substandard" assets include those characterized by the distinct possibility that the savings institution will sustain "some loss" if the deficiencies are not corrected. Assets classified as "doubtful" have all of the weaknesses inherent in those classified "substandard," with the added characteristic that the weaknesses present make "collection or liquidation in full," on the basis of currently existing facts, conditions, and values, "highly questionable and improbable." Assets classified as "loss" are those considered "uncollectible" and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted. Assets that do not expose the savings institution to risk sufficient to warrant classification in one of the aforementioned categories, but which possess some weaknesses, are required to be designated "special mention" by management. Loans designated as special mention are generally loans that, while current in required payments, have exhibited some potential weaknesses that, if not corrected, could increase the level of risk in the future.


     At December 31, 1993, Statewide had special mention loans of $0.9 million which consisted of twelve one-to-four family mortgage loans where the borrower is making payments through a bankruptcy plan or a special negotiated repayment plan. At December 31, 1993, all of these loans were current or paid ahead.

     At December 31, 1993, Statewide had substandard assets of $12.7 million, which consisted of $9.3 million in real estate owned, $3.1 million in first and second mortgage loans and $0.3 in consumer loans.

     At December 31, 1993, Statewide had assets classified as doubtful of $548,000 which represents Statewide's in-substance foreclosed interest in a $159 million acquisition, development and construction loan located in Jersey City. The lead lender had previously failed and the project is currently being marketed by the RTC. Management believes that the level of loss allowances is adequate to absorb losses resulting from this asset if it becomes unrecoverable in the future.


     With respect  to originated   mortgage loans,   Statewide's   collection
procedures include sending a past due notice when the regular monthly payment is not received by the 16th day of the month in which the payment is due. In the event that payment is not received following notice of late payment, letters are sent and phone calls are made to the borrower. When contact is made with the borrower at any time prior to foreclosure, Statewide will attempt to obtain full payment or work out a repayment schedule with the borrower to avoid foreclosure. Foreclosure notices are sent when a loan is 90 days delinquent.

     Statewide has experienced a decrease in loans delinquent 90 days or more. Consequently, there has also been a decrease in the amount of foreclosed real estate and in-substance foreclosed real estate (real estate owned) held by Statewide. Statewide attributes these decreases, in large part, to the improved economic conditions of its borrowers and to the resolution of a number of properties under foreclosure.

     The tables on the following three pages set forth information concerning delinquent loans as of the periods indicated. The amounts represent the total
remaining   balances of  the related  loans and  percentage of  total loans outstanding, rather than the actual payment amounts which are overdue.

                                                At December 31, 1993
                                     -------------------------------------------
                                           60-89 Days          90 Days or More
                                     --------------------    -------------------
                                                Principal              Principal
                                     Number of   Balance     Number of   Balance
                                       Loans    of Loans       Loans    of Loans
                                     ---------  --------     --------- ---------
One to four family ............          16      $  351          61      $2,361
Multi-family Residential/
 Non Residential ..............           0           0           0           0
Acquisition, Development
 and Construction .............           0           0           0           0
Other loans ...................          30         185          56         359
                                         --      ------         ---      ------
 Total delinquent loans .......          46      $  536         117      $2,720
                                         ==      ======         ===      ======
Delinquent loans to total loans                    .28%                   1.45%

                                              (Dollars in thousands)

                                                                             At December 31, 1992
                                                              --------------------------------------------------
                                                                    60-89 Days               90 Days or More
                                                              --------------------------------------------------
                                                                           Principal                   Principal
                                                              Number of     Balance       Number of     Balance
                                                                Loans      of Loans         Loans      of Loans
                                                              ---------    --------       ---------    ---------

One to four family .....................................          43        $1,815           74          $3,545
Multi-family Residential/Non Residential ...............           0             0            0               0
Acquisition, Development and Construction ..............           0             0            1             249
Other loans ............................................          50           319           69             549
                                                                 ---        ------          ---         -------
 Total delinquent loans ................................          93        $2,134          144          $4,343
                                                                 ===        ======          ===         =======
Delinquent loans to total loans                                               .88%                        1.79%

                                                                               At March 31, 1993
                                                              --------------------------------------------------
                                                                    60-89 Days               90 Days or More
                                                              --------------------------------------------------
                                                                           Principal                   Principal
                                                              Number of     Balance       Number of     Balance
                                                                Loans      of Loans         Loans      of Loans
                                                              ---------    --------       ---------    ---------

One to four family .....................................          34        $1,183           64          $2,116
Multi-family Residential/Non Residential ...............           0             0            0               0
Acquisition, Development and Construction ..............           0             0            1             249
Other loans ............................................          27           159           63             509
                                                                 ---        ------          ---         -------
 Total delinquent loans ................................          61        $1,342          128          $2,874
                                                                 ===        ======          ===         =======
Delinquent loans to total loans ........................                      .57%                        1.23%

                                                                               At March 31, 1992
                                                              --------------------------------------------------
                                                                    60-89 Days               90 Days or More
                                                              --------------------------------------------------
                                                                           Principal                   Principal
                                                              Number of     Balance       Number of     Balance
                                                                Loans      of Loans         Loans      of Loans
                                                              ---------    --------       ---------    ---------

One to four family .....................................          35        $2,125           67          $2,661
Multi-family Residential/Non Residential ...............           0             0            0               0
Acquisition, Development and Construction ..............           0             0            0               0
Other loans ............................................          37           202           88             603
                                                                 ---        ------          ---         -------
 Total delinquent loans ................................          72        $2,327          155          $3,264
                                                                 ===        ======          ===         =======
Delinquent loans to total loans ........................                      .87%                        1.22%


                                                                               At March 31, 1991
                                                              --------------------------------------------------
                                                                    60-89 Days               90 Days or More
                                                              --------------------------------------------------
                                                                           Principal                   Principal
                                                              Number of     Balance       Number of     Balance
                                                                Loans      of Loans         Loans      of Loans
                                                              ---------    --------       ---------    ---------

One to four family .....................................          37          $744           79          $5,642
Multi-family Residential/Non Residential ...............           0             0            0               0
Acquisition, Development and Construction ..............           0             0            3           3,850
Other loans ............................................          68           335           90             556
                                                                 ---        ------          ---         -------
 Total delinquent loans ................................         105        $1,079          172         $10,048
                                                                 ===        ======          ===         =======
Delinquent loans to total loans ........................                      .34%                        3.21%



     Real estate owned acquired through loan foreclosure or properties that are in-substance foreclosures are recorded at the lower of cost or estimated fair value. Subsequent valuations are periodically performed by management and the carrying value is adjusted to reflect any subsequent declines in the estimated fair value.

     Interest income is reduced by the full amount of accrued and uncollected interest on all loans once they become 90 days delinquent, are placed in foreclosure or are otherwise determined to be uncollectible, unless the loans are insured or guaranteed.


     The table below sets forth information regarding Statewide's nonperforming assets. At December 31, 1993, Statewide had no restructured loans within the meaning of Statement of Financial Accounting Standard No. 15., issued by the FASB:


                                    At December 31,              At March 31,
                                  -----------------   -------------------------------------
                                    1993      1992      1993      1992      1991      1990
                                  -------   -------   -------   -------   -------   -------
                                                   (Dollars in thousands)
Mortgage loans delinquent 90
 days or more .................   $   843   $   655   $   740   $   752   $ 5,438   $   908
Nonaccrual delinquent
 mortgage loans ...............     1,518     3,139     1,625     1,909     7,056     6,645
Other loans delinquent 90 days
 or more ......................       359       549       509       603       556       482
                                  -------   -------   -------   -------   -------   -------

  Total nonperforming
   loans ......................     2,720     4,343     2,874     3,264    13,050     8,035

Total investment in real estate
 and real estate owned
 (including in-substance
 foreclosures) ................     9,741    10,505    11,563    15,428     9,924     8,673
                                  -------   -------   -------   -------   -------   -------

  Total nonperforming
   assets .....................   $12,461   $14,848   $14,437   $18,692   $22,974   $16,708
                                  =======   =======   =======   =======   =======   =======

Nonperforming loans to total
 loans ........................      1.44%     1.79%     1.23%     1.22%     4.17%     2.24%

Nonperforming assets to total
 loans and real estate owned ..      6.28%     5.86%     5.77%     6.51%     7.10%     4.58%

Nonperforming loans to total
 assets .......................      0.54       .83      0.55      0.61      2.47      1.42
Nonperforming assets to total
 assets .......................      2.49      2.82      2.78      3.51      4.34      2.96


     In addition to the loans included in the risk element table above, Statewide's internal loan review identified approximately $787,000 in loans classified as substandard at December 31, 1993. These loans, as well as the loans included in the risk elements, have been considered in the analysis of the adequacy of the allowance for loan losses.

     During the years ended March 31, 1992 and 1993, the amounts of additional interest income that would have been recorded on nonaccrual loans, had they been current, totalled $94,560 and $188,822 respectively.

     At December 31, 1993, four parcels of real estate with a value of $6.2 million represented 63.9% of Statewide's total real estate owned. The balance consists of 38 separate properties with an average balance of $96,000.

     The largest parcel of real estate owned ("REO") is an in-substance foreclosure of a loan originally granted in 1985 for the purpose of building 172 single family homes in Raritan Township, New Jersey. After experiencing financial difficulty, the developer filed a petition for reorganization under Chapter 11 of the Bankruptcy Code during calendar year 1991. At December 31, 1993, Statewide's total investment in this loan was $2.8 million net of related loss allowances. At December 31, 1993, the property consisted of 63 building lots with various preliminary and final building permit approvals and site improvements in place. In March of 1993, a plan of reorganization was approved by the bankruptcy court whereby the builder would continue to build and sell homes and sell building lots while repaying creditors. Statewide would receive approximately $4.6 million in payments from these activities through calendar year 1997. No additional advances to the builder would be made by Statewide. During fiscal 1993, payments totalling $593,340 were received by Statewide from sales activities. Management currently does not anticipate any additional losses in connection with this parcel.

     A second large parcel of real estate owned resulted from a separate loan to the same borrower in 1987 to develop a 48 acre tract of land in Raritan Borough,
New Jersey  into residential   dwelling units. At  December  31,  1993,  the
in-substance foreclosure balance for this parcel totalled $2.2 million. This parcel is covered by the same plan of reorganization as to the Raritan Township parcel described above and calls for Statewide to receive all principal and interest due on the original loan from the sale of 119 single family homes through calendar year 1996. The plan anticipates that Statewide would receive approximately $3.4 million in payments from building and sale activities through calendar year 1996. Statewide will not be advancing any additional funds to the developer. Management does not currently anticipate any additional losses on this parcel.

     The third largest parcel of REO is the in-substance foreclosure of an acquisition, development and construction loan made to a developer to build twenty single family luxury homes in Chester, New Jersey. At December 31, 1993 Statewide's investment totalled $546,000 and consisted of 9 improved building lots. The developer is operating under the protection of Chapter 11 bankruptcy with a formal plan of reorganization currently being developed. Under a previous order of the bankruptcy court, the developer has been making interest payments to Statewide since September 1992 at an interest rate of the prime rate plus 1.5%. During fiscal 1993, principal and interest payments totalling $510,938 have been received by Statewide. Statewide is making no additional advances to the developer. Management does not currently anticipate any additional losses on this parcel.

     The fourth largest parcel of REO is the in-substance foreclosure of Statewide's interest in a $159 million acquisition, development and construction loan located in Jersey City, New Jersey. At December 31, 1993, Statewide's total investment in this loan was $548,000 net of related loss allowances. The property is currently being managed and marketed for sale by the RTC. Management believes that the level of loss allowances is adequate to absorb losses resulting from this asset if it becomes unrecoverable in the future.


     Provisions for Loan Losses. A provision for loan losses is established through charges to earnings. Loan losses (loans charged off net of recoveries) are charged against the allowance for loan losses when management believes that the recovery of principal is unlikely. If the risk characteristics of the loan portfolio change and the allowance is deemed below the level considered by management to be adequate to absorb future loan losses on existing loans, the provision for loan losses is increased to the level considered necessary to provide an adequate allowance. Management's evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans and economic conditions that may affect the borrower's ability to pay. Economic conditions may result in the necessity to change the allowance quickly in order to react to deteriorating
financial conditions  of Statewide's borrowers.   As a  result,   additional
provisions on existing loans may be required in the future if borrower's financial conditions deteriorate or if real estate values decline.

     The following table presents an analysis of Statewide's allowance for loan losses at the dates indicated:



                                                                (Dollars in thousands)
                                            Nine Months Ended
                                               December 31,                Years Ended March 31,
                                             ---------------   ------------------------------------------
                                              1993     1992     1993     1992     1991     1990     1989
                                             ------   ------   ------   ------   ------   ------   ------
Balance, beginning of period .............   $1,366   $1,841   $1,841   $1,697   $2,048   $   80   $   46
Provisions charged to operations .........      360      182      194    1,933      186    3,711      194

Loans charged off:
   One to Four Family Residential ........      600      314      446      160       67       65      103
   Multi Family Residential ..............        0        0       75        0        0        0        0
   Non Residential .......................        0      121      122        0        0      122        0
   Land and Construction .................        0        0        0    1,565      435    1,538        0
   Other Loans ...........................       86       36       45       64       35       90       58
                                             ------   ------   ------   ------   ------   ------   ------
Total loans charged off ..................      686      471      688    1,789      537    1,815      161

Recovery on loans:
   One to Four Family Residential ........        1       19       19        0        0        0        0
   Multi Family Residential ..............        0        0        0        0        0       72        0
   Non Residential .......................        0        0        0        0        0        0        1
   Land and Construction .................       13        0        0        0        0        0        0
   Other Loans ...........................       40        0        0        0        0        0        0
                                             ------   ------   ------   ------   ------   ------   ------
Total recovery on loans ..................       54       19       19        0        0       72        1
                                             ------   ------   ------   ------   ------   ------   ------
Net loans charged off ....................      632      452      669    1,789      537    1,743      160
                                             ------   ------   ------   ------   ------   ------   ------
Balance, end of period ...................   $1,094   $1,571   $1,366   $1,841   $1,697   $2,048   $   80
                                             ======   ======   ======   ======   ======   ======   ======
Ratio of net charge offs during the period
 to average loans outstanding
 during the period .......................      .30%     .18%     .27%     .63%     .17%     .47%     .04%

ALLOCATION OF THE ALLOWANCE
 FOR LOAN LOSSES
   One to Four Family Residential ........   $   75   $  118   $  266   $  279   $  146   $   15   $   14
   Multi Family Residential ..............        0        0        0        0        0        0        0
   Non Residential .......................        0        0        0        0        0        0        0
   Land and Construction .................        5       12       12      732    1,043    1,599        0
   Other Loans ...........................       43       72       72       80       39       34       64
   Unallocated ...........................      971    1,369    1,016      750      469      400        2
                                             ------   ------   ------   ------   ------   ------   ------

Total.....................................   $1,094   $1,571   $1,366   $1,841   $1,697   $2,048   $   80
                                             ======   ======   ======   ======   ======   ======   ======


Investment Activities


     Statewide's assets, other than loans receivable and mortgage-backed securities, are invested primarily in U.S. Government and agency securities and in Federal Funds Sold. Statewide is required by OTS regulations to maintain a minimum amount of liquid assets that may be invested in specific securities and is also permitted to make certain other investments in certain securities. Liquidity may increase or decrease depending upon the availability of funds and comparative yields on investments in relation to the return on loans and mortgage-backed securities. Historically, Statewide has maintained its liquid assets above the minimum requirements imposed by Federal regulations and at a level believed adequate to meet the cash requirements of normal daily activities, repayment of maturing debt and potential deposit outflows. Cash flow projections are regularly reviewed and updated to assure that adequate liquidity is provided. As of December 31, 1993, Statewide's liquidity ratio (liquid assets as a percentage of net withdrawable savings and current borrowings) was 21.02% as compared to the OTS minimum requirement of 5%.


     The following table shows the composition and maturities of Statewide's investment securities portfolio, excluding FHLBNY stock for the periods indicated:


                                                                      (In thousands)
                                                                   At December 31, 1993
                              -----------------------------------------------------------------------------------------------
                               Less than           1-5             5-10            Over 10            Total Investment
                                1 year            years            years            years                 Securities
                              ----------       ----------       ----------       ----------       ---------------------------
                              Book Value       Book Value       Book Value       Book Value       Book Value       Mkt. Value
                              ----------       ----------       ----------       ----------       ----------       ----------
US Government &
 Agency obligations ..          $ 3,004          $43,163          $     0          $     0          $46,167          $46,700

Other ................               10                0                0                0               10               67
                                -------          -------          -------          -------          -------          -------

Total investment
 securities ..........          $ 3,014          $43,163          $     0          $     0          $46,177          $46,767
                                =======          =======          =======          =======          =======          =======

Weighted average yield             4.95%            5.44%             .00%             .00%            5.41%


                                                                    At March 31, 1993
                              -----------------------------------------------------------------------------------------------
                               Less than           1-5             5-10            Over 10            Total Investment
                                1 year            years            years            years                 Securities
                              ----------       ----------       ----------       ----------       ---------------------------
                              Book Value       Book Value       Book Value       Book Value       Book Value       Mkt. Value
                              ----------       ----------       ----------       ----------       ----------       ----------
US Government &
 Agency obligations ..          $ 4,027          $11,152          $ 3,013          $     0          $18,192          $19,098

Other ................               32                0                0                0               32               72
                                -------          -------          -------          -------          -------          -------

Total investment
 securities ..........          $ 4,059          $11,152          $ 3,013          $     0          $18,224          $19,170
                                =======          =======          =======          =======          =======          =======

Weighted average yield             6.50%            6.98%            7.47%               0%            6.95%


     The following table sets forth the composition of Statewide's investment in Federal Funds Sold and investment securities portfolio at the dates indicated:


                                                                     December 31,
                                            ------------------------------------------------------------
                                                        1993                             1992
                                            ---------------------------      ---------------------------
                                            Book Value       % of Total      Book Value       % of Total
                                            ----------       ----------      ----------       ----------
Federal Funds Sold .................          $11,250           18.26%         $ 5,750           16.34%
Investment Securities:
 U.S. Govt & Agency securities .....           46,167           74.95           24,923           70.81
 Other .............................               10            0.02               32            0.09
                                              -------          ------          -------          ------
  Sub-total ........................           57,427           93.23           30,705           87.24
 FHLBNY stock ......................            4,170            6.77            4,493           12.76
                                              -------          ------          -------          ------
Total Federal Funds Sold, Investment
 Securities and FHLBNY stock .......          $61,597          100.00%         $35,198          100.00%
                                              =======          ======          =======          ======



                                                                     (In thousands)
                                                                        March 31,
                                        -------------------------------------------------------------------------
                                                 1993                     1992                     1991
                                        -----------------------  -----------------------  -----------------------
                                        Book Value   % of Total  Book Value   % of Total  Book Value   % of Total
                                        ----------   ----------  ----------   ----------  ----------   ----------
Federal Funds Sold .................      $ 6,100       21.17%     $ 6,000       17.42%     $ 4,735       14.43%

Investment Securities:
 U.S. Govt & Agency securities .....       18,192       63.13       23,913       69.44       23,548       71.78
 Other .............................           32        0.11           32        0.09           32        0.10
                                          -------      ------      -------      ------      -------      ------
  Sub-total ........................       24,324       84.41       29,945       86.95       28,315       86.31
 FHLBNY stock ......................        4,493       15.59        4,493       13.05        4,493       13.69
                                          -------      ------      -------      ------      -------      ------
Total Federal Funds Sold, Investment
 Securities and FHLBNY stock .......      $28,817      100.00%     $34,438      100.00%     $32,808      100.00%
                                          =======      ======      =======      ======      =======      ======


Sources of Funds

     General. Deposit accounts have traditionally been the principal source of Statewide's funds for use in lending and for other general business purposes. In addition to deposits, Statewide's available sources of funds are loan and mortgage-backed security repayments, cash flows generated from operations including interest payments on loans and investment securities and fees, and FHLBNY advances.

     Deposits. Statewide attracts both short-term and long-term deposits from the general public by offering a wide assortment of accounts and rates. Statewide offers passbook accounts, checking accounts, N.O.W. accounts, money market accounts, fixed interest rate certificates of deposit with varying maturities and individual retirement accounts ("IRA's"). In recent years, Statewide has de-emphasized the reliance on certificates of deposit and has attempted to increase the relative volume of core deposits, which it considers to be of passbook, checking, N.O.W. and money market accounts. Management believes that core deposits are a much more stable source of funds and are less sensitive to changes in the market level of interest rates. The percentage of average certificates of deposits to average total deposits was 47.2%, 53.4% and 59.3% for the years ending March 31, 1993, 1992 and 1991, respectively.

     Maturity terms, service fees and withdrawal penalties are established by Statewide on a periodic basis. Rates and terms governing accounts are determined based upon funding and liquidity requirements, rates paid by competitors and federal regulations.

     The tables on the following two pages set forth the average dollar amount of deposits in the various types of savings programs, along with the weighted average effective interest rates paid for the periods indicated.



                                                  For The Nine Months Ended December 31,
                           ------------------------------------------------------------------------------
                                               1993                                    1992
                           --------------------------------------   -------------------------------------
                                              Percent   Weighted                      Percent    Weighted
                                                 of      Average                         of      Average
                               Average         Total    Effective      Average         Total    Effective
                               Balance       Deposits     Rate         Balance        Deposits     Rate
                           -------------     --------   ---------   -------------     --------  ---------
Checking Accounts ...      $   7,589,449        1.75%      .00%     $   7,536,664        1.66%      .00%
N.O.W. Accounts .....         71,808,419       16.59      3.12         69,680,392       15.37      4.05
Money Market Accounts         53,129,761       12.28      2.74         55,713,584       12.29      3.62
Passbook Accounts ...        109,897,842       25.39      2.74        104,177,143       22.98      3.57
                           -------------      ------      ----      -------------      ------      ----
Total Core Deposits .      $ 242,425,471       56.02%     2.77%     $ 237,107,784       52.31%     3.61%

Certificate Accounts
 31 Day .............             42,200         .01%      .69%           214,635         .05%     3.63%
 91 Day .............          7,319,059        1.69      3.04          7,706,925        1.70      3.79
 6 Mo ...............         66,556,947       15.38      3.20         76,843,351       16.95      4.21
 7-9 Mo .............          9,281,795        2.14      3.23         12,272,670        2.71      4.28
 12 Mo ..............         51,086,853       11.80      3.72         62,087,439       13.70      5.11
 18 Mo ..............          2,176,133         .50      3.95          2,434,809         .54      5.88
 24 Mo ..............         13,786,654        3.19      4.97          8,857,133        1.95      6.14
 30 Mo ..............          6,797,938        1.57      5.30          8,738,908        1.93      7.22
 48 Mo ..............          2,784,491         .64      6.79            780,743         .17      7.78
 72 Mo ..............            645,066         .15      7.00            109,225         .02      8.20
 96 Mo ..............            590,580         .14      8.35            473,282         .10      8.35
 36-60 Mo ...........          3,139,550         .73      5.58          3,514,177         .78      7.34
 Fixed Rate IRA .....         20,838,093        4.82      5.51         16,870,096        3.72      6.61
 Variable Rate IRA ..          4,432,933        1.02      3.50         14,614,987        3.22      5.48
 Passbook Rate IRA ..            864,375         .20      2.74            640,609         .14      3.66
                           -------------      ------      ----      -------------      ------      ----
Total Certificates ..        190,342,664       43.98%     3.93%       216,158,990       47.69%     5.03%
                           -------------      ------      ----      -------------      ------      ----
Total Deposits ......      $ 432,768,135      100.00%     3.28%     $ 453,266,774      100.00%     4.28%
                           =============      ======      ====      =============      ======      ====




                                                        For The Year Ended March 31,
                        -------------------------------------------------------------------------------------------
                                      1993                         1992                            1991
                        ------------------------------ ---------------------------- -------------------------------
                                      Percent Weighted              Percent Weighted              Percent Weighted
                                        Of     Average                Of     Average                Of     Average
                           Average     Total  Effective  Average     Total  Effective  Average     Total  Effective
                           Balance   Deposits   Rate     Balance   Deposits   Rate     Balance   Deposits   Rate
                        ------------ -------- ------- ------------ --------  ------ ------------ -------- ---------
Checking Accounts ...   $  7,680,359    1.71%  0.00%  $  6,213,093    1.36%  0.00%  $  5,409,146    1.16%  0.00%
N.O.W. Accounts .....     69,840,110   15.52   3.90     56,331,922   12.29   5.91     34,866,359    7.48   7.14
Money Market Accounts     55,531,697   12.34   3.48     55,548,807   12.12   5.16     56,989,912   12.22   6.01
Passbook Accounts ...    104,767,161   23.27   3.44     95,521,914   20.84   5.11     92,336,786   19.80   5.73
                        ------------  ------   ----   ------------  ------   ----   ------------  ------   ----
Total Core Deposits .   $237,819,327   52.84%  3.47%  $213,615,736   46.61%  5.18%  $189,602,203   40.66%  5.91%

Certificate Accounts
 31 Day .............        215,524     .05%  3.51%       206,475     .05%  5.38%       209,804     .04%  5.73%
 91 Day .............      7,649,230    1.70   3.65     11,079,242    2.42   5.47     15,154,225    3.25   7.74
 6 Mo ...............     75,742,148   16.83   4.05     89,473,210   19.52   6.11     97,477,192   20.90   7.94
 7-9 Mo .............     11,891,180    2.64   4.13     17,242,331    3.76   6.34     25,767,049    5.53   8.13
 12 Mo ..............     60,049,853   13.34   4.85     71,440,807   15.59   6.95     80,218,042   17.20   8.35
 18 Mo ..............      2,373,312     .53   5.58      2,748,535     .60   7.28      2,732,419     .59   8.21
 24 Mo ..............      9,387,674    2.09   5.94      5,740,406    1.25   7.66      5,641,624    1.21   8.31
 30 Mo ..............      8,419,580    1.87   6.92      9,612,155    2.10   7.85     11,517,452    2.47   8.23
 48 Mo ..............        782,155     .17   7.78        896,069     .20   7.77        947,620     .20   7.82
 72 Mo ..............        105,312     .02   8.19        119,218     .03   7.93        185,161     .04   8.17
 96 Mo ..............        477,028     .11   8.35        443,328     .10   8.35        414,848     .09   8.36
 36-60 Mo ...........      3,751,888     .83   7.12      2,605,028     .57   8.08      2,041,067     .44   8.23
Fixed Rate IRA ......     17,487,115    3.89   6.43     12,845,794    2.80   7.16      2,678,634     .57   6.82
Variable Rate IRA ...     13,232,944    2.94   5.31     19,681,342    4.29   6.93     31,686,441    6.79   8.92
Passbook Rate IRA ...        670,320     .15   3.51        513,191     .11   5.22         54,739     .01   5.97
                        ------------  ------   ----   ------------  ------   ----   ------------  ------   ----
Total Certificates ..    212,235,263   47.16%  4.84%   244,647,131   53.39%  6.62%   276,726,317   59.34%  8.20%
                        ------------  ------   ----   ------------  ------   ----   ------------  ------   ----
Total Deposits ......   $450,054,590  100.00%  4.12%  $458,262,867  100.00%  5.95%  $466,328,520  100.00%  7.27%
                        ============  ======   ====   ============  ======   ====   ============  ======   ====


     The following table shows rate information for Statewide's certificates of deposits at the dates indicated and maturity information at December 31, 1993.


                                                                  Period to Maturity from December 31, 1993
                         At December 31,          ----------------------------------------------------------------------------
                  ----------------------------       Within           One to         Two to          Over
                      1993            1992          One Year        Two Years     Three Years     Three Years         Total
                  ------------    ------------    ------------    ------------    ------------    ------------    ------------
Certificates
  of Deposits
3.99% or less     $144,612,901    $115,750,306    $135,286,255    $  9,326,646    $          0    $          0    $144,612,901
4.00% to 4.99%      18,479,143      46,865,831       6,243,091       8,843,898       3,350,482          41,672      18,479,143
5.00% to 5.99%      11,364,586      19,361,136       4,568,977       1,499,504       4,025,986       1,270,119      11,364,586
6.00% to 6.99%       2,574,503      10,849,903       1,371,906         990,056         212,541               0       2,574,503
7.00% to 7.99%       5,751,406       9,621,628         784,009       3,901,399       1,065,998               0       5,751,406
8.00% to 8.99%         617,181         766,525         155,199         447,429          14,553               0         617,181
                  ------------    ------------    ------------    ------------    ------------    ------------    ------------
 Total .......    $183,399,720    $203,215,329    $148,409,437    $ 25,008,932    $  8,669,560    $  1,311,791    $183,399,720
                  ============    ============    ============    ============    ============    ============    ============


     The following table shows rate information for Statewide's certificates of deposits at the dates indicated and maturity information at March 31, 1993.

                                                                           Period to Maturity from December 31, 1993
                              At March 31,                --------------------------------------------------------------------
                ----------------------------------------     Within         One to      Two to         Over
                    1993          1992           1991       One Year      Two Years   Three Years   Three Years      Total
                ------------  ------------  ------------  ------------  ------------  ------------  ------------  ------------
Certificates
 of Deposits
3.99% or less   $152,794,397  $          0  $          0  $150,121,273  $  2,673,124  $          0  $          0  $152,794,397
4.00% to 4.99%    14,902,944    94,427,222             0       737,142    10,476,576     3,540,224       148,002    14,902,944
5.00% to 5.99%    14,604,298    76,241,070     1,874,000     6,366,092     2,890,588     1,378,713     3,968,905    14,604,298
6.00% to 6.99%     8,212,159    38,527,114    67,102,000     5,568,906       256,243     1,835,406       551,604     8,212,159
7.00% to 7.99%     7,178,212    19,326,405   170,417,062     2,549,839     1,953,169     1,991,312       683,892     7,178,212
8.00% to 8.99%       660,645     1,427,611    24,608,000       166,129       478,938        15,578             0       660,645
                ------------  ------------  ------------  ------------  ------------  ------------  ------------  ------------
 Total .......  $198,352,655  $229,949,422  $264,001,962  $165,509,381  $ 18,728,638  $  8,761,233  $  5,353,403  $198,352,655
                ============  ============  ============  ============  ============  ============  ============  ============

     The following   table sets  forth the  maturity   dates of  Statewide's
certificates of deposit and other deposits of $100,000 or more:


                                                      Amount
                                                      ------
                    Maturity Period               (In Thousands)
                    ---------------
                   Three Months or Less ........      $21,410
                   Three Through Six Months ....        1,672
                   Six Through Twelve Months ...        2,028
                   Over Twelve Months ..........        1,800
                                                      -------
                     Total .....................      $26,910
                                                      =======


     Borrowings. Statewide's principal source of borrowings in past years has been advances from the FHLBNY. Statewide has utilized these advances when available loan and investment yields significantly exceeded the cost of borrowings and as an interest rate risk management tool when the cost of longer term advances is significantly lower than the rates required to attract longer term certificates of deposit.

     The following table sets forth the maximum month-end balance and average balance of FHLBNY advances for the periods indicated:


                                For the Nine Months Ended
                                       December 31,                    For the Year Ended March 31,
                               ---------------------------     -------------------------------------------
                                  1993             1992            1993            1992            1991
                               -----------     -----------     -----------     -----------     -----------
MAXIMUM BALANCE:
 FHLBNY Advances ............  $48,966,666     $55,216,666     $55,216,666     $52,149,999     $65,329,981
AVERAGE BALANCE:
 FHLBNY Advances ............   39,148,348      47,677,058      48,729,166      45,154,166      46,912,499
 Weighted average interest
  rate of FHLBNY Advances ...         7.41%           7.18%           6.16%           7.50%           8.84%


     The following table sets forth certain information as to FHLBNY advances at the dates indicated:



                                           At December 31,                              At March 31,
                                    -----------------------------      ----------------------------------------------
                                       1993              1992             1993              1992             1991
                                    -----------       -----------      -----------       -----------      -----------
FHLBNY Advances .................   $39,366,666       $51,666,666      $45,091,666       $43,391,666      $49,191,666
Weighted average interest
 rate of FHLBNY Advances ........         7.41%             7.18%            7.64%             8.23%            8.69%


Competition

     Statewide faces  substantial   competition in  attracting   deposits and
creditworthy borrowers from other savings institutions, commercial banks, money market and mutual funds, credit unions and other investment vehicles. The ability of Statewide to attract and retain deposits depends on its ability to provide an investment opportunity that satisfies the requirements of investors as to a rate of return, liquidity, risk and other factors. Competition for depositors funds and for creditworthy loan customers in Statewide's Northern New Jersey market area is intense and involves local institutions as well as large New York City institutions.

Properties

     Statewide conducts its business through 13 branch offices, including its home office at 70 Sip Avenue, Jersey City, New Jersey.

Legal Proceedings

     Statewide is involved from time to time as a party to legal proceedings occurring in the ordinary course of its business. Statewide believes that none of these proceedings would, if adversely determined, have a material effect on Statewide's consolidated financial condition or results of operations.

Employees


     At December 31, 1993, Statewide had a total of 149 full-time employees and 43 part-time employees. None of Statewide's employees are represented by a collective bargaining unit. Management considers its employee relations to be good.



Subsidiary Activities


     As of December 31, 1993, Statewide was the 100% owner of the following subsidiaries:

     Statewide Financial Services, Inc. Statewide Financial Services, Inc. holds a New Jersey corporate insurance license. Statewide sells tax-deferred annuity investment products and term life insurance to its customers through Statewide Financial Services, Inc. During the fiscal years ended March 31, 1993 and March 31, 1992, Statewide Financial Services, Inc. earned $456,120 and $187,749 in commission income, respectively. During the nine months ended December 31, 1993
and December  31,  1992,   commission earnings  were  $312,956  and  $292,951,
respectively.

     Seventy Sip Corp. Seventy Sip Corp. is a joint venture partner in a residential real estate development project located in Little Egg Harbor, New Jersey. Due to a decrease in sales activity, the joint venture is experiencing financial difficulty. Statewide does not intend to invest any additional funds in Seventy Sip Corp. to support the joint venture, nor is it obligated to do so. In April 1993, the construction lender to the joint venture accepted a deed to the real estate development in lieu of repayment of the construction loan. In addition, the construction lender agreed to replace letters of credit that were issued by Statewide to secure improvements that were to be made by the joint venture. These letters of credit totalled $1.8 million. As of December 31, 1993, Statewide's investment in the joint venture was zero. See "BUSINESS OF STATEWIDE--Investment Activities."

                                                                APPENDIX C
               SELECTED CONSOLIDATED FINANCIAL DATA OF WASHINGTON

     Set forth below are selected consolidated financial and other data of Washington Bancorp, Inc. ("Washington"). This financial data (other than ratios) for the five years ended December 31, 1993 are derived from the Consolidated Financial Statements of Washington. The data should be read in conjunction with the consolidated financial statements, related notes, and other financial information included in this Appendix C.

                                SELECTED CONSOLIDATED FINANCIAL DATA OF WASHINGTON

                                                                           Year Ended December 31,
                                                          ---------------------------------------------------------
                                                             1993        1992        1991       1990         1989
                                                          ---------   ---------   ---------   ---------   ---------
                                                                 (dollars in thousands, except per share data)
Operating Data:
Interest income .......................................   $  18,557   $  21,879   $  27,594   $  31,301   $  33,142
Interest expense ......................................       8,812      12,190      19,119      22,543      23,730
                                                          ---------   ---------   ---------   ---------   ---------
Net interest income ...................................       9,745       9,689       8,475       8,758       9,412
Provision for losses on loans .........................         420       1,100       1,500       2,350       6,927
                                                          ---------   ---------   ---------   ---------   ---------
Net interest income after provision for losses on loans       9,325       8,589       6,975       6,408       2,485
Other income ..........................................         949       2,290       2,569         859         585
Other expenses ........................................       8,768       8,694       9,306      10,674       7,959
                                                          ---------   ---------   ---------   ---------   ---------
Income/(loss) before income taxes, extraordinary items
 and change in accounting principle ...................       1,506       2,185         238      (3,407)     (4,889)
Income tax expense/(benefit) ..........................      (1,018)        628         552      (1,538)       (989)
                                                          ---------   ---------   ---------   ---------   ---------
Income/(loss) before extraordinary items and change
 in accounting principle ..............................       2,524       1,557        (314)     (1,869)     (3,900)
Extraordinary items ...................................        --           539      (1,034)       --          --
Change in accounting principle ........................         300        --          --          --          --
                                                          ---------   ---------   ---------   ---------   ---------
Net income/(loss) .....................................   $   2,824   $   2,096   $  (1,348)  $  (1,869)  $  (3,900)
                                                          =========   =========   =========   =========   =========

Per Share Data:
Weighted average number of common shares
 outstanding (in thousands) ...........................       2,297       2,276       2,264       2,264       2,262
Dividends per share ...................................   $    --     $    --     $    --     $    0.07   $    0.28
Income/(loss) per share:
 Income/(loss) before extraordinary item and cumulative
  effect of change in accounting principle ............   $    1.10   $    0.68   $   (0.14)  $   (0.83)  $   (1.72)
 Extraordinary items ..................................        --          0.24        (.46)       --          --
 Cumulative effect of change in accounting principle ..         .13        --          --          --          --
                                                          ---------   ---------   ---------   ---------   ---------
 Net income/(loss) per share ..........................   $    1.23   $    0.92   $   (0.60)  $   (0.83)  $   (1.72)
                                                          =========   =========   =========   =========   =========

Balance Sheet Summary:
Investment and mortgage-backed securities .............   $  92,264   $  67,576   $  56,455   $  79,904   $  57,677
Loans, net ............................................     170,185     191,501     195,508     230,557     244,714
Total assets ..........................................     282,635     285,771     293,727     337,626     351,281
Deposits ..............................................     246,043     252,623     259,021     275,327     273,383
Advances from FHLB ....................................         400        --          --        28,500      40,500
Stockholders' equity ..................................      33,541      30,469      28,216      29,215      30,830

Performance Ratios:
Return on average assets ..............................        0.99%       0.72%      (0.42%)     (0.54%)     (1.08%)
Return on average equity ..............................        8.98        7.21       (4.72)      (6.16)     (11.16)
Dividend payout .......................................        --          --          --         (8.43)     (16.54)
Average equity to average assets ......................       11.04       10.03        8.91        8.78        9.70
Net interest margin ...................................        3.58        3.55        2.80        2.65        2.69

Asset Quality Ratios:
Allowance for losses on loans to total loans, net .....        1.66%       1.45%       1.53%       1.12%       1.93%
Allowance for losses on loans to non-performing loans .       21.84       31.52       17.97       14.86       27.01
Allowance for losses on loans and REO to non-performing
 assets ...............................................       21.49       19.39       14.14       12.00       18.77
Non-performing loans to total loans, net ..............        7.61        4.60        8.51        7.52        7.14
Non-performing assets to total loans, net plus other
 real estate, net .....................................       11.30       10.66       14.03       11.83        9.96
Net charge-offs to average loans, net .................        0.19        0.66        0.47        1.89        2.07


                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion is an analysis of the financial condition and results of operations of Washington for the years ended December 31, 1993, 1992 and 1991 and should be read in conjunction with the Consolidated Financial Statements of Washington and accompanying Notes thereto, which are presented elsewhere herein.


Overview

     During 1993, Washington and Washington Savings Bank ("Washington Savings") experienced the following:

     (A) The Bankruptcy Loan. During the first quarter, a Chapter 11 bankruptcy petition was filed by the obligor of an approximately $9.0 million loan, a loan
on which   Washington   Savings   currently   has a  first   mortgage and  an
assignment-of-rents (the "Bankruptcy Loan"). On November 10, 1993, the Court dismissed the bankruptcy petition. Nevertheless, Washington did not receive any of the rental payments from April 1993 through November 1993, as the payments were made to a debtor-in-possession account and, pursuant to a Court Order, were released to the City of Philadelphia to pay a substantial portion of property tax arrearages. Rental payments were resumed to Washington in December 1993. On January 29, 1994, the Bank paid approximately $450,000 to the City of Philadelphia to resolve all remaining property tax arrearages and to pay 1994 property taxes. The amount of such payment was capitalized into the Bankruptcy Loan balance. The interest income which would have been recorded had the rental payments been received and the actual income recorded approximated $580,000 and $295,000, respectively, for the year ended December 31, 1993. Washington continues to classify the Bankruptcy Loan as a nonaccrual loan.

     Management believes that, based on an August 2, 1993 appraisal of $12.2 million, Washington has adequate collateral with respect to the Bankruptcy Loan and anticipates collection of the outstanding principal balance thereof. Washington anticipates that the Bankruptcy Loan will be renegotiated during 1994. At December 31, 1993, there was no accrued interest receivable on Washington's financial statements for the Bankruptcy Loan and approximately $264,000 of the general reserve of the allowance for losses on loans was allocated for the Bankruptcy Loan.

     The Bankruptcy Loan is secured by an approximately 450,000 square foot building which is rented to the IRS under a lease which is cancelable by the IRS upon 60 days' notice. The building is situated in northeast Philadelphia in a site with two other IRS facilities. The IRS announced in early December 1993 that this site will be converted into a customer service center with an approximate loss of 2,500 permanent and seasonal jobs. It has been reported in the press that the process of reducing the workforce at the northeast Philadelphia center will begin in 1996 and be completed in 1999. The effect, if any, of the conversion and reduction in workforce on the building securing this loan is unknown at this time.

     (B) Regulatory Restrictions Rescinded. During the third quarter, the FDIC completed its examination of Washington Savings as of August 2, 1993. As a result of that examination, the FDIC and the Banking Department rescinded the Memorandum of Understanding which Washington Savings had signed on December 22, 1992 with the FDIC and the Banking Department in connection with their examination as of July 13, 1992.

     Subsequently, the FRB completed an off-site analysis of Washington. As a result of that analysis, in January 1994, the FRB rescinded the Memorandum of Understanding, which Washington had signed on August 13, 1991 with the FRB in connection with its examination as of December 31, 1990.

     (C) Prepayment. During the fourth quarter, a first mortgage of $7.0 million and a revolving line of credit of $1.4 million to one borrower were prepaid (the "Prepaid Loan"). These performing loans, which had a weighted average yield of 9.8%, had collectively been Washington's second largest loan concentration and had been one of two loan concentrations, the other being the Bankruptcy Loan, with a concentration greater than 10% of stockholders' equity.

Net Income

     Net income for the year ended December 31, 1993 was $2.8 million, or $1.23 per share, as compared with net income of $2.1 million, or $0.92 per share, for the year ended December 31, 1992. Income before extraordinary item and change in accounting principle for the year ended December 31, 1993 was $2.5 million, or $1.10 per share, as compared with income before extraordinary item and change in accounting principle of $1.6 million, or $.68 per share, for the year ended December 31, 1992. Included in 1993 net income is $300,000, or $0.13 per share, due to the cumulative effect of a change in accounting for income taxes. During 1992, an extraordinary credit in the amount of $539,000, or $.24 per share, was recorded to utilize net operating loss carryforwards. There were no extraordinary items in 1993.

     A comparison between the two most recent years' net income, and income before extraordinary items and cumulative effect of change in accounting principle, is significantly affected by income tax matters. In 1993, an income tax benefit of $1.0 million was recorded as a result of a $809,000 reduction in the deferred tax asset valuation allowance (to a zero balance) and an income tax refund of $747,000, offset by current taxes of approximately $538,000. In 1992, income tax expense of $628,000 was a result of current taxes.

     Excluding the above items, income before income taxes, extraordinary items, and cumulative effect of change in accounting principle decreased to $1.5 million for the year ended December 31, 1993 from $2.2 million for the year ended December 31, 1992. The decrease of approximately $700,000 was primarily the result of a decrease in net security gains of $1.6 million; an increase in REO expense (net) of $286,000; and a decrease in gains on sale of loans of $40,000. These items were partially offset by a decrease in the provision for losses on loans of $680,000; a decrease of $214,000 in occupancy and equipment expense; a $187,000 gain on sale of a bank building in 1993; interest income of $136,000 on the aforementioned income tax refund; and an increase in net interest income of $57,000. For a more detailed discussion of each such item, see "Results of Operations--1993 Compared to 1992."


Securities Portfolio

     Two main objectives of the securities portfolio is to maintain a high standard of quality and liquidity. Quality is dictated by the investment policy which permits, but is not limited to, investment in Federal funds sold, U.S. Treasury securities, U.S. government agency securities, corporate bonds and notes with a minimum rating of AA, commercial paper, bankers acceptances and certain mortgage-backed securities. Except for the required investment in equity securities of the Federal Home Loan Bank of New York (the "FHLB"), investment in equity securities is not permitted by the investment policy. The liquidity objective is to maintain sufficient liquidity for deposit withdrawals, loan demand and operating expenses.

     During 1993, the Financial Accounting Standards Board (the "FASB") issued and Washington adopted Statement of Financial Accounting Standards No. 115:
"Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115").
SFAS  115  requires   entities to  classify their  securities into  either a
held-to-maturity,  available-for-sale or trading category. Most of Washington's
securities are  classified as   available-for-sale   securities because  such
securities may be sold prior to maturity for various reasons, even though management currently does not intend to sell such securities. Available-for-sale securities are accounted for at fair value with fair value changes reported as a separate component of stockholders' equity, net of applicable taxes. The cumulative effect of the change in accounting principle as of the end of fiscal year 1993 was to increase the carrying value of securities by $286,000, decrease the net deferred tax asset by $100,000 and increase stockholders' equity by $186,000.

     Below are the combined carrying values of securities available-for-sale and held-to-maturity at year-end for the last three years:
                                                          December 31,
                                               ---------------------------------
                                                 1993         1992         1991
                                               -------      -------      -------
                                                    (Dollars in thousands)

Short-term securities:
 Federal funds sold .....................      $ 1,900      $ 3,000      $18,300
                                               -------      -------      -------
Investment securities:
 U.S. Treasury ..........................       65,368       19,090       52,786
 U.S. Government agencies ...............          505        5,611         --
 Corporate bonds and notes ..............        4,139       24,841         --
 Other securities .......................        1,577        9,188         --
                                               -------      -------      -------
  Total investment securities ...........       71,589       58,730       52,786
                                               -------      -------      -------
Mortgage-backed securities ..............       18,964        7,213        1,517
                                               -------      -------      -------
  Total securities portfolio ............      $92,453      $68,943      $72,603
                                               =======      =======      =======

     At December 31, 1993 and 1991, there were no securities to any one issuer (other than the Federal government) which exceeded 10% of stockholders' equity. At December 31, 1992, aggregate securities totalling $4.2 million with General Electric Corporation and $3.6 million with IBM Credit Corporation were the only securities to any one issuer (other than the Federal government) which exceeded 10% of stockholders' equity. Reference is made to footnote 3 of the Notes to Consolidated Financial Statements for information concerning market values, gross unrealized gains and losses, and weighted average yields of investment and mortgage-backed securities.

     Short-term securities. Short-term securities are comprised solely of overnight Federal funds sold. Federal funds sold averaged $6 million, $12 million and $7 million in 1993, 1992 and 1991, respectively, while year end balances were $1.9 million, $3.0 million and $18.3 million, respectively. The average amount of Federal funds sold for 1992 was higher than comparable years because Washington Savings had excess funds from the sale of U.S.

Treasury securities which were invested in overnight Federal funds sold until certain callable securities were available. The large Federal funds position at year end 1991 was due to sales of performing loans during the last week of 1991.

     Investment   securities.   Investment securities (including securities
available for sale) were $71.6 million at December 31, 1993 as compared to $58.7 million at December 31, 1992, and averaged $54.3 million in 1993 as compared to $53.0 million in 1992. The 1993 year end balance is significantly higher than the comparable 1992 balance because funds from the Prepaid Loan were placed in investment securities. The 1993 average balance is only slightly more than the comparable 1992 average balance because the Prepaid Loan was prepaid in the fourth quarter of 1993. As of December 31, 1992, 75% of U.S. Government agencies and corporate bonds and notes had call dates at various times during 1993 and 1994. As anticipated, $18.8 million of such investment securities were called during 1993. In addition, there were $12.6 million of sales and $17.0 million of maturities. A portion of the proceeds from such calls, sales, and maturities were used to purchase $62.6 million of investment securities with a weighted average yield of 4.28% and a weighted average maturity of 3.1 years. The majority of the purchases were U.S. Treasury securities. At December 31, 1993, there were $5.6 million of securities with 1994 call dates.

     Mortgage-Backed    Securities.    Mortgage-backed   securities   (including
securities available for sale) were $19.0 million at December 31, 1993 as compared to $7.2 million at December 31, 1992, and averaged $18.9 million in 1993 as compared to $2.6 million in 1992. The increases in both the 1993 year-end balance and 1993 average balance were due to a change in investment strategy. Proceeds from loan payoffs and investment security maturities and calls were used to purchase mortgage-backed securities of $23.2 million during 1993. At the time of purchase, these securities had an estimated weighted average life of approximately 2.9 years and a weighted average yield to average life of 6.05%. However, due to declining interest rates during 1993, prepayments
on the  mortgage-backed   securities   portfolio occurred  more rapidly  than
originally anticipated, resulting in increased premium amortization of $227,000 during 1993. The effect of increasing premium amortization was to decrease the weighted average yield on the mortgage-backed portfolio 120 basis points to 4.85% for 1993.


Loans; Nonperforming Assets; REO; and Allowance for Losses on Loans and REO

     Loans. Total loans (including loans held for sale) were $174.0 million at December 31, 1993 as compared to $195.4 million at December 31, 1992, and averaged $189.2 million in 1993 as compared to $201.8 million in 1992. The primary reasons for the decrease in loans was the prepayment of the Prepaid Loan and the sale of $8.7 million of one-to-four family performing mortgage loans. As of December 31, 1993, there were approximately $4.9 million of loans classified as held for sale as compared to $9.0 million at December 31, 1992. The primary market area for lending encompasses Hudson and Bergen counties, New Jersey.

     Below are the year-end balances and percentages of year-end total loans, excluding loans held for sale, for the most recent five years:

                                                                 December 31,
                       -----------------------------------------------------------------------------------------------------
                               1993                1992                1991                1990                  1989
                       -----------------   -----------------   -----------------   -------------------   -------------------
                        Amount   Percent    Amount   Percent    Amount   Percent    Amount    Percent     Amount    Percent
                       --------  -------   --------  -------   --------  -------   --------   -------    --------   -------
                                                            (Dollars in thousands)
Real estate:
 1-4 family ........   $109,211    64.58%  $125,858    67.51%  $135,133    67.64%  $162,612    69.22%  $166,823      66.37%
 Multifamily/
  commercial .......     53,860    31.85     52,743    28.29     55,940    28.00     58,993    25.11     58,561      23.30
 Construction ......      3,283     1.95      2,533     1.36      1,449     0.73      2,192     0.93      3,530       1.41
                       --------   ------   --------   ------   --------   ------   --------   ------   --------     ------
TOTAL REAL ESTATE
 LOANS .............    166,354    98.38    181,134    97.16    192,522    96.37    223,797    95.26    228,914      91.08
Commercial/financial      1,422     0.84      3,552     1.91      4,081     2.04      5,275     2.25     11,539       4.59
Consumer and other
 loans .............      1,322     0.78      1,731     0.93      3,176     1.59      5,859     2.49     10,894       4.33
                       --------   ------   --------   ------   --------   ------   --------   ------   --------     ------
TOTAL LOANS ........    169,098   100.00%   186,417   100.00%   199,779   100.00%   234,931   100.00%   251,347     100.00%
                       ========   ======   ========   ======   ========   ======   ========   ======   ========     ======
Less: Allowance for
 losses on loans,
 deferred loan fees
 and unearned
 income ............      3,765               3,916               4,271               4,374               6,633
                       --------            --------            --------            --------            --------
NET LOANS ..........   $165,333            $182,501            $195,508            $230,557            $244,714
                       ========            ========            ========            ========            ========

     One-to-Four    Family   Mortgage    Loans--Conventional    mortgage   loans
collateralized by mortgages on one-to-four family residences are obtained primarily from existing customers, mortgage brokers, and referrals by real estate brokers and local attorneys. Washington offers fixed rate loans and adjustable rate mortgage ("ARM") loans, the interest rates on which adjust generally based on half-year, 1 year and 3 year Treasury indices. During 1993, Washington originated approximately $11.4 million of one-to-four family loans, sold or identified for sale $9.5 million, transferred to REO $1.5 million, incurred charge offs of $0.3 million and received principal payments of $16.8 million.

     Of the one-to-four family loans, 82.2% and 88.1% were ARM loans at December 31, 1993 and 1992, respectively. ARM loans generally have annual interest rate adjustment limitations of 1% to 2% and a lifetime interest rate adjustment limitation of 6%. These limitations, based on the initial rate, limit the interest rate sensitivity of such loans during a period of rapidly changing interest rates. The interest rate adjustments of ARM loans may increase the likelihood of refinances during periods of substantial declining interest rates and increase the likelihood of delinquencies during periods of substantial rising interest rates.

     Multi-family/Commercial Real Estate Loans--The mortgage loan portfolio includes mortgage loans collateralized by multi-family, mixed-use and commercial real property. The multi-family real property serving as collateral for these loans consists primarily of residential buildings with ten or fewer residential units, as well as buildings with four or fewer residential units where at least one of the units is used for commercial purposes. During 1993, Washington
originated   $11.6  million of   multi-family/commercial   real estate  loans,
transferred to REO $1.9 million, charged off $0.2 million and received principal payments of $8.3 million, the largest of which was the $7.0 million first mortgage relating to the Prepaid Loan.

     As of December 31, 1993, there were seven commercial real property loans greater than $1 million, which loans approximated $20.2 million, or 37.5%, of the multi-family/commercial real estate portfolio. The largest of these loans is the Bankruptcy Loan. The remaining six loans are performing. Refer to the "Overview" section for a discussion of the Bankruptcy Loan.

     Certain of the multi-family/commercial mortgage loans are "balloon" loans, which are amortized over significantly longer periods than their term to maturity. These loans involve a greater risk to Washington because the principal amount may not be significantly reduced prior to maturity. Moreover, upon maturity, changes in the financial condition of the borrower may affect the ability of the borrower to repay the loan. At December 31, 1993 and 1992, the multi-family/commercial mortgage loan portfolio included $29.4 million and $17.9
million    of    "balloon"    loans,    comprising    54.6%    and    34.0%   of
multi-family/commercial loans, and comprising 17.4% and 9.6% of total loans (excluding loans held for sale), respectively.


     Construction Loans--Washington has granted construction loans primarily for the purpose of rehabilitating multi-family/commercial dwellings. Such loans are generally one year, floating-rate loans. During 1993, Washington originated $3.5 million of construction loans, transferred to REO $0.3 million and refinanced $2.4 million into first mortgages. The amount of undisbursed construction funds was $0.9 million as of December 31, 1993 and $0.2 million as of the prior year-end.


     Commercial/Financial Loans--At year end 1993, the commercial/financial loan portfolio consisted primarily of two revolving lines of credit to one borrower whose collective balance was $1.2 million. These lines of credit are used for real estate development and are collateralized by various properties with an aggregate loan-to-value ratio of less than than 50%. Washington has discontinued making commercial and financial loans except to honor existing revolving lines of credit to such borrower.


     During 1993, Washington honored $1.1 million of drawdowns against existing lines of credit to performing loan borrowers, transferred to REO $0.2 million, and received principal payments of $3.1 million, the largest of which was a $1.4 million line of credit prepayment relating to the Prepaid Loan.


     Consumer and Other Loans--Washington has granted both collateralized and uncollateralized personal loans, automobile loans, loans collateralized by deposit accounts, second mortgages on principal residences and second mortgages on investment residential properties. Such second mortgages represented $0.7 million, or 53.8%, of total consumer and other loans as of December 31, 1993, as compared to $1.1 million, or 64.5%, of total consumer and other loans as of December 31, 1992. Such second mortgages generally are limited to the difference between 75% of the appraised  value of the property  and the amount of other indebtedness collateralized thereby. Generally, the current terms of second mortgage loans have maturities of 1 or 3 years with a maximum 15-year
amortization.   Upon maturity,  Washington will  either demand  repayment or renegotiate the loan. Also during 1993, a new home improvement loan product was offered to low and moderate income households and provided home improvement loans aggregating $106,000 to homeowners in Bergen County.


     During 1993, Washington granted $0.4 million of consumer and other loans, transferred to REO $0.3 million, charged-off $0.1 million and received principal payments of $0.4 million.


     Nonperforming Assets. Nonperforming assets are comprised of nonperforming loans (i.e., nonaccrual loans, loans past due over 90 days and still accruing, and troubled-debt restructurings) and REO. Reference is made to footnote 1 of the Notes to Consolidated Financial Statements for an explanation of the
accounting   policies   regarding   nonaccrual loans  and REO.   Troubled-debt
restructurings represent loans (other than loans to individuals for household, family, and other expenditures; and real estate loans secured by one-to-four
family   residential   properties)  to borrowers  who   experienced   repayment
difficulties   for which   concessions were  granted that  provide for  more
preferential terms than the current market for new debt with similar risks. Interest on loans that have been restructured is recognized according to the new terms.


     Below are year-end balances of nonperforming assets and the ratio of nonperforming assets to total assets for the most recent five years:

                                                                                   December 31,
                                                             --------------------------------------------------------
                                                               1993        1992        1991        1990        1989
                                                             --------    --------    --------    --------    --------
                                                                              (Dollars in thousands)


Nonaccrual loans ........................................    $ 12,798    $  8,599    $ 16,022    $ 17,351    $ 17,474
Troubled-debt restructurings ............................         152         207         612        --          --
Loans past due over 90 days and still accruing ..........        --          --          --          --          --
                                                             --------    --------    --------    --------    --------
Nonperforming loans .....................................      12,950       8,806      16,634      17,351      17,474
REO, net ................................................       7,078      12,998      12,563      11,294       7,674
                                                             --------    --------    --------    --------    --------
Nonperforming assets ....................................    $ 20,028    $ 21,804    $ 29,197    $ 28,645    $ 25,148
                                                             ========    ========    ========    ========    ========
Nonperforming assets to total assets ....................         7.1%        7.6%        9.9%        8.5%        7.2%
                                                             ========    ========    ========    ========    ========

     During 1993, nonperforming loans and nonaccrual loans increased 47.1% and 48.8%, respectively, primarily due to the addition of the Bankruptcy Loan to nonaccrual status. Excluding the Bankruptcy Loan, nonaccrual loans were $4.0 million as of December 31, 1993 as compared to $8.6 million as of December 31, 1992, a decrease of 53.5%. The decrease in nonperforming loans, excluding the Bankruptcy Loan, was primarily attributable to bringing current $2.9 million, transferring to REO $2.5 million, receiving repayments of $2.0 million and charging off $0.3 million, offset by additional nonperforming loans of $3.1 million. Refer to the "Overview" section for a discussion of the Bankruptcy Loan.

     With regards to the $152,000 troubled-debt restructured loan, the borrower has remained current with the restructured terms since the restructuring in 1991. At that time, the loan was $616,000; it has been reduced to $612,000 as of December 31, 1991 through payments. During 1992, the loan was partially charged-off in the amount of $285,000 based on data available to Washington. That amount may be recovered in the future if the borrower continues to remain current, although no assurances can be given that such a recovery will occur. All other declines in the loan balance are attributable to repayment of principal. Washington did not recognize any income on this loan during 1993.

     Based upon the accounting policies as more fully described in Note 1 to the Consolidated Financial Statements, there are no loans past due more than 90 days and still accruing.

     Interest on nonperforming loans which would have been recorded based upon original contract terms would have approximated $826,000, $609,000, $975,000,
$824,000  and  $222,000  for the  years  1993,   1992,  1991,  1990  and  1989,
respectively. Interest income on those loans, which was recorded only when received, amounted to $223,000, $416,000, $548,000, $536,000 and $140,000 for
the years 1993, 1992, 1991, 1990 and 1989, respectively.

   Other Real Estate Owned


     REO consists of real estate properties acquired through foreclosure or deed in lieu of foreclosure and "in-substance" foreclosures ("ISF"). ISF represent loans accounted for as foreclosed property even though Washington does not have title to the property. (For an explanation as to why a loan is classified as an ISF, refer to footnote 1 of the Notes to Consolidated Financial Statements). When all other efforts to restructure a loan have failed to produce an equitable resolution of the delinquency, the often time-consuming foreclosure process is initiated. Foreclosure is the final step in the process of realizing some value on a seriously delinquent loan. Management would prefer not to have to foreclose but in order to protect its interest this action sometimes must be taken.


     For the most part, REO is geographically concentrated in New Jersey as described in the table below:

                                                     Amount           Percentage
                                                     ------           ----------
                                                       (Dollars in thousands)

        Hudson County ..................             $4,704              66.4%
        Bergen County ..................                804              11.4
        Other Counties .................              1,570              22.2
                                                     ------             -----
        Total REO ......................             $7,078             100.0%
                                                     ======             =====


     Such geographic concentration has enabled management to develop some expertise in ascertaining property market values and establishing contact with potential purchasers. Below is the activity in REO for the last three years:

                                                         1993                         1992                        1991
                                                ----------------------      ----------------------      ----------------------
                                                 Number of                   Number of                   Number of
                                                Properties      Amount      Properties      Amount      Properties      Amount
                                                ----------      ------      ----------      ------      ----------      ------
                                                                           (Dollars in millions)

Beginning of year ........................           69          $13.0           64          $12.6           58          $11.3
Additions ................................           34            4.2           33            5.3           45            9.6
Sales ....................................          (43)          (9.1)         (28)          (4.0)         (39)          (7.1)
Provision for losses .....................           --           (1.0)          --           (0.9)          --           (1.2)
                                                    ---          -----          ---          -----          ---          -----
End of year ..............................           60          $ 7.1           69          $13.0           64          $12.6
                                                    ===          =====          ===          =====          ===          =====


     Management generally attempts to sell REO as quickly as possible, as is illustrated by the sales of REO as a percent of prior year balances. However, in most situations, the lengthy foreclosure process has hindered management from taking title to REO for at least two years. In certain other cases, management has decided to hold collateral until it is more marketable. In such instances, management may seek to enhance the value of such properties through various
means,   including capital  improvements,   tax appeals,  and procurement  of
development approvals. Of the properties that were in REO as of December 31, 1992, 33 were still in REO as of December 31, 1993 and had a carrying value of $4.2 million as of year-end 1993. Of such 33 properties, the titles to 15 properties aggregating $1.6 million have still not been obtained, primarily due to the lengthy foreclosure process.

     The dollar distribution of REO properties, as of December 31, 1993, is as follows:

                                                            Number of
                                                           Properties       Amount     Average Balance
                                                           ----------    -----------   ---------------
Greater than $500,000 ..................................         1       $ 1,500,000     $ 1,500,000
Greater than $250,000 and less than or equal to $500,000         2           900,000         450,000
Greater than $100,000 and less than or equal to $250,000        21         3,278,000         156,000
Greater than $50,000 and less than or equal to $100,000          9           702,000          78,000
Greater than $0 and less than or equal to $50,000 ......        21           698,000          33,000
Equal to $0 ............................................         6                --              --
                                                                --       -----------     -----------
  Total ................................................        60       $ 7,078,000     $   118,000
                                                                ==       ===========     ===========


     The largest REO property is a six-story 128,000 square foot commercial use building located in Jersey City, New Jersey. The carrying value of $1.5 million at December 31, 1993 represented 21.1% of REO, net at December 31, 1993. For the year ended December 31, 1993, this property incurred carrying costs (net of rental income) of $101,000, while being approximately 70% rented.

   Allowance for Losses on Loans and Allowance for Losses on REO

     The following table presents, for the past five years, information demonstrating the relationship among the allowance for losses on loans, the provision for losses on loans, charge-offs, recoveries, and total and average loans outstanding.

                                                                     December 31,
                                                 ----------------------------------------------------
                                                   1993       1992       1991       1990       1989
                                                 --------   --------   --------   --------   --------
                                                                 (Dollars in thousands)

Allowance, beginning of year .................   $  2,776   $  2,989   $  2,579   $  4,720   $  3,782
                                                 --------   --------   --------   --------   --------
Loans charged-off:
 Real estate .................................        524        932        719      1,525      2,503
 Commercial ..................................         26        325        194      1,434      2,123
 Consumer ....................................         79        313        418      1,880      1,420
                                                 --------   --------   --------   --------   --------
 Total loans charged-off .....................        629      1,570      1,331      4,839      6,046
                                                 --------   --------   --------   --------   --------
Recoveries on loans:
 Real estate .................................        124         97         32        105          1
 Commercial ..................................         81         67        165         77          6
 Consumer ....................................         56         93         44        166         51
                                                 --------   --------   --------   --------   --------
 Total recoveries ............................        261        257        241        348         58
                                                 --------   --------   --------   --------   --------
Net loans charged-off ........................        368      1,313      1,090      4,491      5,988
                                                 --------   --------   --------   --------   --------
Provision for losses on loans ................        420      1,100      1,500      2,350      6,926
                                                 --------   --------   --------   --------   --------
Allowance, end of year .......................   $  2,828   $  2,776   $  2,989   $  2,579   $  4,720
                                                 ========   ========   ========   ========   ========
Total loans outstanding ......................   $169,098   $186,417   $199,779   $234,931   $251,347
                                                 ========   ========   ========   ========   ========
Average loans outstanding during the year ....   $189,233   $201,829   $236,267   $240,008   $294,046
                                                 ========   ========   ========   ========   ========
Net loans charged-off as a percent of
 average loans outstanding ...................       0.19%      0.65%      0.46%      1.87%      2.04%
                                                 ========   ========   ========   ========   ========
Allowance for losses on loans as a percent of:
 total loans outstanding .....................       1.67%      1.49%      1.50%      1.10%      1.88%
                                                 ========   ========   ========   ========   ========
 total nonperforming loans outstanding .......      21.84%     31.52%     17.97%     14.86%     27.01%
                                                 ========   ========   ========   ========   ========

     The 62% reduction in the provision for losses on loans for 1993 reflects a 53% decrease in nonaccrual loans (excluding the Bankruptcy Loan, the principal of which is perceived by management to be adequately collateralized) to $4.0 million; a 6.2% reduction in average loan balances, of which one was the Prepaid Loan; and a decrease in the ratio of net loans charged-off as a percentage of average loans outstanding to 0.19% in 1993 from 0.65% in 1992.

     Asset quality and adequacy of the allowance for losses is monitored on a periodic basis. Additions to the allowance for losses on loans are made through charges against earnings (the provision for losses on loans) and recoveries on previously charged-off loans; the allowance is reduced when loans are determined to be uncollectible and are charged-off. In establishing the amount of the allowance (and hence the amount of the provision) for losses on loans, management establishes percentage allocations with respect to the performing loan portfolio and classified loans. In addition, specific allocations are made for classified loans. In determining percentage allocations for the performing loan portfolio and classified loans, management considers prevailing and anticipated economic conditions, past and anticipated loss experience, the diversification and size of the portfolio, off-balance sheet risks, and the nature and level of nonperforming assets. In analyzing classified loans, management considers the financial status and credit history of the borrower, the value of collateral, the sufficiency of loan documentation, analyses of bank
regulators,   and other  factors   considered   relevant by  management on  a
loan-by-loan basis.

     The entire allowance for losses on loans is available to absorb potential losses from all loans. At the same time, the allowance may be allocated to specific loans or loan categories. For purposes of complying with Securities and Exchange Commission disclosure requirements, the table below presents an allocation of the entire allowance for losses on loans for the past five years. The allocation of the allowance for losses on loans should neither be interpreted as an indication of future charge-offs, nor as an indication that charge-offs in future periods will necessarily occur in these amounts or in the implied proportions. See the table at the beginning of "Loans; Nonperforming Assets; REO; and Allowance for Losses on Loans and REO" for information regarding loans outstanding in each loan category.

                                                                  December 31,
                                                   ------------------------------------------
                                                    1993     1992     1991     1990     1989
                                                   ------   ------   ------   ------   ------
                                                             (Dollars in thousands)

Real estate:
 1-4 family ....................................   $1,485   $1,313   $  953   $1,081   $  905
 Multifamily/commercial ........................    1,287    1,286    1,324      665    1,334
 Construction ..................................       17       11        4        5       35
                                                   ------   ------   ------   ------   ------
 Total allowance for losses on real estate loans    2,789    2,610    2,281    1,751    2,274
 Commercial/financial ..........................       21      110      458      447    1,219
 Consumer and other loans ......................       18       56      250      381    1,227
                                                   ------   ------   ------   ------   ------
 Total allowance for losses on loans ...........   $2,828   $2,776   $2,989   $2,579   $4,720
                                                   ======   ======   ======   ======   ======

     The following table presents, for the past five years, information demonstrating the relationship among the allowance for losses on REO, the provision for losses on REO, charge-offs on REO sold, and total and average REO outstanding:

                                                                               December 31,
                                                       -------------------------------------------------------------
                                                          1993         1992         1991         1990         1989
                                                       ---------    ---------    ---------    ---------    ---------
                                                                          (Dollars in thousands)

Allowance, beginning of year ......................    $   1,802    $   1,328    $     976    $    --      $    --
Provision for losses on REO .......................        1,024          852        1,170        1,673         --
Losses charged-off on REO sold ....................         (946)        (378)        (818)        (697)        --
                                                       ---------    ---------    ---------    ---------    ---------
Allowance, end of year ............................    $   1,880    $   1,802    $   1,328    $     976    $    --
                                                       =========    =========    =========    =========    =========
Total REO outstanding .............................    $   8,958    $  14,800    $  13,891    $  12,270    $   7,674
                                                       =========    =========    =========    =========    =========
Average REO outstanding during the year ...........    $  10,689    $  14,182    $  10,147    $   9,596    $   1,910
                                                       =========    =========    =========    =========    =========
Provision for losses on REO as a percent of
 average REO outstanding ..........................         9.58%        6.01%       11.53%       17.43%         N/A
                                                       =========    =========    =========    =========    =========
Allowance for losses on REO as a percent of
 total REO outstanding ............................        20.99%       12.18%        9.56%        7.95%         N/A
                                                       =========    =========    =========    =========    =========

     The allowance for losses on REO is established through charges to operations in the form of a provision for losses on REO that is reflected (along with real estate taxes, repairs and maintenance, and insurance, net of rental income and net gains on sales of REO) in the expense caption-"REO expense, net." Factors considered in establishing the allowance for losses on REO include appraisals of the fair market value of each property and/or management's assessment of the overall real estate market for that type of property in its condition and location.

     The 1993 provision for losses on REO increased over the 1992 provision for losses on REO primarily due to reducing the carrying value on Washington's largest REO property by $100,000 in 1993. The provision for losses on REO as a percent of average REO outstanding increased to 9.58% from 6.01% due to the sale of a $3.2 million parcel of REO in early 1993. The average balance of REO in 1992 included the $3.2 million and thus lowered the provision for losses as a percent of average REO outstanding. There was no allowance established against the $3.2 million loan.

     The allowance for losses on REO as a percent of total REO outstanding increased to 20.99% in 1993 from 12.18% in 1992 partly due to the aforementioned sale of a $3.2 million parcel of REO, as well as accumulated provisions against the 33 properties aggregating $4.2 million which were included in REO as of December 31, 1993 and 1992.

     In total, during 1993, the provision for losses on loans and REO approximated $1.4 million, of which $420,000 was a provision for losses on loans and $1.0 million was a reduction in the carrying value of REO. The allowances for losses on loans and REO represented 36% of gross non-performing assets (excluding the Bankruptcy Loan) at December 31, 1993 as compared to 21% at December 31, 1992, and represented 21% of gross non-performing assets (including the Bankruptcy Loan) at December 31, 1993 and 1992.


Deposits and FHLB advances

     Washington Savings offers a broad line of deposit accounts, including, but not limited to, savings accounts, certificates of deposit ("CDs"), interest and non-interest bearing checking accounts, individual retirement accounts, holiday club accounts, business checking accounts and low-cost checking accounts. The low-cost checking accounts are offered in connection with the New Jersey Consumer Checking Account Law which recognizes the need to offer low cost checking accounts to all people. Bank policy does not permit funding by brokered certificates of deposit.

     During 1993, Washington Savings continued to reduce rates on its deposit base, reflecting market conditions. The rates on passbook savings decreased 75 basis points to 2.50% at December 31, 1993 from 3.25% at December 31, 1992, a decrease of 23%. The weighted average cost of funds for CDs at December 31, 1993 was 3.98%, as compared to 5.01% at December 31, 1992. As a result of the lower yields on interest-bearing deposits, net withdrawals of CDs were $10.7 million and total interest-bearing deposits decreased $7.2 million during 1993. The average balance of CDs decreased from $142.1 million in 1992 to $127.2 million in 1993, while the average balance of regular savings increased from $95.3 million in 1992 to $102.1 million in 1993. The migration into regular savings accounts improved net interest income since, on average, the rates on regular savings accounts were 141 basis points less than the rates on CDs.


     A maturity distribution of Washington's CDs of $100,000 and over at December 31, 1993 is presented in the following table:

                                                          December 31, 1993
                                                     --------------------------
                                                        Average
                                                       effective
                                                     Interest rate      Amount
                                                     -------------    ---------
Market-rate certificates $100,000 and over maturing:
 Three months or less ..............................     4.02%        $2,754,760
 Three months to six months ........................     3.32          1,710,739
 Six months to one year ............................     4.12          1,819,949
 One to two years ..................................     4.51            527,622
 Two to five years .................................     4.99            701,366
 Three to five years ...............................     5.05          1,113,268
                                                         ----         ----------
  Total certificates of deposit $100,000 and over ..     4.14%        $8,627,704
                                                         ====         ==========

     Washington borrowed $400,000 in long term advances from the FHLB through its Community Investment Program at a below-market interest rate of 4.88% during 1993. The funds were used to originate a below-market interest rate loan to a borrower that provides training and job placement assistance for vocationally handicapped and economically disadvantaged individuals.


Results of Operations--1993 Compared to 1992

   Net Interest Income

     Washington is principally engaged in the business of attracting deposits from the general public and investing those funds in adjustable-rate mortgage
loans and  investment securities.   Accordingly,   net interest  income  (the
difference between the income from interest-earning assets, such as loans and investments, and the cost of interest-bearing liabilities, such as deposit accounts and borrowed funds) remains a significant element in earnings.

     The Yield/Cost Analysis sets forth, for the three years ended December 31, 1993, (i) average assets, liabilities and stockholders' equity, (ii) interest
income earned  on   interest-earning   assets and  interest expense  paid on
interest-bearing liabilities, (iii) average yields earned on interest-earning assets and average rates paid on interest-bearing liabilities, (iv) the interest rate spread (i.e., the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities),
(v) the net yield on interest-earning assets (i.e., net interest income as a percentage of average interest-earning assets), and (vi) the ratio of average interest-earning assets to average interest-bearing liabilities. Yields and costs are derived by dividing the interest income and interest expense by the average balance of interest-earning assets and interest-bearing liabilities, respectively, for the years shown. As a result, the effect of including nonperforming loans in the average balances of loans outstanding is to reduce the average yield earned on loans.

                                                                     Yield/Cost Analysis

                                                                         December 31,
                                   ----------------------------------------------------------------------------------------------
                                                1993                         1992                            1991
                                   ----------------------------  -----------------------------   --------------------------------
                                             Interest   Average            Interest    Average             Interest      Average
                                   Average    Income/   Yield/   Average    Income/    Yield/    Average    Income/      Yield/
                                   Balance    Expense    Cost    Balance    Expense     Cost     Balance    Expense       Cost
                                   --------   --------   ----    -------   --------   -------    -------   --------   -----------
                                                                    (Dollars in thousands)

Assets:
Interest-earning assets:
 Loans (1):
 Mortgage ......................   $185,046   $ 14,419   7.79%  $195,565   $ 17,548      8.97%  $227,139   $ 21,790          9.59%
 Commercial and consumer .......      4,187        363   8.67      6,264        493      7.87      9,128        826          9.05
                                   --------   --------          --------   --------             --------   --------
  Total loans ..................    189,233     14,782   7.81    201,829     18,041      8.94    236,267     22,616          9.57
Investment securities ..........     54,295      2,488   4.58     53,048      3,057      5.76     46,882      3,535          7.54
Mortgage-backed securities .....     18,899        916   4.85      2,606        193      7.41     10,438        849          8.13
Federal funds sold .............      5,958        172   2.89     12,412        381      3.07      6,813        372          5.46
Deposits due from banks ........      1,847         48   2.60      1,683         51      3.03        485         23          4.74
Federal Home Loan Bank
 stock, at cost ................      1,708        151   8.84      1,702        156      9.17      2,170        199          9.17
                                   --------   --------          --------   --------             --------   --------
Total interest-earnings assets .    271,940     18,557   6.83    273,280     21,879      8.01    303,055     27,594          9.11
                                   --------   --------   ----   --------   --------   -------   --------   --------   -----------
Noninterest-earnings assets ....     12,892                       16,481                          17,159
                                   --------                     --------                        --------
Total assets ...................   $284,832                     $289,761                        $320,214
                                   ========                     ========                        ========

Liabilities and Stockholders'
 Equity:
Interest-bearing liabilities:
 Regular savings ...............   $102,071      2,976   2.92   $ 95,305      3,764      3.95   $ 80,326      4,356          5.42
 Market-rate certificates ......    127,197      5,510   4.33    142,107      8,004      5.63    164,756     12,148          7.37
Checking and money market
 accounts ......................     11,590        308   2.66     11,517        422      3.66     11,704        645          5.51
Advances from FHLB and
 ESOP debt .....................        363         18   4.96         26          1      3.85     23,558      1,970          8.36
                                   --------   --------          --------   --------             --------   --------

Total interest-bearing
 liabilities ...................    241,221      8,812   3.65    248,955     12,191      4.90    280,344     19,119          6.82
                                   --------   --------          --------   --------             --------   --------
Noninterest-bearing liabilities:
 Other deposits (2) ............     10,844                       11,085                           8,469
 Other liabilities .............      1,332                          647                           2,859
                                   --------                     --------                        --------
  Total noninterest-
   bearing liabilities .........     12,176                       11,732                          11,328
Stockholders' equity ...........     31,435                       29,074                          28,542
                                   --------                     --------                        --------
  Total liabilities and
   stockholders' equity ........   $284,832                     $289,761                        $320,214
                                   ========                     ========                        ========
Net interest income/interest
 rate spread ...................              $  9,745   3.18%             $  9,688      3.11%             $  8,475          2.29%
                                              ========   ====              ========   =======              ========   ===========
Net interest-earnings assets/net
 yield on interest-earnings
 assets ........................   $ 30,719              3.58%   $24,325                 3.55%  $ 22,711                     2.80%
                                   ========              ====    =======              =======   ========              ===========
Ratio of interest-earning
 assets to interest-bearing
  liabilities ..................                         1.13x                           1.10x                               1.08x
                                                         ====                         =======                         ===========

- ---------------
(1) Includes nonperforming loans and loans held for sale, and excludes REO (in-substance and by deed). Also, loan fees are included in interest income.

(2) Includes regular checking and escrow accounts.

     Changes in net interest income are a result of the relative volume of interest-earning assets and interest-bearing liabilities and the rates earned and paid on them, respectively. Net interest income can also be analyzed in terms of the impact of changing rates and changing volumes. Washington's Rate/Volume Analysis reflects the extent to which changes in interest rates and
changes in  the volume  of   interest-earning   assets and   interest-bearing
liabilities have affected Washington's interest income and interest expense during the periods indicated. Changes attributable to both volume and rate have been allocated proportionately.


                                               Rate/Volume Analysis

                                                            1993 compared to 1992                  1992 compared to 1991
                                                      ---------------------------------      ---------------------------------
                                                       Increase (Decrease)                   Increase (Decrease)
                                                              Due to                               Due to
                                                      --------------------                   --------------------
                                                       Volume        Rate         Net        Volume         Rate          Net
                                                      -------      -------      -------      -------      -------      -------
                                                                               (Dollars in thousands)
Interest Income:
 Mortgage loans (1) ............................      $  (944)     $(2,185)     $(3,129)     $(3,029)     $(1,213)     $(4,242)
 Commercial and consumer loans (1) .............         (163)          33         (130)        (259)         (74)        (333)
 Investment securities .........................           72         (641)        (569)         465         (942)        (477)
 Mortgage-backed securities ....................        1,207         (484)         723         (637)         (19)        (656)
 Federal funds sold ............................         (198)         (11)        (209)         306         (297)           9
 Federal Home Loan Bank stock ..................            1           (6)          (5)         (43)        --            (43)
 Deposits due from banks .......................            5           (8)          (3)          57          (29)          28
                                                      -------      -------      -------      -------      -------      -------
  Total interest income ........................          (20)      (3,302)      (3,322)      (3,140)      (2,574)      (5,714)
                                                      -------      -------      -------      -------      -------      -------

Interest Expense:
 Regular savings ...............................          267       (1,055)        (788)         812       (1,404)        (592)
 Market rate certificates ......................         (840)      (1,654)      (2,494)      (1,670)      (2,474)      (4,144)
 Checking and money market accounts ............            3         (117)        (114)         (10)        (213)        (223)
 Advances from FHLB and ESOP debt ..............           13            4           17       (1,968)          (1)      (1,969)
                                                      -------      -------      -------      -------      -------      -------
  Total interest expense .......................         (557)      (2,822)      (3,379)      (2,836)      (4,092)      (6,928)
                                                      -------      -------      -------      -------      -------      -------

Changes in net interest income .................      $   537      $  (480)     $    57      $  (304)     $ 1,518      $ 1,214
                                                      =======      =======      =======      =======      =======      =======

- ---------------
(1) Includes nonperforming loans and loans held for sale, and excludes REO(in-substance and by-deed). Also, loan fees are included in interest income.

     Net interest income increased $57,000, or 0.60%, to $9.7 million in 1993. During 1993, net interest-earning assets increased (primarily due to a reduction in REO), yields of interest-bearing liabilities declined more rapidly than yields of interest-earning assets, and higher costing CDs migrated into lower costing passbook savings accounts. These factors were largely offset by $580,000 of foregone interest from the Bankruptcy Loan. During 1993, the interest rate spread increased slightly to 3.18% from 3.11% in 1992.

     Total interest income decreased $3.3 million, or 15.2%, during 1993, primarily due to $580,000 of foregone interest from the Bankruptcy Loan, lower yields earned on substantially all interest-earning asset categories, and a change in the mix of interest-earning assets. Average yields on Washington's two largest interest-earning assets, the mortgage loan and investment portfolios, declined 118 basis points during 1993. Such declines reflect declining market interest rates and the foregone interest on the Bankruptcy Loan. In addition, the mix of interest-earning assets negatively impacted interest income, as higher yielding assets, such as mortgage loans which earned 7.79% on average in 1993, were sold and reinvested in lower yielding assets, such as mortgage-backed
securities which  yielded  4.85%.   The average  balance of   mortgage-backed
securities increased from $2.6 million in 1992 to $18.9 million in 1993, while the average balances of mortgages loans and commercial and consumer loans decreased from $195.6 million and $6.3 million, respectively, in 1992 to $185.0 million and $4.2 million, respectively, in 1993. The average balance of mortgage-backed securities increased due to purchases which were funded by calls and maturities of investment securities and loan payoffs. The average balance of mortgage loans decreased due to sales of one-to-four family performing mortgage loans and the prepayment of the first mortgage portion of the Prepaid Loan. The decrease in the average balance of commercial and consumer loans reflects the prepayment of the line of credit portion of the Prepaid Loan and other prepayments.

     Total interest expense decreased $3.4 million, or 27.7%, in 1993 due to lower rates paid on most interest-bearing liabilities, a lower average balance of interest-bearing liabilities and a change in the liability mix. Lower rates paid were a result of the declining rate environment. On average, interest rates paid on CDs and regular savings accounts declined 130 basis points and 103 basis points, respectively. The average balance of interest-bearing liabilities decreased $7.7 million, primarily due to a decrease in the average balance of CDs of $14.9 million partially offset by an increase of $6.8 million in the average balance of regular savings accounts. Such liability mix change decreased interest expense since, on average, regular savings accounts cost 141 basis points less than CDs.


 Provision for Losses on Loans

     (Reference is made to "Loans; Nonperforming Assets; REO and Allowance for Losses on Loans and Allowance for Losses on REO" and to footnotes 1 and 4 of the Notes to Consolidated Financial Statements). A provision for losses on loans of $420,000 was recorded in 1993 as compared to $1.1 million in 1992, a decline of 62%. Such lower amount of a provision for losses on loans in 1993 versus 1992 reflects a decrease of 53% in nonaccrual loans (excluding the Bankruptcy Loan,
the   principal of  which is  perceived by   management   to be   adequately
collateralized) to $4.0 million; a 6.2% reduction in net average loan balances, of which one was the Prepaid Loan; and a decrease in the ratio of net loans charged-off as a percentage of average loans outstanding to 0.19% in 1993 from 0.65% in 1992.

     There can be no assurance that the decreasing provision trend over the last five years will continue into the future.


 Other Income

     Total other (i.e. non-interest) income decreased $1.3 million, or 58.6%, during 1993 primarily due to a decrease in gains on sales of securities of $1.6 million, partially offset by a gain on sale of a bank building of $187,000 and interest income of $136,000 on an income tax refund. The decline in gains on sale of securities was due to a decrease in sales volume of $59.6 million, to $14.6 million in 1993 versus $74.2 million in 1992.


 Other Expenses

     Total other (i.e. non-interest) expenses increased $74,000, or 0.86%, for 1993 versus 1992. The increase was due to an increase of $286,000, or 24.4%, in REO expense (net) as described in the following table and an increase of $93,000, or 15.7%, in FDIC expense due to an increase in the assessment rate. Offsetting such increases were a decrease of $213,000, or 21.1%, in occupancy expense, due primarily to recognizing costs for a branch closing which took place during 1992; a decrease of $52,000, or 1.5%, in salaries and employee benefits due to reductions in the number of employees and some employee benefits; and a decrease of $40,000, or 1.7%, in other expenses.

     The components of REO expense, net are as follows:

                                                        Year ended December 31,
                                                        -----------------------
                                                           1993          1992
                                                        --------       --------
                                                        (Dollars in thousands)

REO expense, net:
   Provision for losses ..........................       $ 1,024       $   852
   Carrying costs, net of rental income ..........           737           721
   Gain on sale, net .............................          (304)         (401)
                                                         -------       -------
   Total REO expense, net ........................       $ 1,457       $ 1,172
                                                         =======       =======

     The increase in the provision for losses on REO was primarily due to recognizing market value writedowns of $100,000 on Washington's largest REO property in 1993.


 Income Tax Expense

     On January 1, 1993, Washington adopted Statement of Financial Accounting Standards No. 109: "Accounting for Income Taxes" ("SFAS 109"), which resulted in a change in accounting principle and a cumulative benefit of $300,000, or $.13 per share. SFAS 109 requires an asset and liability approach, the objective of which is to establish deferred tax assets and liabilities for temporary differences between the financial reporting basis and the tax basis of assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled.

     During 1993, an income tax benefit of $1.0 million was recorded, reflecting an income tax refund of $747,000, a deferred tax adjustment of $809,000 in order to reduce the valuation allowance since the time of adopting SFAS 109, and a tax provision of $538,000. Excluding the income tax refund and the deferred tax adjustment, the effective tax rate was 35.7% for 1993. In 1992, income tax expense was $628,000, which was partially offset by the utilization of $539,000 of the 1991 net operating loss carryforward. The effective tax rate in 1992 was 28.7%.


Results of Operations--1992 Compared to 1991

 General

     During 1992, Washington reported a profit for the first time in five years, reporting net income of $2.1 million as compared to a net loss of $1.3 million in 1991. Results from core business operations were $500,000 (net of tax and extraordinary item), while gains from the sale of securities were $1.6 million (net of tax and extraordinary item). Much of the improvement in operations resulted from an increase in net interest income. A substantial part of the improvement in net interest income stemmed from an increase in the interest rate spread caused by the downward spiral of interest rates and the reduction in the cost of funds resulting from the prepayment of FHLB advances at the conclusion of 1991. The gain from the sales of securities was also a direct reflection of the downward spiral of interest rates, since the market value of such assets move in the opposite direction of interest rates.


 Net interest income

     Net interest income increased $1.2 million, or 14.3%, to $9.7 million in 1992. The increase from 1991 was partially due to an improvement in the interest rate spread as the cost of "borrowing" funds from depositors declined more rapidly than the decline in interest rates earned on loans to mortgage customers and partially due to a decrease in the average balance of nonperforming assets from December 31, 1991 to December 31, 1992. As a result, the interest rate spread and net yield on interest-earning assets increased from 2.29% and 2.80%, respectively, in 1991 to 3.11% and 3.55%, respectively, in 1992.

     Total interest income decreased $5.7 million, or 20.7%, during 1992 due to a reduction in the volume of most interest-earning assets, lower yields earned on substantially all interest-earning asset categories, and a change in the mix of interest-earning assets. The average balance of mortgage-backed securities, mortgage loans, and commercial and consumer loans decreased from $10.4 million, $227.1 million and $9.1 million, respectively, in 1991 to $2.6 million, $195.6 million and $6.3 million, respectively, in 1992. The average balance of mortgage-backed securities decreased due to liquidating the portfolio at the end of 1991; the average balance of mortgage loans decreased due to sales of one to four family performing mortgage loans during the fourth quarter of 1991 and during 1992; and the decrease in the average balance of commercial and consumer loans reflects the fact that Washington has virtually discontinued originating commercial and consumer loans since 1988. Average yields on the two largest earning assets, the mortgage loan and investment portfolios, declined 62 and 178 basis points, respectively, during 1992. Such declines reflected declining
market interest  rates. In  addition,  the mix  of interest-earning   assets
negatively impacted interest income as the higher yielding assets mentioned above (mortgage loans earning 8.97%, commercial and consumer loans earning 7.87%, and mortgage-backed securities earning 7.41%) were sold in 1991 and reinvested in lower yielding assets, such as investment securities yielding 5.76% and federal funds sold yielding 3.07%.

     Total interest expense decreased $6.9 million, or 36.2%, in 1992 due to lower rates paid on all interest-bearing liabilities, a lower average balance of interest-bearing liabilities and a change in the liability mix. Lower rates paid were a result of the declining rate environment. On average, interest rates paid on CDs and regular savings accounts declined 174 basis points and 147 basis points, respectively. The average balance of interest-bearing liabilities decreased $31.4 million partially due to repayments of FHLB and ESOP borrowings during 1991, which lowered the average balance $23.6 million, and secondarily, to net withdrawals of $6.7 million in other interest-bearing deposits. The total decrease in the average balance of CDs of $22.6 million was partially offset by a $15.0 million increase in the average balance of regular savings accounts, from $80.3 million in 1991 to $95.3 million in 1992. The liability mix change continued a trend that began in 1991 whereby CD withdrawals are "temporarily" placed in regular savings accounts. Such liability mix change decreased interest expense since the cost of regular savings accounts during 1992 was 10 basis points and 30 basis points less on average than a six-month and one year CD, respectively.


 Provision for Losses on Loans

     A provision for losses on loans of $1.1 million was recorded in 1992 as compared to $1.5 million in 1991, a decline of 27%. Such lower amount of a provision for losses on loans in 1992 versus 1991 reflected a decrease of $6.8 million, or 34%, in the average balance of nonaccrual loans to $13.4 million in 1992 as compared to $20.2 million in

1991. Although the 1992 provision represented an improvement over the provision for the four preceding years, the absolute dollar amount of the provision, especially when coupled with net REO expenses, continued to act as a limitation on profitability.


 Other Income

     Total other (i.e. non-interest) income decreased $279,000, or 10.9%, during 1992 due to a decrease in gains on sales of one-to-four family performing mortgage loans of $1.1 million, offset by an increase in net gains on security sales of $781,000. The lower gains on sales of one-to-four family performing mortgage loans was due to a decrease in sales volume of $24.8 million, or 61.5%, to $15.5 million in 1992 versus $40.3 million in 1991.


 Other Expenses

     Total other (i.e. non-interest) expenses decreased $612,000, or 6.6%, for 1992 versus 1991. Contributing to the improvement in other expenses were a decrease of $764,000, or 39.5%, in REO expense (net); and a $405,000, or 10.3%, decrease in salaries and employee benefits due to lower deferred compensation expense as a result of the fully funded ESOP, a decrease of 9% in full-time equivalent employees and lower costs for some employee benefit plans. Offsetting such improvements were increases in other expenses of $397,000, or 19.9%, due primarily to legal matters, consulting fees, and miscellaneous other operating expenses, and occupancy expense(net) of $141,000, or 16.2%, due primarily to recognizing costs for a branch closing which took place during the third quarter of 1992.


 Income Tax Expense

     During 1992, income tax expense of $628,000 was recorded which reflects an effective tax rate of 28.7%. The effective tax rate differed from the statutory Federal income tax rate of 34% due to a greater bad debts deduction for tax purposes than for financial reporting purposes. Partially offsetting income tax expense was the utilization of $539,000 of the 1991 net operating loss carryforward. Total income tax expense during 1991 was $552,000, primarily due to writing-off the net deferred tax asset as a result of the tax loss carryforward position.

Asset and Liability Management

     The principal objectives of asset and liability management are to manage exposure to changes in the interest rate environment, maintain adequate liquidity and sustain a strong capital base. Asset and liability management is directed by Washington's Operations Committee, whose members consist of certain members of the Board of Directors and senior management. The Asset and Liability Committee ("ALCO"), comprised of certain key officers, is a subcommittee of the Operations Committee that makes recommendations to the Operations Committee regarding the objectives described above.


 Interest Rate Sensitivity

     One of the tools that ALCO utilizes to manage exposure to changes in the interest rate environment is a static GAP analysis, which is a general indicator of the potential future effect that changing rates may have on net interest income. A static GAP analysis demonstrates, as of a particular date, the extent to which assets and liabilities will mature or reprice within a specific time frame. A financial institution is considered asset sensitive within a particular time frame if maturing and repricing assets exceed maturing and repricing liabilities during such time frame. Likewise, a financial institution is considered liability sensitive within a particular time frame if maturing and repricing liabilities exceed maturing and repricing assets during such time frame. In general, asset sensitive positions will maximize net interest income during periods of increasing interest rates and liability sensitive positions will maximize net interest income during periods of declining interest rates.

     A static GAP analysis is not a complete picture of the impact of interest rate changes on net interest income. First, changes in the general level of interest rates will not affect all categories of assets and liabilities in the same manner or at the same time. Second, a static GAP analysis represents a one-day position; variations actually occur on a daily basis as financial institutions adjust their interest sensitivity throughout the year. Third, assumptions must be made regarding the manner in which specific assets and liabilities will reprice. A goal of the current operating strategy is to have interest-bearing liabilities maturing and repricing within one year exceed interest-earning assets maturing and repricing within that period. The static cumulative one-year GAP position was a negative $34.9 million, or 12.3%, at December 31, 1993. The following Interest Sensitivity Static GAP Analysis presents the consolidated interest rate sensitivity position at December 31, 1993.

                       Interest Sensitivity GAP Analysis


                                       3 months 3 months to  6 months   1 year to 3 years to 5 years to  Over 10
                                        or less   6 months   to 1 year   3 years    5 years   10 years    years     Total
                                       --------   --------   ---------  --------   --------   ---------  --------   --------
                                                                 (Dollars in thousands )

Interest-Earning Assets (1):
Real Estate Loans (2):
  1-4 Family:
    Adjustable rate ................   $  9,710   $ 12,404   $ 45,316   $ 13,336   $  7,907   $  1,150   $   --     $ 89,823
    Fixed ..........................      1,116         39        613        248        991      2,846     14,387     20,240
  Other Real Estate:
    Adjustable rate ................      6,658      2,783      9,179      2,333      1,105      3,279      1,673     27,010
    Fixed ..........................      4,076        146      1,991      9,914      1,266      3,895     12,845     34,133
All other loans (2):
 Adjustable rate (3) ...............      1,136       --         --          152       --          134       --        1,422
 Fixed (4) .........................        637         56       --          108        246        198         77      1,322
Mortgage-backed securities (5) .....       --         --         --         --          174      2,461     16,329     18,964
Investment securities (5):
  U.S Treasury .....................       --         --         --       47,497     17,871       --         --       65,368
  U.S. Government agencies .........       --          505       --         --         --         --         --          505
  Corporate bonds and notes ........      2,709        102      1,025        303       --         --         --        4,139
  Other securities .................         22       --        1,555       --         --         --         --        1,577
Federal funds sold .................      1,900       --         --         --         --         --         --        1,900
Due from banks .....................      1,735       --         --         --         --         --         --        1,735
                                       --------   --------   --------   --------   --------   --------   --------   --------
  Total interest-earning assets ....     29,699     16,035     59,679     73,891     29,560     13,963     45,311    268,138
                                       --------   --------   --------   --------   --------   --------   --------   --------
Interest-Bearing Liabilities:
  Regular savings (6) ..............     28,121      2,341      4,682     22,630     17,167     20,289      7,804    103,034
  Market rate certificates .........     40,664     24,559     28,515     22,174      6,690       --         --      122,602
  Money market deposit accounts ....      6,700       --         --         --         --         --         --        6,700
  Checking accounts ................      4,690       --         --         --         --         --         --        4,690
                                       --------   --------   --------   --------   --------   --------   --------   --------
  Total interest-bearing liabilities     80,175     26,900     33,197     44,804     23,857     20,289      7,804    237,026
                                       --------   --------   --------   --------   --------   --------   --------   --------
Interest rate sensitivity gap
  per period (7) ...................   $(50,476)  $(10,865)  $ 26,482   $ 29,087   $  5,703   $ (6,326)  $ 37,507   $ 31,112
                                       ========   ========   ========   ========   ========   ========   ========   ========
Cumulative interest rate sensitivity
  gap (7) ..........................   $(50,476)  $(61,341)  $(34,859)  $ (5,772)  $    (69)  $ (6,395)  $ 31,112
Cumulative interest rate sensitivity
  gap as a percent of total assets .      (17.9)%    (21.7)%    (12.3)%     (2.0)%     (0.0%)     (2.3)%     11.0%
Cumulative percentage of
  Interest-sensitive assets to
  Interest-sensitive liabilities ...        37.0%      42.7%      75.1%     96.9%     100.0%      97.2%     113.1%

- ---------------
(1)  Excludes common stock of the FHLB of New York ($1,711).

(2) Includes nonperforming loans and loans held for sale, and excludes REO. If nonperforming loans were excluded, the 1 year or less cumulative GAP would have been ($37,030) or (13.1)% of total assets and the cumulative percentage of interest-sensitive assets to interest-sensitive liabilities would have been 73.0%.

(3)  Represents commercial/financial loans.

(4)  Represents consumer and other loans.

(5) Call dates, if any, are used to indicate repricing dates if it is more likely than not that the investment will be called. Includes securities available for sale.

(6) $25 million of regular savings deposits are assumed to reprice within 3 months; the remaining balance is assumed to reprice at the rate of 4% within 3 months, 4% within 3 to 6 months, 6% within 6 months to 1 year, 29% within 1 to 3 years, 22% within 3 to 5 years, 26% within 5 to 10 years, and 10% over ten years.

(7) If all regular savings were to reprice within 1 year or less, the one-year cumulative GAP as of December 31, 1993 would have been ($101,926) or (36.1)% of total assets and the cumulative percentage of interest-sensitive assets to interest-sensitive liabilities would have been 51.0%.

   Liquidity

     Liquidity is the ability to meet current cash needs in order to fund loans and deposit withdrawals, make debt payments, and cover operating expenses. The primary sources of funds are deposits, amortization, prepayments and sales of loans, maturities of investment securities, and amortization and prepayments of
mortgage-backed   securities.   While   scheduled loan  payments and  maturing
investment securities represent a relatively predictable source of funds, deposit flows and loan and mortgage-backed securities prepayments are greatly influenced by the general interest rate climate, economic conditions, and competition.

     The FDIC defines a bank's liquidity ratio as the sum of net cash, short-term investments and marketable securities divided by the sum of net deposits and short-term liabilities. Washington Savings liquidity ratio at December 31, 1993 and 1992, as calculated according to FDIC guidelines, was 38.8% and 28.8%, respectively. The amount of assets used in the liquidity ratio calculation was $96.4 million and $73.4 million as of December 31, 1993 and 1992, respectively. The increase in the liquidity ratio is due to loan prepayments, especially the Prepaid Loan, and sales of REO.

     In addition to the liquidity ratio, liquidity can also be described in terms of cash and cash equivalents. Cash and cash equivalents, which are cash on hand, amounts due from banks and Federal funds sold (generally due within one-week periods), declined $1.2 million during 1993. During 1993, operating activities provided $4.3 million and investment activities provided $829,000 in cash flow while financing activities used $6.3 million. The $4.3 million of cash provided by operating activities was primarily the result of interest income earned on loans, and an income tax refund received and interest thereon; these items were offset by interest paid on deposits, cash paid to employees and for other expenses, and loans originated for resale. The $6.3 million used in financing activities primarily funded net deposit outflows.

     As of December 31, 1993 and 1992, Washington held $1.0 million of cash and cash equivalents at the holding company level. Management does not regard the amount of such cash and cash equivalents to be significant from a liquidity perspective except in terms of a potential source of future contributions to Washington Savings.

     A line of credit in the amount of $14.3 million with the FHLB is also available to meet liquidity purposes. Such line of credit, none of which was in use at December 31, 1993, must be renewed annually.


   Capital Resources

     Under banking policies issued by the FRB and the FDIC, an adequate level of
regulatory capital  sufficient to  meet minimum  leverage,   core and  total
risk-based capital ratios must be maintained. The minimum leverage capital ratio is calculated by dividing core capital by average total assets of the most recent quarter-end. The risk-based capital ratios require assets and certain off-balance-sheet activities to be classified into categories, and specified levels of capital to be maintained for each category. The least capital is required for the category deemed to have the least risk, and the most capital is required for the category deemed to have the greatest risk. For purposes of leverage and risk-based capital guidelines, core capital (also known as Tier I capital) consists of common equity in accordance with generally accepted accounting principles ("GAAP"), excluding net unrealized gains or losses on available-for-sale securities and deferred tax assets that are dependent on projected taxable income greater than one year in the future, and total capital consists of core capital plus a portion of the allowance for losses on loans. The qualifying portion of the allowance for losses on loans approximated $1.8 million as of December 31, 1993 and $2.3 million as of December 31, 1992.

     As of December 31, 1993 and 1992, capital ratios were as follows:

                                                                                   December 31,
                                                              ---------------------------------------------------------
                                                                        1993                           1992
                                                              -------------------------      --------------------------
                                                                             Washington                      Washington
   Capital Ratios                             Required*       Washington       Savings       Washington        Savings
   --------------                             ---------       ----------     ----------      ----------      ----------
Leverage ............................            5.00%          11.70%          11.38%          10.62%          10.33%
Core risk-based .....................            6.00           23.55           22.90           16.32           15.87
Total risk-based ....................           10.00           24.81           24.16           17.58           17.12

- ---------------
* For qualification as a well-capitalized institution.

     As noted in the above table,  Washington's and Washington Savings's capital
ratios   substantially   exceed   the   minimum   capital   requirements   of a
well-capitalized institution. The increase during 1993 in the leverage ratio is due primarily to net income and, secondarily, to a lower level of assets in 1993 than in 1992. The increase in the risk-based capital ratios is due primarily to increases in U.S. Treasury and mortgage-backed securities, and decreases in loans and corporate bonds and notes.

     The FDIC and the FRB (collectively referred to as the "Regulators") have issued proposed guidelines to the risk-based capital ratios which would incorporate an interest-rate risk component. Complete implementation of the guidelines for assessing the adequacy of capital would become effective December 31, 1994. However, the Regulators have also proposed that examiners apply the guidelines on an advisory basis beginning with examinations starting after December 31, 1993. If such proposed guidelines were applied as of December 31, 1993, the revised risk-based capital ratios would still be in compliance with minimum capital requirements.

     Stockholders' equity increased from $30.5 million at December 31, 1992 to $33.5 million at December 31, 1993, reflecting net income of $2.8 million and credits resulting from recognition of deferred compensation of the Management Retention Plan and adoption of SFAS 115.



Recently Issued Accounting Standards

     In May 1993, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" ("SFAS 114"). SFAS 114 establishes criteria for accounting for loans that have been impaired. It requires that impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. Washington has not fully evaluated the effect of SFAS 114 on its financial statements. SFAS 114 is effective for fiscal years beginning after December 15, 1994. Washington plans to adopt SFAS 114 in 1995 with no prior period restatement.

     In December 1992, the FASB issued Statement of Financial Accounting Standards No. 112: "Employers' Accounting for Postemployment Benefits" ("SFAS 112"). SFAS 112, requires accrual accounting for benefits provided to former or inactive employees after employment but before retirement -- including salary continuation, disability benefits,severance pay and continuation of health care benefits. Under SFAS 112, each benefit will be accrued either over the employee's working career for benefits that vest or vary based on an employee's years of service, or as an expense at the date of the event giving rise to the benefits (e.g., at the date of disability). SFAS 112 is effective for fiscal years beginning after December 15, 1993. Earlier application is not required by the FASB. The Company plans to adopt SFAS 112 in 1994 with no prior period restatement. Management believes that the effect of adopting SFAS 112 will not be significant on the financial position or results of operations of the Company.


Impact of Inflation and Changing Prices

     The impact of inflation is reflected primarily in the increased cost of operations. Unlike most industrial companies, the primary assets and liabilities of Washington are monetary. As a result, interest rates have a more significant impact on Washington's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services.


                            BUSINESS OF WASHINGTON

General


     Washington, a Delaware business corporation, is a bank holding company whose principal subsidiary is Washington Savings, a New Jersey-chartered capital stock savings bank, headquartered in Hoboken, New Jersey, whose deposits are insured by the FDIC. The sole activity of Washington at this time is its ownership of all of the outstanding capital stock of Washington Savings. At December 31, 1993, Washington had unconsolidated total assets and stockholders' equity of $33.5 million and $33.5 million, respectively.

     Washington Savings, organized in 1857, is headquartered in Hoboken, New Jersey. Washington Savings conducts its business through three full-service banking offices and a Loan Center in Hoboken, and five other full-service banking offices located in Guttenberg, Lyndhurst, Ridgefield Park, Wallington and Weehawken, New

Jersey. At December 31, 1993, Washington Savings had total assets of $282.8 million deposits of $247.0 million, and stockholder's equity of $32.7 million.


     Washington Savings is principally engaged in the business of attracting deposits from the general public and investing those funds in adjustable-rate residential mortgage loans and investment securities.

     For information regarding Washington Savings' lending business, securities portfolio, results of operations, asset quality and financial condition, see "Management Discussion and Analysis of Washington's Financial Condition and Results of Operations."



Competition

     Washington Savings faces significant competition both in originating mortgage, consumer and other loans and in attracting deposits. Washington Savings' competition for loans comes principally from savings and loan associations, savings banks, mortgage banking companies (many of which are
subsidiaries of  major commercial  banks),   insurance   companies and  other
institutional lenders. Its most direct competition for deposits has historically come from savings and loan associations, savings banks, commercial banks, credit unions and other financial institutions. Competition may increase as a result of the continuing reduction in the restrictions on the interstate operations of financial institutions. Washington Savings faces additional competition for deposits from short-term money market funds and other corporate and government securities funds. Many of Washington Savings' competitors, whether traditional financial institutions or otherwise, have much greater financial and marketing resources than those of Washington Savings.


     Washington Savings competes for loans principally through the interest rates and loan fees it charges and the efficiency and quality of services it provides borrowers and their real estate brokers. Washington Savings competes for deposits through pricing, the offering of a variety of deposit accounts and by providing personal service.



Litigation


     In October 1991, a complaint was filed by a former officer against Washington, Washington Savings and certain directors and officers seeking unspecified damages relating to the termination of such officer's employment. Although this complaint was recently dismissed, it was dismissed without prejudice to the plaintiff's right, which was exercised, to refile the complaint by March 31, 1994.

     In April 1992, a complaint was filed against Washington and Washington Savings seeking unspecified damages and alleging violations of state securities laws, certain banking laws and state common law. In February 1994, the plaintiffs recently amended their complaints to add claims against nine individual defendants, including current and former officers and directors of Washington and Washington Savings. This lawsuit is in the discovery stage.

     Given the   uncertainties   involved in  judicial   proceedings and  the
preliminary stage of discovery in these matters, management cannot determine the precise amount of any potential loss that may arise in these matters. Accordingly, no provisions for loss, if any, that may result upon resolution of these matters has been recorded in Washington's financial statements.


     Washington Savings is also subject to other legal proceedings involving collection matters, contract claims and miscellaneous items arising in the normal course of business. It is the opinion of Washington's management that the resolution of such legal proceedings will not have a material impact on the financial statements of Washington or Washington Savings. See Note 11 of the Notes to the Consolidated Financial Statements of Washington.


Personnel


     As of December 31, 1993 Washington Savings had 108 employees, of whom 80 were full-time and 28 were part-time. The employees are not represented by a collective bargaining unit.

                                        PART II

                         INFORMATION NOT REQUIRED IN PROSPECTUS



Item 20.  Indemnification of Directors and Officers.

Certificate of Incorporation and By-Laws; New Jersey Law

     (i) Limitation of Liability of Directors and Officers. Section 14A:2-7(3) of the New Jersey Business Corporation Act permits a corporation to provide in its Certificate of Incorporation that a director or officer shall not be personally liable to the corporation or its shareholders for breach of any duty owed to the corporation or its shareholders, except that such provision shall not relieve a director or officer from liability for any breach of duty based upon an act or omission (a) in breach of such persons' duty of loyalty to the corporation or its shareholders, (b) not in good faith or involving a knowing violation of law or (c) resulting in receipt by such person of any improper personal benefit. HUBCO's Certificate of Incorporation includes limitations on the liability of officers and directors to the full extent permitted by New Jersey law.

     (ii) Indemnification of Directors, Officers, Employees and Agents.  Under
Article X of its Certificate of Incorporation, HUBCO must, to the full extent permitted by law, indemnify its directors, officers, employees and agents.
Section 14A:3-5 of the New Jersey Business Corporation Act provides that a corporation may indemnify its directors, officers, employees and agents against judgments, fines, penalties, amounts paid in settlement, and expenses, including attorney's fees, resulting from various types of legal actions or proceedings if the actions of the party being indemnified meet the standards of conduct specified therein. Determinations concerning whether or not the applicable standard of conduct has been met can be made by (a) a disinterested majority of the Board of Directors, (b) independent legal counsel, or (c) an affirmative vote of a majority of shares held by the shareholders. No indemnification is permitted to be made to or on behalf of a corporate director, officer, employee or agent if a judgment or other final adjudication adverse to such person establishes that his acts or omissions (a) were in breach of his duty of loyalty in the corporation or its shareholders, (b) were not in good faith or involved a knowing violation of law or (c) resulted in receipt by such person of an improper personal benefit.

     Insurance. HUBCO's directors and officers are insured against losses arising from any claim against them such as wrongful acts or omissions, subject to certain limitations.

Item 21.  Exhibits and Financial Statement Schedules

     Exhibits are listed by number corresponding to the Exhibit Table of Item 601 of Regulation S-K.

     Exhibits

     2(a)* Amended and Restated Agreement and Plan of Reorganization, dated as of November 23, 1993, between Statewide Savings Bank, S.L.A., HUBCO, Inc. and Hudson United Bank, as amended by Amendment No. 1 to Amended and Restated Agreement and Plan of Reorganization, dated as of February 25, 1994.


     2(b)** Amendment No. 2 to Amended and Restated Agreement and Plan of Reorganization, dated as of April 14, 1994.

     2(c)*** Agreement and Plan of Merger, dated as of November 8, 1993, between HUBCO, Inc., Hudson United Bank, Washington Bancorp, Inc. and Washington Savings Bank.

     4(a)****Indenture dated as of January 14, 1994 between HUBCO, Inc. and
             Summit Bank, as Trustee.

     4(b)** Registration Rights Agreement dated as of January 14, 1994, among HUBCO, Inc. and the Purchasers named therein.

     5** Opinion of Clapp & Eisenberg, P.C., as to the legality of the securities being registered.

     12**    Computation of Ratio of Earnings to Fixed Charges.

     23(a)   Consent of Arthur Andersen & Co.

     23(b)   Consent of Deloitte & Touche.

     23(c)   Consent of Coopers & Lybrand.

     23(d) Consent of Clapp & Eisenberg, P.C. (included in Exhibit 5 hereto).

     24 Powers of Attorney of directors of HUBCO, Inc. in favor of Kenneth T. Neilson.

     25 Form T-1, Statement of Eligibility under the Trust Indenture Act of 1939 of Summit Bank.

     99(a)   Form of Letter of Transmittal.

     99(b)** Form of Notice of Guaranteed Delivery.

     99(c)** Form of Instructions to Registered Holder and/or Book-Entry
             Transfer Facility Participant From Owner.

     99(d)** Form of Exchange Agent Agreement.
- ---------------
* Incorporated by reference from Registrant's Registration Statement (No. 33-72330) on Form S-3.

**   Previously filed

*** Incorporated by reference from Registrant's Current Report on Form 8-K dated November 8, 1993.

**** Incorporated by reference from Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1993.

Item 22. Undertakings.

     The undersigned registrant hereby undertakes:

     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (d) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be the initial bona fide offering thereof.

     (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (f) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (g) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                             SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-4 and has duly caused this registration statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Union City, State of New Jersey, on the 11th day of May, 1994.

                             HUBCO, INC.

                                         By:/s/ Kenneth T. Neilson, President
                                            ---------------------------------
                                                Kenneth T. Neilson, President
                                                and Chief Executive Officer


  Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


         Signature                              Title                           Date
         ---------                              -----                           ----
            *                         Chairman of the Board and Director    May 11, 1994
- ---------------------------------
James E. Schierloh`

/s/    Kenneth T. Neilson             President and Director                May 11, 1994
- ---------------------------------     (Chief Executive Officer)
Kenneth T. Neilson

           *                         Director                               May 11, 1994
- ---------------------------------
Robert J. Burke

           *                         Director                               May 11, 1994
- ---------------------------------
Henry G. Hugelheim

                                      Director
- --------------------------------
Harry J. Leber

            *                         Director                              May 11, 1994
- ---------------------------------
Charles F.X. Poggi

            *                         Director                              May 11, 1994
- ---------------------------------
Sister Grace Frances Strauber

            *                         Director                              May 11, 1994
- ---------------------------------
Edwin Wachtel

            *                         Assistant Treasurer (Principal        May 11, 1994
- ---------------------------------     Financial Officer and Principal
Christina L. Maier                    Accounting Officer)

*By: /s/ Kenneth T. Neilson
     ----------------------------
         KENNETH T. NEILSON
         AS ATTORNEY-IN-FACT


                                                   II-5

                                     EXHIBIT INDEX


Exhibits  Description
- --------  -----------

2(a)* Amended and Restated Agreement and Plan of Reorganization, dated as of November 23, 1993, between Statewide Savings Bank, S.L.A., HUBCO, Inc. and Hudson United Bank, as amended by Amendment No. 1 to Amended and Restated Agreement and Plan of Reorganization, dated as of February 25, 1994.

2(b)** Amendment No. 2 to Amended and Restated Agreement and Plan of Reorganization, dated as of April 14, 1994.

2(c)*** Agreement and Plan of Merger, dated as of November 8, 1993, between HUBCO, Inc., Hudson United Bank, Washington Bancorp, Inc. and Washington Savings Bank.

4(a)**** Indenture dated as of January 14, 1994 between HUBCO, Inc. and Summit Bank, as Trustee.

4(b)** Registration Rights Agreement dated as of January 14, 1994, among HUBCO, Inc. and the Purchasers named therein.

5** Opinion of Clapp & Eisenberg, P.C., as to the legality of the securities being registered.

12**      Computation of Ratio of Earnings to Fixed Charges.

23(a)     Consent of Arthur Andersen & Co.

23(b)     Consent of Deloitte & Touche.

23(c)     Consent of Coopers & Lybrand.

23(d)     Consent of Clapp & Eisenberg, P.C. (included in Exhibit 5 hereto).

24        Powers of Attorney of directors of HUBCO, Inc. in favor of Kenneth
          T. Neilson.

25 Form T-1, Statement of Eligibility under the Trust Indenture Act of 1939 of Summit Bank.

99(a)     Form of Letter of Transmittal.

99(b)**   Form of Notice of Guaranteed Delivery.

99(c)** Form of Instructions to Registered Holder and/or Book-Entry Transfer Facility Participant From Owner.

99(d)**   Form of Exchange Agent Agreement.

__________________

* Incorporated by reference from Registrant's Registration Statement (No. 33-72330) on Form S-3.
**   Previously filed
*** Incorporated by reference from Registrant's Current Report on Form 8-K dated November 8, 1993.
**** Incorporated by reference from Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1993.